Exhibit 10.5

EXECUTION VERSION

ABL CREDIT AGREEMENT

Dated as of August 4, 2017

among

HAYWARD ACQUISITION CORP.,

as Initial US Borrower,

to be merged with and into

HAYWARD INDUSTRIES, INC.,

as survivor of the Merger and US Borrower,

HAYWARD POOL PRODUCTS CANADA, INC. /
PRODUITS DE PISCINES HAYWARD CANADA, INC.,

as Canadian Borrower,

HAYWARD INTERMEDIATE, INC.,

as Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

BANK OF AMERICA, N.A.

as Administrative Agent, Issuing Bank and Swingline Lender,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, JEFFERIES FINANCE LLC,
MORGAN STANLEY SENIOR FUNDING, INC., NOMURA SECURITIES INTERNATIONAL, INC.,
PNC CAPITAL MARKETS LLC and WELLS FARGO BANK N.A.,
as Joint Lead Arrangers and Joint Bookrunners,

and

PNC BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK N.A.,
as Co-Documentation Agents

TABLE OF CONTENTS

-i-

-ii-

-iii-

SCHEDULES:
Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(d)	–	Existing Letters of Credit
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 3.19	–	Deposit Accounts and Securities Accounts
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 6.07(s)	–	Dispositions
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery
EXHIBITS:
Exhibit A-1	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Borrowing Request
Exhibit B-2 Exhibit B-3	– –	Form of Letter of Credit Request Form of Swingline Loan Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Perfection Certificate Supplement
Exhibit G	–	Form of Promissory Note
Exhibit H	–	[Reserved]
Exhibit I	–	Form of US Loan Guaranty Agreement
Exhibit J	–	Form of US Security Agreement
Exhibit K-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	–	Form of Solvency Certificate
Exhibit M	–	Form of US and Canadian Borrowing Base Certificate,
Exhibit N	–	Form of Hedge Agreement Designation Notice
Exhibit O	–	Form of ABL Intercreditor Agreement

-iv-

ABL CREDIT AGREEMENT

ABL CREDIT AGREEMENT, dated as of August 4, 2017 (this “Agreement”), by and among Hayward Acquisition Corp., a New Jersey corporation (the “Initial US Borrower”, to be merged with and into the Company (as defined below) pursuant to the Merger (as defined below), with the Company as survivor of the Merger, the “US Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), the Lenders from time to time party hereto, including Bank of America, N.A. (“Bank of America”), and Bank of America, in its capacities as administrative agent and collateral agent (the “Administrative Agent”), the Swingline Lender and the Issuing Bank, with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Jefferies Finance LLC (“Jefferies”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Nomura Securities International, Inc. (“Nomura”), PNC Capital Markets LLC and Wells Fargo Bank N.A. as joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Arrangers” and each an “Arranger”).

RECITALS

A.       Pursuant to the terms of the Merger Agreement, the Initial US Borrower, a wholly-owned direct subsidiary of Holdings, will merge (the “Merger”) with and into Hayward Industries, Inc., a New Jersey corporation (the “Company”), with the Company to be the surviving corporation of the Merger and a wholly-owned direct subsidiary of Holdings.

B.       To fund a portion of the Acquisition, the Sponsors and certain other investors (including the Co-Investors and members of management, affiliates and direct or indirect existing shareholders of the Company and its subsidiaries prior to the Merger) will, directly or indirectly (including through a Parent Company), make Cash equity contributions to Holdings or purchase equity interests of a Parent Company for Cash (or, in the case of the Co-Investors, Cash or non-cash equity contributions, including through contribution, conversion or other “rollover” of existing direct or indirect Capital Stock with respect to the Company) in respect of Qualified Capital Stock, which, in the case of Cash shall, directly or indirectly, be contributed to the US Borrower (except to the extent to be utilized by a direct or indirect parent of the US Borrower to make any payments required to consummate the Transactions) in the form of Qualified Capital Stock (such contribution, purchase, retention, rollover and/or conversion, collectively, the “Equity Contribution”), and the aggregate Equity Contribution will constitute not less than 30% of the sum of (i) (A) the aggregate gross proceeds received from the Revolving Loans borrowed under this Agreement on the Closing Date, but excluding (A) the aggregate gross proceeds received from the Revolving Loans borrowed to fund original issue discount or upfront fees in respect of the “Initial Term Loans” under the First Lien Credit Agreement and to finance working capital adjustments, the working capital needs and other general corporate purposes of the US Borrower and its subsidiaries and (B) any letter of credit issued or deemed issued hereunder, (ii) the aggregate gross proceeds received from loans borrowed under the First Lien Credit Agreement on the Closing Date, but excluding any gross proceeds received from any increase in the “Initial Term Loans” to fund original issue discount or upfront fees, (iii) the aggregate gross proceeds received from the loans borrowed under the Second Lien Credit Agreement on the Closing Date, and (iv) the Equity Contribution; provided that the Sponsors’ investment on the Closing Date will constitute not less than 50.1% direct or indirect beneficial ownership in the US Borrower immediately upon consummation of the Transactions.

C.       The Initial US Borrower (i) has requested that the Lenders extend credit in the form of an asset-based Revolving Facility with Commitments in an original aggregate amount equal to $250,000,000, subject to increase as provided herein, (ii) intends to obtain term loans under the First Lien Credit Agreement in an original aggregate principal amount equal to $850,000,000, and (iii) intends to obtain term loans under the Second Lien Credit Agreement in an original aggregate principal amount equal to $285,000,000.

D.       The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01            Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“30-Day Average Availability” means, during the 30-consecutive day period immediately preceding the relevant date of calculation, the quotient, obtained by dividing (a) the sum of each day’s Availability during the 30-consecutive day period immediately preceding the relevant date of calculation by (b) thirty (30) days.

“ABL Intercreditor Agreement” means (a) the ABL Intercreditor Agreement substantially in the form of Exhibit O hereto, dated as of the Closing Date, by and among the Administrative Agent, the First Lien Agent, the Second Lien Agent and the other parties thereto from time to time and acknowledged by the US Loan Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time; (b) an intercreditor agreement substantially in the form of the ABL Intercreditor Agreement as in effect on the Closing Date with any material modifications which are reasonably acceptable to the US Borrower and the Administrative Agent and (c) if requested by the Lead Borrower, an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of Liens and Collateral proceeds on a Split Collateral Basis at the time the intercreditor agreement is proposed to be established, so long as the terms of such intercreditor agreement are reasonably satisfactory to the Administrative Agent and the Lead Borrower; provided, that (i) if required by the Administrative Agent prior to agreeing that any form (or modification) is reasonably acceptable to it, the form of any other intercreditor agreement shall be deemed acceptable to the Administrative Agent (and the Lenders) if posted to the Lenders and not objected to by the Required Lenders within five (5) Business Days thereafter, and (ii) any ABL Intercreditor Agreement shall be limited to terms governing the sharing of Liens and the relative rights and obligations of the secured parties regarding Collateral (other than Canadian Collateral) and the proceeds thereof and shall not restrict or limit any Indebtedness or the terms and conditions thereof (including any amendments and refinancings) to the extent such Indebtedness would otherwise be permitted by the Loan Documents.

“ABL Priority Collateral” means US ABL Priority Collateral and Canadian Collateral.

“ABR”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“ABR Revolving Loan” means a Revolving Loan to the US Borrower bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the UCC (and/or, with respect to any Accounts of any Canadian Loan Party, as defined in the PPSA), including all rights to payment for Inventory, merchandise and goods sold or leased, or for services rendered.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Acquired Canadian Eligible Accounts” has the meaning assigned to such term in the definition of “Canadian Borrowing Base”.

“Acquired Canadian Eligible Inventory” has the meaning assigned to such term in the definition of “Canadian Borrowing Base”.

“Acquired US Eligible Accounts” has the meaning assigned to such term in the definition of “US Borrowing Base”.

“Acquired US Eligible Inventory” has the meaning assigned to such term in the definition of “US Borrowing Base”.

“Acquisition” means (a) the acquisition of, and business combination with, the Company through the Merger and (b) the other transactions contemplated by the Merger Agreement.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Revolving Commitments” means any revolving credit commitment added pursuant to Section 2.22 or 2.23.

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure and Swingline Exposure and participation interest in Protective Advances and Overadvances, in each case, attributable to its Additional Revolving Commitments.

“Additional Revolving Facility” means any revolving credit facility added pursuant to Section 2.22 or 2.23.

“Additional Revolving Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Revolving Loans” means any Revolving Loan made hereunder pursuant to any Additional Revolving Commitments.

“Adjustment Date” means the first day of January, April, July and October of each Fiscal Year.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Account” has the meaning assigned to such term in Section 5.15(b).

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrowers or any of their respective Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, any Borrower or any of their respective Restricted Subsidiaries, threatened in writing, against or affecting Holdings, the Borrowers or any of their respective Restricted Subsidiaries or any property of Holdings, the Borrowers or any of their respective Restricted Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of Holdings or any subsidiary thereof solely because it is an unrelated portfolio company of the Sponsors and none of the Administrative Agent, the Arrangers, any Lender or any of their respective Affiliates or branches shall be considered an Affiliate of Holdings or any subsidiary thereof. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Aggregate Commitments” means, at any time, the sum of all Commitments at such time. As of the Closing Date, the amount of Aggregate Commitments is $250,000,000.

“Agreement” has the meaning assigned to such term in the preamble to this ABL Credit Agreement.

“AHYDO” means an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

“AIMCo” has the meaning assigned to such term in the definition of “Sponsor”.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.00%, (c) the Prime Rate and (d) 0.00% per annum. Any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be. Any change in the Prime Rate announced by Bank of America shall be effective from and including the opening of business on the day specified in the public announcement of such change.

“Alternate Currency” means (a) as regards the US Borrower, any currency other than Dollars and (b) as regards the Canadian Borrower, any currency other than Dollars and Canadian Dollars, approved by the Lenders in accordance with Section 1.13.

“Applicable Intercreditor Agreement” means (a) in the case of Collateral, an ABL Intercreditor Agreement, and (b) otherwise, any Additional Agreement.

“Applicable Percentage” means, with respect to any Lender for any Class, the percentage of the Aggregate Commitments for such Class represented by such Lender’s Commitment for such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Lender, any such Defaulting Lender’s Commitment shall be disregarded in the relevant calculations. In the event the Aggregate Commitments for any Class shall have expired or been terminated, the Applicable Percentages of any Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of the applicable Lenders of such Class, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day,

(a)                with respect to Initial Revolving Loans, any Overadvance or any Protective Advance, the rate per annum applicable to the relevant Class of Revolving Loans set forth below, based upon the Average Availability for the most recently ended Fiscal Quarter; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Availability	ABR Revolving Loans, Canadian Prime Rate Revolving Loans and Canadian Base Rate Revolving Loans	LIBO Rate Revolving Loans and CDOR Revolving Loans
Category 1 ≥ 66%	0.25%	1.25%
Category 2 < 66% but ≥ 33%	0.50%	1.50%
Category 3 < 33%	0.75%	1.75%

(b)                with respect to any Additional Revolving Loan of any Class, the rate or rates per annum specified in the applicable Incremental Revolving Facility, or Extension Amendment.

The Applicable Rate pursuant to clause (a) shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Availability in accordance with the table above; provided that if a Borrowing Base Certificate is not delivered when required pursuant to Section 5.01(l), the “Applicable Rate” shall be the rate per annum set forth above in Category 3 until such Borrowing Base Certificate is delivered in compliance with Section 5.01(l).

“Approved Appraiser” means Hilco Valuation Services, LLC or any other appraiser or consultant approved in writing by the Lead Borrower (such approval not to be unreasonably withheld) so long as an Event of Default does not exist or is continuing, in which case the Lead Borrower’s consultation (but not approval) shall be required with respect to the appointment of an “Approved Appraiser”.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person or a Disqualified Institution) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Lead Borrower.

“Availability” means as of any applicable date, the amount by which the Line Cap exceeds the Total Revolving Credit Exposure, in each case at such time.

“Availability Reserve” means without duplication, (a) the Rent and Charges Reserve; (b) the Hedge Product Reserve, (c) the Banking Services Reserve; provided that reserves of the type described in this clause (c) shall be instituted only after consultation with the Lead Borrower; (d) the Priority Payable Reserve; (e) the GST, HST Tax Reserve; (f) the Royalty Reserve; and (g) such additional reserves not otherwise addressed in clauses (a) through (f) above, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to establish or modify from time to time.

Notwithstanding anything to the contrary in this Agreement, (i) such Availability Reserves shall not be established or changed except upon not less than five (5) Business Days’ (or such shorter period as may be agreed by the Lead Borrower) prior written notice to the Lead Borrower, which notice shall include a reasonably detailed description of such applicable Availability Reserve being established (during which period (a) the Administrative Agent shall, if requested, discuss any such Availability Reserve or change with the Lead Borrower and (b) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent), (ii) the amount of any Availability Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve, shall be limited to such Availability Reserve or changes as the Administrative Agent determines in its Permitted Discretion to be necessary (a) to reflect items that could reasonably be expected to adversely affect the value of the applicable Eligible Accounts or Eligible Inventory or (b) to reflect items that could reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s Liens on the applicable Collateral, and (iii) the amount of any Availability Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Availability Reserve, criteria, rate or such change; provided that (x) no Availability Reserves may be established after the Closing Date based on circumstances, contingencies, events, conditions or matters known to the Administrative Agent as of the Closing Date for which no Availability Reserve was imposed on the Closing Date or criteria included in the definitions of Eligible Accounts or Eligible Inventory, in each case, as in effect on the Closing Date, unless such events, conditions or matters have changed in any material adverse respect since the Closing Date, (y) in no event shall any Availability Reserve with respect to any component of the Borrowing Base duplicate any Availability Reserve or adjustment already accounted for in determining eligibility criteria (including collection and/or advance rates) and (z) no Availability Reserve shall be imposed on the first 5% of dilution of Accounts and thereafter no dilution Availability Reserve shall exceed 1% for each incremental whole percentage in dilution over 5% (it being agreed that partial percentage point reserves are permitted (e.g., a reserve for 0.1 percentage points where dilution is 5.1%). Notwithstanding clause (i) of the preceding sentence, changes to the Availability Reserves solely for purposes of correcting mathematical or clerical errors (and such other changes as are otherwise agreed to by the Lead Borrower) shall only be subject to a notice period of one (1) Business Day, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of five (5) Business Days.

“Available Excluded Contribution Amount” means, at any time, an amount equal to the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as reasonably determined by the Borrowers, but excluding any Cure Amount) received by the Borrowers or any of their Restricted Subsidiaries after the Closing Date through and including such time from:

(1)                contributions in respect of Qualified Capital Stock (other than any amounts received from the Borrowers or any of their Restricted Subsidiaries), and

(2)                the sale of Qualified Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than (x) to the Borrowers or any Restricted Subsidiary of the Borrowers, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)).

The Available Excluded Contribution Amount shall be reduced by an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii), (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi) and (iii) Investments made pursuant to Section 6.06(r), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Average Availability” means, on the applicable Adjustment Date, the quotient, expressed as a percentage, obtained by dividing (a) the average daily Availability for the Fiscal Quarter immediately preceding such Adjustment Date by (b) the average daily Line Cap for such Fiscal Quarter. In determining “Average Availability”, the Borrowing Base as of any day shall be calculated by reference to the most recent Borrowing Base Certificates delivered to the Administrative Agent on or prior to such day pursuant to Section 5.01(l).

“Average Usage” means, on the applicable Adjustment Date, the quotient, expressed as a percentage, obtained by dividing (a) the average daily Outstanding Amount of the Total Revolving Credit Exposure for the Fiscal Quarter immediately preceding such Adjustment Date by (b) the average daily Aggregate Commitments (other than Commitments of Defaulting Lenders) for such Fiscal Quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party (a) under any arrangement that is in effect on the Closing Date between any Loan Party and a counterparty that is (or is an Affiliate or branch of) the Administrative Agent, any Lender or an Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party with any counterparty that is (or is an Affiliate or branch of) the Administrative Agent, any Lender or an Arranger at the time such arrangement is entered into: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party or a Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services, in each case, that has been designated to the Administrative Agent in writing by the Lead Borrower as being Banking Services Obligations for the purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 hereof and the ABL Intercreditor Agreement as if it were a Lender.

“Banking Services Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Banking Services Obligations.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Blocked Account Agreement” has the meaning assigned to such term in Section 5.15(a).

“Blocked Accounts” has the meaning assigned to such term in Section 5.15(a).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrowers” means, collectively, the Initial US Borrower (where applicable), the US Borrower and the Canadian Borrower, and each, a “Borrower”.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any (a) Revolving Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Revolving Loans or CDOR Loans, as to which a single Interest Period is in effect, (b) incurrence of Swingline Loans or (c) Protective Advance.

“Borrowing Base” means, at any time of calculation, the aggregate amount of the US Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificates” means the US Borrowing Base Certificate or Canadian Borrowing Base Certificate, as applicable.

“Borrowing Request” means a request by any Borrower (or the Lead Borrower on its behalf) for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B-1 or such other form that is reasonably acceptable to the Administrative Agent and such Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Toronto, Ontario are authorized or required by law to remain closed; provided that (x) when used in connection with a LIBO Rate Revolving Loan or Letter of Credit denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, or (y) when used in connection with any CDOR Revolving Loan or Letter of Credit denominated in Canadian Dollars any funding, disbursement, settlement and/or payments in Canadian Dollars in respect of such CDOR Revolving Loan or Letter of Credit or any other dealing in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such CDOR Revolving Loan or Letter of Credit, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Canadian Dollar deposits in the Toronto interbank market.

“Canadian AML Laws” has the meaning assigned to such term in Section 9.17.

“Canadian Base Rate” means, for any day, a rate per annum equal to the highest of (a) the per annum rate of interest designated by Bank of America (acting through its Canada branch) from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) to the extent ascertainable, the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.00%; and (d) 0.00% per annum. Any change in the Canadian Base Rate due to a change in the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Federal Funds Effective Rate or the Published LIBO Rate, as the case may be. Any change in the base rate announced by Bank of America (acting through its Canada branch) shall be effective from and including the opening of business on the day specified in the public announcement of such change.

“Canadian Base Rate Revolving Loans” means Revolving Loans to the Canadian Borrower denominated in Dollars and bearing interest at a rate determined by reference to the Canadian Base Rate.

“Canadian Borrower” has the meaning set forth in the preamble hereto.

“Canadian Borrowing Base” means the Dollar Equivalent sum of the following as set forth in the most recently delivered Canadian Borrowing Base Certificate:

(a)                (i) during the Peak Season, 90% of the Canadian Loan Parties’ Eligible Accounts and (ii) otherwise, 85% of the Canadian Loan Parties’ Eligible Accounts; plus

(b)                the lesser of (i) (A) during the Peak Season, 90% of the Net Orderly Liquidation Value of the Canadian Loan Parties’ Eligible Inventory and (B) otherwise, 85% of the Net Orderly Liquidation Value of the Canadian Loan Parties’ Eligible Inventory or (ii) (A) during the Peak Season, 75% of the book value of the Canadian Loan Parties’ Eligible Inventory and (B) otherwise, 70% of the book value of the Canadian Loan Parties’ Eligible Inventory (in each case, calculated at the lower of cost or market value); plus

(c)                100% of Qualified Cash of the Canadian Loan Parties up to an amount not exceeding $25,000,000 in the aggregate; minus

(d)                any Availability Reserve established in connection with the foregoing.

In connection with any Specified Transaction, the Canadian Borrower may submit a Canadian Borrowing Base Certificate reflecting a calculation of the Canadian Borrowing Base that includes Eligible Accounts and Eligible Inventory (otherwise satisfying the criteria in respect thereof, contained in such definition) acquired by Canadian Loan Parties in connection with such Specified Transaction (the “Acquired Canadian Eligible Accounts” and the “Acquired Canadian Eligible Inventory”, respectively) and, from and after the Specified Transaction Date, the Canadian Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion of a field examination and inventory appraisal with respect to such Acquired Canadian Eligible Accounts and Acquired Canadian Eligible Inventory, such adjustment to the Canadian Borrowing Base shall only be available if a customary desktop audit with respect to such assets reasonably satisfactory to the Administrative Agent in its Permitted Discretion has been completed and shall be limited to, from the Specified Transaction Date until the date that is 91 days after the Specified Transaction Date, the aggregate amount of Acquired Canadian Eligible Accounts and Acquired Canadian Eligible Inventory included in the Canadian Borrowing Base prior to the completion of a field examination and inventory appraisal with respect thereto, shall not exceed 10% of the Canadian Borrowing Base (calculated after giving effect to the inclusion (up to such 10% cap) of the Acquired Canadian Eligible Accounts and Acquired Canadian Eligible Inventory as to which a field examination and inventory appraisal has not been performed). From the 91st day following the Specified Transaction Date (or such later date as the Administrative Agent may agree), the Canadian Borrowing Base shall be calculated without reference to the Acquired Canadian Eligible Accounts and the Acquired Canadian Eligible Inventory until a field examination and inventory appraisal has been completed with respect to such assets; it being understood and agreed that (x) there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such inventory appraisal and field examination on or prior to the dates indicated above and (y) the performance of such inventory appraisal and field examination on the Acquired Canadian Eligible Accounts and the Acquired Canadian Eligible Inventory shall not count toward the limitations on the number of inventory appraisals and field examinations contained in Section 5.06(b).

Notwithstanding anything to the contrary herein, (i) for the period from and including the Closing Date until the 90th day after the Closing Date (or (A) such earlier date on which the Canadian Borrower delivers an inventory appraisal and field examination reasonably satisfactory to the Administrative Agent or (B) such later date as the Administrative Agent agrees to in its Permitted Discretion) and (ii) for purposes of the Canadian Borrowing Base Certificate required to be delivered on or prior to the Closing Date), the Canadian Borrowing Base shall be based on an alternative borrowing base equal to the greater of (a)(i) with respect to any period on or prior to October 31, 2017, $9,000,000 and (ii) with respect to any period after October 31, 2017, $12,000,000 and (b) the sum of 65% of book value of Eligible Accounts and 40% of book value of Eligible Inventory of the Canadian Loan Parties, as determined in good faith by the Canadian Borrower (in consultation with the Administrative Agent); provided that the Canadian Borrowing Base shall be deemed to be $0 if the inventory appraisal and field examination are not delivered by the 91st day after the Closing Date.

“Canadian Borrowing Base Certificate” means a certificate from a Responsible Officer of the Canadian Borrower, in substantially the form of Exhibit M, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Canadian Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“Canadian Collateral” means any and all property of any Canadian Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Canadian Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document, in each case, to secure the Canadian Secured Obligations.

“Canadian Concentration Account” has the meaning assigned to such term in Section 5.15(a).

“Canadian Dollars” or “C$” refers to the lawful money of Canada.

“Canadian Employee” means any employee or former employee of the Canadian Borrower or any other Canadian Loan Party.

“Canadian Employee Plan” means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, unit purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employment group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees.

“Canadian Hedge Product Amount” has the meaning assigned to such term in the definition of Canadian Secured Hedging Obligations.

“Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“Canadian LC Exposure” means at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time and (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements with respect to Canadian Letters of Credit that have not yet been reimbursed at such time. The Canadian LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate Canadian LC Exposure at such time.

“Canadian Letter of Credit” has the meaning assigned to such term in Section 2.05(a)(i)(B)

“Canadian Letter of Credit Sublimit” means $5,000,000, subject to increase in accordance with Section 2.22.

“Canadian Line Cap” means at any time, the lesser of (i) the aggregate Initial Canadian Commitment and (ii) the then-applicable Canadian Borrowing Base.

“Canadian Loan Guaranty” means the Canadian Loan Guaranty Agreement, in form and substance reasonably satisfactory to the Administrative Agent (which shall be based on the US Loan Guaranty, with changes to be reasonably agreed), executed by each Canadian Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties.

“Canadian Loan Party” any Loan Party that is a Canadian Person.

“Canadian Lockbox” has the meaning assigned to such term in Section 5.15(a).

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest, fees and expenses (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Initial Canadian Revolving Loans, any Additional Revolving Loans made to the Canadian Borrower, all Canadian Overadvances, all Canadian Protective Advances, all Canadian LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Canadian Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Initial Canadian Revolving Loan, any Additional Revolving Loans made to the Canadian Borrower, Canadian Overadvance, Canadian Protective Advance, Canadian Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Canadian Overadvance” has the meaning assigned to such term in Section 2.04(b).

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by Canadian Loan Parties for their employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Person” means any Person that is incorporated or organized under the laws of Canada or any province or territory thereof.

“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by the Administrative Agent (acting through its Canada branch) in effect as its prime rate on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate) and (ii) the annual rate of interest equal to the sum of (A) the one-month CDOR Loan Rate in effect on such day and (B) 1.00%, with any such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate, provided that in no event shall the Canadian Prime Rate be less than zero.

“Canadian Prime Rate Revolving Loans” means Revolving Loans made to the Canadian Borrower denominated in Canadian Dollars and bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Protective Advance” has the meaning assigned to such term in Section 2.06(a).

“Canadian Required Lenders” means, at any time, Lenders having Initial Canadian Revolving Credit Exposure or unused Initial Canadian Commitments representing more than 50% of the sum of the total Initial Canadian Revolving Credit Exposure and such unused Initial Canadian Commitments at such time; provided that the Initial Canadian Revolving Credit Exposure and unused Initial Canadian Commitments of any Defaulting Lender shall be disregarding in the determination of the Canadian Required Lenders at any time.

“Canadian Restricted Subsidiary” means, as to any Canadian Person, any subsidiary of such person that is not an Unrestricted Subsidiary.

“Canadian Secured Banking Services Obligations” means the Banking Services Obligations of the Canadian Loan Parties provided by Secured Banking Services Providers.

“Canadian Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement between any Canadian Loan Party and a counterparty that is or becomes an Administrative Agent, a Lender, an Arranger or any Affiliate or branch of the Administrative Agent, a Lender or an Arranger, for which such Canadian Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Canadian Borrower as being a Canadian Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03, and Section 9.10 and the ABL Intercreditor Agreement as if it were a Lender; provided that for any such Canadian Secured Hedging Obligations to constitute “Designated Hedging Obligations,” the applicable Canadian Loan Party must have provided written notice to the Administrative Agent substantially in the form of Exhibit N notifying the Administrative Agent of (i) the existence of the applicable Hedge Agreement and (ii) the maximum amount of obligations of the applicable Canadian Loan Party that may arise thereunder (the “Canadian Hedge Product Amount”). The Canadian Hedge Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and Canadian Loan Party. No Canadian Hedge Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause a Canadian Overadvance.

“Canadian Secured Obligations” means all Secured Obligations of the Canadian Loan Parties.

“Canadian Security Agreement” means the Canadian Security Agreement among the Canadian Loan Parties and the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent and the Canadian Borrower, and to the extent that a Canadian Loan Party has a place of business, registered office, chief executive office or tangible property in the province of Quebec, such term shall include each deed of hypothec and all related documents as may be applicable.

“Canadian Subsidiary” means any direct or indirect subsidiary of the Canadian Borrower that is a Canadian Person.

“Canadian Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Canadian Super Majority Lenders” means, at any time, Lenders having Initial Canadian Revolving Credit Exposure and unused Initial Canadian Commitments representing more than 66-2/3% of the sum of the aggregate Initial Canadian Revolving Credit Exposure and such unused Initial Canadian Commitments of all Lenders at such time; provided that the Initial Canadian Revolving Credit Exposure and unused Initial Canadian Commitment of any Defaulting Lender shall be disregarded in the determination of the Canadian Super Majority Lenders at any time.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Lead Borrower that is maintained as a self-insurance subsidiary and is subject to regulation as an insurance company (and any Restricted Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Dominion Period” means (a) each Liquidity Period or (b) the period during which any Specified Default has occurred and is continuing.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. or Canadian government or (ii) issued by any agency or instrumentality of the U.S. or Canada, the obligations of which are backed by the full faith and credit of the U.S. or Canada, in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or province or territory of Canada or any political subdivision of any such state, province or territory or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S. or Canada, any state or province, as applicable, thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; and (e) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (d) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s.

“Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (e) and in this paragraph.

“CDOR Loan Rate” means the CDOR Rate plus the Applicable Rate.

“CDOR Rate” means, for any day, a per annum rate of interest equal to the Canadian Dollar bankers' acceptance rate, or comparable or successor rate approved by the Administrative Agent, determined by it at or about 10:00 a.m. (Toronto, Ontario time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the CDOR Revolving Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided that in no event shall the CDOR Rate be less than zero.

“CDOR Revolving Loans” means Revolving Loans denominated in Canadian Dollars and bearing interest at a rate determined by reference to the CDOR Loan Rate.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (including the Swingline Lender) or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S., Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a)                at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own, either directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), Capital Stock representing more than 50% of the total voting power of all of the outstanding voting stock of Holdings;

(b)                at any time on or after a Qualifying IPO, the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders, (iii) any group directly or indirectly controlled by one or more Permitted Holders, and (iv) any underwriter in connection with any Qualifying IPO solely for the purposes of facilitating the distribution of such Capital Stock), of Capital Stock representing more than the greater of (A) 40% of the total voting power of all of the outstanding voting stock of Holdings and (B) the percentage of the total voting power of all of the outstanding voting stock of Holdings beneficially owned, directly or indirectly, by the Permitted Holders; and

(c)                the Lead Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings (or any permitted successor hereunder);

provided that (x) a “Change of Control” shall not be deemed to have occurred with respect to clauses (a) or (b) above if the Permitted Holders have, at such time, the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors or similar governing body of Holdings; and (y) the creation of a Parent Company shall not in and of itself cause a Change of Control so long as at the time such Person became a Parent Company, (1) there is no change in the direct or indirect beneficial ownership of the total voting power of all of the outstanding voting stock of Holdings by the Permitted Holders or (2) no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any such group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than one or more Permitted Holders or any group directly or indirectly controlled by one or more Permitted Holders), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provisions), directly or indirectly, of 50% or more, in the case of clause (a) above, or 40% or more, in the case of clause (b) above, of the total voting power of all of the outstanding voting stock of Holdings.

“Charge” means any charge, fee, loss, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.20.

“Class”, when used in reference to (a) any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are Initial US Revolving Loans, Initial Canadian Revolving Loans, US Protective Advances, Canadian Protective Advances, Additional Revolving Loans, Swingline Loans or other loans or series established as a separate “class” pursuant to Section 2.22 or 2.23, (b) any Commitment, refers to whether such Commitment is an Initial Commitment, an Additional Revolving Commitment of any series established as a separate “Class” pursuant to Section 2.22 or 2.23 or a commitment to make any other Commitments under any other Revolving Facility established as a separate “Class” and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. For purposes of this definition, any separate series or tranche shall be treated as a separate “Class” regardless of whether such series or tranche is specifically as a separate “Class”. For the avoidance of doubt, the Initial US Revolving Loans and the Initial Canadian Revolving Loans constitute separate Classes of Revolving Loans.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Material Adverse Effect” means a Material Adverse Effect (as defined in the Merger Agreement (as in effect on the Closing Date)).

“Code” means the Internal Revenue Code of 1986 as amended.

“Co-Investors” means, individually and collectively, (a) any current and former officers, directors and members of the management of the US Borrower, any Parent Company and/or any Subsidiary of the US Borrower, solely to the extent that such Persons own Capital Stock in the US Borrower or any direct or indirect parent thereof on the Closing Date, (b) any Person directly or indirectly owning Capital Stock of the Company immediately prior to the Merger investing directly or indirectly in any Parent Company on the Closing Date (including by contributing, converting, exchanging or otherwise “rolling over” such Capital Stock) or is subject to a binding agreement on the Closing Date with respect thereto, and (c) any other Person (other than the Sponsors) making a cash equity investment directly or indirectly in any Parent Company on the Closing Date, so long as, in each case, immediately after giving effect thereto, the Sponsors’ investment will constitute not less than 50.1% direct or indirect beneficial ownership of Holdings upon consummation of the Transactions.

“Collateral” means the US Collateral and the Canadian Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter or acknowledgment agreement of any lessor, warehouseman, processor, consignee, mortgagee, customs broker or other Person (other than any Loan Party) having possession of, a Lien upon, or having rights or interests in the inventory (or any books or records relating thereto) of any Loan Party, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that the Administrative Agent shall have received in the case of any Restricted Subsidiary that is required to become a Loan Party after the Closing Date pursuant to Section 5.12 (including by ceasing to be an Excluded Subsidiary):

(a)       (i) in the case of any Person that will become a US Loan Party, (A) a joinder to the US Loan Guaranty in substantially the form attached as an exhibit thereto, (B) a supplement to the US Security Agreement in substantially the form attached as an exhibit thereto, (C) if such Restricted Subsidiary owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (D) a completed Perfection Certificate, (E) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request (F) an executed joinder to the ABL Intercreditor Agreement in substantially the form attached as an exhibit thereto, and (G) entry into a Blocked Account Agreement with respect to each of its Blocked Accounts; and

(ii) in the case of any Person that will become a Canadian Loan Party, (A) a joinder to the Canadian Loan Guaranty in substantially the form attached as an exhibit thereto, (B) a supplement to the Canadian Security Agreement in substantially the form attached as an exhibit thereto, (C) PPSA financing statements and other appropriate registration documents in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, and (D) entry into a Blocked Account Agreement with respect to each of its Blocked Accounts; and

(b)       each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the US Security Agreement or any corresponding provision in any other Collateral Document (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12 and shall exclude Excluded Assets);

Notwithstanding any provision of this Agreement or any other Loan Document to the contrary,

(A) no control agreements, other control arrangements or perfection by “control” shall be required (except as provided in clauses (y) and (z) below) and no Loan Party shall be required to perfect a security interest in any Collateral, in each case (to the extent applicable), other than perfection (w) by filing of a UCC-1 financing statement or a PPSA financing statement, (x) with respect to IP Rights, by filings with the United States Patent and Trademark Office or the United States Copyright Office, (y) by delivery of certificates evidencing Capital Stock and notes and other evidence of indebtedness, in each case, to the extent required to be pledged as Collateral and required to be delivered pursuant to the US Security Agreement or the Canadian Security Agreement, and (z) to the extent required pursuant to Section 5.15;

(B)(i) no action (including any filings or registrations) outside of the United States in order to create or perfect any security interest in any asset located outside of the United States (with respect to assets of US Loan Parties) or outside of Canada (with respect to assets of Canadian Loan Parties) (including with respect to intellectual property and equity interests) shall be required and (ii) no security or pledge agreements shall be governed by any other law other than the laws of New York (except the laws of any other U.S. state may govern to the extent necessary to create or perfect a security interest in any portion of the Collateral (with respect to US Loan Parties) and the laws of any province or territory in Canada (with respect to Canadian Loan Parties)); and

(C) the Loan Parties shall not be required to collaterally assign to the Administrative Agent their respective rights under (w) the Merger Agreement, (x) any documentation governing permitted acquisition or investment not prohibited under the terms of this Agreement, (y) any representation and warranty insurance policy or (z) any business interruption policy.

With respect to any Collateral that is not ABL Priority Collateral, to the extent that the First Lien Agent determines that any such property or assets shall not become part of, or shall be excluded from, the “Collateral” under the First Lien Facility, or that any delivery or notice requirement in respect of any such “Collateral” under the First Lien Facility shall be extended or waived, the Administrative Agent shall automatically be deemed to accept such determination and shall execute any documentation, if applicable, requested by the Lead Borrower in connection therewith, including termination and release documents.

“Collateral Documents” means, collectively, (a) each Security Agreement, (b) each Intellectual Property Security Agreement, (c) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” and (d) each of the other instruments and documents pursuant to which any Loan Party grants a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Commitment, Additional Revolving Commitment and any other commitment to provide Loans under a Revolving Facility, as applicable, in effect as of such time.

“Commitment Fee Rate” means on any date, with respect to the Initial Commitments, the applicable rate per annum set forth below based upon the Average Usage; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Level II:

Level	Average Usage	Unused Line Fee Rate
I	≥50%	0.250%
II	< 50%	0.375%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Usage as of such Adjustment Date.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning assigned to such term in the Recitals to this Agreement.

“Company Competitor” means (a) any Person that is or becomes (i) a competitor of the Borrowers and/or any of their respective subsidiaries and/or the Company and/or any of its subsidiaries, or (ii) an Affiliate of a Person described in clause (a)(i) and, in each case, identified in writing to the Administrative Agent, (b) any reasonably identifiable Affiliate of any person described in clause (a) above (on the basis of such Affiliate’s name), and/or (c) any Affiliate of any Person described in clause (a) or clause (b) above identified by name in a written notice to the Administrative Agent.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (xi), (xiii), (xv), (xvi) and (xviii) below) the amounts of:

(i)       consolidated total interest expense determined in accordance with GAAP and, to the extent not reflected in such consolidated total interest expense, annual agency fees paid to the administrative agents and collateral agents under any credit facilities, costs associated with obtaining hedging arrangements and breakage costs in respect of hedging arrangements related to interest rates), any expense resulting from the discounting of any indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, penalties and interest relating to taxes, any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-Cash interest, any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, commissions, discounts, yield and other fees and charges (including any interest expense) related to any qualified securitization facility, any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, interest expense attributable to a parent company resulting from push-down accounting and any lease, rental or other expense in connection with any lease that is not a capitalized lease, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (net of interest income and gains on such hedging obligations), costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), fees and expenses paid to (or for the benefit of) any arranger, any administrative or collateral agent, any lender or any other secured party under the Loan Documents, the First Lien Credit Agreement (and any related loan documents) and the Second Lien Credit Agreement (and any related loan documents) or to (or for the benefit of) any other holder of permitted Indebtedness in connection with its services hereunder or to (or for the benefit of) any other holder of permitted Indebtedness in connection with its services hereunder (including fees and expenses in connection with any modifications of the Loan Documents), other bank or any other Person in connection with its services as administrative agent or trustee, or similar capacity under any other Indebtedness permitted hereunder and financing fees;

(ii)       provision for Taxes during such period (including pursuant to any Tax sharing arrangement or any distributions or other Restricted Payments for the payment of any Tax), including, in each case, arising out of tax examinations, repatriation of amounts from a Foreign Subsidiary and (without duplication) any payment to a Parent Company pursuant to Section 6.04(a)(i) and (iv) in respect of Taxes;

(iii)       depreciation and amortization (including, without limitation, amortization of goodwill, software and other intangible assets);

(iv)       any non-Cash Charge (provided, that to the extent any such non-Cash Charge represents an accrual or reserve for any actual or potential cash items in any future period (including of the type described in clause (vii) below), (A) such Person may elect (in its sole discretion) not to add back such non-Cash Charge in the then-current period, in which case, any cash payment in respect thereof in any future period shall be not subtracted from Consolidated Adjusted EBITDA, and (B) to the extent such Person elects (in its sole discretion) to add back such non-Cash Charge in the then-current period, any cash payment in respect thereof in any subsequent periods shall be subtracted from Consolidated Adjusted EBITDA pursuant to clause (c)(v) below);

(v)       (A) Transaction Costs, and (B) transaction fees and Charges (1) incurred or amortized for such period in connection with the consummation of any transaction (or any transaction proposed and not consummated), (2) incurred in connection with any Qualifying IPO (or any Qualifying IPO proposed and not consummated) and/or (3) that are actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided, that in respect of any fee, cost, expense or reserve that is added back in reliance on clause (3) above, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters pursuant to clause (c)(iii) below);

(vi)       Public Company Costs;

(vii)       (A) management, monitoring, consulting, transaction and advisory fees (including termination fees) and indemnities and expenses actually paid or accrued by, or on behalf of, such Person or any of its subsidiaries (1) to the Investors (or their Affiliates or management companies) to the extent permitted under this Agreement or (2) as permitted by Section 6.09(f); (B) the amount of payments made to option holders of any Parent Company in connection with, or as a result of, any distribution being made to shareholders of such Person, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted under the Loan Documents and (C) the amount of fees, expenses and indemnities paid to directors, including of Holdings or any Parent Company;

(viii)       [reserved];

(ix)       any Charges (or net income) attributable to any interest, non-controlling interest and/or minority interest of any third party in any Restricted Subsidiary;

(x)       the amount of earnout obligation expense incurred in connection with (including adjustments thereto) (A) the Acquisition, (B) acquisitions and Investments consummated prior to the Closing Date and (C) any Permitted Acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued during the applicable period;

(xi)       pro forma “run rate” cost savings (including sourcing and supply chain savings), operating expense reductions, operating and productivity improvements and synergies (net of actual amounts realized) projected by the Lead Borrower in good faith that are reasonably identifiable and factually supportable (in the good faith determination of such Person) in connection with (A) the Transactions related to actions that have been taken (including prior to the Closing Date) or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Lead Borrower) within 24 months after the Closing Date (or, in respect of any pricing increases only, within 12 months after the Closing Date) and (B) any permitted acquisitions, Investments, Dispositions and other Specified Transactions, and any operating and productivity improvements, restructurings, cost savings initiatives and other initiatives (including the modification and renegotiation of contracts and other arrangements, pricing adjustments, supply chain optimization (including consolidating or changing suppliers, supply base reduction and reduction in materials costs), product and warranty improvements (including lean manufacturing initiatives, design, engineering and automation optimization and discontinuing or replacing products) and other items of the type described in clause (xii) below) projected by the Lead Borrower in good faith to result from actions that have been taken (including prior to completion of any such acquisitions, Investments, Dispositions and other Specified Transactions) or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Lead Borrower) within 24 months after any such acquisitions, Investments, Dispositions and other Specified Transactions or operating improvements, restructurings, cost savings initiatives and other initiatives (or, in respect of any pricing increases only, within 12 months after the applicable pricing increase); pro forma “run rate” shall be the full benefit associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been fully realized on the first day of the applicable period for the entirety of such period;

(xii)       (A) Charges attributable to the undertaking and/or implementation of operating improvements, operating expense reductions, cost savings initiatives and other initiatives, transitions, openings and pre-openings, business optimization, restructurings and integration (including inventory optimization programs, software development, systems upgrade, closure or consolidation of facilities and plants, curtailments, entry into new markets, strategic initiatives and contracts, consulting fees, signing or retention costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, new systems design and implementation and startup costs), (B) reductions, improvements, enhancements, synergies and initiatives as contemplated in clause (xi) above, and (C) Charges related to legal settlement, fines, judgments or orders, including with respect to warranty claims;

(xiii)       to the extent not otherwise included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA pursuant to clause (c)(iv) below)) and (B) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period;

(xiv)       (A) unrealized net losses in the Fair Market Value of any arrangements under Hedge Agreements and/or other derivative instrument pursuant to (in the case of such other derivative instruments) FASB ASC No. 815 – Derivatives and Hedging and (B) any net loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of indebtedness (and the termination of any associated hedging arrangements);

(xv)       the amount of (A) any Charge to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person or any Restricted Subsidiary of such Person under any agreement providing for reimbursement of such Charge and (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (1) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (2) without duplication of amounts included in a prior period under clause (B)(1) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of Charge paid during such period such excess amounts received may be carried forward and applied against any Charge in any future period);

(xvi)       the amount of Cash actually received (or the amount of the benefit of any netting arrangement resulting in reduced Cash Charges) during such period, to the extent not included in Consolidated Net Income in any period or related non-Cash gain deducted in the calculation of Consolidated Adjusted EBITDA in any prior period;

(xvii)       the excess of rent expense during such period over actual Cash rent paid over due to the use of straight line rent for GAAP purposes; and

(xviii)       Other Agreed Adjustments,

minus (c) to the extent such amounts increase Consolidated Net Income, without duplication:

(i)       non-Cash gains or income; provided, that to the extent any non-Cash gain or income represents an accrual or deferred income in respect of actual potential Cash items in any future period, such Person may elect (in its sole discretion) not to deduct such non-Cash gain or income in the then-current period;

(ii)       unrealized net gains in the Fair Market Value of any arrangements under Hedge Agreements;

(iii)       the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(v)(B)(3) above in a prior period to the extent the relevant reimbursement amounts were not received within the time period required by such clause and are required to be deducted from Consolidated Adjusted EBITDA for such required time periods pursuant to clause (b)(v)(B)(3) above;

(iv)       the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xiii) above in a prior period to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause and are required to be deducted from Consolidated Adjusted EBITDA pursuant to clause (b)(xiii) above;

(v)       to the extent that such Person added back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above in a prior period, the cash payment in respect thereof in the relevant future period (except as otherwise provided in clause (b)(iv) above); and

(vi)       the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes.

Notwithstanding anything to the contrary herein, to the extent applicable, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or around June 30, 2016 shall be deemed to be $51,453,000, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or around September 30, 2016 shall be deemed to be $23,046,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or around December 31, 2016 shall be deemed to be $55,795,000 and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or around March 31, 2017 shall be deemed to be $39,888,000, in each case, as subject to adjustment pursuant to clause (b) of this definition to the extent applicable to any such Fiscal Quarter (and not otherwise already included in such amounts) and otherwise adjusted on a Pro Forma Basis.

“Consolidated First Lien Debt” means, as to any Person determined on a consolidated basis, at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date (i) under this Agreement or (ii) that is secured by a Lien on the US Collateral on a pari passu or senior basis with the First Priority Secured Obligations (it being understood that Consolidated Total Debt outstanding on any applicable date of determination (subject to Section 1.11) under any First Lien Facility secured on a Split Collateral Basis shall constitute Consolidated First Lien Debt).

“Consolidated Interest Expense” means, as to any Person determined on a consolidated basis at any date of determination, the sum, without duplication, of (a) consolidated Cash interest of the Lead Borrower and its Restricted Subsidiaries determined in accordance with GAAP, (i) including (A) the Cash interest component of Capital Lease obligations and (B) net Cash payments made (less net Cash payments received) pursuant to obligations under permitted hedging arrangements related to interest rates; but (ii) excluding (to the extent such expense was deducted in computing Consolidated Net Income and not added back in computing Consolidated Adjusted EBITDA) (A) annual agency fees paid to the administrative agents and collateral agents under any credit facilities, (B) costs associated with obtaining hedging arrangements and breakage costs in respect of hedging arrangements related to interest rates), (C) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (D) penalties and interest relating to Taxes, (E) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (F) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-Cash interest, (G) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (H) commissions, discounts, yield and other fees and charges (including any interest expense) related to any qualified securitization facility, (I) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (J) interest expense attributable to a parent company resulting from push-down accounting and (K) any lease, rental or other expense in connection with any lease that is not a Capital Lease, net of (b) Cash interest income of the Lead Borrower and its Restricted Subsidiaries.

For purposes of determining the amount of principal allocated to scheduled payments under Capital Leases under this definition, interest in respect of any Capital Lease of any Person shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, as to any Person determined on a consolidated basis (the “Subject Person”) for any period, the net income (or loss) of the Subject Person for such period taken as a single accounting period determined in accordance with GAAP; provided that there shall be excluded, without duplication:

(a)       (i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, except that the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period (regardless of whether such payment is in respect of the income of such Person in the current period or any prior period) shall be included in Consolidated Net Income or (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period for the express purpose of funding such losses (but shall exclude any other Investment in such Person);

(b)       gains or losses (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or of returned surplus assets, in each case, outside of the ordinary course of business;

(c)       gains or losses from extraordinary items, any one-time event or item, and nonrecurring or unusual items (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders), including in connection with any acquisition;

(d)       any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency re-measurements of Indebtedness); provided that notwithstanding anything to the contrary herein, realized gains and losses in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

(e)       any net gains, Charges or losses with respect to (i) any disposed (other than Dispositions of assets and inventory in the ordinary course of business), abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Lead Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal (other than Dispositions of assets and inventory in the ordinary course of business), abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of such Person, relating to assets or property held for sale pending the Disposition thereof) and/or (iii) facilities or plants that have been closed during such period or for which Charges and losses were required to be recorded pursuant to GAAP;

(f)       (i) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements) and (ii) any other losses and expenses incurred in connection with the early termination, refinancing or prepayment of guarantee obligations, operating leases and other similar contractual obligations;

(g)       (i) any Charges incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement, or any similar equity plan or agreement, including any fair value adjustments that may be required under liquidity puts for such arrangements and (ii) any Charges in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, any Borrower and/or any Restricted Subsidiary, in each case, to the extent that any such Charge is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock;

(h)       accruals and reserves that are established or adjusted within 12 months after the Closing Date (or after the closing of any consummated acquisition or Investment) that are required to be established or adjusted as a result of the Transactions (or such acquisition or Investment) in accordance with GAAP or as a result of the adoption or modification of accounting policies in accordance with GAAP;

(i)       any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) impairment Charges, write-offs or write-downs of any assets and (C) amortization of intangible assets;

(j)       (A) effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in the Subject Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, deferred trade incentives and other lease-related items, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or Investment or the amortization or write-off of any amounts thereof, net of Taxes and (B) the cumulative effect of changes in accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income (except that, if the Lead Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included);

(k)       the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated or amalgamated with such Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person.

(l)       any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date; and

(m)       any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items.

“Consolidated Secured Debt” means, as to any Person determined on a consolidated basis, at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Total Assets” means, as to any Person determined on a consolidated basis, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person determined on a consolidated basis, at any date of determination, an amount equal to (a) the aggregate principal amount of all Indebtedness for borrowed money (which shall be deemed to include LC Disbursements that have not been reimbursed within the time periods required by this Agreement) and the outstanding principal balance of all Indebtedness with respect to Capital Leases and purchase money Indebtedness, in each case, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding, for the avoidance of doubt, (i) any letter of credit, bank guarantees and performance or similar bonds, (ii) any intercompany Indebtedness eliminated in accordance with GAAP during consolidation and (iii) any such Indebtedness for which such Person has irrevocably deposited in trust or escrow the necessary funds (including Cash and Cash Equivalents) for the payment, redemption or satisfaction of Indebtedness), minus, (b) the aggregate amount of (i) unrestricted Cash and Cash Equivalents of such Person in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP and (ii) Cash and Cash Equivalents restricted in favor of the Revolving Facility, any First Lien Facility and any Second Lien Facility (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Revolving Facility, any First Lien Facility and any Second Lien Facility).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(r).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Covenant Trigger Period” means the period (a) commencing on any day on which Availability is less than the greater of (i) 10% of the Line Cap and (ii)(A) $20,000,000 if calculated from January 1 to July 31 of any year and (B) $10,000,000 if calculated from August 1 to December 31 of any year, and (b) continuing until the Availability for each day over a 30 consecutive day period has been equal to or greater than the greater of (i) 10% of the Line Cap and (ii)(A) $20,000,000 if calculated from January 1 to July 31 of any year and (B) $10,000,000 if calculated from August 1 to December 31 of each year.

“Credit Extension” means each of (i) the making of a Revolving Loan or Protective Advance or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Cure Amount” has the meaning assigned to such term in Section 6.15(b).

“Cure Right” has the meaning assigned to such term in Section 6.15(b).

“Debt Fund Affiliate” means with respect to any Disqualified Institution, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any person that would otherwise be a Disqualified Institution pursuant to clause (a) or (c) of the definition of “Disqualified Institution”) that is (i) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is Controlling, Controlled by or under common Control with such Disqualified Institution or Affiliate thereof, but only to the extent that no personnel associated or involved with the investment in such Disqualified Institution or such Affiliate thereof (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (B) has access, directly or indirectly (including through such Disqualified Institution or any of its Affiliates), to any information (other than information that is publicly available) relating to Holdings, any Borrower, the Company and/or any of their respective subsidiaries and/or of their respective businesses.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the U.S., (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada), (d) the Winding-Up and Restructuring Act (Canada), and (e) and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S., Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, (x) to make a Revolving Loan within two Business Days of the date required to be made by it hereunder or (y) to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of such obligation arose or such Revolving Loan, Letter of Credit was required to be made or funded, (b) notified the Administrative Agent, the Swingline Lender, any Issuing Bank or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of Administrative Agent or the Borrowers, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit or Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent if received prior to the applicable funding date, (d) become (or any parent company thereof has become) (i) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (ii) the subject of a Bail-In Action or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrowers and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Borrowers and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that, such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrowers or their subsidiaries shall be a Derivative Transaction.

“Designated Hedging Obligations” means any Canadian Secured Hedging Obligations and US Secured Hedging Obligations for which the applicable Loan Party has complied with the requirements of the definitions of Canadian Secured Hedging Obligations and US Secured Hedging Obligations, as applicable, to constitute “Designated Hedging Obligations.”

“Designated Non-Cash Consideration” means the Fair Market Value of non-Cash consideration received by any Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) and/or Section 6.08 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Lead Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of Holdings, any Borrower and/or any Restricted Subsidiaries and designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by a Borrower in writing to the Administrative Agent.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) requires scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change in control, Qualifying IPO or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if (x) such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date or (y) such redemption is subject to events that would cause the Termination Date to occur.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, any Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of any Borrower (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a)       (i) any Person that is identified in writing to the Administrative Agent prior to the Closing Date (or if identified after the Closing Date the disqualification of such person is reasonably acceptable the Administrative Agent in its reasonable discretion), (ii) any reasonably identifiable Affiliate of any Person described in clause (i) above (on the basis of such Affiliate’s name) and (iii) any other Affiliate of any Person described in clauses (i) and/or (ii) above that is identified by name in a written notice to the Administrative Agent;

(b)       any Company Competitor (it being understood and agreed that no Debt Fund Affiliate of any Company Competitor may be designated as Disqualified Institution pursuant to this clause (b)); and/or

(c)       any Affiliate of any Initial Revolving Lender (other than Bank of America and MLPFS) that is engaged as a principal primarily in private equity, mezzanine financing or venture capital;

provided, that no written notice delivered pursuant to clauses (a)(i), (a)(iii) above or clauses (a) and/or (c) of the definition of “Company Competitor” shall apply retroactively to disqualify any person that has previously acquired a valid assignment or participation interest in the Revolving Loans.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any direct or indirect subsidiary of the Lead Borrower organized under the laws of the United States, any state or the District of Columbia.

“Early Buy Program” means the sales incentive program where products are sold to distributors and customers in advance of the seasonal sales period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means those Accounts created by any Loan Party (other than Holdings) in the ordinary course of business, that arise out of such Loan Party’s sale of goods or rendition of services, that comply with each of the representations and warranties in all material respects respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address, among other things, the results of any audit performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash and shall be reduced by, without duplication, the amount of all discounts, claims, credits or credits pending, promotional program allowances, rebated price adjustments, finance and service charges and counterclaims (including (x) up to 100% of accruals of anticipated warranty claims related to Leslie’s Poolmart and (y) up to 25% of accruals of anticipated warranty claims related to any other customers). Eligible Accounts shall not include the following:

(a)             Accounts (i) that are more than 60 days past due and (ii) that the Account Debtor has failed to pay within 90 days of original invoice date (or 120 days for Accounts in an aggregate amount not in excess of $2,500,000); provided that with respect to Accounts related to any Early Buy Program, such Accounts shall not be subject to clauses (i) and (ii) above, but they shall become ineligible if such Accounts remain unpaid for more than 30 days after the original due date shown on the invoice,

(b)             Accounts owed by an Account Debtor where 50% or more of all Accounts owed by that Account Debtor are deemed ineligible under clause (a) above,

(c)             Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party, or an employee or agent of a Loan Party, as applicable, (other than Accounts of an Affiliate that is a portfolio company of the Sponsor (and is not a Subsidiary of Holdings) arising in the ordinary course of business on arm’s length terms),

(d)             Accounts arising in a transaction wherein goods are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (except where ownership in the underlying good has been transferred to the Account Debtor and in connection therewith the Administrative Agent has in its Permitted Discretion, established an Availability Reserve), or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)             Accounts that are payable in a currency other than Dollars, Canadian Dollars and Euro,

(f)              Accounts exceeding $12,500,000 in the aggregate with respect to which the Account Debtor is either (i) not domiciled in the United States or Canada or (ii) if other than a natural Person, not organized, formed or incorporated under the laws of the United States or Canada unless, (x) the Account is supported by an irrevocable letter of credit or other credit support reasonably satisfactory to the Administrative Agent or (y) the Account Debtor is an Affiliate of an Account Debtor that satisfies either clause (i) or (ii) above that has initiated the relevant purchase order on behalf of such Account Debtor in the ordinary course of business.

(g)             (i) with respect to the US Borrowing Base, Accounts in excess of $7,500,000 in the aggregate with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the US Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727) or (ii) with respect to the Canadian Borrowing Base, Accounts with respect to which the Account Debtor is Canada or any province or territory of Canada or any department, agency or instrumentality thereof (exclusive, however, of Accounts with respect to which the Canadian Loan Party has complied, to the reasonable satisfaction of the Administrative Agent, with Part VII of the Financial Administration Act (Canada),

(h)                Accounts with respect to which the Account Debtor is a creditor of a Borrower or any Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff or dispute (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Administrative Agent to waive such claim, right of offset, or dispute), solely to the extent of such claim, right of setoff or dispute or open accounts payable,

(i)              Accounts with respect to which an Account Debtor whose total obligations owing to the Loan Parties exceeds (a) with respect to Pool Corp., 40% and (ii) with respect to any other Account Debtor, 20% (in each case, such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent’s Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit but shall not be excluded in an amount in excess of the foregoing percentage,

(j)              Accounts with respect to which the Account Debtor is subject to an insolvency proceeding, is not Solvent, has gone out of business, or as to which a Borrower or any Loan Party has received notice of an imminent insolvency proceeding unless an Account Debtor has been authorized to pay such Accounts pursuant to a valid court order (and so long as the financial condition of such Account Debtor is reasonably satisfactory to the Administrative Agent in its Permitted Discretion),

(k)             Accounts that are not subject to a valid and perfected first priority Administrative Agent’s Lien (including taking into account the governing law of the applicable contracts evidencing the Accounts and sufficiency of the applicable Collateral Documents to create valid and enforceable Liens with respect thereto as determined by the Administrative Agent acting in its Permitted Discretion); provided that this clause (k) shall not exclude from Eligible Accounts those Accounts subject to unregistered Liens created by operation of law that accrue amounts not yet due and payable, provided that such Liens are Permitted Liens,

(l)              Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor or (iii) the services represent fees for shared warehouse space, lab fees and other miscellaneous non-trade activity,

(m)            Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party, of the subject contract for goods or services, and

(n)             Accounts with respect to which the Account Debtor is a person described in Section 3.17(a)(i) or a country listed in Section 3.17(a).

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), or (c) any Affiliate or branch of any Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) the Borrowers or any of their Affiliates.

“Eligible In-Transit Inventory” means Inventory owned by a Loan Party (other than Holdings) that would be Eligible Inventory if it were not subject to a document of title and in transit from a non-Loan Party location to a location of such Loan Party within the United States or Canada, and that the Administrative Agent, in its Permitted Discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable document of title showing the Administrative Agent (or, with the consent of the Administrative Agent, the applicable Loan Party) as consignee, which document of title is in the possession of the Administrative Agent or such other Person as the Administrative Agent shall approve; (b) is fully insured in a manner satisfactory to the Administrative Agent in its Permitted Discretion; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Loan Party is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to the Administrative Agent in its Permitted Discretion, and title has passed to the applicable Loan Party; (e) is shipped by a common carrier that is not affiliated with the vendor and is not a person described in Section 3.17(a)(i) or a country listed in Section 3.17(a) or on any specially designated nationals list maintained by OFAC or similar list maintained by the Government of Canada and is not otherwise a “sanctioned” person under any Canadian AML Laws; and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien waiver.

“Eligible Inventory” means Inventory of a Loan Party (other than Holdings) consisting of raw materials, work in progress and finished goods, that complies with each of the representations and warranties in all material respects respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address, among other things, the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market value on a basis consistent with the Loan Parties’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a)             a Loan Party does not have good, valid, and marketable title thereto,

(b)             a Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Loan Party), unless, in each case, such Inventory is otherwise eligible pursuant to clause (d) below,

(c)             it is not located at a location in (i) with respect to the US Borrowing Base, the United States or (ii) with respect to the Canadian Borrowing Base, Canada (in each case, unless it is Eligible In-Transit Inventory),

(d)             it is in-transit to or from a location of a Loan Party (other than (i) in-transit from one location of a Loan Party to another location of a Loan Party and (ii) Eligible In-Transit Inventory),

(e)             it is located on real property leased by a Loan Party or in a contract warehouse, in each case, unless (i) it is subject to a Collateral Access Agreement or (ii) a Rent and Charges Reserve has been established by the Administrative Agent, if required in its Permitted Discretion,

(f)              it is the subject of a bill of lading or other document of title (unless it is Eligible In-Transit Inventory),

(g)             it is not subject to a valid and perfected first priority Administrative Agent’s Lien; provided that this clause (g) shall not exclude from Eligible Inventory that Inventory subject to unregistered Liens created by operation of law that secure amounts not yet due and payable, provided such Liens are Permitted Liens,

(h)             it is located at any location at which the aggregate value of all Inventory at such location is less than $500,000,

(i)              it is the portion of the Eligible Inventory that represents intercompany profit,

(j)              [reserved],

(k)             it is consigned to a customer,

(l)              any Inventory as to which the applicable Loan Party takes a revaluation reserve, but only to the extent of the reserve,

(m)            it is located at an outside processor or vendor,

(n)             it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, labels, supplies used or consumed in a Loan Party’s business, bill and hold goods, defective goods, “out-of-spec”, damaged, non-standard, trial items, “seconds” or Inventory acquired on consignment,

(o)             it consists of goods returned or rejected by the applicable Loan Party’s customers other than the goods that are undamaged or resalable in the ordinary course of business,

(p)             it is subject to any licensing arrangement or any other intellectual property or other proprietary rights of any Person, the effect of which would be to limit the ability of the Administrative Agent, or any Person selling the Inventory on behalf of the Administrative Agent, to sell such Inventory in enforcement of the Administrative Agent’s Liens without further consent or payment to the licensor or such other Person (unless such consent has then been obtained), or

(q)             it is not covered by casualty insurance maintained as required by Section 5.05.

Each reference to Loan Parties in the foregoing definition of Eligible Inventory shall be deemed to exclude Holdings.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal, provincial or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Borrowers or any of their Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the Recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan; (f) the imposition of liability on any Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of any Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan, or the receipt by any Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) a failure by any Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (i) a determination that any Pension Plan is, or is reasonably expected to be, in “at-risk” status, within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency unit of the Participating Member State.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Account” means any Deposit Account or Securities Account (as defined in the UCC or the PPSA, as applicable) (i) which is a Trust Fund Account, (ii) any Deposit Account used by any Loan Party exclusively for disbursements and payments (including payroll) in the ordinary course of business, (iii) which is used for the sole purpose of holding the proceeds of First Lien Collateral pending reinvestment by the US Borrower or application against the First Lien Loans, (iv) which is a zero balance account or (v) which has a daily balance at any time of less than $1,000,000 individually or $5,000,000 in the aggregate for all such Excluded Accounts.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a)         any assets (including any lease, licenses or agreement) subject to a purchase money security interest, capital lease or similar arrangement permitted by this Agreement as to which the grant of a security interest therein would (i) constitute a violation of a restriction in favor of a third party (other than Holdings, the Borrowers or any of their subsidiaries) or result in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party, or (ii) result in a breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision); provided, however, that any such asset will only constitute an Excluded Asset under clause (i) or clause (ii) above to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction, the PPSA or any other applicable law; provided further that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such contract, instrument, lease, license, agreement or document that does not result in any of the consequences specified in clauses (i) and (ii) above;

(b)         the Capital Stock of any (i) Immaterial Subsidiary, (ii) Captive Insurance Subsidiary, (iii) Unrestricted Subsidiary (except to the extent the security interest in such Capital Stock may be perfected by the filing of a Form UCC-1, PPSA or similar financing statement), (iv) not-for-profit subsidiary, (v) special purpose entity used for any permitted securitization facility (to the extent pledge thereof is not permitted under securitization agreements applicable to such entities), (vi) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary and is not permitted to be pledged pursuant to such entity’s organizational documents without (A) the consent of one or more unaffiliated third parties other than Holdings, the Borrowers or any of their subsidiaries (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction, the PPSA or any other applicable law) or (B) giving rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party other than Holdings, the Borrowers or any of their subsidiaries, (vii) any subsidiary that is prohibited from having its stock pledged by (A) any law or regulation or would require governmental (including regulatory) consent, approval or authorization, or (B) any Contractual Obligation that exists on the Closing Date or at the same time such subsidiary becomes a subsidiary of any Borrower and not entered into in contemplation of such subsidiary becoming a subsidiary of such Borrower, (viii) any Restricted Subsidiary acquired by any Borrower or any of their Restricted Subsidiaries after the Closing Date that, at the time of the relevant acquisition (and not entered into in contemplation of such acquisition), is an obligor in respect of any Indebtedness permitted to be assumed by such Borrower or such Restricted Subsidiary to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits the Capital Stock of such Restricted Subsidiary from being pledged, and (ix) any person that is not (A) a Borrower or (B) a Restricted Subsidiary that is a direct, first tier subsidiary of a Borrower or a Subsidiary Guarantor;

(c)         any IP Rights in any non-U.S. jurisdictions and any intent-to-use Trademark application prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application or any registration issuing therefrom under applicable law;

(d)         any asset (including governmental licenses or state or local franchises, charters, authorizations and agreements), the grant or perfection of a security interest in which would (i) be prohibited or restricted by applicable law or (ii) require any governmental consent, approval, license or authorization that has not been obtained (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, the PPSA and other applicable laws), (iii) be prohibited by enforceable anti-assignment provisions of applicable Requirements of Law, except, in the case of this clause (iii), to the extent such prohibition would be rendered ineffective under the UCC, the PPSA or other applicable law notwithstanding such prohibition, or (iv) be prohibited by enforceable anti-assignment provisions of contracts governing such asset in existence on the Closing Date or on the date of acquisition of the relevant asset (and in each case not entered into in anticipation of the Closing Date or such acquisition and except, in each case, to the extent that term in such contract providing for such prohibition purports to prohibit the granting of a security interest over all assets of such Loan Party or any other Loan Party) other than to the extent such prohibition would be rendered ineffective under the UCC, PPSA or other applicable law;

(e)         (i) any leasehold Real Estate Asset and (ii) any owned Real Estate Asset;

(f)          any leasehold interests in any other asset or property (except to the extent the security interest in such leasehold interest may be perfected by the filing of a Form UCC-1 or PPSA financing statement);

(g)         any motor vehicles and other assets subject to certificates of title (except to the extent the security interest may be perfected by the filing of a PPSA financing statement);

(h)         any Margin Stock;

(i)          with respect to (A) the US Obligations and US Loan Parties, any asset of a Foreign Subsidiary, a Foreign Subsidiary Holdco or any direct or indirect subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holdco, and (B) the Canadian Loan Parties, the Capital Stock of any Canadian Person that is not a Restricted Subsidiary;

(j)          with respect to the US Obligations and US Loan Parties, the Capital Stock of any Foreign Subsidiary or any Foreign Subsidiary Holdco, other than 65% of the issued and outstanding Capital Stock of any Restricted Subsidiary that is a direct, first-tier Restricted Subsidiary of the US Borrower or a Subsidiary Guarantor of the US Obligations (it being understood with respect to any Credit Extension, Overadvance or Protective Advance made to the US Borrower, a Subsidiary Guarantor will at no time include a Foreign Subsidiary, a Foreign Subsidiary Holdco or any direct or indirect subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holdco) and owned by the US Borrower or such Subsidiary Guarantor;

(k)         (i) Commercial Tort Claims with a value (as reasonably estimated by the Lead Borrower) of less than $10,000,000 (except as to which perfection of the security interest in such commercial tort claims is accomplished by the filing of a Form UCC-1 or PPSA financing statement) and (ii) Letter-of-Credit Rights (except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such Letter-of-Credit Rights may be perfected by the filing of a Form UCC-1 or PPSA financing statement), and (iii) Excluded Accounts;

(l)           any (i) Cash or Cash Equivalents comprised of (a) funds specially and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (b) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including, without limitation, withholding Taxes (including employer’s share thereof)) and (c) any other funds which any Loan Party holds as an escrow or fiduciary for the benefit of another Person (Cash and Cash Equivalents described in this clause (l), the “Tax and Trust Funds”) as long as such Tax and Trust Funds are deposited in a Trust Fund Account;

(m)         any accounts receivable and related assets that are sold or disposed of in connection with any factoring or similar arrangement permitted by this Agreement;

(n)          any asset or property (including the Capital Stock of any Restricted Subsidiary), the grant or perfection of a security interest in which would result in material and adverse tax liabilities or consequences to Holdings, the Borrowers or any Restricted Subsidiary (including with respect to any tax distribution paid or payable to any Parent Company), as reasonably determined by the Lead Borrower in consultation with the Administrative Agent; and

(o)          any asset with respect to which the Administrative Agent and the Lead Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby;

provided that, Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (o).

“Excluded Subsidiary” means:

(a)          any Restricted Subsidiary that is not a Wholly-Owned Subsidiary;

(b)          any Immaterial Subsidiary;

(c)          any Restricted Subsidiary that is prohibited from providing a Guarantee by (i) law or regulation or whose provision of a Guarantee would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guarantee or (ii) any contractual obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary (which Contractual Obligation was not entered into in contemplation of such Restricted Subsidiary becoming a subsidiary) from providing a Loan Guaranty;

(d)          any direct or indirect subsidiary of the Lead Borrower that is (i) a not-for-profit subsidiary, (ii) a Captive Insurance Subsidiary, (iii) a special purpose entity used for any permitted securitization or receivables facility or financing or (iv) an Unrestricted Subsidiary,

(e)          with respect to (i) US Obligations and US Loan Parties (A) a Foreign Subsidiary or a direct or indirect subsidiary of a Foreign Subsidiary, or (B) a Foreign Subsidiary Holdco or a direct or indirect subsidiary of a Foreign Subsidiary Holdco, and (ii) Canadian Obligations and Canadian Loan Parties, any Subsidiary of the Canadian Loan Parties that is not a Restricted Subsidiary;

(f)           any Restricted Subsidiary with respect to which, in the reasonable judgment of the Lead Borrower (in consultation with the Administrative Agent), the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby;

(g)          solely in the case of any obligation under any Secured Hedging Obligations that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any subsidiary of Holdings that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act (after giving effect to any applicable customary “keepwell” provision under the Loan Guaranty);

(h)         any Restricted Subsidiary acquired by a Borrower or any of its Restricted Subsidiaries after the Closing Date that, at the time of the relevant acquisition (and not entered into in contemplation of such acquisition), is an obligor in respect of assumed Indebtedness that is permitted hereunder to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Loan Guaranty;

(i)          any subsidiary of a Borrower where the provision of a Loan Guaranty would result in material adverse tax consequences to Holdings, the Borrowers or any Restricted Subsidiary, as reasonably determined by the Lead Borrower in consultation with the Administrative Agent; and

(j)          any subsidiary as reasonably agreed between the Lead Borrower and the Administrative Agent.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.19 of the Loan Guaranty and any other “keepwell,” support or other agreement for the benefit of such Guarantor) at the time the Loan Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender (which for purposes of this term shall include any Issuing Bank and any Swingline Lender) or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (each such person, a “Recipient”), (a) Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes, (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a), (c) in the case of any Lender, any U.S. federal withholding Tax that is imposed on amounts that are (or would be) required to be withheld pursuant to a Requirement of Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (d) any Tax imposed as a result of a failure by the Administrative Agent or any Lender to comply with Section 2.17(f), (e) any U.S. federal withholding Tax or Canadian Tax, in each case, under FATCA and (f) any Canadian withholding tax imposed by reason of the Recipient (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Loan Party or not dealing at arm’s length with such a specified shareholder for purposes of the Income Tax Act (Canada).

“Existing Letter of Credit” means any letter of credit previously issued that (a) will remain outstanding on and after the Closing Date and (b) is listed on Schedule 1.01(d).

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Facility” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Borrowers executed by each of (a) Holdings, (b) the Borrowers, (c) the Administrative Agent and (d) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by any Borrower or any of their Restricted Subsidiaries.

“Fair Market Value” means, with respect to any property, assets (including Capital Stock and Indebtedness) or obligations, the fair market value thereof as reasonably determined by the Lead Borrower (after taking into account, with respect to property and assets, any liabilities with respect thereto that impact such fair market value).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement between the U.S. and any other jurisdiction that facilitates the implementation of such Sections of the Code and any treaty, law, regulation or other official guidance enacted in any other jurisdiction relating to any such intergovernmental agreement.

“FCPA” has the meaning assigned to such term in Section 3.17(b).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Lien Agent” means the administrative agent, the trustee or other similar representative under the First Lien Credit Agreement.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the Closing Date, among, inter alios, Holdings, the US Borrower, the First Lien Agent and the lenders from time to time party thereto and any other document governing any First Lien Facility.

“First Lien Collateral” means Term Priority Collateral (as defined in the ABL Intercreditor Agreement).

“First Lien Facility” means the credit facility governed by the First Lien Credit Agreement and one or more debt facilities or other financing arrangements (including indentures) providing for loans, notes or other long-term indebtedness that replace or refinance such credit facility, including any such replacement or refinancing facility or other financing arrangements (including indentures) that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility (or any subsequent replacement thereof) to the extent permitted pursuant to Section 6.01(p) (or any other provision in Section 6.01, so long as, if applicable, any corresponding Lien is permitted by Section 6.02).

“First Lien Facility Documentation” means the First Lien Facility and all related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time).

“First Lien Loans” shall mean the loans under the First Lien Facility.

“First Lien Obligations” means (a) the “Secured Obligations” as defined in the First Lien Credit Agreement and with respect to any other First Lien Facility, any equivalent term under such First Lien Facility, (b) all unpaid principal and accrued and unpaid interest and fees owing respect to any “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the First Lien Credit Agreement or any equivalent term under any documentation governing any First Lien Facility) and (c) all unpaid principal and accrued and unpaid interest and fees owing with respect to any Refinancing Indebtedness in respect of any or all of the foregoing.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt to (b) Consolidated Adjusted EBITDA, in each case for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis.

“Fee Letter” means that certain Fee Letter, dated as of June 7, 2017, between Bank of America, MLPFS, Jefferies, Morgan Stanley, Nomura and the Borrower and any other fee letter with respect to the Revolving Facility in effect on or after the Closing Date.

“First Priority” means, with respect to any Lien purported to be created on any US Collateral or Canadian Collateral pursuant to any Collateral Document, that, subject to the ABL Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such US Collateral or Canadian Collateral is subject, other than any Permitted Lien.

“First Priority Secured Obligations” means the Secured Obligations in respect of the Initial Revolving Facility and any other Revolving Facility secured by the Collateral on a pari passu basis with the Initial Revolving Facility (as incurred and secured on the Closing Date).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Lead Borrower ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio, determined on a consolidated basis for the Lead Borrower and its Restricted Subsidiaries, of (a) Consolidated Adjusted EBITDA for such Test Period minus (i) capital expenditures paid in cash during such Test Period (except to the extent financed with the proceeds of Dispositions, long term Indebtedness (other than the Revolving Loans)) and (ii) the aggregate amount of federal, state, local and foreign income Taxes actually paid or payable currently in cash during such Test Period to (b) Fixed Charges actually paid or payable currently in cash during such Test Period, in each case, of the Lead Borrower and its Restricted Subsidiaries on a consolidated basis.

“Fixed Charges” means without duplication, during any applicable period, the sum of (a) Consolidated Interest Expense, (b) scheduled principal amortization payments in respect of Indebtedness for borrowed money paid or payable in cash (other than payments made by the Borrowers or their Restricted Subsidiaries to the Borrowers or any of their Subsidiaries and, in any case, excluding any earn-out obligation or purchase price adjustment), all calculated for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis, (c) solely for purposes of testing Section 6.15, unfinanced Restricted Payments made in reliance on the Payment Conditions and (d) solely to the extent testing compliance with the Payment Conditions, Restricted Payments made in reliance on the Payment Conditions.

“Fixed Basket” means any category of exceptions, thresholds, baskets, or other provisions in this Agreement based on a fixed Dollar amount and/or percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets as of any date of determination (including in Article VI and the Fixed Incremental Amount (as defined in the definition of “Incremental Cap”) and clause (b) of the definition of “Incremental Cap”).

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a direct or indirect Restricted Subsidiary of any Borrower that (i) has no material assets other than the capital stock and, if applicable, indebtedness of one or more subsidiaries that are Foreign Subsidiaries or other Foreign Subsidiary Holdcos or (ii) is treated as a disregarded entity for U.S. federal income tax purposes and owns capital stock of one or more Foreign Subsidiaries or other Foreign Subsidiary Holdcos.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations, but other than such LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans, but other than such Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Funding Account” has the meaning assigned to such term in Section 2.03(h).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made, subject to Section 1.04(a); provided, that, unless the Lead Borrower elects otherwise or exercises its rights under Section 1.04(a), the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement (including the definition of Capital Lease, Consolidated Total Debt and Indebtedness), as applied by the Lead Borrower in good faith.

“Governmental Authority” means any federal, provincial, territorial, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S., the U.S., a province or territory of Canada, Canada, or a foreign government or any other political subdivision thereof, including central banks and supra national bodies.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“GST, HST Tax Reserve” means an amount determined by the Administrative Agent in its Permitted Discretion from time to time representing an estimate of potential prior or pari passu ranking capital gains tax, value added tax, goods and services tax, harmonized sales tax and/or any other taxes and the costs of any administration or winding-up.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, defined, listed or regulated as “toxic”, “hazardous” or as a “pollutant” or “contaminant” or words of similar meaning or effect by any Environmental Law, including asbestos and asbestos-related material.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedge Product Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Designated Hedging Obligations, which shall not exceed the sum of all Canadian Hedge Product Amounts and US Hedge Product Amounts in respect of Designated Hedging Obligations at such time.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Lead Borrower that has been designated by the Lead Borrower as an “Immaterial Subsidiary” for purposes of this Agreement, provided that the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and 5.0% of Consolidated Adjusted EBITDA, in each case, of the Lead Borrower and its Restricted Subsidiaries for the relevant Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a)             the greatest of (i) $100,000,000 (the “Fixed Incremental Amount”), (ii) the maximum amount such that after giving pro forma effect to any Incremental Revolving Facility implemented in reliance on this clause (a)(ii) (assuming a full drawing of such Incremental Revolving Facility), the First Lien Leverage Ratio does not exceed 5.00:1.00, and (iii) the amount by which the Borrowing Base (as defined on the Closing Date without giving effect to any subsequent modifications or amendments so long as the Second Lien Facility is then outstanding) exceeds the Aggregate Commitments at such time, plus

(b)             the amount of any permanent voluntary reduction of any Aggregate Commitment, plus

(c)             in the case of any Incremental Revolving Facility that effectively replaces any Aggregate Commitment terminated in accordance with Section 2.19, an amount equal to the relevant terminated Aggregate Commitment.

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility or Incremental Revolving Loans.

“Incremental Revolving Facility Amendment” means an amendment to this Agreement executed by (a) Holdings, the Lead Borrower and, if the initial Canadian Commitment is being increased pursuant to Section 2.22, the Canadian Borrower, (b) solely to the extent adversely affecting the rights and interests of the Administrative Agent, the Administrative Agent and (c) each Lender that agrees to provide all or any portion of such Incremental Revolving Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Lender” means, with respect to any Incremental Revolving Facility, each Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Basket” means any category of exceptions, thresholds, baskets, or other provisions in this Agreement based on complying (including on a Pro Forma Basis) with any financial ratio (including, without limitation any First Lien Leverage Ratio, any Fixed Charge Coverage Ratio and/or clause (a)(ii) of the definition of Incremental Cap).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services (other than any earn out obligation, purchase price and working capital adjustment obligations and any similar obligation except to the extent reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP and not paid within thirty (30) days after becoming due and payable), which purchase price is due more than three hundred sixty four (364) days from the date of incurrence of the obligation in respect thereof; (e) all Indebtedness of other Persons secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by such Person in an amount equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property or asset subject to such Lien; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any joint venture (other than any joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that, notwithstanding anything herein to the contrary, the term “Indebtedness” shall exclude, and shall be calculated without giving effect to, (A) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder, (B) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement), (C) liabilities under vendor agreements to the extent such liabilities may be satisfied exclusively through non-cash means such as purchase volume earning credits, (D) reserves for deferred taxes, (E) any obligations incurred under ERISA or applicable law relating to Canadian Pension Plans or Canadian Employee Plans, (F) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis), (G) liabilities associated with customer prepayments and deposits), (H) Indebtedness that is non-recourse to the credit of such Person and (I) for all purposes under this Agreement other than for purposes of Section 6.01, intercompany Indebtedness among Holdings and its Restricted Subsidiaries.

“Indemnified Taxes” means Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning set forth in Section 3.11(a).

“Initial Canadian Commitment” means with respect to each Lender, the commitment of such Lender to make Initial Canadian Revolving Loans (and acquire participations in Canadian Letters of Credit) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial Canadian Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.10, (b) reduced or increased from time to time pursuant to reallocations pursuant to Section 2.25, (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.22, or (d) established or increased from time to time pursuant to Section 2.22 in connection with an Incremental Revolving Facility. The aggregate amount of the Initial Canadian Commitments as of the Closing Date is $30,000,000.

“Initial Canadian Revolving Credit Exposure” means, with respect to any Initial Canadian Revolving Lender at any time (a) the aggregate Outstanding Amount at such time of all Initial Canadian Revolving Loans of such Initial Canadian Revolving Lender, plus (b) the aggregate amount at such time of such Initial Canadian Revolving Lender’s Canadian LC Exposure and participation interest in Canadian Protective Advances and Canadian Overadvances, in each case attributable to its Initial Canadian Commitment.

“Initial Canadian Revolving Lender” means any Lender with an Initial Canadian Commitment and which is a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), that financial institution deals at arm’s length with the Canadian Borrower for purposes of the Income Tax Act (Canada).

“Initial Canadian Revolving Loan” means any loan made pursuant to Section 2.01(b).

“Initial Commitment” means with respect to any Lender, such Lender’s Initial US Commitment and/or Initial Canadian Commitment.

“Initial Revolving Credit Exposure” means with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure and participation interest in Protective Advances and Overadvances, in each case, attributable to its Initial Commitments.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any Initial US Revolving Loan and/or any Initial Canadian Revolving Loan.

“Initial US Commitment” means with respect to each Lender, the commitment of such Lender to make Initial US Revolving Loans (and acquire participations in US Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial US Commitment, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.10, (b) reduced or increased from time to time pursuant to reallocations pursuant to Section 2.25, (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.22, or (d) established or increased from time to time pursuant to Section 2.22 in connection with an Incremental Revolving Facility. The aggregate amount of the Initial US Commitments as of the Closing Date is $220,000,000.

“Initial US Revolving Credit Exposure” means, with respect to any Initial US Revolving Lender at any time (a) the aggregate Outstanding Amount at such time of all Initial US Revolving Loans of such Initial US Revolving Lender, plus (b) the aggregate amount at such time of such Initial US Revolving Lender’s US LC Exposure and Swingline Exposure and participation interest in US Protective Advances and US Overadvances, in each case attributable to its Initial US Commitment.

“Initial US Revolving Lender” means any Lender with an Initial US Commitment.

“Initial US Revolving Loan” means any loan made pursuant to Section 2.01(a).

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the US Security Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form attached as an exhibit to the US Security Agreement, (b) a Patent Security Agreement substantially in the form attached as an exhibit to the US Security Agreement or (c) a Copyright Security Agreement attached as an exhibit to the US Security Agreement, together with any and all supplements or amendments thereto.

“Interest Election Request” means a request by the applicable Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Revolving Loan (including Swingline Loans), Canadian Base Rate Revolving Loan or Canadian Prime Rate Revolving Loan, the last Business Day of each March, June, September and December (commencing on September 30, 2017) or the maturity date applicable to such Revolving Loan, (b) with respect to any LIBO Rate Revolving Loan or CDOR Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of a LIBO Rate Borrowing or CDOR Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (c) to the extent necessary to create a fungible Class of Loans in connection with the incurrence of any Additional Revolving Loans, as reasonably determined by the Administrative Agent and the Lead Borrower, the date of the incurrence of such Additional Revolving Loans.

“Interest Period” means with respect to any CDOR Rate Borrowing or LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to all relevant affected Lenders, twelve months) thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) the applicable Borrower may not elect any interest period that would result in such Interest Period extending beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing and (iv) the initial Interest Period after the Closing Date shall be deemed to end on August 31, 2017.

“Inventory” has the meaning assigned to such term in the UCC (and/or, with respect to any Inventory of a Canadian Loan Party, as defined in the PPSA).

“Investment” means (a) any purchase or other acquisition by the Borrowers or any of their Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrowers, any Restricted Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrowers or any of their Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“Investors” means (a) the Sponsors, (b) the Co-Investors and (c) any other Person making a cash equity investment directly or indirectly in any Parent Company after the Closing Date, so long as in the case of this clause (c), (i) no such Person’s direct or indirect beneficial ownership of Holdings is greater than the Sponsors’ direct or indirect beneficial ownership of Holdings, and (ii) the aggregate direct or indirect beneficial ownership of Holdings by such Persons does not exceed 40% of the aggregate direct or indirect beneficial ownership of Holdings of all Investors collectively, in each case, other than any Person who is a Lender on the Closing Date (and such Person shall not be deemed to be an Affiliate of an Investor under this Agreement).

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means Bank of America (in the case of the Canadian Letters of Credit, acting through its Canada branch) and any other Lender that, at the request of any Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) agrees to become an Issuing Bank; provided that the maximum amount of US Letters of Credit and Canadian Letters of Credit issued and outstanding of any Issuing Bank shall not exceed the amount set forth on Schedule 1.01(a) (as such schedule may be updated from time to time pursuant to Section 2.05(b) with the consent of the applicable Issuing Banks to reflect additional Issuing Banks) at any time unless otherwise agreed in writing by such Issuing Bank. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate or branch of such Issuing Bank, which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Jefferies” has the meaning assigned to such term in the preamble to this Agreement.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest on the Collateral (other than Indebtedness among Holdings and/or its subsidiaries) that is expressly junior or subordinated to the Lien on the Collateral securing the Secured Obligations. For the avoidance of doubt, (i) Indebtedness outstanding under any First Lien Facility, “Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement or any equivalent term under any documentation governing any First Lien Facility) and Indebtedness under this Agreement each shall not constitute Junior Lien Indebtedness and (ii) Indebtedness outstanding under any Second Lien Facility shall constitute Junior Lien Indebtedness.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Initial Revolving Loan, Additional Revolving Loan or Additional Revolving Commitment.

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the US LC Exposure and the Canadian LC Exposure. The LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Obligations” means, at any time, the sum of (a) the amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate principal amount of all unreimbursed LC Disbursements.

“LC Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e)(i).

“LCT Election” has the meaning assigned to such term in Section 1.11(a).

“LCT Test Date” has the meaning assigned to such term in Section 1.11(a).

“Lead Borrower” means the US Borrower.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Initial Revolving Lenders (which as the context requires, includes the Swingline Lender), any Additional Revolving Lender, any lender with a Commitment or an outstanding Revolving Loan and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any US Letter of Credit or Canadian Letter of Credit.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.05(b).

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“LIBO Rate” means, the Published LIBO Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities; provided that, in respect of the Revolving Loans, in no event shall the LIBO Rate be less than 0.00% per annum.

“LIBO Rate Revolving Loan” means a Revolving Loan bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security and any deemed trust (statutory or otherwise); provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien on any asset.

“Limited Condition Transaction” has the meaning assigned to such term in Section 1.11(a).

“Line Cap” means at any time, the lesser of (i) the Aggregate Commitments and (ii) the then-applicable Borrowing Base.

“Liquidity Period” means any period (a) beginning on the date on which Availability shall have been less than the greater of (i) 10% of the Line Cap and (ii) $20,000,000, in either case for each day during a period of 5 consecutive Business Days, and (b) ending on the date on which Availability is equal to or greater than the greater of (i) 10% of the Line Cap and (ii) $25,000,000 for each day during a period of 30 consecutive calendar days.

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, each Blocked Account Agreement, the ABL Intercreditor Agreement, the Fee Letter and any other document or instrument designated by the Lead Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means (a) the US Loan Guaranty, (b) the Canadian Loan Guaranty, and (c) each other guaranty agreement in substantially the form attached as Exhibit I, another form of guaranty that is otherwise reasonably satisfactory to the Administrative Agent and the Lead Borrower or any supplement or joinder to the guaranty agreement, in each case, executed by any Person pursuant to Section 5.12 or as provided in the definition of “Subsidiary Guarantor”.

“Loan Parties” means Holdings, the Borrowers, each Subsidiary Guarantor, and in each case their respective successors and permitted assigns.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Account” means any Deposit Account or Securities Account of a Loan Party other than any Excluded Account.

“Material Adverse Effect” means (a) for any purpose on or prior to the Closing Date, a Closing Date Material Adverse Effect and (b) for any purpose after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, the Lead Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent (on behalf of the Lenders) under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any promissory note payable to, or in favor, of a Loan Party with an aggregate principal amount outstanding, in each case, of not less than $15,000,000.

“Maturity Date” means (a) with respect to the Initial Revolving Loans, the Initial Revolving Credit Maturity Date, (b) with respect to any Incremental Revolving Facility, the final maturity date set forth in the applicable Incremental Revolving Facility Amendment and (c) with respect to any Extended Revolving Credit Commitment, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.20.

“Merger” has the meaning assigned to such term in the Recitals to this Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 7, 2017, by and among, inter alios, Holdings, the Initial US Borrower, the Company and the other parties thereto, together with the exhibits and disclosure schedules thereto.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“MLPFS” has the meaning assigned to such term in the preamble to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” has the meaning assigned to such term in the preamble to this Agreement.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Lead Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of Holdings, the Lead Borrower and its Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Orderly Liquidation Value” means with respect to Eligible Inventory of any Person, the orderly liquidation value thereof, net of all costs and expenses reasonably estimated to be incurred in connection with such liquidation, as determined based upon the most recent Inventory appraisal conducted in accordance with this Agreement.

“Net Proceeds” means, with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Nomura” has the meaning assigned to such term in the preamble to this Agreement.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.15(b).

“Obligations” means, collectively, the US Obligations and the Canadian Obligations.

“OFAC” has the meaning assigned to such term in Section 3.17.

“Organizational Documents” means (a) with respect to any corporation, its certificate and/or articles of incorporation or organization and its by-laws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Agreed Adjustments” means any add-backs and adjustments (including pro forma adjustments pursuant to clause (b)(xi) of the definition of “Consolidated Adjusted EBITDA”), to the extent not otherwise included in Consolidated Net Income, of the type reflected in (a) the Sponsor Model (b) the quality of earnings report delivered to the Arrangers on or prior to June 7, 2017 and (c) the confidential information memorandum in respect of the Initial Revolving Loans, in each case, which add-backs and adjustments shall not, for the avoidance of doubt, be limited to the time periods or amounts in respect of which such add backs and adjustments were identified therein.

“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank, any Swingline Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any intangible, recording, filing or other similar Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, but not including, for the avoidance of doubt, any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a different lending office or other transfer (other than an assignment or designation of a different lending office made pursuant to Section 2.19) or Excluded Taxes.

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date, (b) with respect to any Letters of Credit, the Dollar Equivalent of the aggregate amount available to be drawn under such Letters of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letters of Credit or the issuance or expiry of any Letters of Credit, including as a result of any LC Disbursements and (c) with respect to any LC Disbursements on any date, the Dollar Equivalent of the amount of the aggregate outstanding amount of such LC Disbursements on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Disbursements as of such date, including as a result of any reimbursements by any Borrower of unreimbursed LC Disbursements.

“Overadvance” means a US Overadvance or a Canadian Overadvance.

“Parent Company” means Holdings and any other Person of which the US Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with the legislation for the European Union relating to Economic and Monetary Union.

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Payment Conditions” means as to any transaction, (i) no Specified Default exists or would result from any such transaction, and (ii) Availability (calculated on a Pro Forma Basis) on the date of the proposed transaction and the 30-Day Average Availability immediately preceding such transaction would be greater than (a) in the case of Restricted Payments, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of 15% of the Line Cap and $25,000,000 and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than 1.00:1.00, the greater of 17.5% of the Line Cap and $30,000,000 and (b) in the case of Investments, Restricted Debt Payments and any other similar transaction subject to Payment Conditions, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of 12.5% of the Line Cap and $20,000,000 and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than 1.00:1.00, the greater of 15.0% of the Line Cap and $25,000,000.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Peak Season” means the period from February 1 through May 31 of each year; provided that the Lead Borrower shall have the right to modify such period (which period, in any event, shall not exceed four (4) consecutive calendar months) by providing written notice to the Administrative Agent at least 30 days prior to the commencement of the Peak Season then in effect. For the avoidance of doubt, the Peak Season shall begin and end on the dates set forth in the preceding sentence, regardless of the date as of which the then applicable Borrowing Base Certificates were prepared.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Lead Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit F.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State, the PPSA register or other appropriate office or security register of the jurisdiction of organization (and, as applicable, of the jurisdiction of the registered office, chief executive office or location where such Loan Party maintains Collateral) of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case in favor of the Administrative Agent for the benefit of the Secured Parties (or the First Lien Agent as bailee and agent for the Administrative Agent) and the delivery to the Administrative Agent of any stock certificate or Material Debt Instrument required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank and entry into a Blocked Account Agreement with respect to each Blocked Account, in each case, subject in all respects to the definitions of “Collateral and Guarantee Requirement” and “Excluded Assets” and the last paragraph of Section 4.01.

“Permitted Acquisition” means any acquisition by the Borrowers or any of their Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in (x) any Person that results in such Person becoming a Restricted Subsidiary of a Borrower, (y) any Restricted Subsidiary which serves to increase the Borrowers’ or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (z) any joint venture for the purpose of increasing the Borrowers’ or their relevant Restricted Subsidiary’s ownership interest in such joint venture); provided, that the total consideration paid by Loan Parties (including pursuant to an Investment in any Restricted Subsidiary) for (a) the Capital Stock of any Person that does not become a Guarantor and (b) in the case of an asset acquisition, assets that are not acquired by any Borrower or any Guarantor, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date, shall not exceed an amount outstanding equal to the sum of (i) the greater of $60,000,000 and 35.0% of Consolidated Adjusted EBITDA and (ii) amounts otherwise available under clauses (b)(iii), (d) (solely with respect to Investments in joint ventures), (q), (r), (bb) and (dd) of Section 6.06; provided, further, that the limitation described in the foregoing proviso shall not apply (A) to any acquisition to the extent such acquisition is made with the proceeds of sales of the Qualified Capital Stock of, or common equity capital contributions to, the Borrowers or any Restricted Subsidiary, (B) to any acquisition to the extent at least 75.0% of the Consolidated Adjusted EBITDA (as determined by the Lead Borrower in good faith) of the Person(s) (or assets) acquired in such acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their respective Restricted Subsidiaries) is generated by Person(s) that will become (or, in the case of asset acquisitions, are acquired by) Subsidiary Guarantors (or, if less than 75.0%, after giving pro forma effect thereto, the percentage of Consolidated Adjusted EBITDA attributable to Loan Parties would be greater than the percentage immediately prior thereto), (C) to the portion of such consideration provided by Restricted Subsidiaries that are not Loan Parties, including through cash flow, asset sale proceeds and Indebtedness proceeds of such Restricted Subsidiaries and/or (D) if the Payment Conditions are satisfied, on a Pro Forma Basis. In the event the amount available under the first proviso above is reduced as a result of any acquisition of any Restricted Subsidiary that does not become a Loan Party (or any assets that are not transferred to a Loan Party) and such Restricted Subsidiary subsequently becomes a Loan Party (or such assets are subsequently transferred to a Loan Party), the amount available under such limit shall be proportionately increased as a result thereof.

“Permitted Discretion” means the reasonable (from the perspective of a secured asset-based lender) business judgment exercised in good faith in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) maintained by the US Borrower or any of its Restricted Subsidiaries for employees of the US Borrower or any of its Restricted Subsidiaries or any such Pension Plan to which the US Borrower or any of its Restricted Subsidiaries is required to contribute on behalf of any of its employees.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“PPSA” means the Personal Property Security Act (Ontario) or similar legislation of any other Canadian province or territory the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Priority Payable Reserve” means, in each case other than items reflected in the GST, HST Tax Reserve and the Rent and Charges Reserves, with respect to the Canadian Loan Parties, the total amount of liabilities at such time of the Canadian Loan Parties which are secured by a Lien, choate or inchoate, which ranks or is capable of ranking prior to or pari passu with the Administrative Agent’s Liens in respect of Canadian Loan Parties’ Eligible Accounts or Canadian Loan Parties’ Eligible Inventory, including amounts owing for wages (including amounts protected by the Wage Earner Protection Program Act (Canada)), vacation pay, employee deductions, sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers’ compensation, government royalties, employee and employer pension plan contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls), Taxes, and other statutory or other claims that have or may have priority over, or rank pari passu with, the Administrative Agent’s Liens.

“Pro Forma Basis” or “pro forma effect” means, as to any calculation of any financial ratio or test (including the First Lien Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Total Assets or any component definitions of any of the foregoing), such financial ratio or test shall be calculated on a pro forma basis in accordance with Section 1.11 and shall give pro forma effect to any Specified Transactions (and if applicable, any Limited Condition Transaction) and other pro forma adjustments pursuant to Section 1.11.

“Projections” means the projections of the Lead Borrower and its subsidiaries included in the Sponsor Model, including any financial estimates, forecasts and other forward looking financial information set forth therein.

“Promissory Note” means a promissory note of the relevant Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of Revolving Loans of such Borrower to such Lender resulting from the Revolving Loans made by such Lender.

“Protective Advance” has the meaning assigned to such term in Section 2.06(a).

“Public Company Costs” means any Charge associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, any Charge relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“Published LIBO Rate” means, with respect to any Interest Period when used in reference to any Revolving Loan or Borrowing, (a) the rate of interest as published on the applicable Bloomberg screen page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in the applicable currency for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) and (b) if such rate is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be the interest rate per annum reasonably determined by the Administrative Agent in good faith to be the rate per annum at which deposits in the applicable currency for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBO Rate Revolving Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered to the Administrative Agent by major banks in the London or other offshore interbank market for the applicable currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Cash” means the amount of unrestricted cash and cash equivalents of the applicable Loan Parties at such time to the extent held in an account both (a) maintained with the Administrative Agent and (b) subject to a Blocked Account Agreement in favor of the Administrative Agent and in compliance with Section 5.15.

“Qualifying IPO” means the issuance and sale by the Lead Borrower or any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) pursuant to which Net Proceeds of at least $35,000,000 are received by, or contributed to, the Lead Borrower.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Reallocation” has the meaning assigned to such term in Section 2.25(a).

“Reallocation Date” has the meaning assigned to such term in Section 2.25(a).

“Refinancing” has the meaning assigned to such term in Section 4.01(p).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(ix).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment, including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Rent and Charges Reserve” means the aggregate of (a) all past due amounts due and owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory and could legally assert a Lien on any Eligible Inventory; and (b) an amount equal to up to three months’ rent for all of the Loan Parties’ leased locations or the amount that may be payable for up to three months to any third party warehouse or other storage facilities where Eligible Inventory is located, in each case, other than (x) any such location with respect to which the Administrative Agent shall have received a Collateral Access Agreement in form and substance reasonably satisfactory to the Administrative Agent (it being understood that upon receipt of any such Collateral Access Agreement with respect to such location the portion of any Rent and Charges Reserve attributable to such location shall be immediately released), (y) any amounts being disputed in good faith and (z) any such location where Eligible Inventory not in excess of $2,000,000 is located.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposure or unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and such unused commitments at such time; provided that the Revolving Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarding in the determination of the Required Lenders at any time; provided, that the amount of any participation in any Swingline Loan and unreimbursed LC Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or Issuing Bank, as the case may be, in making such determination to the extent such Lender that is the Swingline Lender or Issuing Bank is not a Defaulting Lender.

“Required Minimum Balance” has the meaning assigned to such term in Section 5.15(b).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, municipal, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Lead Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Lead Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Debt” has the meaning set forth in Section 6.04(b).

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Lead Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Lead Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Lead Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Lead Borrower.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) the date of the Borrowing of such Revolving Loan, (ii) each date of any continuation of such Revolving Loan pursuant to the terms of this Agreement, (iii) the date of delivery of any Borrowing Base Certificate required to be delivered pursuant to Section 5.01(l) (without giving effect to the proviso thereto) and (iv) the date of any voluntary reduction of the related Commitment pursuant to Section 2.09(c); (b) with respect to any Letter of Credit, each of the following: (i) the date of on which such Letter of Credit is issued, (ii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof and (iii) the date of delivery of any Borrowing Base Certificate required to be delivered pursuant to Section 5.01(l) (without giving effect to the proviso thereto); and (c) any additional date as the Administrative Agent or the relevant Issuing Bank, as applicable, may determine or the Required Lenders may require at any time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total Revolving Credit Exposure, at such time.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility and/or any Extended Revolving Facility.

“Revolving Loans” means the Initial Revolving Loans, the Swingline Loans and the Additional Revolving Loans.

“Royalty Reserve” means, as of any date of determination, the aggregate of (a) all past due royalty payments owing by a Loan Party as of such date of determination, plus (b) an amount equal to projected royalty payments anticipated to be owing by the Loan Parties in the three months following such date of determination.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Sanctions” has the meaning assigned to such term in Section 3.17.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Lien Agent” means the administrative agent under the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the Closing Date, among, inter alios, Holdings, the Borrower, the Second Lien Agent and the lenders from time to time party thereto and any other document governing any Second Lien Facility.

“Second Lien Facility” means the credit facility governed by the Second Lien Credit Agreement and one or more debt facilities or other financing arrangements (including indentures) providing for loans, notes or other long-term indebtedness, including any such replacement or refinancing facility or other financing arrangements (including indentures) that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility (or any subsequent replacement thereof), in each case to the extent permitted pursuant to Section 6.01(p) (or any other provision in Section 6.01, so long as, if applicable, any corresponding Lien is (x) junior to the Lien securing the Initial Revolving Loans and (y) permitted by Section 6.02).

“Second Lien Facility Documentation” means the Second Lien Facility and all related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time).

“Second Lien Loans” shall mean the loans under the Second Lien Facility.

“Second Lien Obligations” means (a) the “Secured Obligations” as defined in the Second Lien Credit Agreement and with respect to any other Second Lien Facility, any equivalent term under such Second Lien Facility, (b) all unpaid principal and accrued and unpaid interest and fees owing respect to any “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the Second Lien Credit Agreement or any equivalent term under any documentation governing any Second Lien Facility) and (c) all unpaid principal and accrued and unpaid interest and fees owing with respect to any refinancing Indebtedness in respect of any or all of the foregoing.

“Secured Banking Services Obligations” means the US Secured Banking Services Obligations and the Canadian Secured Banking Services Obligations.

“Secured Banking Services Provider” means the Administrative Agent, any Lender or any Arranger or an Affiliate of the Administrative Agent, any Lender or any Arranger as of the Closing Date or when such an arrangement is entered into, that is providing Banking Services.

“Secured Hedging Obligations” means Canadian Secured Hedging Obligations and US Secured Hedging Obligations.

“Secured Obligations” means all Obligations, together with (a) all Secured Banking Services Obligations and (b) all Secured Hedging Obligations.

“Secured Parties” means (a) the Lenders, (b) the Issuing Banks, (c) the Administrative Agent, (d) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (e) Secured Banking Services Provider, (f) the Arrangers and (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreements” means the US Security Agreement and the Canadian Security Agreement.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Default” means any Event of Default arising under Section 6.15(a) after the expiration of any cure periods set forth in Section 6.15(b), Section 7.01(a) (solely with respect to principal, interest and recurring fees), Section 7.01(d) (with respect to any material misrepresentation in any Borrowing Base Certificate that resulted in its material overstatement of the Borrowing Base), Section 7.01(e)(i), Section 7.01(e)(ii), Section 7.01(f) or Section 7.01(g).

“Specified Merger Agreement Representations” means the representations and warranties made by or on behalf of (or related to) the Company, its subsidiaries or their respective businesses in the Merger Agreement which are material to the interests of the Lenders, but which are required to be true and correct only to the extent that the Lead Borrower (or its applicable Affiliate) has the right to terminate, taking into account any cure provisions, its obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i), Section 3.01(b) (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral, subject to the last paragraph of Section 4.01), Section 3.16 and Sections 3.17(a)(ii), (b)(ii) and (c).

“Specified Transaction” means (a) (i) any incurrence or issuance of any Indebtedness (excluding any borrowings under this Agreement or any Additional Revolving Facility incurred substantially concurrently with such Specified Transaction), and (ii) any prepayment, redemptions, repurchases and other retirements of any Indebtedness (in the case of any Additional Revolving Facility, to the extent accompanied by a permanent reduction in the commitments thereunder), (b) to the extent applicable in determining the First Lien Leverage Ratio, the incurrence of any Lien on Collateral, (c) any Permitted Acquisition and any Investment that results in a Person becoming a Restricted Subsidiary, (d) any Restricted Payment, (e) any Restricted Debt Payment, (f) any Disposition, whether by purchase, merger, amalgamation or otherwise, of (i) all or substantially all of the assets of, or any business line, unit or division or product line of, the Lead Borrower or any Restricted Subsidiary, (ii) the Capital Stock of any Restricted Subsidiary that results in such Restricted Subsidiary no longer being a Restricted Subsidiary of the Lead Borrower, or (iii) any asset pursuant to Section 6.07(h) having a Fair Market Value greater than $50,000,000, (h) to the extent elected by the Lead Borrower to be excluded in calculating Consolidated Adjusted EBITDA, any designation of operations or assets of a Borrower or a Restricted Subsidiary as discontinued operations in accordance with GAAP, (i) solely for the purposes of determining the applicable amount of Cash and Cash Equivalents, any contribution of capital to (and the Net Proceeds from the issuance of any Qualified Capital Stock by) a Borrower or a Restricted Subsidiary, (j) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with this Agreement, and (i) any other transaction that by the terms of this Agreement requires a financial ratio to be calculated on “Pro Forma Basis” or after giving pro forma effect thereto.

“Specified Transaction Date” means the date a Specified Transaction is consummated.

“Split Collateral Basis” means, with respect to any Indebtedness, the obligations thereunder are secured by US ABL Priority Collateral (or similar current assets) on a junior priority basis relative to the Secured Obligations and secured by all other US Collateral on a senior priority basis relative to the Secured Obligations, in each case, as provided in an ABL Intercreditor Agreement.

“Sponsors” means (a) CCMP Capital Advisors, LLC and any of its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates, (b) MSD Partners, L.P. and any of its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates and (c) The Alberta Investment Management Corporation (together with (i) any entity to which it directly or indirectly provides or will provide investment management services pursuant to the Alberta Investment Management Corporation Act and (ii) any entity that directly or indirectly controls, is controlled by or is under common control with one or more of the entities described in the foregoing clause (i), “AIMCo”).

“Sponsor Model” means the financial model delivered by the Sponsors to the Arrangers on June 10, 2017.

“Spot Rate” means, on any date of determination, the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in Administrative Agent's principal foreign exchange trading office for the first currency.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subordinated Indebtedness” means any Indebtedness (other than Indebtedness among Holdings and/or its subsidiaries) of the Borrowers or any of their Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof in each case to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Lead Borrower.

“Subsidiary Guarantor” means (x) on the Closing Date, each Restricted Subsidiary of the Lead Borrower (other than any subsidiary that is an Excluded Subsidiary) and (y) thereafter, each subsidiary of the Lead Borrower that guarantees any of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof, provided, however, that notwithstanding the foregoing, with respect to any Credit Extension, Overadvance or Protective Advance made to the US Borrower, a Subsidiary Guarantor will at no time include a Foreign Subsidiary, a Foreign Subsidiary Holdco or any direct or indirect subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holdco, regardless of whether any such entity guarantees any Secured Obligations of the Canadian Borrower. Notwithstanding the foregoing, the Lead Borrower may elect, in its sole discretion, to cause any Restricted Subsidiary that is not otherwise required to be a Subsidiary Guarantor to provide a Loan Guaranty by causing such Restricted Subsidiary to execute a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, and any such Restricted Subsidiary shall be a Loan Party and Subsidiary Guarantor hereunder for all purposes; provided that upon such election such Restricted Subsidiary shall no longer be deemed to be an Excluded Subsidiary; provided, further, that the Lead Borrower may elect to re-designate such Restricted Subsidiary as an Excluded Subsidiary (and such Restricted Subsidiary shall be released from its Loan Guaranty pursuant to Section 9.23), provided that, at the time of such designation, the Investments in such Restricted Subsidiary made while such Restricted Subsidiary was a Loan Party and the Indebtedness and Liens of such Restricted Subsidiary incurred while such Restricted Subsidiary was a Loan Party will be deemed to constitute Investments, Indebtedness and Liens of a Restricted Subsidiary that is not a Loan Party for purposes of this Agreement.

“Supporting Information” means (a) a detailed aging, by total, of the Loan Parties’ Accounts, together with reconciliation and supporting documentation for any reconciling items noted and (b) a listing of the Loan Parties Inventory pursuant to a detailed Inventory system/perpetual report together with a reconciliation to the Loan Parties’ general ledger accounts.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means $25,000,000. The Swingline Commitment is part of and not in addition to the Commitments.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall equal to its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” means any Loan made pursuant to Section 2.24(a).

“Swingline Loan Request” means a notice of a Swingline Loan Borrowing pursuant to Section 2.24(b), which shall be substantially in the form of Exhibit B-3 or such other form as approved by the Administrative Agent.

“Tax and Trust Funds” has the meaning specified in the definition of “Excluded Asset”.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date that all or any Commitments have expired or terminated and the principal of and interest on each Revolving Loan and all fees, expenses and other amounts payable under any Loan Document, Banking Services Obligations and Hedging Obligations have been paid in full (other than (a) contingent indemnification obligations and (b) Banking Services Obligations or Hedging Obligations that are not being terminated as to which arrangements reasonably satisfactory to the applicable counterparty have been made), all Letters of Credit, Swingline Loans and Protective Advances have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements have been reimbursed.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters determined in accordance with, and subject to, Section 1.11(c).

“Threshold Amount” means $40,000,000.

“Total Revolving Credit Exposure” means at any time, the sum of the Initial Revolving Credit Exposure and the Additional Revolving Credit Exposure.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business connected to the use of and symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past, present and future infringements or dilutions thereof; (d) all rights to sue for past, present, and future infringements or dilutions of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“tranche” has the meaning assigned to such term in Section 2.23(a).

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings and its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Revolving Loans hereunder, (b) the transactions contemplated by the Merger Agreement on the Closing Date, (c) the Equity Contribution, (d) the Refinancing, (e) the execution, delivery and performance by the Loan Parties of the Loan Documents (as defined in the First Lien Credit Agreement) to which they are a party and the incurrence of Indebtedness under the First Lien Credit Agreement on the Closing Date (f) the execution, delivery and performance by the Loan Parties of the Loan Documents (as defined in the Second Lien Credit Agreement) to which they are a party and the incurrence of Indebtedness under the Second Lien Agreement on the Closing Date and (g) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(ix).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Trust Fund Account” means any account containing Cash and Cash Equivalents consisting solely of Tax and Trust Funds.

“Trust Fund Certificate” means a certificate of a Responsible Officer of the Lead Borrower certifying (a) the type and amount of any Tax and Trust Funds contained or held in a Blocked Account, and (b) that (x) the obligation requiring such Tax and Trust Funds is due and payable within 15 Business Days of delivery of such certificate and (y) amounts on deposit in any applicable Trust Fund Account are insufficient to make such payment.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the CDOR Loan Rate, the Canadian Prime Rate, the Canadian Base Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unrestricted Subsidiary” means any subsidiary of any Borrower designated by the Lead Borrower as an Unrestricted Subsidiary on the Closing Date and listed on Schedule 5.10 or after the Closing Date pursuant to Section 5.10.

“U.S.” means the United States of America.

“US ABL Priority Collateral” means ABL Priority Collateral (as defined in the ABL Intercreditor Agreement) of the US Loan Parties.

“US Borrower” has the meaning set forth in the preamble hereto

“US Borrowing Base” means the sum, in Dollars, of the following as set forth in the most recently delivered US Borrowing Base Certificate:

(a)                (i) during the Peak Season, 90% of the US Loan Parties’ Eligible Accounts and (ii) otherwise, 85% of the US Loan Parties’ Eligible Accounts; plus

(b)                the lesser of (i) (A) during the Peak Season, 90% of the Net Orderly Liquidation Value of the US Loan Parties’ Eligible Inventory and (B) otherwise, 85% of the Net Orderly Liquidation Value of the US Loan Parties’ Eligible Inventory or (ii) (A) during the Peak Season, 75% of the book value of the US Loan Parties’ Eligible Inventory if such calculation is made at any time during the Peak Season and (B) otherwise, 70% of the book value of the US Loan Parties’ Eligible Inventory if such calculation is made at any other time (in each case, calculated at the lower of cost or market value); plus

(c)                100% of Qualified Cash of the US Loan Parties, up to an amount not exceeding $30,000,000 in the aggregate; minus

(d)                any Availability Reserve established in connection with the foregoing.

In connection with any Specified Transaction, the US Borrower may submit a US Borrowing Base Certificate reflecting a calculation of the US Borrowing Base that includes Eligible Accounts and Eligible Inventory (otherwise satisfying the criteria in respect thereof, contained in such definition) acquired by US Loan Parties in connection with such Specified Transaction (the “Acquired US Eligible Accounts” and the “Acquired US Eligible Inventory”, respectively) and, from and after the Specified Transaction Date, the US Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion of a field examination and inventory appraisal with respect to such Acquired US Eligible Accounts and Acquired US Eligible Inventory, such adjustment to the US Borrowing Base shall only be available if a customary desktop audit with respect to such assets reasonably satisfactory to the Administrative Agent in its Permitted Discretion has been completed and shall be limited to (i) from the Specified Transaction Date until the date that is 91 days after the Specified Transaction Date, the aggregate amount of Acquired US Eligible Accounts and Acquired US Eligible Inventory included in the US Borrowing Base prior to the completion of a field examination and inventory appraisal with respect thereto, shall not exceed 10% of the US Borrowing Base (calculated after giving effect to the inclusion (up to such 10% cap) of the Acquired US Eligible Accounts and Acquired US Eligible Inventory as to which a field examination and inventory appraisal has not been performed). From the 91st day following the Specified Transaction Date (or such later date as the Administrative Agent may agree), the US Borrowing Base shall be calculated without reference to the Acquired US Eligible Accounts and the Acquired US Eligible Inventory until a field examination and inventory appraisal has been completed with respect to such assets; it being understood and agreed that (x) there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such inventory appraisal and field examination on or prior to the dates indicated above and (y) the performance of such inventory appraisal and field examination on the Acquired US Eligible Accounts and the Acquired US Eligible Inventory shall not count toward the limitations on the number of inventory appraisals and field examinations contained in Section 5.06(b).

Notwithstanding anything to the contrary herein, (i) for the period from and including the Closing Date until the 90th day after the Closing Date (or (A) such earlier date on which the US Borrower delivers an inventory appraisal and field examination reasonably satisfactory to the Administrative Agent or (B) such later date as the Administrative Agent agrees to in its Permitted Discretion) and (ii) for purposes of the US Borrowing Base Certificate required to be delivered on or prior to the Closing Date), the US Borrowing Base shall be based on an alternative borrowing base equal to the greater of (a)(i) with respect to any period on or prior to October 31, 2017, $66,000,000 and (ii) with respect to any period after October 31, 2017, $88,000,000 and (b) the sum of 65% of book value of the Eligible Accounts and 40% of book value of Eligible Inventory of the US Loan Parties, as determined in good faith by the US Borrower (in consultation with the Administrative Agent); provided that the US Borrowing Base shall be deemed to be $0 if the inventory appraisal and field examination are not delivered by the 91st day after the Closing Date.

“US Borrowing Base Certificate” means a certificate from a Responsible Officer of the Lead Borrower, in substantially the form of Exhibit M, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Lead Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“US Collateral” means any and all property of any US Loan Party subject to a Lien under any Collateral Document and any and all other property of any US Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to any Collateral Document, in each case, to secure the US Secured Obligations, other than any Excluded Assets.

“US Concentration Account” has the meaning assigned to such term in Section 5.15(a).

“US Hedge Product Amount” has the meaning assigned to such term in the definition of US Secured Hedging Obligations.

“US LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“US LC Exposure” means at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding US Letters of Credit at such time and (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements with respect to US Letters of Credit that have not yet been reimbursed at such time. The US LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate US LC Exposure at such time.

“US Letters of Credit” has the meaning assigned to such term in Section 2.05(a)(i)(A).

“US Letter of Credit Sublimit” means $15,000,000, subject to increase in accordance with Section 2.22.

“US Line Cap” means at any time, the lesser of (i) the aggregate Initial US Commitment and (ii) the then-applicable US Borrowing Base.

“US Loan Guaranty” means the US Loan Guaranty Agreement, substantially in the form of Exhibit I, executed by each US Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties.

“US Loan Party” means any Loan Party that is incorporated or organized under the laws of the US, any state thereof or the District of Columbia; provided, that a US Loan Party will at no time include a Foreign Subsidiary, a Foreign Subsidiary Holdco or any direct or indirect subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holdco.

“US Lockbox” has the meaning assigned to such term in Section 5.15(a).

“US Obligations” means all unpaid principal of and accrued and unpaid interest, fees and expenses (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Initial US Revolving Loans, any Additional Revolving Loans made to the US Borrower, all US Overadvances, all US Protective Advances, all US LC Exposure, all Swingline Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the US Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Revolving Loan, Overadvance, Protective Advance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“US Overadvance” has the meaning assigned to such term in Section 2.04(a).

“US Protective Advance” has the meaning assigned to such term in Section 2.06(a).

“US Required Lenders” means, at any time, Lenders having Initial US Revolving Credit Exposure or unused Initial US Commitments representing more than 50% of the sum of the total Initial US Revolving Credit Exposure and such unused Initial US Commitments at such time; provided that the Initial US Revolving Credit Exposure and unused Initial US Commitments of any Defaulting Lender shall be disregarding in the determination of the US Required Lenders at any time.

“US Secured Banking Services Obligations” means the Banking Services Obligations of a US Loan Party provided by Secured Banking Services Providers that are not “Banking Services Obligations” as defined in the First Lien Credit Agreement or any equivalent under the First Lien Facility.

“US Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) of any US Loan Party under each Hedge Agreement that (a) is in effect on the Closing Date between any US Loan Party and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any US Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such US Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the US Borrower as being a US Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender; provided that for any such US Secured Hedging Obligations to constitute “Designated Hedging Obligations,” the applicable US Loan Party must have provided written notice to the Administrative Agent substantially in the form of Exhibit N notifying the Administrative Agent of (i) the existence of the applicable Hedge Agreement and (ii) the maximum amount of obligations of the applicable US Loan Party that may arise thereunder (the “US Hedge Product Amount”). The US Hedge Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and US Loan Party. No US Hedge Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

“US Secured Obligations” means all Secured Obligations of the US Loan Parties.

“US Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit J, among the US Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“US Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“US Super Majority Lenders” means, at any time, Lenders having Initial US Revolving Credit Exposure and unused Initial US Commitments representing more than 66-2/3% of the sum of the aggregate Initial US Revolving Credit Exposure and such unused Initial US Commitments of all Lenders at such time; provided that the Initial US Revolving Credit Exposure and unused Initial US Commitment of any Defaulting Lender shall be disregarded in the determination of the US Super Majority Lenders at any time.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02            Classification of Revolving Loans and Borrowings. For purposes of this Agreement, Revolving Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan” or “Initial US Revolving Loan”) or by Type (e.g., a “LIBO Rate Revolving Loan”) or by Class and Type (e.g., a “LIBO Rate Initial US Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial US Revolving Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Initial US Revolving Borrowing”).

Section 1.03            Terms Generally.

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)            The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(c)            Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (or any Loan Document (as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable)) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(d)            Notwithstanding anything else provided herein or in any other Loan Document, any interest, fee or principal payments on any Indebtedness due and payable (or paid) as of the last Business Day of a calendar month, calendar quarter or calendar year, as applicable, shall be deemed to have been due and payable (or paid) as of the end of the respective fiscal month, Fiscal Quarter or Fiscal Year, as applicable, ended closest to such calendar period for purposes of all calculations of Consolidated Secured Debt, Consolidated First Lien Debt, Consolidated Total Debt and Consolidated Adjusted EBITDA hereunder.

Section 1.04            Accounting Terms; GAAP.

(a)            All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Fixed Charge Coverage Ratio, the First Lien Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (i) if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes or became effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and (ii) if such an amendment is requested by the Lead Borrower or the Required Lenders, then the Lead Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Lead Borrower notifies the Administrative Agent that the Lead Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Lead Borrower cannot elect to report under GAAP).

(b)            Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease”, in the event of an accounting change requiring all leases to be capitalized, except as expressly provided in the definition of GAAP with respect thereto, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05            Quebec Terms. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (f) PPSA shall be deemed to include the Civil Code of Quebec and all references to filing, registering or recording under the UCC or PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “joint and several” shall be deemed to include “solidary”, (l) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (m) “beneficial ownership” shall be deemed to include “ownership”, (n) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatory or prête-nom”, (o) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, and (p) “lease” shall be deemed to include a “leasing contract”.

Section 1.06            Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.07            Timing of Payment of Performance. Subject to the definitions of Interest Payment Date and Interest Period, when payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.08            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09            Currency Generally; Exchange Rate.

(a)            For purposes of any determination under Article 5, Article 6 (other than Section 6.15(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of a Specified Transaction, in a currency other than Dollars, (i) the Dollar equivalent amount of such Specified Transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such Specified Transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any Specified Transaction so long as such Specified Transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Lead Borrower would not be in compliance with Section 6.15 if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.15 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency effects of any Hedge Agreement permitted hereunder and entered into with respect to the currency exchange risks relating to such Indebtedness), then, solely for purposes of compliance with Section 6.15, the Fixed Charge Coverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Lead Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.10            Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Revolving Loans with Incremental Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in Canadian Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.11            Certain Conditions, Calculations and Tests.

(a)            Notwithstanding anything to the contrary herein, with respect to any intended acquisition, Investment (other than Investments in a Borrower or any Restricted Subsidiary), Restricted Payment and/or Restricted Debt Payment (each, taken together with any related actions and transactions (including, in the case of any Indebtedness (including any Incremental Revolving Facilities), the incurrence, repayment and other intended uses of proceeds), a “Limited Condition Transaction”), to the extent that the terms of this Agreement require satisfaction of, or compliance with, any condition, test or requirement (including satisfaction of, or compliance with, the Payment Conditions, subject to the limitations set forth in the first proviso below), in order to effect, incur or consummate such Limited Condition Transaction (including (w) compliance with any financial ratio or test (including, without limitation, Section 2.22 any First Lien Leverage Ratio, any Fixed Charge Coverage Ratio test, the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets (including any component definitions of the foregoing) 30-Day Average Availability and/or Availability), (x) the making or accuracy of any representations and warranties, (y) the absence of a Default or Event of Default (or any type of Default or Event of Default, including any Specified Default) and/or (z) any other condition, test or requirement), at the election of the Lead Borrower (a “LCT Election”), the date of determination of whether any relevant conditions, tests and requirements are satisfied or complied with shall be made on, and shall be deemed to be, the date (the “LCT Test Date”) that the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, delivery of notice of redemption, prepayment, declaration of dividend or similar event), giving pro forma effect to such Limited Condition Transaction (including any related actions and transactions) pursuant to this Section 1.11, provided, that with respect to determining the satisfaction of, or compliance with, the Payment Conditions (1) an LCT Election may be made with respect to 30-Day Average Availability and/or Availability solely in connection with Permitted Acquisitions (or similar Investments) and any related actions and transactions, including Indebtedness (including Liens securing such Indebtedness) to be incurred or assumed in connection with Permitted Acquisitions (or similar Investments), but not in connection with Restricted Payments and/or Restricted Debt Payments, (2) if the Lead Borrower has made an LCT Election with respect to any Permitted Acquisition (or similar Investment) that is anticipated to be funded in whole or in part with Revolving Loans hereunder (the Revolving Loans anticipated to be funded in connection therewith, the “Subject Loans”), then the Subject Loans shall be deemed to be outstanding for all purposes of this Agreement (other than the calculation of “Applicable Rate” and “Commitment Fee Rate” and for calculation of interest owing hereunder), including for purposes of determining Availability in connection with any request for a Credit Extension, evaluating whether a Covenant Trigger Period or a Cash Dominion Period has occurred and is continuing and/or determining satisfaction of, or compliance with, the Payment Conditions on a Pro Forma Basis with respect to any unrelated transactions or actions expressly subject to satisfaction of, or compliance with, the Payment Conditions on a Pro Forma Basis on or following the applicable LCT Test Date and prior to the earlier of the date on which such Permitted Acquisition (or similar Investment) is consummated or the definitive agreement (or, if applicable, notice, declaration or similar event) for such Permitted Acquisition (or similar Investment) is terminated or expires without consummation of such Permitted Acquisition (or similar Investment) (such earlier date, the “LCT Termination Date”); provided that the Borrower shall be entitled to elect to deem the Subject Loans to not be outstanding as set forth above to the extent that the Lead Borrower notifies the Administrative Agent of such election, in which case the related Permitted Acquisition (or similar Investment), and any related incurrence of Indebtedness and Liens, shall be deemed to not be a Limited Condition Transaction for purposes of testing the Payment Conditions thereafter and (3) in no event shall the satisfaction of the conditions to the incurrence of a Credit Extension set forth in Section 4.02 be subject to an LCT Election under this Section 1.11(a). If the Lead Borrower has made an LCT Election for any Limited Condition Transaction and such Limited Condition Transaction (including any related actions and transactions) would be permitted on the LCT Test Date, (i) each such condition, test and requirement shall be deemed satisfied and complied with for all purposes of such Limited Condition Transaction and (ii) any change in status of any such condition, test and requirement between the LCT Test Date and the taking of the relevant actions or consummation of the relevant transactions such that any applicable financial ratios or tests, baskets, conditions, requirements or provisions would be exceeded, breached or otherwise no longer complied with or satisfied for any reason (including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets or the Person subject to such Limited Condition Transaction) shall be disregarded such that all financial ratios or tests, baskets, conditions, requirements or provisions shall continue to be deemed complied with and satisfied for all purposes of such Limited Condition Transaction, all applicable transactions and actions will permitted and no Default or Event of Default shall be deemed to exist or to have occurred or resulted from such change in status or Limited Condition Transaction; provided, that (A) if financial statements for one or more subsequent fiscal quarters shall have become available subsequent to the LCT Test Date, the Lead Borrower may elect, in its sole discretion, to re-determine all financial ratios or tests, baskets, conditions, requirements or provisions on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (B) except as contemplated in the foregoing clause (A), compliance with such financial ratios or tests, baskets, conditions, requirements or provisions shall not be determined or tested at any time for purposes of such Limited Condition Transaction after the applicable LCT Test Date. If the Lead Borrower has made an LCT Election, then in connection with any subsequent calculation of any financial ratios or tests (including any Incurrence-Based Baskets), thresholds and availability (including under any Fixed Basket) under this Agreement with respect to any unrelated transactions or actions on or following the applicable LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement (or, if applicable, notice, declaration or similar event) for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any financial ratios or tests, thresholds and availability shall be determined assuming such Limited Condition Transaction (including any related actions and transactions) had been consummated.

(b)            For purposes of determining the permissibility of any action, change, transaction or event or compliance with any term that requires a calculation of any financial ratio or test (including, without limitation, Sections 2.22, 2.23, 6.15, any First Lien Leverage Ratio, any Fixed Charge Coverage Ratio and/or the amount or percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets (including any component definitions of the foregoing and for the avoidance of doubt, notwithstanding clause (k) of the definition of “Consolidated Net Income”, which shall be disregarded)), (i) Specified Transactions that have been made during the applicable Test Period (or, except as provided in Section 1.11(c), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made) and any Limited Condition Transaction (including any related actions and transactions) shall be calculated on a Pro Forma Basis and be given pro forma effect assuming that all such Specified Transactions and Limited Condition Transactions had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets and Consolidated Total Debt, on the last date of the applicable Test Period) in good faith by a Responsible Officer of the Lead Borrower and include, for the avoidance of doubt, the amount of “run-rate” cost savings (including sourcing), operating expense reductions, operating improvements and synergies projected by the Borrowers in good faith in a manner consistent with, and without duplication of, clause (b)(xi) of the definition of “Consolidated Adjusted EBITDA” (calculated on a Pro Forma Basis and given pro forma effect as though such cost savings (including sourcing), operating expense reductions, operating improvements and synergies had been realized on the first day of such period for the entirety of such period), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in a manner consistent with, and without duplication of, clause (b)(xi) of the definition of “Consolidated Adjusted EBITDA”, whether through a pro forma adjustment or otherwise, and (ii) any borrowings under any revolving credit facilities incurred substantially concurrently with the applicable Specified Transaction shall be disregarded and excluded from such pro forma calculation (other than determinations with respect to the Borrowing Base and Availability).

(c)            The calculation of any financial ratio or test (including, without limitation, Sections 2.22 and 2.23, any First Lien Leverage Ratio, any Fixed Charge Coverage Ratio and/or the amount or percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets (including any component definitions of the foregoing and for the avoidance of doubt, notwithstanding clause (k) of the definition of “Consolidated Net Income”, which shall be disregarded), but excluding actual compliance with Section 6.15) shall be based on the most recently ended Test Period for which internal financial statements are available (as determined in good faith by the Lead Borrower).

(d)            The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Lead Borrower dated such date prepared in accordance with GAAP. If any Indebtedness bears a floating rate of interest and is being calculated on a Pro Forma Basis or being given pro forma effect, the interest on such Indebtedness attributable to any period subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated for as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capital Lease obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease obligation in accordance with GAAP. Any calculation of the Fixed Charge Coverage Ratio on a Pro Forma Basis will be calculated using an assumed interest rate in determining Consolidated Interest Expense based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Lead Borrower in good faith.

(e)            The increase in amounts secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of Section 6.02.

(f)             For purposes of determining compliance at any time with the provisions of this Agreement, in the event that any Indebtedness (including any Incremental Revolving Facility), Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction or other transaction, as applicable, meets the criteria of more than one category of exceptions, thresholds, baskets, or other provisions of transactions or items permitted pursuant to any clause of Article VI, any component in the definition of “Incremental Cap” or any other provision of this Agreement, the Lead Borrower, in its sole discretion, may, at any time, classify or reclassify (on one or more occasions) and/or divide or re-divide (on one or more occasions) such transaction or item (or portion thereof) among one or more such categories of exceptions, thresholds, baskets or provisions, as elected by the Lead Borrower in its sole discretion (other than the Initial Revolving Loans, First Lien Loans and Second Lien Loans outstanding on the Closing Date and any refinancing indebtedness in respect thereof which may not be reclassified). It is understood and agreed that any Indebtedness (including any Incremental Revolving Facility), Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction or other transaction need not be permitted solely by reference to one category of exceptions, thresholds, baskets or provisions permitting such Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Article VI (other than Section 6.01(a), (x) and (y)), any component in the definition of “Incremental Cap” or any other provision of this Agreement, but may instead be permitted in part under any combination thereof. Upon delivery of financial statements following any initial classification and division (or any subsequent reclassification and re-division), if any applicable financial ratios for any Incurrence-Based Baskets would then be satisfied for the incurrence of such Indebtedness (including any Incremental Revolving Facility), Lien, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, any amount thereof under any Fixed Basket shall automatically be deemed reclassified and re-divided as incurred under any available Incurrence-Based Baskets to the extent not previously elected by the Lead Borrower and will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to any available Incurrence-Based Baskets as set forth above without utilization of any Fixed Basket. This Section 1.11(f) shall not apply to the use of the Payment Conditions as an Incurrence Based Basket.

(g)            With respect to any amounts incurred or transactions entered into or consummated (including any Indebtedness (including any Incremental Revolving Facility), Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction or other transaction), in reliance on a combination of Fixed Baskets and Incurrence-Based Baskets, it is understood and agreed that (i) the Incurrence-Based Baskets shall first be calculated without giving effect to any Fixed Baskets being relied upon for any portion of such incurrence or transactions (i.e., Fixed Baskets shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Baskets, but full pro forma effect shall be given thereto and to all other applicable and related transactions (including, in the case of Indebtedness, the intended use of the aggregate proceeds of Indebtedness being incurred in reliance on a combination of Fixed Baskets and Incurrence-Based Baskets, but without “netting” the Cash proceeds of such Indebtedness) and all other permitted pro forma adjustments (except that the incurrence of any borrowings under any Additional Revolving Facility incurred substantially concurrently with the applicable transaction shall be disregarded) and (ii) thereafter, the incurrence of the portion of such amounts or other applicable transaction to be entered into in reliance on any Fixed Baskets shall be calculated (and may subsequently be reclassified into Incurrence-Based Baskets in accordance with Section 1.11(f)). For example, in calculating the maximum amount of Indebtedness permitted to be incurred under Fixed Baskets and Incurrence-Based Baskets in Section 6.01 in connection with an acquisition, only the portion of such Indebtedness intended to be incurred under Incurrence-Based Baskets shall be included in the calculation of financial ratios (and the portion of such Indebtedness intended to be incurred under Fixed Baskets shall be deemed to not have been incurred in calculating such financial ratios), but pro forma effect shall be given to the use of proceeds from the entire amount of Indebtedness intended to be incurred under both the Fixed Baskets and Incurrence-Based Baskets, the consummation of the acquisitions and any related repayments of Indebtedness.

Section 1.12            Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five).

Section 1.13            Alternate Currencies.

(a)            The Lead Borrower may from time to time request that Revolving Loans and/or Letters of Credit be issued (i) in respect of the US Borrower, in a currency other than Dollars and (ii) in respect of the Canadian Borrower, in a currency other than Canadian Dollars or Dollars; provided that (i) the requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (ii) any Existing Letter of Credit may be denominated in Canadian Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders, and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Lenders and the applicable Issuing Bank. The approval of any Alternate Currency may be accompanied by changes to the timing of the delivery of Borrowing Requests, Interest Election Requests and Letter of Credit Request in respect to credit extensions in such Alternate Currency.

(b)            Any such request shall be made to the Administrative Agent not later than 1:00 p.m. 10 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank in its sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank. Each such Lender (in the case of any such request pertaining to Revolving Loans) or the relevant Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 1:00 p.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit in the requested currency.

(c)            Any failure by any Lender or the relevant Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding clause (b) shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in the requested currency. If the Administrative Agent and each Lender that would be obligated to make Credit Extensions denominated in the requested currency consent to making Revolving Loans in the requested currency, the Administrative Agent shall so notify the Lead Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans; and if the Administrative Agent and the relevant Issuing Bank consent to the issuance of Letters of Credit in the requested currency, the Administrative Agent shall so notify the Lead Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of the issuance of any Letter of Credit. If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.13, the Administrative Agent shall promptly so notify the Lead Borrower. Notwithstanding anything to the contrary herein, to the extent that the LIBO Rate, the CDOR Rate and/or the Alternate Base Rate is not applicable to or available with respect to a Revolving Loan to be denominated in an Alternate Currency, the interest rate components applicable to such Alternate Currency shall be separately agreed by the Lead Borrower and the Administrative Agent.

ARTICLE 2

THE CREDITS

Section 2.01            Commitments.

(a)            Subject to the terms and conditions set forth herein, each Lender with an Initial US Commitment severally, and not jointly, agrees to make loans in Dollars and/or any other Alternate Currency to the US Borrower at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial US Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the Initial US Revolving Credit Exposure exceeding the lesser of (A) the Initial US Commitments and (B) the US Borrowing Base, or (ii) such Lender’s Initial US Revolving Credit Exposure exceeding such Lender’s Initial US Commitment.

(b)            Subject to the terms and conditions set forth herein, each Lender with an Initial Canadian Commitment severally, and not jointly, agrees to make loans in Canadian Dollars, Dollars and/or any other Alternate Currency to the Canadian Borrower at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Canadian Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the Initial Canadian Revolving Credit Exposure exceeding the lesser of (A) the Initial Canadian Commitments and (B) the Canadian Borrowing Base, or (ii) such Lender’s Initial Canadian Revolving Credit Exposure exceeding such Lender’s Initial Canadian Commitment.

(c)            Subject to the terms and conditions of this Agreement and any applicable Extension Amendment or Incremental Revolving Facility Amendment, each Lender and each Additional Revolving Lender with any Additional Revolving Commitment for a given Class severally, and not jointly, agrees to make Additional Revolving Loans of such Class to the Borrowers, which Revolving Loans shall not exceed for any such Lender or Additional Revolving Lender at the time of any incurrence thereof, the Additional Revolving Commitment of each Class of Lender.

Section 2.02            Loans and Borrowings.

(a)            Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans of the same Class and Type made by the relevant Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with the terms and procedures set forth in Section 2.24.

(b)            Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of (i) in the case of Revolving Loans denominated in Dollars, ABR Revolving Loans, Canadian Base Rate Revolving Loans or LIBO Rate Revolving Loans, (ii) in the case of Revolving Loans denominated in Canadian Dollars, Canadian Prime Rate Revolving Loans or CDOR Revolving Loans and (iii) in the case of Revolving Loans denominated in any other currency as the applicable Borrower may request in accordance herewith, provided that, each Swingline Loan shall be an ABR Revolving Loan. Each Lender at its option may make any LIBO Rate Revolving Loan or CDOR Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that (i) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Revolving Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Revolving Loan or CDOR Revolving Loan shall be deemed to have been made and held by such Lender, and the obligation of the applicable Borrower to repay such LIBO Rate Loan or CDOR Revolving Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the applicable Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided further that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such LIBO Rate Loan or CDOR Revolving Loan than that to which the applicable Lender was entitled on the date on which such Revolving Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Revolving Loan was made).

(c)            At the commencement of each Interest Period for any Borrowing of LIBO Rate Revolving Loans, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000 (or, in the case of any Adjusted LIBO Rate Borrowing denominated in any Alternate Currency, the equivalent of $1,000,000 denominated in such currency). Each ABR Revolving Loan and Canadian Base Rate Revolving Loan when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Loan or Canadian Base Rate Revolving Loan may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused Commitments of the relevant Class or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). At the commencement of each Interest Period for any Borrowing of CDOR Revolving Loans, such CDOR Revolving Loan shall comprise an aggregate principal amount that is an integral multiple of C$100,000 and not less than C$500,000.  Each Canadian Prime Rate Revolving Loan when made shall be in a minimum principal amount of C$100,000; provided that a Canadian Prime Rate Revolving Loan may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused balance of the relevant Commitment or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) different Interest Periods in effect for LIBO Rate Borrowings and CDOR Revolving Loans, respectively, at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)            Notwithstanding any other provision of this Agreement, no Borrower shall, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Revolving Loan.

Section 2.03            Requests for Borrowings. Each Borrowing, each conversion from one Type to the other, and each continuation of LIBO Rate Revolving Loans or CDOR Revolving Loans shall be made upon irrevocable notice by the applicable Borrower (or the Lead Borrower on behalf of the relevant Borrower) to the Administrative Agent (provided that notices in respect of a Revolving Loan Borrowing (x) to be made on the Closing Date may be conditioned on the closing of the Acquisition and (y) to be made in connection with any permitted acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such acquisition, investment or repayment or redemption of Indebtedness). Each such notice must be in writing and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) not later than 2:00 p.m. (i) three (3) Business Days prior to the requested day of any Borrowing, conversion or continuation of LIBO Rate Revolving Loans or CDOR Revolving Loans (or two Business Days in the case of any Borrowing of LIBO Rate Loans denominated in Dollars to be made on the Closing Date), (ii) four Business Days prior to the requested day of any Borrowing, conversion or continuation of LIBO Rate Revolving Loans denominated in a currency other than Dollars (or one Business Day in the case of any Borrowing of LIBO Rate Loans denominated in a currency other than Dollars to be made on the Closing Date) or (iii) by 12:00 p.m. (Noon) on the requested date of any Borrowing of ABR Revolving Loans, Canadian Base Rate Revolving Loans or Canadian Prime Rate Revolving Loans (other than Swingline Loans) (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if the applicable Borrower wishes to request LIBO Rate Revolving Loans or CDOR Revolving Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the applicable Borrower (or the Lead Borrower on its behalf) must be received by the Administrative Agent not later than 2:00 p.m. four (4) Business Days prior to the requested date of such Borrowing (or such later time as shall be reasonably acceptable to the Administrative Agent), conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 12:00 p.m. (Noon) three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the applicable Borrower whether or not the requested Interest Period is available to the appropriate Lenders. Each written notice with respect to a Borrowing by the applicable Borrower pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of such Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)            the identity of the Borrower;

(b)            the Class of such Borrowing;

(c)            the aggregate amount of the requested Borrowing;

(d)            the currency of such Borrowing;

(e)            the date of such Borrowing, which shall be a Business Day;

(f)             whether such Borrowing is to be an ABR Borrowing, a LIBO Rate Borrowing, a Canadian Prime Rate Borrowing, a Canadian Base Rate Borrowing or a CDOR Borrowing;

(g)            in the case of a LIBO Rate Borrowing or CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(h)            the location and number of the applicable Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If, with respect to Revolving Loans denominated in Canadian Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. If, with respect to Revolving Loans denominated in Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing or Canadian Base Rate Borrowing, as applicable. Revolving Loans denominated in any Alternate Currency shall be LIBO Rate Borrowings. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing or CDOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details thereof and of the amount of the Revolving Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, Canadian Base Rate Borrowing or Canadian Prime Rate Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section 2.03 or (y) in the case of any LIBO Rate Borrowing or CDOR Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section 2.03. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the currency in which such Revolving Loan was originally denominated and re-borrowed in the relevant other currency.

Section 2.04            Overadvances.

(a)            Notwithstanding anything to the contrary in this Agreement, if the sum of the Initial US Revolving Credit Exposure to the US Borrower exceeds the US Borrowing Base, at the request of the Lead Borrower, the Administrative Agent may in its sole discretion (but without any obligation to do so), make Revolving Loans to the US Borrower, on behalf of the relevant Lenders (any such Revolving Loan, a “US Overadvance”); provided that, no US Overadvance shall result in a Default or Event of Default for as long as such US Overadvance remains outstanding in accordance with the terms of this paragraph. US Overadvances shall be denominated in Dollars shall be ABR Borrowings. The authority of the Administrative Agent to make US Overadvances is limited to an aggregate amount not to exceed, when taken together with any US Protective Advances 10% of the US Borrowing Base in effect at such time; provided that, the US Required Lenders may at any time revoke the Administrative Agent’s authorization to make US Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof; provided that, the US Required Lenders may at any time restore the Administrative Agent’s authorization to make US Overadvances by written notice to the Administrative Agent thereof. Each US Overadvance shall mature and be due on the earliest of (i) the Initial Revolving Credit Maturity Date, (ii) written demand by the Administrative Agent and (iii) 30 days after the date on which such US Overadvance is made; it being understood and agreed that no US Overadvance shall cause the Initial US Revolving Credit Exposure of any Initial US Revolving Lender to exceed such Initial US Revolving Lender’s Initial US Commitment.

(b)            Notwithstanding anything to the contrary in this Agreement, if the sum of the Initial Canadian Revolving Credit Exposure to the Canadian Borrower exceeds the Canadian Borrowing Base, at the request of the Lead Borrower, the Administrative Agent may in its sole discretion (but without any obligation to do so), make Revolving Loans to the Canadian Borrower, on behalf of the relevant Lenders (any such Revolving Loan, a “Canadian Overadvance”); provided that, no Canadian Overadvance shall result in a Default or Event of Default for as long as such Canadian Overadvance remains outstanding in accordance with the terms of this paragraph. Canadian Overadvances shall be denominated in Dollars or Canadian Dollars. Any Canadian Overadvance denominated in Dollars shall be a Canadian Base Rate Borrowing. Any Canadian Overadvance denominated in Canadian Dollars shall be a Canadian Prime Rate Borrowing. The authority of the Administrative Agent to make Canadian Overadvances is limited to an aggregate amount not to exceed, when taken together with any Canadian Protective Advances 10% of the Canadian Borrowing Base in effect at such time; provided that, the Canadian Required Lenders may at any time revoke the Administrative Agent’s authorization to make Canadian Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof; provided that, the Canadian Required Lenders may at any time restore the Administrative Agent’s authorization to make Canadian Overadvances by written notice to the Administrative Agent thereof.. Each Canadian Overadvance shall mature and be due on the earliest of (i) the Initial Revolving Credit Maturity Date, (ii) written demand by the Administrative Agent and (iii) 30 days after the date on which such Canadian Overadvance is made; it being understood and agreed that no Canadian Overadvance shall cause the Initial Canadian Revolving Credit Exposure of any Initial Canadian Revolving Lender to exceed such Initial Canadian Revolving Lender’s Initial Canadian Commitment.

(c)            Upon the making of any Overadvance, each relevant Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in the relevant US Overadvance or Canadian Overadvance, as applicable, in proportion to its Applicable Percentage and, upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.

(d)            Each US Overadvance shall be secured by the Lien on the US Collateral in favor of the Administrative Agent and shall constitute a US Obligation hereunder.  Each Canadian Overadvance shall be secured by the Lien on the Canadian Collateral in favor of the Administrative Agent and shall constitute a Canadian Obligation. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion.

Section 2.05            Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein,

(i)                 in each case in reliance upon the agreements of the other Lenders set forth in this Section 2.05,

(A)              each Issuing Bank with an Initial US Commitment from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Initial Revolving Credit Maturity Date, upon the request of the US Borrower agrees, to issue letters of credit, including standby and documentary letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments issued for the account of the US Borrower (or any Restricted Subsidiary; provided that, other than with respect to the Existing Letters of Credit, the US Borrower will be the applicant) (the “US Letters of Credit”), to amend or renew US Letters of Credit previously issued by it, in accordance with Section 2.05(b) and to honor drafts under the US Letters of Credit,

(B)              each Issuing Bank with an Initial Canadian Commitment from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Initial Revolving Credit Maturity Date, upon the request of the Canadian Borrower agrees, to issue letters of credit, including standby and documentary letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments issued for the account of the Canadian Borrower (or any Restricted Subsidiary; provided that the Canadian Borrower will be the applicant) (such Letters of Credit, the “Canadian Letters of Credit”), to amend or renew Canadian Letters of Credit previously issued by it, in accordance with Section 2.05(b) and to honor drafts under the Canadian Letters of Credit, and

(ii)               the Lenders severally agree to participate in the applicable Letters of Credit issued pursuant to Section 2.05(d).

On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a US Letter of Credit issued hereunder for all purposes under this Agreement and the other Loan Documents.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit, the applicable Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit B-2 attached hereto (the “Letter of Credit Request”). To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)) the applicable Borrower shall submit such a request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information as shall be reasonably requested by the applicable Issuing Bank to issue, amend, extend or renew such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by any Borrower with the applicable Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). A Letter of Credit may be issued, amended, extended or renewed only if (and on the issuance, amendment, extension or renewal of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal, (i) in the case of a US Letter of Credit, the US LC Exposure does not exceed the US Letter of Credit Sublimit, (ii) in the case of a Canadian Letter of Credit, the Canadian LC Exposure does not exceed the Canadian Letter of Credit Sublimit, (iii) the sum of (x) the aggregate outstanding principal amount of all Revolving Loans plus (y) the aggregate amount of all LC Obligations would not exceed the Aggregate Commitment, (iv) the sum of (x) the aggregate outstanding principal amount of all Revolving Loans made to the US Borrower plus (y) the aggregate amount of all LC Obligations in respect of US Letters of Credit would not exceed the US Borrowing Base and (v) the sum of (x) the aggregate outstanding principal amount of all Revolving Loans made to the Canadian Borrower plus (y) the aggregate amount of all LC Obligations in respect of Canadian Letters of Credit would not exceed the Canadian Borrowing Base. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Expiration Date. No Letter of Credit shall expire later than the earlier of (A) the date that is one year (or, in the case of documentary Letters of Credit, one hundred eighty (180) days) after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Initial Revolving Credit Maturity Date; provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank); provided, further, that each Revolving Lender’s participation in any undrawn Letter of Credit that is outstanding on the Initial Revolving Credit Maturity Date will terminate on the Initial Revolving Credit Maturity Date.

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the applicable Class of Lenders, the applicable Issuing Bank hereby grants to each Lender of the applicable Class, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement.

(i)                 If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m. on the Business Day immediately following the date on which the applicable Borrower receives notice under paragraph (g) of this Section 2.05 of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the second Business Day immediately following the date on which the applicable Borrower receives such notice); provided that the applicable Borrower may, without satisfying the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.24 that such payment be financed with (x) in the case of any Letter of Credit denominated in Dollars, an ABR Borrowing or Canadian Base Rate Borrowing, as applicable, (y) in the case of any Letter of Credit issued on account of the Canadian Borrower denominated in Canadian Dollars, a Canadian Prime Rate Borrowing, (z) in the case of any Letter of Credit denominated in an Alternate Currency, a LIBO Rate Borrowing (clauses (x), (y) and (z), an “LC Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender in the relevant Class of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender in the relevant Class shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders in any relevant Class have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(ii)               If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or (A) in the case of any Letter of Credit denominated in Canadian Dollars, the Canadian Prime Rate, and (B) in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Letter of Credit is denominated) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)             Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)            Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless the applicable Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (a) in the case of Letters of Credit denominated in Dollars, Revolving Loans that are ABR Revolving Loans or Canadian Base Rate Borrowings of the applicable Class, (b) in the case of Letters of Credit issued on account of the Canadian Borrower denominated in Canadian Dollars, Revolving Loans that are Canadian Prime Rate Revolving Loans of the applicable Class and (c) in the case of Letters of Credit denominated in any Alternate Currency, Revolving Loans denominated in such currency that are LIBO Rate Revolving Loans of the applicable Class; provided that if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on the date on which the applicable Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i)             Replacement or Resignation of an Issuing Bank or Addition of New Issuing Banks.

(i)                 Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrowers, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Any Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (i) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(ii)               Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Lead Borrower, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time). In the event of any such resignation as an Issuing Bank, the Lead Borrower shall be entitled to appoint any Lender that accepts such appointment in writing as successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

(j)             Cash Collateralization.

(i)                 If any Event of Default exists, then on the Business Day that the Borrowers receive notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j),

(A)              the US Borrower shall deposit, in an interest bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders of the applicable Class (the “US LC Collateral Account”), an amount in Cash equal to 101% of the US LC Exposure as of such date (minus the amount then on deposit in the US LC Collateral Account), and

(B)              the Canadian Borrower shall deposit, in an interest bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders of the applicable Class (the “Canadian LC Collateral Account”), an amount in Cash equal to 101% of the Canadian LC Exposure as of such date (minus the amount then on deposit in the Canadian LC Collateral Account), provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the applicable Borrower described in Section 7.01(f) or (g).

(ii)               Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the applicable Obligations of the relevant Borrower in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrowers hereby grant the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the applicable LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of the Required Lenders) be applied to satisfy other Secured Obligations. If any Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the applicable Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

Section 2.06            Protective Advances.

(a)            Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by each Borrower and each Lender from time to time in its sole discretion (but without any obligation to do so) to make Initial US Revolving Loans (any such Initial US Revolving Loan made pursuant to this Section 2.06(a), a “US Protective Advance”) and Initial Canadian Revolving Loans (any such Initial Canadian Revolving Loan made pursuant to this Section 2.06(a), a “Canadian Protective Advance” and, together with any US Protective Advance together, the “Protective Advances”) to any applicable Borrower on behalf of the Lenders of the relevant Class at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the relevant Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the relevant Revolving Loans and other relevant Secured Obligations or (iii) to pay any other amount chargeable to or required to be paid by the relevant Borrower or any other Loan Party pursuant to the terms of this Agreement or any other Loan Document, including any payment of any reimbursable expense (including any expense described in Section 9.03) and any other amount that, in each case is then due and payable under any Loan Document and not the subject of a good faith dispute by the relevant Loan Party.  All Protective Advances denominated in Dollars shall be ABR Borrowings or Canadian Base Rate Borrowings, as applicable, and all Protective Advances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings.  No Protective Advance may be made if, after giving effect thereto, (i) the aggregate amount of outstanding Protective Advances and Overadvances would exceed 10% of the Borrowing Base, (ii) the Total Revolving Credit Exposure would exceed the Aggregate Commitment, (iii) in the case of a US Protective Advance, any Lender’s Initial US Revolving Credit Exposure would exceed such Lender’s Initial US Commitment or (iv) in the case of a Canadian Protective Advance, any Lender’s Initial Canadian Revolving Credit Exposure would exceed such Lender’s Initial Canadian Commitment.

(b)            Each US Protective Advance shall be secured by the Liens on the US Collateral in favor of the Administrative Agent and shall constitute a US Obligation hereunder. Each Canadian Protective Advance shall be secured by the Liens on the Collateral in favor of the Administrative Agent and shall constitute a Canadian Obligation. Each Protective Advance shall be repaid by the applicable Borrower upon the earliest of (i) demand by the Administrative Agent, (ii) the next succeeding Maturity Date and (iii) the date that is 30 days after such Protective Advance is made.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make an Initial US Revolving Loan or an Initial Canadian Revolving Loan, as applicable, to repay any US Protective Advance or Canadian Protective Advance, respectively.

(c)            Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender of the relevant Class shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such US Protective Advance or Canadian Protective Advance, as applicable, in proportion to its Applicable Percentage, and, upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.

Section 2.07            Funding of Borrowings.

(a)            Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) 2:00 p.m. New York City time for Revolving Loans denominated in Dollars, (y) 8:00 a.m. New York City time for Revolving Loans denominated in an Alternate Currency or (z) 2:00 p.m. New York City time for Revolving Loans denominated in Canadian Dollars, in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage (other than in respect of Swingline Loans); provided that Swingline Loans shall be made as provided in Section 2.24. The Administrative Agent will make such Revolving Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the applicable Borrower; provided that any Revolving Loan made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (or, (x) with respect to any amount denominated in Canadian Dollars, the Canadian Prime Rate, or (y) with respect to any amount denominated in an Alternate Currency, the rate of interest per annum at which overnight deposits in Euros, on an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to Revolving Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing and the applicable Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the applicable Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08            Type; Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing or CDOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing or CDOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08; provided that Revolving Loans denominated in any Alternate Currency shall be LIBO Rate Borrowings at all times. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders for the relevant Class based upon their Applicable Percentages for such Class and the Revolving Loans of such Class comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)            To make an election pursuant to this Section 2.08, the applicable Borrower (or the Lead Borrower on its behalf) shall notify the Administrative Agent of such election in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower (or the Lead Borrower on its behalf) were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)             whether the resulting Borrowing is to be an ABR Borrowing, a LIBO Rate Borrowing, a Canadian Prime Rate Borrowing, a Canadian Base Rate Borrowing or a CDOR Borrowing; and

(iv)              if the resulting Borrowing is a LIBO Rate Borrowing or CDOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing or CDOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing or CDOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a LIBO Rate Borrowing or CDOR Borrowing, as applicable, with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing or CDOR Borrowing and (ii) unless repaid, each LIBO Rate Borrowing and CDOR Borrowing shall be converted to an ABR Borrowing, Canadian Base Rate Borrowing or Canadian Prime Rate Borrowing, as applicable, at the end of the then-current Interest Period applicable thereto (except, in either case, that Revolving Loans denominated in any Alternate Currency shall be comprised of LIBO Rate Revolving Loans).

Section 2.09            Termination and Reduction of Commitments.

(a)            Unless previously terminated, the Initial Revolving Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date.

(b)            Upon delivering the notice required by Section 2.09(d), the Lead Borrower may at any time terminate the Commitments of any Class upon (i) the payment in full in Cash of all outstanding Revolving Loans of such Class, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit of such Class (or alternatively, with respect to each outstanding Letter of Credit, the furnishing to the Administrative Agent of a Cash deposit (or, if reasonably satisfactory to the applicable Issuing Bank, a backup standby letter of credit) equal to 100% of the relevant LC Exposure (minus the amount then on deposit in the US LC Collateral Account or Canadian LC Collateral Account, as applicable) as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other non-contingent Obligations with respect to the Revolving Facility of such Class then due, together with accrued and unpaid interest (if any) thereon.

(c)            Upon delivering the notice required by Section 2.09(d), the Lead Borrower may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Lead Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans and Swingline Loans in accordance with Section 2.10 or Section 2.11, the aggregate Revolving Credit Exposure would exceed the Aggregate Commitment.

(d)            The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section 2.09 in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments pursuant to this Section 2.09 shall be permanent. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

Section 2.10            Repayment of Revolving Loans; Evidence of Debt.

(a)            (i) (A) The US Borrower hereby unconditionally promises to pay in Dollars or the relevant Alternate Currency to the Administrative Agent for the account of each Initial US Revolving Lender, the then-unpaid principal amount of each Initial US Revolving Loan made by such Initial US Revolving Lender to the US Borrower on the Maturity Date applicable thereto.

(B)              The US Borrower hereby unconditionally promises to pay in Dollars or the relevant Alternate Currency to the Administrative Agent for the account of each Additional Revolving Lender, the then unpaid principal amount of each Additional Revolving Loan made by such Additional Revolving Lenders to the US Borrower on the Maturity Date applicable thereto.

(ii)           (A)          The Canadian Borrower hereby unconditionally promises to pay in Canadian Dollars, Dollars or the relevant Alternate Currency to the Administrative Agent for the account of each Initial Canadian Revolving Lender, the then-unpaid principal amount of each Initial Canadian Revolving Loan made by such Initial Canadian Revolving Lender to such Canadian Borrower on the Maturity Date applicable thereto.

(B)              The Canadian Borrower hereby unconditionally promises to pay in Canadian Dollars, Dollars or the relevant Alternate Currency to the Administrative Agent for the account of each Additional Revolving Lender, the then unpaid principal amount of each Additional Revolving Loan made by such Additional Revolving Lenders to the Canadian Borrower on the Maturity Date applicable thereto.

(iii)             The US Borrower hereby unconditionally promises to pay to the Swingline Lender, the then-unpaid principal amount of each Swingline Loan on the Latest Maturity Date.

(iv)              Each Revolving Loan shall be repaid in the currency in which it was made.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts (which shall be part of the Register) in which it shall record (i) the amount of each Revolving Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s and Issuing Banks’ share thereof.

(d)            The entries made in the accounts maintained in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain accounts pursuant to Sections 2.10(c) and 2.10(d) or any manifest error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Revolving Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern.

(e)            Any Lender may request that Revolving Loans made by it be evidenced by a Promissory Note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to such Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable).

Section 2.11            Prepayment of Revolving Loans.

(a)            Optional Prepayments.

(i)                 Upon prior notice in accordance with paragraph (a)(ii) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay, in Dollars, Canadian Dollars or the relevant Alternate Currency, as applicable, any Borrowing of Revolving Loans of any Class in whole or in part without premium or penalty (but subject to Section 2.16); provided that after the establishment of any Additional Revolving Facility, any such prepayment of any Borrowing of Additional Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22 and/or 2.23, as applicable. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class of Revolving Loans being prepaid.

(ii)               The Lead Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of a LIBO Rate Borrowing or CDOR Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment, or (B) in the case of a prepayment of an ABR Borrowing, Canadian Base Rate Borrowing or Canadian Prime Rate Borrowing, not later than 12:00 p.m. (Noon) on the day of prepayment. Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion or each relevant Class to be prepaid; provided that a notice of prepayment delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid. Each prepayment of Revolving Loans made pursuant to this Section 2.11(a) shall be applied to the Class of Revolving Loans specified in the applicable prepayment notice.

(iii)             Subject to Section 5.15(g), during the continuance of a Cash Dominion Period and following delivery by the Administrative Agent of notice to the Lead Borrower, on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Administrative Agent Account or otherwise received by Administrative Agent for application to the Secured Obligations (x) to the extent such funds constitute US Collateral, in accordance with Section 2.18(b)(i) (other than in respect of Secured Hedging Obligations and Secured Banking Services Obligations), and (y) to the extent such funds constitute Canadian Collateral, in accordance with Section 2.18(b)(ii) (other than in respect of Secured Hedging Obligations and Secured Banking Services Obligations).

(b)            Mandatory Prepayments.

(i)                 Except for Protective Advances and Overadvances, on each day (including, on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan and the LC Exposure)) on which (A) the Initial US Revolving Credit Exposure exceeds the US Line Cap, the US Borrower shall, within one Business Day following receipt of notice from the Administrative Agent, prepay Initial US Revolving Loans (or, if there are no Initial US Revolving Loans outstanding at the relevant time, Cash collateralize outstanding US Letters of Credit at 101% of the face amount thereof), in an aggregate amount sufficient to reduce the Initial US Revolving Credit Exposure (calculated, for this purpose, as if any US LC Exposure so Cash collateralized is not Initial US Revolving Credit Exposure) such that the Initial US Revolving Credit Exposure does not exceed the US Line Cap, (B) the Initial Canadian Revolving Credit Exposure exceeds the Canadian Line Cap, the Canadian Borrower shall, within one Business Day following receipt of notice from the Administrative Agent, prepay Initial Canadian Revolving Loans (or, if there are no Initial Canadian Revolving Loans outstanding at such time, Cash collateralize outstanding Canadian Letters of Credit at 101% of the face amount thereof), in an aggregate amount sufficient to reduce the Initial Canadian Revolving Credit Exposure (calculated, for this purpose, as if any Canadian LC Exposure so Cash collateralized is not Initial Canadian Revolving Credit Exposure) such that the Initial Canadian Revolving Credit Exposure does not exceed the Canadian Line Cap, or (C) the Total Revolving Credit Exposure exceeds the Line Cap, the Lead Borrower shall, within one Business Day following receipt of notice from the Administrative Agent, prepay Revolving Loans (or, if there are no Revolving Loans outstanding at such time, Cash collateralize outstanding Letters of Credit at 101% of the face amount thereof), in an aggregate amount sufficient to reduce the Total Revolving Credit Exposure such that the Total Revolving Credit Exposure does not exceed the Line Cap.

(ii)               [Reserved].

(iii)             Prepayments shall be accompanied by accrued interest as required by Section 2.13. All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

(iv)              Notwithstanding anything in this Section 2.11 to the contrary, funds received from or held by any Canadian Loan Party or from the proceeds of Canadian Collateral shall be applied only to the payment of Canadian Obligations and shall not be applied to the payment of US Obligations.

Section 2.12            Fees.

(a)            The Borrowers agree to pay to the Administrative Agent for the account of each Initial Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum on the average daily amount of the unused Initial Commitment of such Initial Revolving Lender during the period from and including the Closing Date to the date on which such Initial Revolving Lender’s Initial Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December for the quarterly period then ended (commencing on September 30, 2017) and on the date on which the Initial Commitments terminate. For purposes of calculating the commitment fee only, the Commitment of any Class of any Revolving Lender shall be deemed to be used to the extent of Revolving Loans of such Class of such Revolving Lender and the LC Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, and no portion of the Commitment of any Class shall be deemed used as a result of outstanding Swingline Loans.

(b)            Subject to Section 2.21, the US Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in each US Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBO Rate Revolving Loans on the daily face amount of such Lender’s US LC Exposure in respect of such US Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect of US Letters of Credit), during the period from and including the Closing Date to the later of the date on which such Lender’s Initial US Commitment terminates and the date on which such Lender ceases to have any US LC Exposure in respect of such US Letter of Credit and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each US Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such US Letter of Credit to the expiration date of such US Letter of Credit (or if terminated on an earlier date, to the termination date of such US Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the US Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such US Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any US Letter of Credit or processing of drawings thereunder.

(c)            Subject to Section 2.21, the Canadian Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in each Canadian Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to CDOR Revolving Loans on the daily face amount of such Lender’s Canadian LC Exposure in respect of such Canadian Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect of Canadian Letters of Credit), during the period from and including the Closing Date to the later of the date on which such Lender’s Initial Canadian Commitment terminates and the date on which such Lender ceases to have any Canadian LC Exposure in respect of such Canadian Letter of Credit and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Canadian Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Canadian Letter of Credit to the expiration date of such Canadian Letter of Credit (or if terminated on an earlier date, to the termination date of such Canadian Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the Canadian Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such Canadian Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Canadian Letter of Credit or processing of drawings thereunder.

(d)            Participation fees and fronting fees accrued to, but excluding, the last Business Day of each March, June, September and December shall be payable in arrears for the quarterly period then ended on the last Business Day of such calendar quarter; provided that all such fees shall be payable on the date on which the Initial Commitments terminate, and any such fees accruing after the date on which the Initial Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 2.12 shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(e)            The Borrowers agree to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times separately agreed upon by any Borrower and the Administrative Agent in writing.

(f)             All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue to, but excluding, the applicable fee payment date.

(g)            Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13            Interest.

(a)            The Revolving Loans (including Swingline Loans) that are denominated in Dollars and comprise each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Revolving Loans that are denominated in Dollars or any Alternate Currency and comprise each LIBO Rate Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            The Revolving Loans that are denominated in Canadian Dollars and comprise each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(d)            The Revolving Loans that are denominated in Dollars and comprise each Canadian Base Rate Borrowing shall bear interest at the Canadian Base Rate plus the Applicable Rate.

(e)            The Revolving Loans that are denominated in Canadian Dollars and comprise each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(f)             Notwithstanding the foregoing and subject to Section 2.21, if any principal of or interest on any Revolving Loan, any LC Disbursement or any fee payable by any Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Revolving Loan (including Swingline Loans) or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Revolving Loan (including Swingline Loans) or LC Disbursement as provided in the preceding paragraphs of this Section 2.13, Section 2.05(h) or in the amendment to this Agreement relating thereto or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Revolving Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall accrue pursuant to this Section 2.13(e) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(g)            Accrued interest on each Revolving Loan (including Swingline Loan) shall be payable in arrears on each Interest Payment Date for such Revolving Loan (including Swingline Loan) and on the Initial Revolving Credit Maturity Date or upon the termination of the Commitments or any Additional Revolving Commitments, as applicable; provided that (i) interest accrued pursuant to paragraph (e) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan or Additional Revolving Loan (other than a prepayment of an ABR Revolving Loan, Canadian Prime Rate Revolving Loan or Canadian Base Rate Revolving Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Revolving Loan or CDOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan or Additional Revolving Loan shall be payable on the effective date of such conversion.

(h)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed for ABR Revolving Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest computed for Canadian Base Rate Revolving Loans, Canadian Prime Rate Revolving Loans and CDOR Revolving Loans shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Canadian Base Rate, CDOR Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made, and shall not accrue on a Revolving Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid; provided that any Revolving Loan that is repaid on the same day on which it is made shall bear interest for one day. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

Section 2.14            Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a LIBO Rate Borrowing or for a CDOR Rate Borrowing:

(a)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or CDOR Rate, as applicable, for such Interest Period; or

(b)            the Administrative Agent is advised by the Required Lenders that the LIBO Rate or CDOR Loan Rate for such Interest Period, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Revolving Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Lead Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing or CDOR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing, Canadian Base Rate Borrowing or Canadian Prime Rate Borrowing, as applicable (or, in the case of a pending request for a Borrowing denominated in any Alternate Currency, the Lead Borrower and the Lenders shall establish a mutually acceptable alternative rate) on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing or CDOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing, Canadian Base Rate Borrowing or Canadian Rate Borrowing, as applicable (or, in the case of a pending request for a Borrowing denominated in any Alternate Currency, the Lead Borrower and the Lenders shall establish a mutually acceptable alternative rate).

Section 2.15            Increased Costs.

(a)            If any Change in Law:

(i)                 imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or Issuing Bank,

(ii)               subjects any Lender or Issuing Bank to any Taxes (other than Indemnified Taxes, Other Taxes and Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii)             imposes on any Lender or the Issuing Bank or the London or Canadian interbank market any other condition (other than Taxes) affecting this Agreement, CDOR Revolving Loans or LIBO Rate Revolving Loans made by any Lender or any Letter of Credit or participation therein, and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any CDOR Revolving Loan or LIBO Rate Revolving Loan (or of maintaining its obligation to make any such Revolving Loan) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any CDOR Revolving Loan or LIBO Rate Revolving Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Lead Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Lead Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the applicable Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (iii) of Section 2.15 (a) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Revolving Loans made by, or participations in Letters of Credit, held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (other than due to Taxes which, except to the extent described in Section 2.15(a)(ii), shall be dealt with exclusively pursuant to Section 2.17) (taking into consideration such Lender’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Lead Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the Lead Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 and setting forth in reasonable detail the manner in which such amount or amounts were determined and certifying that such Lender is generally charging such amounts to similarly situated borrowers shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

(d)            Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16            Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any LIBO Rate Revolving Loan or CDOR Revolving Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Revolving Loan or CDOR Revolving Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Revolving Loan or CDOR Revolving Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.19, then, in any such event, the Lead Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit).  In the case of a LIBO Rate Revolving Loan or CDOR Revolving Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Revolving Loan had such event not occurred, at the LIBO Rate or CDOR Revolving Loan, as applicable, that would have been applicable to such Revolving Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Revolving Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurodollar market or the Canadian market for bankers’ acceptances, as applicable; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees.  A certificate of any Lender (i) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.  The Lead Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17            Taxes.

(a)            Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law require the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.17), each Lender or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)            In addition, and without duplication of other amounts payable by a Loan Party under this Section 2.17 the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)            Each Loan Party shall jointly and severally indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) (other than any penalties attributable to the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender), and, in each case, any reasonable expenses arising therefrom or with respect thereto; provided that if such Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to such Loan Party in accordance with Section 2.17(h)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Lead Borrower (i) setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability and (ii) certifying that it is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Loan Parties shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any Indemnified Taxes or Other Taxes, to the extent the Administrative Agent or such Lender fails to notify the Lead Borrower of such possible indemnification claim within 180 days after the event; provided further that, if the event is a Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)            Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)             Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation as the Lead Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Lead Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii)               Without limiting the generality of the foregoing:

(A)              each Lender that is not a Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              each Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(2)                two executed copies of IRS Form W-8ECI;

(3)                in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Lead Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)                to the extent any Foreign Lender is not the beneficial owner, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such partner;

(C)              each Foreign Lender that is not described in clause (B) above shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two executed copies of an applicable IRS Form W-8 certifying that it is not a U.S. person for U.S. federal income tax purposes (or two executed copies of IRS Form W-9, if applicable);

(D)              each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(E)               if a payment made to any Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g)            On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or if any form or certification it previously delivered expires or becomes obsolete), the Administrative Agent will deliver to the Lead Borrower either (i) an executed copy of IRS Form W-9, or (ii) (x) with respect to any amounts received on its own account, an executed copy of an applicable IRS Form W-8, and (y) with respect to any amounts received for or on account of any Lender, an executed copy of IRS Form W-8 IMY certifying on Part I, Part II and Part VI thereof that it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal tax purposes with respect to payments received by it from the Lead Borrower in its capacity as Administrative Agent, as applicable. The Administrative Agent shall promptly notify the Lead Borrower at any time it determines that it is no longer in a position to provide the certification described in the prior sentence.

(h)            If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event shall the Administrative Agent or any Lender be required to pay any amount to a Loan Party pursuant to this paragraph (h) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(i)             Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)             For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and any Swingline Lender.

Section 2.18            Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)            Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 2:00 p.m.) on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until deemed received. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All such payments shall be made to the Administrative Agent to the applicable account designated to the Lead Borrower by the Administrative Agent, except that payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except payments made pursuant to Sections 2.12(b)(ii) and 2.12(c)(ii), 2.15, 2.16 or 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. Unless other specified herein all payments (including accrued interest) hereunder shall be made in (x) Dollars, to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in Dollars, (y) Canadian Dollars, to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in Canadian Dollars, and (z) the applicable Alternate Currency, to the extent the Revolving Loan or LC Disbursement with respect thereto was denominated in such Alternate Currency. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            Application of Proceeds.

(i)                 Subject in all respects to the provisions of the ABL Intercreditor Agreement, all proceeds of US Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the US Revolving Loans have been accelerated hereunder pursuant to Section 7.01 or otherwise received in connection with any foreclosure on or other exercise of remedies with respect to the US Collateral pursuant to the US Collateral Documents, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on US Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the US Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or any Issuing Bank from the Borrowers constituting US Secured Obligations, third, on a pro rata basis in accordance with the amounts of such US Secured Obligations owed to the Secured Parties on the date of any such distribution, toward the payment of US Protective Advances and US Overadvances then due from the Borrowers constituting US Secured Obligations, fourth, on a pro rata basis in accordance with the amounts of the US Secured Obligations (other than any Secured Obligations incurred after the date hereof that are either junior in right of payment or are secured by a Lien that is junior to the Liens securing the US Secured Obligations) (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of (x) the US Secured Obligations (other than US Secured Hedging Obligations and US Secured Banking Services Obligations) (including, with respect to US LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the US LC Exposure (minus the amount then on deposit in the US LC Collateral Account) on such date, to be held in the US LC Collateral Account as Cash collateral for such Obligations), (y) Designated Hedging Obligations constituting US Secured Obligations in an amount not to exceed the US Hedge Product Amount in an amount not to exceed the applicable Hedge Product Reserve and (z) US Secured Banking Services Obligations in an amount not to exceed to the applicable Banking Services Reserve; provided that if any US Letter of Credit expires undrawn, then any Cash collateral held to secure the related US LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, fifth, on a pro rata basis, to the payment in full of Secured Hedging Obligations and Secured Banking Services Obligations, in each case, constituting US Secured Obligations (other than those covered in clause fourth above), sixth, in accordance with Section 2.18(b)(ii) below as if such proceeds of US Collateral were proceeds of Canadian Collateral thereunder, and seventh, to, or at the direction of, the Lead Borrower or as a court of competent jurisdiction may otherwise direct.

(ii)               Subject in all respects to the provisions of the ABL Intercreditor Agreement (and any Applicable Intercreditor Agreement), if applicable, all proceeds of Canadian Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the Canadian Revolving Loans have been accelerated hereunder pursuant to Section 7.01 or otherwise received in connection with any foreclosure on or other exercise of remedies with respect to the Canadian Collateral pursuant to the Canadian Security Agreement, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Canadian Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Canadian Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or any Issuing Bank from the Borrowers constituting Canadian Secured Obligations, third, on a pro rata basis in accordance with the amounts of such Canadian Secured Obligations owed to the Secured Parties on the date of any such distribution, toward the payment of Canadian Protective Advances and Canadian Overadvances then due from the Borrowers constituting Canadian Secured Obligations; fourth, on a pro rata basis in accordance with the amounts of the Canadian Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of (x) the Canadian Secured Obligations (other than Canadian Secured Hedging Obligations and Canadian Secured Banking Services Obligations) (including, with respect to Canadian LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the Canadian LC Exposure (minus the amount then on deposit in the Canadian LC Collateral Account) on such date, to be held in the Canadian LC Collateral Account as Cash collateral for such Obligations), (y) Designated Hedging Obligations constituting Canadian Secured Obligations in an amount not to exceed the applicable Hedge Product Reserve and (z) Canadian Secured Banking Services Obligations in an amount not to exceed the applicable Banking Services Reserve; provided that if any Canadian Letter of Credit expires undrawn, then any Cash collateral held to secure the related Canadian LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, fifth, on a pro rata basis, to the payment in full of Secured Hedging Obligations and Secured Banking Services Obligations, in each case, constituting Canadian Secured Obligations (other than those covered in clause fourth above) and sixth, to, or at the direction of, the Lead Borrower or as a court of competent jurisdiction may otherwise direct.

(c)            If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in LC Disbursements of such Class and accrued interest thereon than the proportion received by any other Lender with Revolving Loans or participations in LC Disbursements of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Revolving Loans or participations in LC Disbursements of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or participations in LC Disbursements of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22 or 2.23. If any Lender obtains payment (whether voluntary, involuntary, through exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Revolving Loans or participation in LC Disbursements of any Class that is junior in right of payment to any other Class of Revolving Loans or participation in LC Disbursements that has not been repaid in full, such Lender shall promptly remit such payment to the Administrative Agent for application is accordance with clause (b). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)            Unless the Administrative Agent has received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or (A) in the case of any Letter of Credit issued on account of the Canadian Borrower denominated in Canadian Dollars, the Canadian Prime Rate, and (B) in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in the Alternate Currency in which such Letter of Credit is denominated) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19            Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Revolving Loans or CDOR Revolving Loans pursuant to Section 2.20, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or its participations in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The applicable Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Revolving Loans or CDOR Revolving Loans pursuant to Section 2.20, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender described in this clause (iv), a “Non-Consenting Lender”), then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Revolving Commitments of such Lender, and repay all Obligations of the Borrowers owing to such Lender relating to the applicable Revolving Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Revolving Loans and, if applicable, participations in LC Disbursements, in each case of such Class of Revolving Loans, Commitments and/or Additional Revolving Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Revolving Loans, Commitments and/or Additional Revolving Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrowers may not repay the Obligations of such Lender or terminate its Commitments or Additional Revolving Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Revolving Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register, any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.20            Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Revolving Loans whose interest is determined by reference to the Published LIBO Rate or the CDOR Rate, or to determine or charge interest rates based upon the Published LIBO Rate or the CDOR Rate, or any Governmental Authority has imposed material restrictions on the Canadian market for bankers’ acceptances or on the authority of such Lender to purchase or sell, or to take deposits of Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Revolving Loans in Dollars or any Alternate Currency or to convert ABR Revolving Loans or Canadian Base Rate Revolving Loans to LIBO Rate Revolving Loans shall be suspended, (ii) any obligation of such Lender to make or continue CDOR Revolving Loans in Canadian Dollars or to convert Canadian Prime Rate Revolving Loans to CDOR Revolving Loans shall be suspended, (iii) if such notice asserts the illegality of such Lender making or maintaining ABR Revolving Loans or Canadian Base Rate Revolving Loans the interest rate on which is determined by reference to the Published LIBO Rate component of the Alternate Base Rate or the Canadian Base Rate, the interest rate on which ABR Revolving Loans or Canadian Base Rate Revolving Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate or the Canadian Base Rate, in each case until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly) and (iv) if such notice asserts the illegality of such Lender making or maintaining Canadian Prime Rate Revolving Loans the interest rate on which is determined by reference to the CDOR Rate component of the Canadian Prime Rate, the interest rate on such Lender’s Canadian Prime Rate Revolving Loans, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the CDOR Rate component of the Canadian Prime Rate, in each case until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly).  Upon receipt of such notice, (x) the Lead Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), (1) if applicable and such Revolving Loans are denominated in Dollars, prepay or convert all of such Lender’s LIBO Rate Revolving Loans to ABR Revolving Loans or Canadian Base Rate Revolving Loans, as applicable (the interest rate on which ABR Revolving Loans or Canadian Base Rate Revolving Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate or Canadian Base Rate, as applicable), (2) if applicable and the relevant Revolving Loans are denominated in Canadian Dollars, convert all of such Lender’s CDOR Revolving Loans to Canadian Prime Rate Revolving Loans (the interest rate on which Canadian Prime Rate Revolving Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the CDOR Rate component of the Canadian Prime Rate) or (3) if applicable and such Revolving Loans are denominated in any Alternate Currency, convert such Revolving Loans to Revolving Loans bearing interest at an alternative rate mutually acceptable to the Lead Borrower and such Lender, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Revolving Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Revolving Loans (in which case the applicable Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Published LIBO Rate or the CDOR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate, the Canadian Base Rate and the Canadian Prime Rate applicable to such Lender without reference to the Published LIBO Rate or CDOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Published LIBO Rate or CDOR Rate.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b), or 2.12(c) and pursuant to any other provisions of this Agreement or other Loan Document.

(b)            The Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Lead Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists as the Lead Borrower may request, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Lead Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans that such Defaulting Lender has committed to fund (if any) under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Lead Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Lead Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)            If any LC Exposure or Swingline Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i)                 all or any part of the LC Exposure or the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders of the applicable class in accordance with their respective Applicable Percentages of such class but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures of any Class does not exceed the total of all non-Defaulting Lenders’ Commitments in respect of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender with respect to any Class does not exceed such non-Defaulting Lender’s Commitment in respect of such Class;

(ii)               if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Lead Borrower shall, without prejudice to any other right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, (x) first, prepay such Swingline Loans and (y) second, Cash collateralize 100% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii)             (A) if the LC Exposure of the non-Defaulting Lenders of any Class is reallocated pursuant to this Section 2.21(d), then the fees payable to the Lenders of such Class pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender of any Class is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender in respect of such Class or any Borrower hereunder, no letter of credit fee shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure in respect of such Class; and

(iv)              if any Defaulting Lender’s LC Exposure in respect of any Class is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure of such Class shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure in respect of such Class is Cash collateralized or reallocated.

(e)            So long as any Lender of any Class is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders of such Class, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the applicable Borrower in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit shall be allocated among non-Defaulting Lenders of the relevant Class in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f)             In the event that the Administrative Agent, the Lead Borrower, the Issuing Bank and Swingline Lender agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of LC Exposure and Swingline Exposure of the Lenders of the relevant Class shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or participations in Revolving Loans of such Class as the Administrative Agent shall determine as are necessary in order for such Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22            Incremental Credit Extensions.

(a)            The Lead Borrower may, at any time, on one or more occasions deliver a written request to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such request to each of the Lenders) pursuant to an Incremental Revolving Facility Amendment to increase the aggregate amount of Commitments of any existing Class of Commitments (any such increase, an “Incremental Revolving Facility” and the loans thereunder, “Incremental Revolving Loans”) in an aggregate principal amount not to exceed the Incremental Cap; provided that:

(i)                 no Incremental Revolving Commitment may be less than $5,000,000,

(ii)               except as separately agreed from time to time between the Lead Borrower and any Lender, no Lender shall be obligated to provide any Incremental Revolving Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender;

(iii)             no Incremental Revolving Facility or Incremental Revolving Loan (or the creation, provision or implementation thereof) shall require the approval of any existing Lender (other than in its capacity, if any, as a Lender providing all or part of any Incremental Revolving Commitment or Incremental Revolving Loan), the Administrative Agent (unless its rights and interests are adversely affected in any material respect) or any other agent or arranger;

(iv)              the terms of each Incremental Revolving Facility will be substantially identical to those applicable to the Revolving Facility (other than with respect to any upfront fees, original issue discount or similar fees);

(v)                except as otherwise agreed by the lenders providing the relevant Incremental Revolving Facility in connection with any acquisition, investments and repayments, repurchases and redemptions of indebtedness not prohibited by the terms of this Agreement, (A) no Event of Default shall exist immediately prior to or after giving effect to such Incremental Revolving Facility and (B) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the initial Borrowing under such Incremental Revolving Facility with the same effect as though such representations and warranties had been made on and as of such date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, further, that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(vi)              the proceeds of any Incremental Revolving Facility may be used for working capital, general corporate purposes and any other purpose not prohibited by this Agreement; and

(vii)            at no time shall there be more than three separate Maturity Dates in effect with respect to Incremental Revolving Facilities and any other Additional Revolving Facility at any time.

(b)            Incremental Revolving Commitments may be provided by any existing Lender, or by any other lender (other than any Disqualified Institution) who would be permitted to become a Lender (including any required consents) under Section 9.05(b) (any such other lender being called an “Additional Revolving Lender”); provided that the Administrative Agent and any Issuing Bank shall have consented (such consent not to be unreasonably withheld or delayed) to the relevant Additional Revolving Lender’s provision of Incremental Revolving Commitments if such consent would be required under Section 9.05(b) for an assignment of Revolving Loans to such Additional Revolving Lender.

(c)            Each Lender or Additional Revolving Lender providing a portion of any Incremental Revolving Commitment shall execute and deliver to the Administrative Agent and the Lead Borrower all such documentation (including the relevant Incremental Revolving Facility Amendment or an amendment to any other Loan Document) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Revolving Commitment. On the effective date of such Incremental Revolving Commitment, each Additional Revolving Lender shall become a Lender for all purposes in connection with this Agreement.

(d)            As a condition precedent to the effectiveness of any Incremental Revolving Facility or the making of any Incremental Revolving Loans, (i) upon its reasonable request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Revolving Lender, an administrative questionnaire, provided to such Additional Revolving Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably and customarily require from such Additional Revolving Lender, (iii) the Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Incremental Revolving Facility or Incremental Revolving Loans and (iv) the Administrative Agent shall have received a certificate of the applicable Borrower signed by a Responsible Officer thereof:

(A)              certifying and attaching a copy of the resolutions adopted by the governing body of the applicable Borrower approving or consenting to such Incremental Revolving Facility or Incremental Revolving Loans, and

(B)              to the extent applicable, certifying that the condition set forth in clause (a)(v) above has been satisfied.

(e)            (i) Each Lender of the applicable Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Lender, and each relevant Incremental Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Lender’s participations hereunder in outstanding US Letters of Credit and/or Canadian Letters of Credit and Swingline Loans, as applicable, such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (including each Incremental Revolving Lender) participations hereunder in US Letters of Credit and/or Canadian Letters of Credit and Swingline Loans, as applicable, shall be held on a pro rata basis on the basis of their respective Commitments of the applicable class (after giving effect to any increase in the Commitment pursuant to Section 2.22) and (ii) the existing Lenders of the applicable Class shall assign Revolving Loans to certain other Lenders of such Class (including the Lenders providing the relevant Incremental Revolving Facility), and such other Lenders (including the Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Commitments of such Class (after giving effect to any increase in the Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e).

(f)             The Lenders hereby irrevocably authorize such amendments to this Agreement and the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches or to maintain a single tranche in respect of Revolving Loans or commitments increased or extended pursuant to this Section 2.22 and authorize the Administrative Agent and the Lead Borrower to enter into such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such new tranches or sub-tranches or the maintaining of such single tranche, in each case on terms consistent with this Section 2.22.

(g)            Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, if the proceeds on the date of effectiveness of any Incremental Revolving Facility are intended to be applied to finance an acquisition and the Lenders or Additional Revolving Lenders providing such Incremental Revolving Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.

(h)            This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary and shall, to extent applicable, be subject in all respects to Section 1.11.

Section 2.23            Extensions of Revolving Loans and Additional Revolving Commitments.

(a)            Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrower or Borrowers to all Lenders holding Revolving Loans or Commitments of any Class or Classes (as determined by the Lead Borrower), in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Loans or Commitments with respect to each such Class) and on the same terms to each such Lender, the Borrowers are hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in any such Extension Offer to extend the Maturity Date of such Lender’s Revolving Loans and/or commitments and otherwise modify the terms of such Revolving Loans and/or commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Loans and/or commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Revolving Loans) (each, an “Extension”, and each group of Revolving Loans or commitments, as applicable, in each case as so extended, as well as the original Revolving Loans and the original commitments (in each case not so extended), being a “tranche”; any Extended Revolving Credit Commitments shall constitute a separate tranche of revolving commitments from the tranche of revolving commitments from which they were converted), so long as the following terms are satisfied:

(i)                 except as to (x) interest rates, fees and final maturity (which shall be determined by the applicable Borrower and any Lender who agrees to an Extension and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans (each as defined below) that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent (i.e. by conforming or adding a term to the then outstanding Revolving Loans pursuant to the applicable Extension Amendment) and (z) any covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the commitment of any Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Revolving Loans thereunder, “Extended Revolving Loans”; and each Class of Extended Revolving Credit Commitments, an “Extended Revolving Facility”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the original revolving commitments (and related outstandings) provided hereunder; provided that (x) to the extent any non-extended portion of any Additional Revolving Facility then exists, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on such revolving facilities (and related outstandings), (B) repayments required upon the Maturity Date of such revolving facilities and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of the relevant Additional Revolving Facility, (2) all swingline loans and letters of credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Lenders and (3) the permanent repayment of Revolving Loans with respect to, and termination of commitments under, any such Extended Revolving Credit Commitment after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of any Additional Revolving Facility, except that the applicable Borrower shall be permitted to permanently repay and terminate commitments of any such revolving facility on a greater than pro rata basis as compared with any other revolving facility with a later Maturity Date than such revolving facility and (y) at no time shall there be more than three separate Classes of revolving commitments hereunder (including Incremental Revolving Commitments and Extended Revolving Credit Commitments);

(ii)               no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Maturity Date;

(iii)             if the aggregate principal amount of Revolving Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Revolving Loans or commitments, as the case may be, offered to be extended by the applicable Borrower pursuant to such Extension Offer, then the Revolving Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(iv)              each Extension shall be in a minimum amount of $5,000,000;

(v)                any applicable Minimum Extension Condition shall be satisfied or waived by the applicable Borrower;

(vi)              all documentation in respect of such Extension shall be consistent with the foregoing; and

(vii)            no Extension of any Revolving Facility shall be effective as to the obligations of any Swingline Lender to make any Swingline Loans or any Issuing Bank with respect to Letters of Credit without the consent of such Swingline Lender or such Issuing Bank (such consents not to be unreasonably withheld or delayed).

(b)            With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, and (ii) except as set forth in clause (a)(iv) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the applicable Borrower may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the applicable Borrower’s sole discretion and which may be waived by the applicable Borrower) of Revolving Loans or commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any Class of Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.23.

(c)            No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Loans and/or commitments under any Class (or a portion thereof) and (B) the consent of each applicable Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended. All Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the applicable Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendments and any such amendments to the other Loan Documents with the Lead Borrower as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(d)            In connection with any Extension, the applicable Borrower or Borrowers shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24            Swingline Loans.

(a)            Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender in reliance upon the agreements of the other Lenders set forth in this Section 2.24, agrees to make Swingline Loans in Dollars to the US Borrower from time to time on and after the Closing Date and until the Latest Maturity Date, in an aggregate principal amount at any time outstanding not to exceed the Swingline Commitment, provided that, (w) the Swingline Lender shall not be required to make any Swingline Loan to refinance any outstanding Swingline Loan, (x) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Obligations shall not exceed the Aggregate Commitments, (y) the Initial US Revolving Credit Exposure shall not exceed the lesser of (A) the aggregate Initial US Commitment and (B) the US Borrowing Base, and (z) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it has, or by such Credit Extension will have, Fronting Exposure. Each Swingline Loan shall be in a minimum principal amount of not less than $50,000 or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing, any Swingline Loan may be in an aggregate amount that is (x) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) or (y) equal to the entire unused balance of the aggregate unused Revolving Credit Commitments, in each case so long as the aggregate principal amount of outstanding Swingline Loans would not exceed the Swingline Commitment after giving effect to such Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. Each Swingline Loan shall bear interest only at a rate based on the Alternate Base Rate. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage of the Revolving Credit Commitments times the amount of such Swingline Loan. Each Swingline Loan shall be secured by the Lien on the US Collateral in favor of the Administrative Agent and shall constitute a US Obligation hereunder.

(b)            Borrowing Procedures. To request a Swingline Loan, the US Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by a Swingline Loan Request. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 3:00 p.m. on the day of a proposed Swingline Loan and shall specify (i) the amount to be borrowed, which shall be a minimum of $50,000, and (ii) the requested borrowing date, which shall be a Business Day. Unless the Swingline Lender has received written notice from the Administrative Agent (at the request of the Required Revolving Lenders) prior to 3:00 p.m. on the date of the proposed Swingline Loan Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.24(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swingline Loan Request, make the amount of its Swingline Loan available to the US Borrower. The Swingline Lender shall make each applicable Swingline Loan available to the US Borrower by means of a credit to the account designated in the related Swingline Loan Request or otherwise in accordance with the instructions of the US Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c)            Refinancing of Swingline Loans. The Swingline Lender may at any time in its sole and absolute discretion may request, and shall request no later than five Business Days following the making of a Swingline Loan, on behalf of the US Borrower (which hereby authorizes the Swingline Lender to so request on its behalf until the Termination Date), that each Revolving Lender with an Initial US Commitment make an ABR Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of ABR Revolving Loans, but subject to the unutilized portion of the Revolving Facility. The Swingline Lender shall furnish the US Borrower with a copy of the applicable Borrowing Request promptly (and in any case, within 5 Business Days) after delivering such notice to the Administrative Agent. Each Revolving Lender with an Initial US Commitment shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.24(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the US Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(i)                 If for any reason any Swingline Loan cannot be refinanced by such a Revolving Loan Borrowing in accordance with Section 2.24(c), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders with an Initial US Commitment fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to this Section 2.24(c)(i) shall be deemed payment in respect of such participation.

(ii)               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.24 by the time specified in Section 2.24(c), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s committed Revolving Loan included in the relevant committed Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.24(c)(ii) shall be conclusive absent manifest error.

(iii)             Each Revolving Lender acknowledges and agrees that its obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.24 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (A) the occurrence and continuance of a Default, (B) any reduction or termination of the Revolving Credit Commitments, (C) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the US Borrower or any other Person for any reason whatsoever, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the US Borrower to repay Swingline Loans, together with interest as provided herein.

(d)            Repayment of Participations. At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender. If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.03 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

(e)            Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the US Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.24 to refinance such Revolving Lender's Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)             Payments Directly to Swingline Lender. The US Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

Section 2.25            Reallocation Mechanism.

(a)            Subject to the terms and conditions of this Section 2.25, the Lead Borrower may request that the Lenders change the then current allocation of their respective undrawn Initial Commitments in order to effect an increase or decrease of such respective undrawn Commitments, with any such increase or decrease in their undrawn Initial Canadian Commitments to the Canadian Borrower to be accompanied by a concurrent and equal decrease or increase, as applicable, in their undrawn Initial US Commitment to the US Borrower (each, a “Reallocation”). Any such Reallocation shall be subject to the following conditions: (i) the Lead Borrower shall have provided to the Administrative Agent a written notice (in reasonable detail) at least ten (10) Business Days prior to the requested effective date (which effective date shall be the first day of the subsequent Fiscal Quarter) of such Reallocation (the “Reallocation Date”) setting forth the proposed Reallocation Date and the amounts of the proposed undrawn Initial Commitments reallocation to be effected, (ii) any such Reallocation shall increase or decrease the applicable undrawn Initial Commitments in integral multiples of $1,000,000 and not less than $5,000,000, and all such Reallocations shall not result in the increase of either the Initial Canadian Commitment or the Initial US Commitment as of the Closing Date by an aggregate amount in excess of $20,000,000, (iii) after giving effect to the Reallocation, each Lender shall hold the same proportionate share of all of the Initial Commitments to the Borrowers, (iv) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the Reallocation Date (both immediately before and after giving effect to such Reallocation), (v) no more than one Reallocation may be requested in any calendar quarter, (vi) any increase or decrease in an Initial Commitment of a Lender in its respective Initial Canadian Commitment or Initial US Commitment shall result in a concurrent decrease or increase in its respective Initial Canadian Commitment or Initial US Commitment such that the sum of all the Initial Commitments of such Lender after giving effect to such Reallocation shall equal the aggregate amount of the Initial Commitments of such Lender in effect immediately prior to such Reallocation, (vii) after giving effect to such Reallocation of Initial Commitments, no Overadvance would exist or would result therefrom, (viii) at least three (3) Business Days prior to the proposed Reallocation Date, a Responsible Officer of the Lead Borrower shall have delivered to the Administrative Agent a certificate certifying as to compliance with preceding clauses (i) through (vii) and demonstrating (in reasonable detail) the calculations required in connection therewith, and (ix) the Administrative Agent consents to such Reallocation in its Permitted Discretion.

(b)            The Administrative Agent shall promptly notify such Lenders of the Reallocation Date and the amount of the affected Initial Commitment of such Lenders as a result thereof. The respective proportionate shares of Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01 or 4.02, as applicable, each of (i) in the case of Holdings, solely with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.13, 3.14, 3.16 and 3.17, and (ii) each of the Borrowers hereby represent and warrant to the Lenders that:

Section 3.01            Organization; Powers. Each of the Loan Parties and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a)(i) with respect to any Borrower and clause (b) with respect to the Loan Parties) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02            Authorization; Enforceability. The execution, delivery and performance of each of the Loan Documents are within each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03            Governmental Approvals; No Conflicts. The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirements of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under (i) the First Lien Credit Agreement, (ii) the Second Lien Credit Agreement or (iii) any other material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04            Financial Condition; No Material Adverse Effect.

(a)            The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of the Lead Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, (y) subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end adjustments and (z) except as may be necessary to reflect any differing entities and organizational structure prior to giving effect to the Transactions.

(b)            Since the Closing Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05            Properties.

(a)            As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by any Loan Party.

(b)            The Borrowers and each of their Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c)            The Borrowers and each of their Restricted Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other intellectual property rights (“IP Rights”) used to conduct the businesses of the Borrowers and their Restricted Subsidiaries as presently conducted without, to the knowledge of any Borrower, any infringement, dilution, or misappropriation or other violation of the IP Rights of third parties, except to the extent such failure to own or license or have rights to use would not, or where such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06            Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Lead Borrower, threatened in writing against or affecting the Loan Parties or any of their Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or any Environmental Liability and knows of no basis for such Environmental Claim or Environmental Liability and (ii) no Loan Party nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c)            Neither any Loan Party nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at or from any currently or formerly operated real estate or facility and no Hazardous Materials are otherwise present at any currently owned or operated real estate facility, in either case, in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07            Compliance with Laws. Each of Holdings, the Borrowers and their Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17.

Section 3.08            Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09            Taxes. Each of Holdings, the Borrowers and each of their Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, including in its capacity as a withholding agent, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings, such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to file or pay, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10            ERISA.

(a)            Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)            No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(c)            All obligations regarding the Canadian Pension Plans and the Canadian Employee Plans (including current service contributions) have been satisfied, there are no outstanding defaults or violations by any party to any Canadian Pension Plan and any Canadian Employee Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Employee Plans, except, in each case, which could not reasonably be expected to have a Material Adverse Effect. No Loan Party maintains, contributes or has any liability with respect to a Canadian Pension Plan that provides benefits on a defined benefit basis. No Lien has arisen, choate or inchoate, in respect of any Loan Party or its property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

Section 3.11            Disclosure.

(a)            As of the Closing Date, and with respect to information relating to the Company and its subsidiaries, to the knowledge of the Initial US Borrower, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning Holdings, the Borrowers and their Restricted Subsidiaries and the Transactions and that was prepared by or on behalf of Holdings or its subsidiaries or their respective representatives and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)            The Projections have been prepared in good faith based upon assumptions believed by the Lead Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Lead Borrower’s control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12            Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of Indebtedness and obligations on the Closing Date in connection with this Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement, (i) the sum of the debt (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) the Lead Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

Section 3.13            Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary and (b) the type of entity of each Loan Party and each subsidiary of Holdings with respect to which a portion of such subsidiary’s equity is pledged by a Loan Party as Collateral.

Section 3.14            Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01 and any limitations and exceptions set forth in any Loan Document, the Legal Reservations, the Perfection Requirements, the provisions of this Agreement and the other relevant Loan Documents (including the ABL Intercreditor Agreement) and/or any Additional Agreement, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15            Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or to the extent otherwise disclosed on Schedule 3.15 hereto: (a) there are no strikes, lockouts or slowdowns against the Lead Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Lead Borrower or any of its Restricted Subsidiaries, threatened by any union or labor organization purporting to act as exclusive bargaining representative and (b) the hours worked by and payments made to employees of the Lead Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Section 3.16            Federal Reserve Regulations. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation T, U or X.

Section 3.17             Economic and Trade Sanctions and Anti-Corruption Laws.

(a)                (i) None of Holdings, the Lead Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Lead Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is (A) a person on the list of “Specially Designated Nationals and Blocked Persons” or (B) currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. State Department or Canadian sanctions imposed by the Government of Canada (collectively, “Sanctions”); and (ii) no Borrower will directly or, to any Borrower’s knowledge, indirectly, use the proceeds of the Revolving Loans or otherwise make available such proceeds to any Person or request any Letter of Credit, for the purpose of financing activities of or with any Person or in any country or territory that, at the time of such financing, is the subject of Sanctions, except to the extent permissible for a Person required to comply with Sanctions.

(b)                To the extent applicable, each Loan Party is in compliance in all material respects with (i) each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V), and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act, and, to its knowledge, other anti-terrorism and anti-money laundering laws, (iii) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the Corruption of Foreign Public Officials Act (Canada), and (iv) the Canadian AML Laws.

(c)                No part of the proceeds of any Revolving Loan will be used and no Letter of Credit will be requested, in each case directly or, to the knowledge of any Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or the Corruption of Foreign Public Officials Act (Canada).

Section 3.18            Borrowing Base Certificates. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in all material respects in the accordance with the requirements of this Agreement. The Accounts that are identified by the applicable Borrower as Eligible Accounts and the Inventory that is identified by the applicable Borrower as Eligible Inventory, in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission, comply in all material respects with the criteria (other than any criteria subject to the discretion of the Administrative Agent) set forth in the definitions of “Eligible Accounts” and “Eligible Inventory”, respectively.

Section 3.19            Deposit Accounts and Securities Accounts. Attached hereto as Schedule 3.19 is a schedule of all deposit accounts and securities accounts maintained by the Loan Parties as of the Closing Date in which the applicable Loan Party customarily maintains amounts in excess of $25,000, which schedule identifies those deposit accounts and securities accounts that are Excluded Accounts.

ARTICLE 4

CONDITIONS

Section 4.01            Closing Date. The obligations of any Lender to make Revolving Loans and each Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02), subject in all respects to the last paragraph of this Section 4.01:

(a)            Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto on the Closing Date (i) a counterpart signed by each such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart and, in the case of any Subsidiary Guarantors, may be delivered in escrow pending the consummation of the Acquisition) of (A) this Agreement, (B) the US Security Agreement and, to the extent the Canadian Borrower intends to become a party to the Loan Documents on the Closing Date, the Canadian Security Agreement, (C) any Intellectual Property Security Agreement required pursuant to the Collateral and Guarantee Requirement, (D) the US Loan Guaranty and, to the extent the Canadian Borrower intends to become a party to the Loan Documents on the Closing Date, the Canadian Loan Guaranty, (E) the ABL Intercreditor Agreement, and (F) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) if applicable, a Borrowing Request pursuant to Section 2.03.

(b)            Legal Opinions. The Administrative Agent (or its counsel) shall have received (i) a favorable customary written opinion of (i) Ropes & Gray LLP, in its capacity as special counsel for Holdings (ii) Lowenstein Sandler LLP, as local New Jersey counsel for the Loan Parties organized under the laws of New Jersey and (iii) to the extent the Canadian Borrower intends to become a party to the Loan Documents on the Closing Date, McCarthy Tétrault LLP, as local Canadian counsel for the Loan Parties, in each case, dated the Closing Date, addressed to the Administrative Agent and the Lenders.

(c)            Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received (i) (A) the audited consolidated balance sheets of the Company and its subsidiaries and the related audited consolidated statements of income and retained earnings, shareholders’ equity and cash flows of the Company as of, and for each of the fiscal years ended, December 31, 2014, December 31, 2015 and December 31, 2016 and (B) the unaudited consolidated quarterly balance sheets of the Company and its subsidiaries and the related unaudited consolidated statements of income and retained earnings of the Company for each Fiscal Quarter ended at least 60 days prior to the Closing Date and (ii) the unaudited pro forma consolidated balance sheet of the Company as of and for the most recently ended fiscal period pursuant to clause (i)(A) or (i)(B) above, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

(d)            Closing Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer (as the case may be) thereof, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (C) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii) a good standing (or equivalent) certificate as of a recent date for such Loan Party from its jurisdiction of organization, to the extent available; provided, that the foregoing shall only be required with respect to the Canadian Loan Parties to the extent the Canadian Borrower intends to become a party to the Loan Documents on the Closing Date.

(e)            Representations and Warranties. The (i) Specified Merger Agreement Representations shall be true and correct solely to the extent required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which expressly relates to a specific date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Closing Date Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

(f)             Fees. Prior to or substantially concurrently with the funding of the Initial Revolving Loans hereunder (if any), the Administrative Agent shall have received (i) all fees required to be paid by the Lead Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Lead Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Lead Borrower may agree (including the reasonable fees and expenses of legal counsel), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Initial Revolving Loans.

(g)            Equity Contribution. Prior to or substantially concurrently with the initial funding of the Revolving Loans hereunder, the Lead Borrower shall have received the Equity Contribution (to the extent not otherwise applied to the Transactions).

(h)            Solvency. The Administrative Agent (or its counsel) shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit L from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Lead Borrower certifying as to the matters set forth therein.

(i)             Perfection Certificate. The Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(j)             Pledged Stock; Stock Powers; Pledged Notes. Subject to the terms of the ABL Intercreditor Agreement, the Administrative Agent (or the First Lien Agent, as its bailee and agent, or their respective counsels) shall have received (i) the certificates representing the Capital Stock required to be pledged pursuant to the US Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each Material Debt Instrument (if any) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k)            Filings Registrations and Recordings. Each document (including any UCC or PPSA (or similar) financing statement) required by any Collateral Document or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, prior and superior in right of security to any other Person (subject to the terms of the Intercreditor Agreements and other than with respect to Permitted Liens), shall have been received by the Administrative Agent and be in proper form for filing, registration or recordation.

(l)            Transactions. Substantially concurrently with the initial funding of the Revolving Loans hereunder, the Acquisition shall be consummated in accordance with the terms of the Merger Agreement, but without giving effect to any amendments, waivers or consents by Holdings or the Lead Borrower that are materially adverse to the interests of the Initial Revolving Lenders on the Closing Date without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned.

(m)          Closing Date Material Adverse Effect. Since April 1, 2017, there shall not have been any Closing Date Material Adverse Effect.

(n)           USA PATRIOT Act. No later than three (3) Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information required pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Canadian AML Laws with respect to any Loan Party to the extent reasonably requested by any Initial Revolving Lender in writing at least ten (10) Business Days in advance of the Closing Date.

(o)           Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Lead Borrower certifying as of the Closing Date to the matters set forth in Section 4.01(e) and Section 4.01(m).

(p)           Refinancing. Prior to or substantially concurrently with the initial funding of the Revolving Loans hereunder, all Indebtedness for borrowed money of the Company and its subsidiaries under that certain Second Amended and Restated Credit Agreement, dated as of November 9, 2012, among the Company, certain subsidiaries of the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, will be repaid, redeemed, defeased, discharged, refinanced or terminated, and all related commitments, guaranties and security interests will be terminated and released or arrangements therefor to the reasonable satisfaction of the Administrative Agent shall have been made (the actions described in this Section 4.01(p), the “Refinancing”).

(q)           Borrowing Base Certificates. The Administrative Agent shall have received a US Borrowing Base Certificate and, to the extent the Canadian Borrower intends to borrow a Revolving Loan on the Closing Date (it being understood that if not provided on the Closing Date, the Canadian Borrower shall not be allowed to borrow a Credit Extension until the same is provided after the Closing Date), a Canadian Borrowing Base Certificate, in each case at least one (1) Business Day prior to the Closing Date.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Revolving Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent the Lien on any Collateral (including the granting or perfection of any security interest) or Guarantee is not or cannot be provided on the Closing Date (other than (i) a pledge of the Capital Stock of the Lead Borrower to the extent such pledge may be perfected on the Closing Date by the delivery to the First Lien Agent as bailee and agent for the Administrative Agent of a stock or equivalent certificate representing such Capital Stock (together with a stock power or similar instrument endorsed in blank for the relevant certificate), (ii) the granting of liens in the Collateral owned by (A) Holdings, the Lead Borrower and each US Subsidiary Guarantor pursuant to a New York law security agreement (and the perfection thereof solely to the extent such liens may be perfected by the filing of a UCC-1 financing statement) and (B) to the extent that the Canadian Borrower borrows Revolving Loans on the Closing Date, the Canadian Loan Parties pursuant to a security agreement pursuant to applicable law in Canada (and the perfection thereof solely to the extent such Liens may be perfected by the filing of a PPSA financing statement) (iii) a pledge of the Capital Stock of each Subsidiary Guarantor to the extent such pledge may be perfected on the Closing Date by the delivery to the First Lien Agent as bailee and agent for the Administrative Agent of a stock or equivalent certificate representing such Capital Stock (together with a stock power or similar instrument endorsed in blank for the relevant certificate), but solely to the extent such stock or equivalent certificates have been delivered to the Initial US Borrower prior to or substantially concurrently with the consummation of the Transactions on the Closing Date after use of commercially reasonable efforts by the Initial US Borrower to procure delivery thereof without undue burden or expense, and (iv) the Guarantee by Holdings and each Subsidiary Guarantor that is a material Domestic Subsidiary (or, to the extent the Canadian Borrower intends to become a party to the Loan Documents on the Closing Date (it being understood that if not provided on the Closing Date, the Canadian Borrower shall not be allowed to borrow a Credit Extension until the same is provided after the Closing Date), each Canadian Loan Party)), then the provision (and/or perfection) of such Collateral and/or Guarantee shall not constitute a condition precedent to the availability of the Initial Revolving Facility on the Closing Date but may instead be provided (and/or perfected) within ninety (90) days after the Closing Date or such later date as the Administrative Agent may reasonably agree.

Section 4.02            Each Credit Extension. After the Closing Date, the obligation of each Lender to make any Credit Extension (other than any LC Reimbursement Loan) is subject to the satisfaction of the following conditions:

(a)            (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, or (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.05(b).

(b)            The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, further, that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)            At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default has occurred and is continuing.

(d)            After giving effect to the Credit Extension, (i) the Borrowing Base is no less than the Total Revolving Credit Exposure, (ii) the US Borrowing Base is no less than the Initial US Revolving Credit Exposure and (iii) the Canadian Borrowing Base is no less than the Initial Canadian Revolving Credit Exposure.

(e)            After giving effect to the such Credit Extension, (i) the Total Revolving Credit Exposure does not exceed the Borrowing Base, (ii) in the case of any US Revolving Loan or US Letter of Credit, the Initial US Revolving Credit Exposure does not exceed the US Borrowing Base and (iii) in the case of any Canadian Revolving Loan or Canadian Letter of Credit, the Initial Canadian Revolving Credit Exposure does not exceed the Canadian Borrowing Base.

Each Credit Extension shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the Termination Date, (i) in the case of Holdings, solely with respect to Sections 5.01, 5.02, 5.03, 5.08 and 5.12, and (ii) the Borrowers hereby covenant and agree with the Lenders that:

Section 5.01            Financial Statements and Other Reports. The Lead Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a)            Quarterly Financial Statements. Within 45 days (or 60 days in the case of the Fiscal Quarters ending on or around June 30, 2017, September 30, 2017, March 31, 2018 and June 30, 2018) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2017, the consolidated balance sheet of the Lead Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Lead Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth (commencing with the Fiscal Quarter ending on or around March 31, 2019), in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and, at the option of the Lead Borrower, either (i) a Narrative Report with respect thereto or (ii) a conference call with the Lenders, hosted by the Administrative Agent, which call shall be held after delivery of the applicable financial statements, during normal business hours and otherwise at a time mutually agreed between the Lead Borrower and the Administrative Agent for the applicable Fiscal Quarter (it being agreed that at least one such conference call with the Lenders shall be held in each calendar year, commencing with 2018);

(b)            Annual Financial Statements. Within 120 days after the end of the first Fiscal Year following the Closing Date and within 90 days after the end of each Fiscal Year thereafter, (i) the consolidated balance sheet of the Lead Borrower as at the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows of the Lead Borrower for such Fiscal Year and setting forth (commencing with the Fiscal Year ending on or around December 31, 2018), in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year (which, for comparison against the figures for the Fiscal Year ending on or around December 31, 2017, may be based on figures derived from a combined or other pro forma presentation of any predecessor and successor periods as reasonably determined by the Lead Borrower) and (ii) with respect to such consolidated financial statements, (A) a report thereon from the Company’s certified public accountant commencing with the Fiscal Year ending on or around December 31, 2017, or any nationally recognized independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” (other than resulting from the impending maturity of any Indebtedness or any actual or prospective breach of any financial covenant) and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Lead Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (B) at the option of the Lead Borrower, either (i) a Narrative Report with respect to such Fiscal Year, or (ii) a conference call with the Lenders, hosted by the Administrative Agent, which call shall be held after delivery of the applicable financial statements, during normal business hours and otherwise at a time mutually agreed between the Lead Borrower and the Administrative Agent for the applicable Fiscal Year (it being agreed that at least one such conference call with the Lenders shall be held in each calendar year, commencing with 2018);

(c)            Compliance Certificate. Together with each delivery of financial statements of the Lead Borrower pursuant to Sections 5.01(a) and 5.01(b), (i) a duly executed and completed Compliance Certificate certifying that no Default or Event of Default exists (or if a Default or Event of Default exists, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same) and setting forth the calculation of the Fixed Charge Coverage Ratio as of the last day of the relevant Test Period (whether or not then required to be tested pursuant to Section 6.15(a)), (ii) (A) a summary of pro forma or consolidating adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Lead Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list, and (iii) a Perfection Certificate Supplement;

(d)            [Reserved];

(e)            Notice of Default. Promptly upon, and in any event within five (5) Business Days after, any Responsible Officer of the Lead Borrower obtaining knowledge of (i) the occurrence of any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Lead Borrower has taken, is taking and proposes to take with respect thereto;

(f)             Notice of Litigation. Promptly upon, and in any event within five (5) Business Days after, any Responsible Officer of the Lead Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Lead Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clause (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof from the Lead Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)            ERISA. Promptly upon, and in any event within five (5) Business Days after, any Responsible Officer of the Lead Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h)            Financial Plan. As soon as available and in any event no later than 45 days after the beginning of each Fiscal Year, commencing in respect of the Fiscal Year ending December 31, 2017, a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year, including a forecasted consolidated statement of the Lead Borrower’s financial position and forecasted consolidated statements of income and cash flows of the Lead Borrower for such Fiscal Year, prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions on which the financial plan is based;

(i)             Information Regarding Collateral. Prompt (and in any event, within (A) with respect to any Canadian Loan Party, 15 days of the relevant change or such other period with the written consent of the Administrative Agent and (B) with respect to any US Loan Party, 30 days of the relevant change or such other period with the written consent of the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization, (iv) in any Loan Party’s organizational identification number (if any), or (v) in any Canadian Loan Party’s registered or head office or chief executive office (or the jurisdiction of the locations where it maintains Collateral exceeding $5,000,000 in value), in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j)             Environmental Matters. Prompt (and in any event within five (5) Business Days after any Responsible Officer of the Lead Borrower obtaining knowledge thereof) written notice of any Release or other Hazardous Material Activity that would reasonably be expected to have a Material Adverse Effect;

(k)            Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following an initial public offering, all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or its applicable Parent Company to its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities; and

(l)             Borrowing Base Certificates. The US Borrower and the Canadian Borrower, respectively (or the Lead Borrower on their behalf), shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver the same to the Lenders) each Borrowing Base Certificate and related Supporting Information prepared as of the close of business on the last Business Day of the applicable previous month commencing with the month ending August 31, 2017, no later than (x) the 30th day after the last day of each month ending August 31, 2017, September 30, 2017, October 31, 2017 and November 30, 2017 and (y) thereafter, the 20th day of such month; provided that, (i) during the continuance of a Cash Dominion Period, the relevant Borrower (or the Lead Borrower on their behalf) shall deliver to the Administrative Agent Borrowing Base Certificates and Supporting Information more frequently (as reasonably determined by the Administrative Agent) (but not more frequently than weekly, with delivery required within 4 Business Days after the end of the applicable previous week prepared as of the close of business on Friday of the previous week, which Borrowing Base Certificates and Supporting Information shall be in standard form unless otherwise reasonably agreed to by the Administrative Agent; it being understood that (a) Inventory amounts shown in the Borrowing Base Certificates and Supporting Information delivered on a weekly basis will be based on the Inventory amount (x) set forth in the most recent weekly report, where possible, and (y) for the most recently ended month for which such information is available with regard to locations where it is impracticable to report Inventory more frequently (unless the Administrative Agent agrees otherwise), and (b) the amount of Eligible Accounts shown in such Borrowing Base Certificate and Supporting Information will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of ineligible Accounts reported for the most recently ended month) (or, when available, ineligible Accounts set forth in the most recent weekly report), (ii) in the event that any Loan Party consummates a Specified Transaction, the Lead Borrower may deliver an updated version of the relevant Borrowing Base Certificate or Borrowing Base Certificates and Supporting Information giving pro forma effect to such Specified Transaction, which shall be effective as of the date of consummation of such Specified Transaction, subject to the limitations set forth in the definitions of “Canadian Borrowing Base” and “US Borrowing Base”, (iii) in the event (x) any Loan Party consummates a Disposition (other than Dispositions in the ordinary course of business) to any Person (other than a Loan Party) that results in the Disposition of ABL Priority Collateral with a value (as reasonable determined by the Lead Borrower) in excess of $10,000,000 or (y) the Lead Borrower designates (or redesignates) any subsidiary with a value (as reasonably determined by the Lead Borrower) in excess of $10,000,000 as an Unrestricted Subsidiary, the Lead Borrower shall deliver updated Borrowing Base Certificates and Supporting Information at the time of or prior to the consummation of such Disposition, and (iv) the Borrowers may elect to deliver the Borrowing Base Certificates and Supporting Information more frequently than the time period specified in Section 5.01(l) (but in any case not more frequently than weekly), provided that (x) if the Borrowers elect to deliver the Borrowing Base Certificates and Supporting Information on a weekly basis, they shall be required to continue to deliver the Borrowing Base Certificate on a weekly basis for at least 45 days following the date of the first such weekly delivery, and (y) if the Borrowers elect to deliver the Borrowing Base Certificates and Supporting Information on a less frequent than weekly basis, they shall be required to continue to deliver the Borrowing Base Certificate and Supporting Information on such basis for at least 60 days following the date of the first such delivery.

(m)          Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with the financial condition or business of Holdings and its Restricted Subsidiaries, provided, however, that none of Holdings, any Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, any Borrower and/or any of their respective subsidiaries, customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, any Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party; provided that, with respect to this clause (iv), the Lead Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto on the website of the Lead Borrower on the Internet at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k), the Lead Borrower shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents on the website of the Lead Borrower (or its applicable subsidiary) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Lead Borrower to the Administrative Agent for posting on behalf of the Lead Borrower on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) in respect of information filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q reports and Form 10-K reports described in Sections 5.01(a) and (b), respectively), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (h) of this Section 5.01 may be satisfied with respect to any financial statements of the Lead Borrower by furnishing (A) the applicable financial statements of Holdings (or any other Parent Company) or (B) Holdings’ (or any other Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Lead Borrower and its consolidated subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Lead Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

Any financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall not be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02            Existence. Except as otherwise permitted under Section 6.07, Holdings and each Borrower will, and the Lead Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of any Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor any Borrower nor any of the Lead Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of any Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03            Payment of Taxes. Holdings and the Borrowers will, and the Lead Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor, and (ii) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04            Maintenance of Properties. The Borrowers will, and the Lead Borrower will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Lead Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05            Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Lead Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Lead Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (i) name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders as the loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06            Inspections.

(a)            The Borrowers will, and the Lead Borrower will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of any Borrower and any of their Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that any Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that, (x) only the Administrative Agent (or a representative designated by the Administrative Agent) on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (y) subject to the immediately succeeding proviso, the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) subject to the immediately succeeding proviso, only one such time per calendar year shall be at the expense of the Borrowers; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice; provided further that, notwithstanding anything to the contrary herein, neither the Borrowers nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrowers and their subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Lead Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party; provided that, with respect to this clause (iv), the Lead Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

(b)            At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Administrative Agent requests, each Loan Party will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to its books, records, Accounts and Inventory so that the Administrative Agent or an Approved Appraiser may conduct such inventory appraisals, field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate and the reasonable and documented expenses incurred in respect thereof shall be payable by the Borrowers subject to the limitations in this Section 5.06(b); provided that (i) unless an Event of Default exists, the Administrative Agent shall not conduct more than (A) one field examination and one inventory appraisal with respect to the Collateral in each twelve month period and (B) one additional field examination and one additional inventory appraisal with respect to the Collateral in any twelve month period after the date of this Agreement if, at any time during such twelve month period, (1) Availability is less than the greater of (x) $30,000,000 and (y) 15% of the Line Cap for five (5) consecutive Business Days, (2) until the date Availability is equal to or greater than the greater of (x) $30,000,000 and (y) 15% of the Line Cap for at least thirty (30) consecutive calendar days, (ii) when an Event of Default exists, the Administrative Agent may conduct field examinations and inventory appraisals of the type described in this clause (b) at any time, (iii) the Administrative Agent may conduct one additional field examination and one additional inventory appraisal during any twelve month period at the expense of the Lenders and (iv) the Administrative Agent may conduct additional field exams or appraisals requested or consented to by Lead Borrower from time to time in its sole discretion.

Section 5.07            Maintenance of Books and Records. The Borrowers will, and will cause their Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Lead Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08            Compliance with Laws.

(a)            Holdings and the Lead Borrower will, and will cause each of its Restricted Subsidiaries to, (i) materially comply with the applicable requirements of Sanctions, the FCPA and the Corruption of Foreign Public Officials Act (Canada) and (ii) comply with the requirements of all other applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA, laws relating to the Canadian Pension Plans, the USA PATRIOT Act and, to its knowledge, anti-money laundering and anti-terrorism laws, including the Canadian AML Laws), except, in the case of clause (ii), to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)            No Borrower will directly nor, to its knowledge, indirectly, use the proceeds of the Revolving Loans or otherwise make available such proceeds to any Person, (i) for the purpose of financing the activities of any Person or in any country or territory that, at the time of such financing, is the subject of Sanctions, except to the extent permissible for a Person required to comply with Sanctions; or (ii) in a manner that violates any applicable requirements under the FCPA or the Corruption of Foreign Public Officials Act (Canada).

Section 5.09            Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all commercially reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and environmental permits (including any investigation, notification, cleanup, removal or remedial obligations with respect to or arising out of any Hazardous Materials Activity), (b) obtain and renew all environmental permits required to conduct its operations or in connection with its properties and (c) respond timely to any Environmental Claim against the Lead Borrower or any of its Restricted Subsidiaries and discharge or duly contest any obligations it may have to any Person thereunder.

Section 5.10            Designation of Subsidiaries. The board of directors (or equivalent governing body) of the Lead Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary (other than the Canadian Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation or redesignation, no Default or Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) in the case of designating a Restricted Subsidiary to be an Unrestricted Subsidiary or redesignating an Unrestricted Subsidiary to be a Restricted Subsidiary, the applicable Investment is permitted under one or more clauses in Section 6.06 (as selected by the Lead Borrower in its sole discretion), (iii) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of the First Lien Credit Agreement or the Second Lien Credit Agreement unless also being designated as an Unrestricted Subsidiary thereunder, and (iv) as of the date of the designation or redesignation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Lead Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary) or hold any Indebtedness of or any Lien on any property of the Lead Borrower or its Restricted Subsidiaries (unless the Lead Borrower or such Restricted Subsidiary is permitted to incur such Indebtedness or Liens in favor of such Unrestricted Subsidiary pursuant to Sections 6.01 and 6.02). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Lead Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the Fair Market Value of the net assets of such Restricted Subsidiary attributable to the Lead Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by the Lead Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lead Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Lead Borrower’s “Investment” in such Restricted Subsidiary at the time of such redesignation, less (b) the portion of the Fair Market Value of the net assets of such Restricted Subsidiary attributable to the Lead Borrower’s equity therein at the time of such redesignation. As of the Closing Date, the subsidiaries listed on Schedule 5.10 have been designated as Unrestricted Subsidiaries.

Section 5.11            Use of Proceeds. Each Borrower shall use the proceeds of the Initial Revolving Loans: (a) on the Closing Date, (i) to finance a portion of the Transactions, purchase price adjustments and the payment of Transaction Costs, (ii) to finance working capital and similar adjustments under the Acquisition Agreement and (iii) to finance the working capital needs and other general corporate purposes of the Lead Borrower and its subsidiaries; provided that, the amounts utilized for purposes of clauses (i), and (iii) above shall not exceed $5,000,000 in the aggregate and (b) after the Closing Date, to finance working capital needs, general corporate purposes and any other purposes not prohibited hereunder. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that would violate Regulation T, U or X.

Section 5.12            Covenant to Guarantee Obligations and Give Security. Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Canadian Subsidiary of an existing Canadian Loan Party, (iii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (with respect to US Secured Obligations, to apply only to the designation of an Unrestricted Subsidiary that is a Domestic Subsidiary), (iv) any Restricted Subsidiary ceasing to be an Immaterial Subsidiary (with respect to US Secured Obligations, to apply only to a Restricted Subsidiary that is a Domestic Subsidiary) or (v) any Restricted Subsidiary that is an Excluded Subsidiary ceasing to be an Excluded Subsidiary, on or before the date that is 60 days after the end of such Fiscal Quarter in which such transaction or designation occurred (or such longer period as the Administrative Agent may reasonably agree), the Lead Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the other relevant Secured Parties.

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time or any period in this Agreement or in any other Loan Document (at any time, including, in each case, after the expiration of any relevant time or period, which will be retroactive) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines, in consultation with the Lead Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, and each Lender hereby consents to any such extension of time; (ii) any Lien required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to the exceptions and limitations set forth therein and in the Collateral Documents; (iii) except as otherwise required by Section 5.15, perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments); (iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement; (v) no Loan Party will be required to take any action that is limited or restricted by the Collateral and Guarantee Requirement and any other Loan Document; (vi) in no event will the Collateral include any Excluded Assets; (vii) no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (1) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset on the Closing Date or at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to the applicable anti-assignment provisions of the UCC, PPSA or other applicable law or (2) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset on the Closing Date or at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision; it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC, PPSA or other applicable law notwithstanding the relevant prohibition, violation or termination right, and (viii) any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12 above may, with the consent of the Administrative Agent, include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document. No Canadian Loan Party shall be deemed to have provided a Loan Guaranty in respect of any US Obligation (it being understood that the US Loan Parties shall guarantee the Canadian Obligations).

For the avoidance of doubt, it is understood, agreed and intended by the parties hereto that, notwithstanding anything to the contrary herein or in any other Loan Document, with respect to US Loan Parties, any US Obligations or any US Secured Obligations (including any Credit Extension, Overadvance or Protective Advance made to the US Borrower), (i) under no circumstance shall the Administrative Agent, any Lender or any Participant have recourse to the Capital Stock of any Foreign Subsidiary or any Foreign Subsidiary Holdco, other than 65% of the issued and outstanding Capital Stock of any Restricted Subsidiary that is a direct, first-tier Restricted Subsidiary of the US Borrower or a Subsidiary Guarantor of the US Obligations (it being understood with respect to any Credit Extension, Overadvance or Protective Advance made to the US Borrower, a Subsidiary Guarantor will at no time include a Foreign Subsidiary, a Foreign Subsidiary Holdco or any direct or indirect subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holdco) and (ii) under no circumstance shall any Foreign Subsidiary or Foreign Subsidiary Holdco or any direct or indirect subsidiary of a Foreign Subsidiary or Foreign Subsidiary Holdco be a Guarantor hereunder or under any Loan Document with respect to the US Obligations or in any other way be required to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” with respect to the US Obligations.

Section 5.13             [Reserved].

Section 5.14            Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a)            Holdings and the Lead Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b)            Holdings and the Lead Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Section 5.15            Cash Management.

(a)            Each Loan Party shall, within (x) 90 days in respect of any Concentration Account, and (y) 120 days in respect of any other account, in each case, after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion (such consent not to be unreasonably withheld, delayed or conditioned)), (i) in the case of any US Loan Party, require that all cash payments in respect of Accounts owed to such US Loan Party be remitted to a lockbox maintained by any US Loan Party (the “US Lockbox”) or a Material Account of any US Loan Party, (ii) in the case of any Canadian Loan Party, require that all cash payments of Accounts owed to any Canadian Loan Party be remitted to a lockbox maintained by any Canadian Loan Party (the “Canadian Lockbox” and, together with the US Lockbox, the “Lockboxes”) or a Material Account of any Canadian Loan Party, (iii) except as provided in Section 5.15(b), instruct the financial institution that maintains any US Lockbox to cause all amounts on deposit and available at the close of each Business Day in such Lockbox (net of any Required Minimum Balance), to be swept to one or more concentration deposit accounts maintained by any US Loan Party (each, a “US Concentration Account”) not less frequently than on a daily basis, (iv) except as provided in Section 5.15(b), instruct the financial institution that maintains such Canadian Lockbox to cause all amounts on deposit and available at the close of each Business Day in such Lockbox (net of any Required Minimum Balance), to be swept to one or more concentration deposit accounts maintained by any Canadian Loan Party (each, a “Canadian Concentration Account” and, together with the US Concentration Account, the “Concentration Accounts”) not less frequently than on a daily basis; (v) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the applicable Loan Party, the Administrative Agent and any financial institution with which such Loan Party maintains a Concentration Account or Material Account (collectively, the “Blocked Accounts”) and (vi) deposit (or cause to be deposited) promptly (and in any event no later than the first Business Day after receipt thereof) all collections on Accounts (including those sent directly by an Account Debtor) into a Blocked Account covered by a Blocked Account Agreement. From and after such 90th and the 120th day, respectively, after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion (such consent not to be unreasonably withheld, delayed or conditioned)), each Loan Party shall ensure that this Section 5.15(a) is satisfied at all times.

(b)            Each Blocked Account Agreement relating to any Blocked Account shall require, after the delivery of notice of a Cash Dominion Period by the Administrative Agent to the Lead Borrower and the other parties to such instrument or agreement (which the Administrative Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such a Cash Dominion Period), by ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date has occurred), of all available Cash balances, Cash receipts and Cash Equivalents, including the ledger balance of each Concentration Account and each other Blocked Account (net of such minimum balance, not to exceed $500,000 per account or $5,000,000 in the aggregate for all such accounts as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained (the “Required Minimum Balances”)), to an account maintained under the sole dominion and control of the Administrative Agent (the “Administrative Agent Account”). All amounts received in the Administrative Agent Account shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.11(a)(iii)); provided that if the circumstances described in Section 2.18(b) or (c) are applicable, such amounts shall be applied in accordance with such Section 2.18(b) or (c), as applicable. In such event, each Loan Party agrees that it will not otherwise direct the proceeds of any Blocked Account.

(c)            Provided that no Cash Dominion Period then exists, the Loan Parties may close any then-existing Deposit Account or Securities Account. The Loan Parties may open any new Deposit Account or Securities Account, subject, unless such Deposit Account or Securities Account constitutes an Excluded Account or otherwise constitutes an Excluded Asset (provided that upon such Deposit Account or Securities Account ceasing to constitute an Excluded Account and an Excluded Asset, such Deposit Account or Securities Account shall be subject to this Section 5.15), to the execution and delivery to the Administrative Agent of a Blocked Account Agreement in respect of such newly opened Deposit Account or Securities Account consistent with the provisions of this Section 5.15 and otherwise reasonably satisfactory to the Administrative Agent within 90 days of the opening thereof (or such longer period as the Administrative Agent may reasonably agree); it being understood and agreed that, (x) notwithstanding the foregoing, in the event such newly opened Deposit Account or Securities Account constitutes a Concentration Account such Concentration Account shall be subject to a Blocked Account Agreement consistent with the provisions of this Section 5.15 and otherwise reasonably satisfactory to the Administrative Agent from and after the date of opening thereof (or such longer period as the Administrative Agent may reasonably agree) and (y) in the event that any Loan Party acquires any Deposit Account or Securities Account in connection with any Specified Transaction, such Loan Party shall be required to enter into a Blocked Account Agreement with respect to such acquired Deposit Account or Securities Account within 120 days following the date of such Specified Transaction (or such longer period as the Administrative Agent may reasonably agree) unless such Loan Party has closed such Deposit Account or Securities Account (or such Deposit Account or Securities Account constitutes an Excluded Account or otherwise constitutes an Excluded Asset) prior to such time.

(d)            The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Administrative Agent Account, (ii) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the applicable Secured Obligations, and (iii) the funds on deposit in the Administrative Agent Account shall be applied as provided in Sections 2.11(a)(iii), 2.18(b) or 2.18(c), as applicable, and, to the extent such funds constitute US Collateral, the ABL Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 5.15, any Loan Party receives or otherwise has dominion and/or control of any amount required to be transferred to the Administrative Agent Account pursuant to Section 5.15(b), such amount shall be held in trust by such Loan Party for the Administrative Agent, and shall promptly be deposited into the Administrative Agent Account or otherwise transferred in such manner as the Administrative Agent may request.

(e)            Upon the commencement of a Cash Dominion Period and for so long as the same is continuing, upon delivery of notice by the Administrative Agent to the Lead Borrower (which the Administrative Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such a Cash Dominion Period), the Administrative Agent may direct that all amounts in the Blocked Accounts be paid directly to the Administrative Agent Account. So long as no Cash Dominion Period is continuing in respect of which the Administrative Agent has delivered the notice contemplated by this Section 5.15, each relevant Loan Party may direct, and shall have sole control over, the disposition of funds in the Blocked Accounts and Concentration Accounts.

(f)             Any amount held or received in the Administrative Agent Account (including all interest and other earnings with respect thereto, if any) at any time (i) when the Termination Date has occurred or (ii) all Events of Default have been cured and no Cash Dominion Period exists, shall (subject, in the case of clause (i), to the provisions of any applicable ABL Intercreditor Agreement) be remitted to an account of the applicable Loan Party (or if requested by any Loan Party, to the Lead Borrower on its behalf).

(g)            Following the commencement of any Cash Dominion Period (other than by reason of an Event of Default pursuant to Section 7.01(a), 7.01(f) or 7.01(g), except to the extent necessary for one or more officers or directors of Holdings, the Lead Borrower or any of its subsidiaries to avoid personal or criminal liability under applicable Requirements of Law), in the event that any Blocked Account or the Administrative Agent Account contains identifiable Tax and Trust Funds, the Lead Borrower (acting in good faith) may, within 30 days after such Tax and Trust Funds are received in such Blocked Account or Administrative Agent Account, deliver to the Administrative Agent a Trust Fund Certificate. Notwithstanding anything to the contrary herein or in any other Loan Document, within five Business Days following receipt of a Trust Fund Certificate, the Administrative Agent shall remit from such Blocked Account or Administrative Agent Account (in each case excluding amounts previously deposited to cash collateralize Letters of Credit hereunder), as applicable, the lesser of (a) the amount of Tax and Trust Funds specified in the Trust Fund Certificate, (b) the Availability on the date of such remittance and (c) the amount on deposit in such Blocked Account or Administrative Agent Account on the date of delivery of such Trust Fund Certificate, at the option of the Administrative Agent, (x) to the applicable Loan Party or (y) on behalf of the applicable Loan Party directly to the Person entitled to such Tax and Trust Funds; provided that in no event shall the Administrative Agent be required to remit any amount pursuant to this Section 5.15(g) to the extent that such amount was previously distributed in accordance with Section 2.11(a)(iii) (or otherwise applied in accordance with Section 2.18(b) or (c) as applicable). If any such amount is remitted to any Loan Party, such Loan Party shall apply such amount solely for the purpose set forth in the applicable Trust Fund Certificate on or prior to the date due; it being understood that the Administrative Agent shall not apply any amount consisting of identifiable Tax and Trust Funds pursuant to Section 2.11(a)(iii) (or otherwise in accordance with Section 2.18(b) or (c) as applicable) following its receipt of a Trust Fund Certificate.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date until the Termination Date, (i) in the case of Holdings, solely with respect to Sections 6.04(b) and 6.14 and (ii) the Borrowers covenant and agree with the Lenders that:

Section 6.01            Indebtedness. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)            the Secured Obligations (including any Additional Revolving Loans and/or Additional Revolving Commitments);

(b)            Indebtedness of the Lead Borrower to any Restricted Subsidiary and/or of any Restricted Subsidiary to the Lead Borrower or any other Restricted Subsidiary; provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to a Loan Party, such Indebtedness shall be permitted as an Investment by Section 6.06; provided further that any Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party;

(c)            [Reserved];

(d)            (i) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and (ii) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Lead Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e)            Indebtedness of the Lead Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business, (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items and (iii) in respect of commercial and trade letters of credit;

(f)             Indebtedness of the Lead Borrower and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including Banking Services Obligations and dealer incentive, supplier finance or similar programs;

(g)            (i) guaranties by the Lead Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Lead Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)           Guarantees by the Lead Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Lead Borrower and/or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any Person that is not a Loan Party, the related Investment is permitted under Section 6.06;

(i)            Indebtedness of the Lead Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01;

(j)            Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate outstanding principal amount of such Indebtedness not to exceed the greater of $75,000,000 and 45.0% of Consolidated Adjusted EBITDA, provided that the outstanding principal amount of Indebtedness incurred by Canadian Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of $50,000,000 and 30.0% of Consolidated Adjusted EBITDA;

(k)           Indebtedness of the Lead Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l)            Indebtedness of the Lead Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)          Indebtedness of the Lead Borrower and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of assets in an aggregate outstanding principal amount not to exceed the greater of $50,000,000 and 30.0% of Consolidated Adjusted EBITDA;

(n)            Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof, (ii) no Event of Default exists or would result after giving pro forma effect to such acquisition, and (iii) after giving effect to such acquisition on a Pro Forma Basis the Lead Borrower is in compliance with the Payment Conditions applicable to Indebtedness;

(o)            Indebtedness consisting of promissory notes issued by the Lead Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Lead Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p)            the Lead Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (i), (j), (m), (n), (r), (u), (w), (x), (y), (z) and (jj) and this clause (p) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect of existing Refinancing Indebtedness under this clause (p); provided, that:

(i)                 the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus commitment, underwriting, arrangement and similar fees, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this Section 6.01 (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02);

(ii)               other than in the case of Refinancing Indebtedness with respect to clauses (i), (m), (n) and (z) of this Section 6.01 (and other than customary bridge loans with a maturity date of not longer than one year which are converted into, exchanged for, extended to or otherwise refinanced with Indebtedness subject to the requirements of this clause (ii)), (A) such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced;

(iii)             in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m) and (u) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause and after the incurrence thereof, shall constitute amounts outstanding under such clause;

(iv)              (A) Holdings may not be the primary obligor of the applicable Refinancing Indebtedness if Holdings was not the primary obligor on the relevant refinanced Indebtedness, (B) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01, and (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the ABL Priority Collateral securing the Secured Obligations), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Refinancing Liens securing such Indebtedness are subordinated to the Liens on the ABL Priority Collateral securing the Secured Obligations, subject to an ABL Intercreditor Agreement), except to the extent the refinancing, refunding or replacement thereof constitutes a Restricted Debt Payment permitted under Section 6.04(b) (other than Section 6.04(b)(i)) or does not constitute a Restricted Debt Payment; and

(v)                no Event of Default exists or would result therefrom.

(q)            [Reserved];

(r)             Indebtedness of the Lead Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Lead Borrower (“Contribution Indebtedness”) from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its Capital Stock, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Lead Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) other than Cure Amounts;

(s)            Indebtedness of the Lead Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)             [Reserved];

(u)            Indebtedness of the Lead Borrower and/or any Subsidiary Guarantor in an aggregate outstanding principal amount not to exceed the sum of (i) the greater of $75,000,000 and 45.0% of Consolidated Adjusted EBITDA and (ii) any amounts reallocated to this Section 6.01(u) from Section 6.04(a)(xi);

(v)            [Reserved];

(w)           Indebtedness of the Lead Borrower and/or any Restricted Subsidiary so long as (i) such Indebtedness (other than purchase money Indebtedness, Capital Leases and other Indebtedness incurred to acquire, improve, repair or replace assets) does not mature prior to the date which is 91 days after the Latest Maturity Date as of the date of incurrence thereof and (ii) the Payment Conditions have been satisfied, on a Pro Forma Basis;

(x)             Indebtedness of the Lead Borrower under the Second Lien Facility (including any “Incremental Loans”, “Incremental Equivalent Debt” and “Refinancing Indebtedness” (each as defined in the Second Lien Credit Agreement or any equivalent term under the documentation governing the Second Lien Facility) in an aggregate principal amount that does not exceed at any time the sum of (A) $285,000,000 plus (B) the aggregate outstanding principal amount of “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the Second Lien Credit Agreement or any equivalent term under the documentation governing the Second Lien Facility) permitted under the Second Lien Credit Agreement as in effect on the Closing Date (as amended, restated, modified, replaced or substituted after the Closing Date to conform to any amendment, restatement, modification, replacement or substitution of the First Lien Credit Agreement relating to the “Incremental Cap” thereunder);

(y)            Indebtedness of the Lead Borrower under (i) the First Lien Facility (including any “Incremental Loans”, Indebtedness constituting “Incremental Equivalent Debt” and “Refinancing Indebtedness” (each as defined in the First Lien Credit Agreement or any equivalent term under the documentation governing the First Lien Facility) in an aggregate principal amount not to exceed the sum of (A) $850,000,000 plus (B) the aggregate outstanding principal amount of “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the First Lien Credit Agreement or any equivalent term under the documentation governing the First Lien Facility) permitted under the First Lien Credit Agreement as in effect on the Closing Date (as amended, restated, modified, replaced or substituted after the Closing Date to conform to any amendment, restatement, modification, replacement or substitution of the First Lien Credit Agreement relating to the “Incremental Cap” thereunder) and (ii) any “Secured Banking Services Obligations” and “Secured Hedging Obligations”, as such terms are defined in the First Lien Credit Agreement or any equivalent term in any documentation governing the First Lien Facility;

(z)             Indebtedness of the Lead Borrower and/or any Restricted Subsidiary comprised of Capital Lease obligations or rental payments in respect of any property Disposed of pursuant to any Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(aa)           [Reserved.]

(bb)          Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Lead Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(cc)           Indebtedness of the Lead Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to directors, officers, employees, members of management, managers, and consultants of any Parent Company, the Lead Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(dd)          Indebtedness of the Lead Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit;

(ee)           Indebtedness of the Lead Borrower and/or any Restricted Subsidiary supported by any letter of credit otherwise permitted to be incurred hereunder;

(ff)            unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Lead Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default to exist under Section 7.01(i);

(gg)          without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Lead Borrower and/or any Restricted Subsidiary hereunder;

(hh)          to the extent constituting Indebtedness, obligations under the Merger Agreement;

(ii)            customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(jj)             Indebtedness of the Lead Borrower and/or any Restricted Subsidiary relating to any factoring or similar arrangements entered into in the ordinary course of business so long as any assets subject to any such arrangement are excluded from the Borrowing Base.

Section 6.02            Liens. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)            Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b)            Liens for Taxes which are (i) for amounts not yet overdue by more than 30 days or (ii) which are not required to be paid pursuant to Section 5.03;

(c)            statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days or (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as adequate reserves or other appropriate provisions required by GAAP shall have been made for any such contested amounts;

(d)            Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)            Liens consisting of easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and other minor defects or irregularities in title affecting any Real Estate Assets, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Lead Borrower and/or its Restricted Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f)             Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate not prohibited hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)            Liens (i) solely on any Cash earnest money deposits made by the Lead Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder or (ii) consisting of an agreement to Dispose or any property in a Disposition permitted under Section 6.07;

(h)            purported Liens evidenced by the filing of PPSA or precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)             Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)            Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(p), subject, to the extent required thereby, to an ABL Intercreditor Agreement or another Applicable Intercreditor Agreement in each case providing that any Liens on ABL Priority Collateral securing any Indebtedness incurred pursuant to this clause (k) are junior to the Liens on the ABL Priority Collateral securing the Secured Obligations; provided that no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (unless (except in the case of Sections 6.01(x) and (y) which shall be limited to the Collateral), such Lien is a Permitted Lien, except as otherwise provided in Section 6.01(p));

(l)             Liens existing on the Closing Date securing obligations not exceeding $2,500,000 in the aggregate and Liens described on Schedule 6.02 and, in each case, together with any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, accessions, replacements or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m)          Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08 and securing Indebtedness permitted pursuant to Section 6.01(z);

(n)            Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions, replacements or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o)            Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that (A) no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, accessions, replacements or additions thereto and improvements thereon) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock and (B) any Liens on ABL Priority Collateral securing any Indebtedness pursuant to this clause (o) are junior to the Liens on the ABL Priority Collateral securing the Secured Obligations, and the agent or other representative for the lenders or holders of such Indebtedness has become a party to the ABL Intercreditor Agreement or another Acceptable Intercreditor Agreement;

(p)            (i) Liens that are contractual rights of set-off or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Lead Borrower and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Lead Borrower and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Lead Borrower and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (vii) Liens of the type described in the foregoing clauses (i), (ii), (iii), (iv) and (v) securing obligations under Sections 6.01(f) and/or 6.01(s);

(q)           Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons but excluding any Capital Stock that is required to be pledged as Collateral) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r)            Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Lead Borrower and/or its Restricted Subsidiaries;

(s)            Liens securing Indebtedness (and related obligations) incurred pursuant to Section 6.01(y); provided that any Liens on ABL Priority Collateral securing any Indebtedness pursuant to this clause (s) are junior to the Liens on the ABL Priority Collateral securing the Secured Obligations, and the agent or other representative for the lenders or holders of such Indebtedness has become a party to an ABL Intercreditor Agreement or another Applicable Intercreditor Agreement;

(t)            Liens securing Indebtedness (and related obligations) incurred pursuant to Section 6.01(x); provided that any Liens on ABL Priority Collateral securing any Indebtedness pursuant to this clause (t) are junior to the Liens on the ABL Priority Collateral securing the Secured Obligations, and the agent or other representative for the lenders or holders of such Indebtedness has become a party to an ABL Intercreditor Agreement or another Applicable Intercreditor Agreement;

(u)           Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the sum of (i) the greater of $75,000,000 and 45.0% of Consolidated Adjusted EBITDA and (ii) to the extent any amounts are reallocated from Section 6.04(a)(xi) to Section 6.01(u), an amount equal to such reallocated amount; provided that any Liens on ABL Priority Collateral securing any Indebtedness pursuant to this clause (u) are junior to the Liens on ABL Priority Collateral securing the Secured Obligations, and the agent or other representative for the lenders or holders of such Indebtedness has become a party to the ABL Intercreditor Agreement;

(v)           Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h);

(w)          leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Lead Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) or (ii) secure any Indebtedness;

(x)            Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y)            Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (bb) and (dd);

(z)             Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar law of any jurisdiction);

(aa)           Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)           Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)          Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s) and/or (ii) obligations of the type described in Section 6.01(f);

(ee)           (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff)            Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg)          Liens evidenced by the filing of PPSA or UCC financing statements relating to factoring or similar arrangements entered into in the ordinary course of business;

(hh)          Liens securing Indebtedness incurred pursuant to Section 6.01(w), so long as (i) the Payment Conditions have been satisfied, on a Pro Forma Basis, at the time of incurrence of such Liens and (ii) any Liens on ABL Priority Collateral securing any Indebtedness pursuant to this clause (hh) are junior to the Liens on the ABL Priority Collateral securing the Secured Obligations, and the agent or other representative for the lenders or holders of such Indebtedness has become a party to an ABL Intercreditor Agreement or another Applicable Intercreditor Agreement; and

(ii)             Liens on assets of Restricted Subsidiaries that are not Loan Parties securing commercial and trade letters of credit permitted under Section 6.01(e)(iii).

Section 6.03            No Further Negative Pledges. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any Collateral, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a)             specific property to be sold pursuant to any Disposition permitted by Section 6.07;

(b)            restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Restricted Subsidiaries or the property or assets securing such Indebtedness;

(c)            restrictions contained in any First Lien Facility, any Second Lien Facility and the documentation governing Indebtedness permitted by clauses (j), (m), (p), (u), (w), (x) and/or (y) of Section 6.01, in each case, to the extent such restriction does not restrict the Secured Obligations from being secured by assets that constitute Collateral;

(d)            restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(e)            Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Lead Borrower or any of its Restricted Subsidiaries to Dispose of, or encumber the assets subject to such Liens;

(f)             provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(g)            any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(h)            restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person;

(i)             restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(j)             restrictions set forth in documents which exist on the Closing Date;

(k)            restrictions set forth in any Loan Document, any Hedge Agreement and/or any agreement relating to any Banking Services Obligation;

(l)             restrictions contained in documents governing Indebtedness permitted hereunder of any Restricted Subsidiary that is not a Loan Party;

(m)          restrictions on any asset (or all of the assets) of and/or the Capital Stock of the Lead Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n)            restrictions set forth in any agreement relating to any Permitted Lien that limits the right of the Lead Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto; and

(o)           other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Lead Borrower, more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04            Restricted Payments; Certain Payments of Indebtedness.

(a)            The Lead Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i)                 the Lead Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A)              to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company) and franchise fees and Taxes and similar fees, Taxes and expenses required to enable such Parent Company to maintain its organizational existence or qualification to do business, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and its subsidiaries (but excluding the portion of such amount that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Borrower and its subsidiaries);

(B)              to pay scheduled and overdue interest and payments as part of an AHYDO catch-up payment, in each case, in respect of any Indebtedness of any Parent Company to the extent the Net Proceeds thereof were contributed to the Lead Borrower;

(C)              to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Lead Borrower and/or its subsidiaries), the Lead Borrower and its subsidiaries;

(D)             for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Lead Borrower and/or its subsidiaries), the Lead Borrower and its subsidiaries;

(E)               pay (x) fees and expenses related to debt or equity offerings by any Parent Company, investments or acquisitions permitted or not restricted by this Agreement (whether or not consummated) and (y) Public Company Costs;

(F)               to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Lead Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Lead Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Lead Borrower or the relevant Restricted Subsidiary); and

(G)              to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of the Lead Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii)               the Lead Borrower may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Lead Borrower or any subsidiary:

(A)              in accordance with the terms of promissory notes issued pursuant to Section 6.01(o), so long as the aggregate amount of all Cash payments made in respect of such promissory notes, together with the aggregate amount of Restricted Payments made pursuant to sub-clause (D) of this clause (ii) below, does not exceed in any Fiscal Year the greater of $20,000,000 and 12.0% of Consolidated Adjusted EBITDA, which, if not used in any Fiscal Year, may be carried forward to subsequent Fiscal Years;

(B)              with the proceeds of any sale or issuance of the Capital Stock of the Lead Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Lead Borrower or any Restricted Subsidiary);

(C)              with the net proceeds of any key-man life insurance policies; or

(D)              with Cash and Cash Equivalents in an amount not to exceed in any Fiscal Year, together with the aggregate amount of all cash payments made pursuant to sub-clause (A) of this clause (ii) in respect of promissory notes issued pursuant to Section 6.01(o), the greater of $20,000,000 and 12.0% of Consolidated Adjusted EBITDA, which, if not used in any Fiscal Year, may be carried forward to subsequent Fiscal Years;

(iii)             the Lead Borrower may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Lead Borrower elects to apply to this clause (iii);

(iv)              the Lead Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Lead Borrower, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(v)                the Lead Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi)              for any taxable period (or portion thereof) that a Parent Company is treated as a corporation for U.S. federal income tax purposes and for which the Lead Borrower and/or any of its subsidiaries are members (or are pass-through entities of such members) of a consolidated, combined, unitary or similar income Tax group for U.S. federal, state, local or foreign income Tax purposes for which such Parent Company is the common parent, the Borrower may make Restricted Payments to such Parent Company to pay the portion of any U.S. federal, state, local or foreign income Taxes (as applicable) of such Parent Company for such taxable period that are attributable to the income of the Lead Borrower and/or its applicable subsidiaries; provided that, the aggregate amount of such distributions shall not exceed the aggregate Taxes the Lead Borrower and/or its subsidiaries, as applicable, would be required to pay in respect of such U.S. federal, state, local and foreign Taxes on a stand-alone basis for such taxable period; provided further that the amount of such distributions with respect to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by such Unrestricted Subsidiary for such purpose;

(vii)              the Lead Borrower may make Restricted Payments to consummate the Transactions on the Closing Date and to the extent not paid on the Closing Date, thereafter to pay working capital and purchase price adjustments and other payment obligations under the Merger Agreement and Transaction Costs;

(viii)             so long as no Event of Default exists at the time of declaration of such Restricted Payment, following the consummation of the first Qualifying IPO, the Lead Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount of 6% per annum of the net Cash proceeds received by or contributed to the Lead Borrower from any Qualifying IPO;

(ix)                the Lead Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Lead Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Lead Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Lead Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Lead Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Lead Borrower or a Restricted Subsidiary) of any Refunding Capital Stock;

(x)                 to the extent constituting a Restricted Payment, the Lead Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(xi)                the Lead Borrower may make Restricted Payments in an aggregate amount not to exceed the greater of $40,000,000 and 25.0% of Consolidated Adjusted EBITDA minus the sum of (i) any amounts under this Section 6.04(a)(xi) reallocated to make Restricted Debt Payments pursuant to Section 6.04(b)(iv)(B), (ii) any amounts under this Section 6.04(a)(xi) reallocated to make Investments pursuant to Section 6.06(q), and (iii) any amounts under this Section 6.04(a)(xi) reallocated to incur Indebtedness pursuant to Section 6.01(u);

(xii)               the Lead Borrower may pay any dividend or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof;

(xiii)              the Lead Borrower may make Restricted Payments so long as the Payment Conditions applicable to Restricted Payments have been satisfied, on a Pro Forma Basis;

(xiv)              the Lead Borrower may make Restricted Payments to enable any Parent Company to make Restricted Payments solely in the Qualified Capital Stock of such Parent Company; and

(xv)               the Lead Borrower may make Restricted Payments to pay amounts permitted under Section 6.09 (f) and (g).

(b)            Holdings and the Lead Borrower shall not, nor shall they permit any Restricted Subsidiary to, make any payment (whether in Cash, securities or other property) on or in respect of principal of or interest on (x) any Junior Lien Indebtedness, (y) any Subordinated Indebtedness or (z) solely to the extent proceeds of Revolving Loans are being used to make such payment, unsecured Indebtedness, in each cases of clauses (x), (y) and (z), with an individual outstanding principal amount in excess of the Threshold Amount (such Indebtedness under clauses (x), (y) and (z), in each case, with an individual outstanding principal amount in excess of the Threshold Amount, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt prior to its scheduled maturity (collectively, “Restricted Debt Payments”), except:

(i)                  any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01 (except to the extent subject to clause (iv)(C) of the proviso to Section 6.01(p);

(ii)                 payments as part of an AHYDO catch-up payment;

(iii)                payments of regularly scheduled interest as and when due in respect of any Restricted Debt, except for any payments with respect to any such Subordinated Indebtedness that are prohibited by the subordination provisions thereof;

(iv)              so long as, at the time of delivery of irrevocable notice with respect thereto, no Event of Default exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed (i) the sum of (A) the greater of $40,000,000 and 25.0% of Consolidated Adjusted EBITDA and (B) any amounts reallocated to this Section 6.04(b)(iv) from Section 6.04(a)(xi) and Section 6.06(q), minus (ii) any amounts reallocated from Section 6.04(b)(iv)(A) to make Investments pursuant to Section 6.06(q);

(v)                (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Lead Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Lead Borrower or any Restricted Subsidiary, in each case, other than any amounts constituting a Cure Amount, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Lead Borrower and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi)               Restricted Debt Payments in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Lead Borrower elects to apply to this clause (vi);

(vii)              Restricted Debt Payments; provided that the Payment Conditions applicable to Restricted Debt Prepayments have been satisfied on a Pro Forma Basis; and

(viii)             mandatory prepayments of Restricted Debt (and related payments of interest) made with “Declined Proceeds” (as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement, respectively).

Section 6.05            Restrictions on Subsidiary Distributions. Except as provided herein or in any other Loan Document, the First Lien Facility Documentation, the Second Lien Facility Documentation, any document with respect to any “Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement, respectively, or any equivalent term under the First Lien Facility and the Second Lien Facility, respectively) and/or in agreements with respect to refinancings, renewals or replacements of such Indebtedness that are permitted by Section 6.01, the Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (i) any subsidiary of the Lead Borrower to pay dividends or other distributions to the Lead Borrower or any Subsidiary Guarantor or (ii) any Restricted Subsidiary to make cash loans or advances to the Lead Borrower or any Subsidiary Guarantor, except:

(a)            in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the property or assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (j), (m), (p), (u), (w), (x) and/or (y) of Section 6.01;

(b)            by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c)            that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d)            assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(e)            in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f)             in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)            imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements;

(h)            on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i)             set forth in documents which exist on the Closing Date and not created in contemplation thereof;

(j)             those arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Lead Borrower);

(k)            those arising under or as a result of applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit;

(l)             those arising in any Loan Document and/or any Loan Document (each as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement, respectively), any Hedge Agreement and/or any agreement relating to any Banking Services Obligation;

(m)            any Indebtedness permitted under Section 6.01; provided that no such restrictions are, in the good faith judgment of the Lead Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in any Indebtedness existing on the Closing Date (including under this Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement); and/or

(n)            those imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (m) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06            Investments. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a)            Cash or Investments that were Cash Equivalents at the time made;

(b)            (i) Investments existing on the Closing Date in any subsidiary, (ii) Investments made after the Closing Date among the Lead Borrower and/or one or more Restricted Subsidiaries that are Loan Parties (other than Holdings), (iii) Investments made after the Closing Date by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate outstanding amount not to exceed the sum of (A) the greater of $60,000,000 and 35.0% of Consolidated Adjusted EBITDA and (B) any amounts reallocated to this Section 6.06(b) from Section 6.06(d), (iv) Investments made by Holdings, the Lead Borrower and/or any Restricted Subsidiary in the form of any contribution or Disposition of the Capital Stock of any Person that is not a Loan Party, and (v) Investments made by any Restricted Subsidiary that is not a Loan Party in any Loan Party (other than Holdings) or any other Restricted Subsidiary of the Lead Borrower;

(c)            Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Lead Borrower or any Restricted Subsidiary;

(d)            Investments in Unrestricted Subsidiaries or in joint ventures (including in connection with the creation, formation and/or acquisition of any joint venture, or in any Restricted Subsidiary to enable such Restricted Subsidiary to make an Investment in joint ventures, including to create, form and/or acquire any joint venture) in an aggregate outstanding amount not to exceed (i) the greater of $50,000,000 and 30.0% of Consolidated Adjusted EBITDA minus (ii) any amounts reallocated from this Section 6.06(d) to Section 6.06(b)(iii);

(e)            (i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Loan Parties in amounts required to permit such Restricted Subsidiaries to consummate Permitted Acquisitions (subject to any applicable limitations in clause (b) of the first proviso in the definition of “Permitted Acquisition”;

(f)             Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06);

(g)            Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h)            loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Lead Borrower and its subsidiaries and/or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Lead Borrower for the purchase of such Capital Stock;

(i)             Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)             Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(x)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g)) and affiliate transactions permitted by Section 6.09 (other than Section 6.09(d));

(k)            Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l)             Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)          loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Lead Borrower and/or its subsidiaries)), the Lead Borrower and/or any subsidiary in the ordinary course of business;

(n)            Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Capital Stock (other than Disqualified Capital Stock) of the Lead Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o)            (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Lead Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p)            Investments made in connection with the Transactions;

(q)            Investments made after the Closing Date by the Lead Borrower and/or any of its Restricted Subsidiaries in an aggregate amount not to exceed at any time outstanding an amount equal to (i) the sum of (A) the greater of $75,000,000 and 45.0% of Consolidated Adjusted EBITDA, (B) any amounts reallocated to this Section 6.06(q) from Section 6.04(a)(xi) or Section 6.04(b)(iv), and (C) with respect to any Person that becomes a Restricted Subsidiary of the Lead Borrower if the Lead Borrower or any of its Restricted Subsidiaries made an Investment in such Person after the Closing Date prior to such Person becoming a Restricted Subsidiary, the Fair Market Value of such Investments as of the date on which such Person becomes a Restricted Subsidiary, minus (ii) any amounts reallocated from this this Section 6.06(q) to make Restricted Debt Payments pursuant to Section 6.04(b)(iv);

(r)             Investments made after the Closing Date by the Lead Borrower and/or any of its Restricted Subsidiaries in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Lead Borrower elects to apply to this clause (r);

(s)             (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Lead Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t)             Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u)            Investments made by any Restricted Subsidiary that is not a Loan Party with the proceeds received by such Restricted Subsidiary from an Investment made by any Loan Party in such Restricted Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to clause (ii) of Section 6.06(e));

(v)            Investments in subsidiaries and joint ventures in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired;

(w)           Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x)            [Reserved];

(y)            Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date (other than any modification, replacement, renewal or extension of such Investments so long as no such modification, renewal or extension thereof increased the amount of any such Investment except by the terms thereof or as otherwise permitted by this Section 6.06);

(z)            unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(aa)         Investments in the Lead Borrower, any subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)          Investments so long as, after giving effect thereto on a Pro Forma Basis, the Payment Conditions with respect to Investments have been satisfied;

(cc)           Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons; and

(dd)      Investments in similar businesses in an aggregate outstanding principal amount not to exceed the greater of $60,000,000 and 35.0% of Consolidated Adjusted EBITDA.

Section 6.07         Fundamental Changes; Disposition of Assets. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets in a single transaction or in a series of related transactions, except:

(a)         any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Lead Borrower or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the US Borrower, (A) the US Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the US Borrower (any such Person, the “US Successor Borrower”), (x) the US Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the US Successor Borrower shall expressly assume the Obligations of the US Borrower in a manner reasonably satisfactory to the Administrative Agent and concurrently with the consummation of such merger, consolidation or amalgamation, 100% of the Capital Stock of the US Successor Borrower shall be pledged to the Administrative Agent for the benefit of the Secured Parties and (z)(1) except as the Administrative Agent may otherwise agree, each applicable Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents and (2) upon its reasonable request, the Administrative Agent shall have received customary legal opinions; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the US Successor Borrower will succeed to, and be substituted for, the US Borrower under this Agreement and the other Loan Documents, (ii) in the case of any such merger, consolidation or amalgamation with or into the Canadian Borrower, (A) the Canadian Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the applicable Canadian Borrower (any such Person, a “Canadian Successor Borrower”), (x) the Canadian Successor Borrower shall be a Canadian Person, (y) the Canadian Successor Borrower shall expressly assume the Obligations of the Canadian Borrower in a manner reasonably satisfactory to the Administrative Agent and concurrently with the consummation of such merger, consolidation or amalgamation, (i) 65% of the Capital Stock of the Canadian Successor Borrower shall be pledged to the Administrative Agent to secure the US Secured Obligations and (ii) 100% of the Capital Stock of the Canadian Successor Borrower shall be pledged to the Administrative Agent to secure the Canadian Secured Obligations and (z)(1) except as the Administrative Agent may otherwise agree, each applicable Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents and (2) upon its reasonable request, the Administrative Agent shall have received customary legal opinions; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Canadian Successor Borrower will succeed to, and be substituted for, the applicable Canadian Borrower under this Agreement and the other Loan Documents, and (iii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b)         Dispositions (including of Capital Stock) among the Lead Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for Fair Market Value with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof); provided, further, that the Lead Borrower shall deliver an updated Borrowing Base Certificate at any time the amount of assets Disposed of pursuant to this clause (b) reduces the Borrowing Bases by more than $10,000,000;

(c)         (i) the liquidation or dissolution of any Restricted Subsidiary (other than the Canadian Borrower) if the Lead Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Lead Borrower, is not materially disadvantageous to the Lenders and the Lead Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06; and (iii) the Lead Borrower or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guaranty or Collateral, if any;

(d)         (x) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e)         Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Lead Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Lead Borrower) or (B) otherwise economically impracticable to maintain;

(f)          Dispositions of Cash Equivalents or other assets that were Cash Equivalents when the relevant original Investment was made;

(g)         Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale and Lease-back Transactions permitted by Section 6.08;

(h)         Dispositions for Fair Market Value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $65,000,000 and 40.0% of Consolidated Adjusted EBITDA, at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents; provided, that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Lead Borrower or any Restricted Subsidiary) of the Lead Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the Lead Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Lead Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and Section 6.08(B)(1)(z) that is at that time outstanding, not in excess of the greater of $50,000,000 and 30.0% of Consolidated Adjusted EBITDA, in each case, shall be deemed to be Cash; provided, further, that (x) on the date on which the agreement governing such Disposition is executed, no Event of Default shall exist and (y) an updated Borrowing Base Certificate shall be delivered to the Administrative Agent to the extent such Disposition causes the Borrowing Base to be reduced by greater than $10,000,000;

(i)           to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)          Dispositions of accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) and any factoring or similar arrangement or in connection with the collection or compromise of any of the foregoing;

(l)           Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), which (i) do not materially interfere with the business of the Lead Borrower and its Restricted Subsidiaries or (ii) relate to closed facilities or the discontinuation of any product line;

(m)         (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)          Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)          Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)          Dispositions in connection with the Transactions;

(q)          Dispositions of non-core assets acquired in connection with any acquisition permitted hereunder and sales of Real Estate Assets acquired in any acquisition permitted hereunder; provided that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r)           exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Lead Borrower) for like property or assets; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s)          Dispositions set forth on Schedule 6.07(s);

(t)          (i) licensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of the Lead Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Lead Borrower, are not material to the conduct of the business of the Lead Borrower or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use;

(u)         terminations or unwinds of Derivative Transactions;

(v)         Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w)        Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Lead Borrower and/or any Restricted Subsidiary;

(x)         Dispositions made to comply with any order of any agency of the U.S. Federal government, any state, authority or other regulatory body or any applicable Requirement of Law;

(y)        any merger, amalgamation, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S., (ii) any Canadian Loan Party in the U.S. and/or (iii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z)         any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(aa)       Dispositions involving assets having a Fair Market Value in the aggregate since the Closing Date of not more than the greater of $60,000,000 and 35.0% of Consolidated Adjusted EBITDA.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article 8.

Section 6.08         Sale and Lease-Back Transactions. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Lead Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Lead Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Lead Borrower or such Restricted Subsidiary to any Person (other than the Lead Borrower or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided, that any Sale and Lease-Back Transaction shall be permitted so long as such Sale and Lease-Back Transaction is (A) permitted by Section 6.01(m), and/or (B) (1) made in exchange for not less than 75% cash consideration (provided, that for purposes of the foregoing 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Lead Borrower or any Restricted Subsidiary) of the Lead Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets and for which the Lead Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Sale and Lease-Back Transaction, (y) any Securities received by the Lead Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Sale and Lease-Back Transaction and (z) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and Section 6.07(h)(z) that is at that time outstanding, not in excess of the greater of $50,000,000 and 30.0% of Consolidated Adjusted EBITDA), (2) the Lead Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate Fair Market Value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed the greater of $60,000,000 and 35.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Section 6.09          Transactions with Affiliates. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $10,000,000 with any of their respective Affiliates on terms that are less favorable to the Lead Borrower or such Restricted Subsidiary, as the case may be (as reasonably determined by the Lead Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)          any transaction between or among the Lead Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent not prohibited by this Agreement;

(b)          any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Lead Borrower or any Restricted Subsidiary;

(c)          (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Lead Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)          (i) transactions permitted by Sections 6.01(b), (d), (h), (o), (cc), (dd), (ff) and (hh), 6.02 (to the extent securing Indebtedness under any of preceding clauses of Section 6.01), 6.04, 6.06 and 6.07(a), (g), (j) and (y), and (ii) issuances of Capital Stock and Indebtedness not restricted by this Agreement;

(e)          transactions in existence on the Closing Date or pursuant to any agreements or arrangements in effect on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f)           (i) the payment of management, monitoring, consulting, advisory, Transaction and similar fees to any Investor pursuant to any management agreement entered into by the Lead Borrower (and/or any Parent Company) on the Closing Date (without giving effect to any amendment materially increasing such fees) and (ii) the payment or reimbursement of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants pursuant to such management agreement or similar agreement, in each case of clauses (i) and (ii) whether currently due or paid in respect of accruals from prior periods; provided that, so long as an Event of Default exists under Section 7.01(a) (solely with respect to principal, interest and fees), (f) or (g) (with respect to the Lead Borrower), the payment of such management, monitoring, consulting, advisory and similar fees in clause (i) may be restricted, in which case, such fees shall continue to accrue and be payable upon the waiver, termination or cure of the relevant Event of Default;

(g)          the Transactions, including the payment of Transaction Costs and payments required under the Merger Agreement (as in effect on the Closing Date);

(h)          customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Lead Borrower in good faith;

(i)           transactions and payments required under the definitive agreement for any acquisition or Investment permitted under this Agreement (to the extent any seller, employee, officer or director of the acquired entities becomes an Affiliate in connection with such transaction);

(j)           transactions among the Loan Parties to the extent permitted under this Article 6;

(k)          the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Lead Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Lead Borrower or its Restricted Subsidiaries;

(l)           transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Lead Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Lead Borrower or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m)         the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n)          (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Lead Borrower and (ii) any intercompany loans made by Holdings to the Lead Borrower or any Restricted Subsidiary; and

(o)          any transaction in respect of which the Lead Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Lead Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Lead Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

Section 6.10          Conduct of Business. From and after the Closing Date, the Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Lead Borrower or any Restricted Subsidiary on the Closing Date and similar, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent may consent.

Section 6.11          [Reserved].

Section 6.12         Amendments of or Waivers with Respect to Restricted Debt. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is in the reasonable judgment of the Lead Borrower materially adverse to the interests of the Lenders (in their capacities as such); provided that, (a) for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof, and (b) at the request of the Lead Borrower, the form of any documentation governing any Restricted Debt shall be deemed acceptable to the Lenders if posted to the Lenders and not objected to by the Required Lenders within five (5) Business Days thereafter.

Section 6.13         Fiscal Year. The Lead Borrower shall not change its Fiscal Year-end to a date other than December 31 in each calendar year; provided, that, the Lead Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Lead Borrower to another date, in which case the Lead Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.14         Permitted Activities of Holdings. Holdings shall not:

(a)          incur any Indebtedness for borrowed money other than (i) Indebtedness in connection with the Transactions, (ii) Indebtedness of the type permitted under Sections 6.01(a), (o), (x), (y) and (z) and any Refinancing Indebtedness in respect thereof (including any Guarantees thereof) and (iii) Indebtedness that is not guaranteed by the Lead Borrower or any Restricted Subsidiary that are otherwise permitted hereunder;

(b)          create or suffer to exist any Lien on any property or asset now owned or hereafter acquired other than the Liens securing Indebtedness of the type permitted under Sections 6.01(a), (o), (x), (y) and (z) and any Refinancing Indebtedness in respect thereof (including any Guarantees thereof), subject, if applicable, to an ABL Intercreditor Agreement;

(c)          engage in any business activity or own any material assets other than (i) holding the Capital Stock of the Lead Borrower, as applicable, and, indirectly, any other subsidiary of the Lead Borrower, (ii) performing its obligations under the Loan Documents, any First Lien Facility, any Second Lien Facility and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted to be incurred, granted or made, as applicable, by it hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock); (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting any initial public offering of its Capital Stock; (viii) holding (A) Cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Capital Stock of, Holdings pending the application thereof and (B) the proceeds of Indebtedness permitted by to be incurred by it hereunder; (ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) making payments of the type permitted under Section 6.09(f) and the performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions or otherwise not prohibited under this Agreement; (xii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); (xiii) making and holding intercompany loans to the Lead Borrower and/or the Restricted Subsidiaries of the Lead Borrower, as applicable; (xiv) making and holding Investments of the type permitted under Section 6.06(h); (xv) making Investments in the Lead Borrower (and other Investment contemplated by Section 6.04(a) and making any Restricted Payment (assuming for such purpose that the definition thereof applies to the Capital Stock of Holdings), and (xvi) activities incidental to any of the foregoing; or

(d)          consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom, (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Lead Borrower and any of its subsidiaries) so long as (i) Holdings is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings, (x) the successor Person expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (y) the Lead Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (x) of this clause (A) and (z) upon its reasonable request, the Administrative Agent shall have received a customary legal opinion, (B) Holdings may convey, sell or otherwise transfer all or substantially all of its assets (including the Capital Stock of the Lead Borrower) to any other Person so long as (w) no Change of Control results therefrom, (x)(1) the Person acquiring such assets expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (2) concurrently with the consummation of such transfer, causes 100% of the Capital Stock of the Lead Borrower to be pledged to the Administrative Agent for the benefit of the Secured Parties and (y) the Lead Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (w) set forth in this clause (B) and (z) upon its reasonable request, the Administrative Agent shall have received a customary legal opinion; provided, further, that if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement and Holdings shall be released from all obligations under the Loan Documents, and (C) Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the Loan Guaranty or the pledge of the Capital Stock in the Lead Borrower.

Section 6.15            Financial Covenant.

(a)           Fixed Charge Coverage Ratio. During any Covenant Trigger Period, the Lead Borrower will not permit the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period) to be less than 1.00:1.00.

(b)           Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), in the event the Lead Borrower has failed to comply with Section 6.15(a) above for any Fiscal Quarter, the Lead Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the later of (x) the date on which the financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) and (y) the first date following the end of such Fiscal Quarter a Covenant Trigger Period is triggered, to issue Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of Qualified Capital Stock (the “Cure Amount”), and thereupon the Lead Borrower’s compliance with Section 6.15(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.15(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) would be satisfied, then the requirements of Section 6.15(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be no more than two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.15(a), (iv) upon the Administrative Agent’s receipt of a written notice from the Lead Borrower that the Lead Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 15th Business Day following the later of (x) the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, and (y) the first date following the end of such Fiscal Quarter on which a Covenant Trigger Period is triggered, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Revolving Loans or terminate the Commitments or any Additional Revolving Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant Event of Default under Section 6.15(a), (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of Indebtedness) for the purpose of determining compliance with Section 6.15(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness) and (B) disregarded for all other purposes, including the purpose of determining basket levels set forth in Article 6 of this Agreement and (vi) no Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit from and after such time as the Administrative Agent has received the Notice of Intent to Cure unless and until the Cure Amount is actually received.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01            Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)          Failure To Make Payments When Due. Failure by the Lead Borrower to pay (i) any principal of any Revolving Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Revolving Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b)          Default in Other Agreements. (i) Failure by any Loan Party or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or event of default by any Loan Party or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case, beyond the grace or cure period, if any, provided therefor, but solely to the extent the effect of such breach or event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or mandatorily redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that any failure described under clause (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Revolving Loans pursuant to this Article 7;

(c)          Breach of Certain Covenants. Failure by any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (solely as it applies to the preservation of the existence of the Lead Borrower), or Article 6; or

(d)          Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate and any Perfection Certificate Supplement) being untrue in any material respect as of the date made or deemed made, it being understood and agreed that any breach of representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document; or

(e)          Other Defaults Under Loan Documents. Default by any Loan Party (i) in the performance of or compliance with Section 5.01(l) which default has not been remedied or waived within five Business Days (or three Business Days when delivery of weekly Borrowing Base Certificates is required) after receipt by the Lead Borrower of written notice thereof from the Administrative Agent, (ii) in the performance of or compliance with Section 5.15 (after giving effect to any extensions) which default has not been remedied or waived within ten days (or two Business Days during the continuance of a Cash Dominion Period) after receipt by the Lead Borrower of written notice thereof from the Administrative Agent, or (iii) in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in the foregoing clauses (i) or (ii) or in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Lead Borrower of written notice thereof from the Administrative Agent; or

(f)           Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial, state or local law; or (ii) the commencement of an involuntary case against Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, interim receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, monitor, custodian or other officer having similar powers over Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or (iii) the involuntary appointment of an interim receiver, trustee, monitor or other custodian of Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g)          Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case or proceeding under any Debtor Relief Law, or the consent by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or proceeding or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding, under any Debtor Relief Law, or the consent by the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, interim receiver, receiver and manager, trustee, monitor or other custodian for all or a substantial part of its property; (ii) the making by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by Holdings, the Lead Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h)          Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, the Lead Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party as to which the relevant indemnitor has been notified and not denied coverage, self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i)            Employee Benefit Plans. (i) The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of Holdings, the Lead Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or (ii) (A) the voluntary full or partial wind up of a Canadian Pension Plan that provides benefits on a defined benefits basis; (B) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan that provides benefits on a defined benefits basis; or (C) any other event or condition which could reasonably be expected to constitute grounds for the termination of, winding up of, partial termination or winding up of, or the appointment of a trustee to administer, any Canadian Pension Plan, in each case in clauses (A), (B) and (C) which would reasonably be expected to result in a Material Adverse Effect; or

(j)            Change of Control. The occurrence of a Change of Control; or

(k)           Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (i) any material Loan Guaranty for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared, by a court of competent jurisdiction, to be null and void or the repudiation in writing by any Loan Party of its obligations thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms thereof and other than solely as a result of acts or omissions by the Administrative Agent or any Lender), (ii) this Agreement or any material Collateral Document ceasing to be in full force and effect (other than solely by reason of (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC or PPSA (or equivalent) continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or being declared null and void or (iii) the contesting by any Loan Party of the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or Loan Guaranty) in writing or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party, it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC or PPSA (or equivalent) continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l)            Subordination. (i) With respect to any Liens on ABL Priority Collateral securing the Secured Obligations, such Liens cease to have senior “first priority” status pursuant to an ABL Intercreditor Agreement with respect to Liens on such ABL Priority Collateral securing Indebtedness outstanding under any First Lien Facility or any Junior Lien Indebtedness, in each case with an aggregate principal amount outstanding in excess of the Threshold Amount and (ii) with respect to the provisions in any ABL Intercreditor Agreement subordinating the Liens on the Collateral securing Indebtedness outstanding under any First Lien Facility or any Junior Lien Indebtedness, in each case with an aggregate principal amount outstanding in excess of the Threshold Amount, to the Liens on the Collateral securing the Secured Obligations, (A) any Loan Party contests in writing the validity or enforceability thereof, (B) any court of competent jurisdiction in a final non-appealable order, determines such subordination provisions to be invalid or unenforceable, or (C) such subordination provisions otherwise cease to be valid, binding and enforceable obligations of the parties to such ABL Intercreditor Agreement;

then, and in every such event (other than an event with respect to the Borrowers described in clause (f) or (g) of this Article) and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments or any Additional Revolving Commitments, and thereupon such Commitments and/or Additional Revolving Commitments shall terminate immediately, (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (iii) require that the US Borrower deposits in the US LC Collateral Account and the Canadian Borrower deposits in the Canadian LC Collateral Account, an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 101% of the relevant face amount) of the then outstanding US LC Exposure (minus the amount then on deposit in the US LC Collateral Account) or Canadian LC Exposure (minus the amount then on deposit in the Canadian LC Collateral Account), as applicable; provided that upon the occurrence of an event with respect to any Borrower described in clause (f) or (g) of this Article, any such Commitments and/or Additional Revolving Commitments applicable to the US Borrower and to the extent such event is applicable to the Canadian Borrower, the Canadian Borrower shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or the PPSA.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01            The Administrative Agent.

Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America (or any successor appointed pursuant hereto) as Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Lead Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of the existence of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Lead Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

If any Lender acquires knowledge of the existence of a Default or Event of Default, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC or PPSA sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrowers, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by, the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by, the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Secured Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a)             consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b)             credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c)             credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC or PPSA, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)             credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence and continuation of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)          estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party; it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Revolving Loan or LC exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans or LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii)              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, or the applicable Issuing Bank, unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Revolving Loan, or the issuance of a Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it, provided, however, that any such sub-agent receiving payments from the US Loan Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (or has validly agreed to be treated as a “U.S. person” pursuant to Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)). The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving thirty days’ prior written notice to the Lenders, the Issuing Bank and the Lead Borrower or the Administrative Agent, as applicable. If the Administrative Agent becomes subject to an insolvency proceeding, either the Required Lenders or the Lead Borrower may, upon thirty days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Lead Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000 and who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (or has validly agreed to be treated as a “U.S. person” pursuant to Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)); provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to Holdings or the Borrowers, Section 7.01(f) or (g), no consent of the Lead Borrower shall be required. If no successor shall have been appointed as provided above and accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Lead Borrower) or (b) in the case of a removal, the Lead Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Lead Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Lead Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with and on the 30th day following delivery of such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Lead Borrower to enable the Lead Borrower to take such actions), until such time as the Required Lenders or the Lead Borrower, as applicable, appoint a successor Administrative Agent who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (or has validly agreed to be treated as a “U.S. person” pursuant to Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), as provided for above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Lead Borrower, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time). In the event of any such resignation as an Issuing Bank, the Lead Borrower shall, unless an Event of Default under Section 7.01(a) or, with respect to Holdings or the Borrowers, Section 7.01(f) or (g) then exists, be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Issuing Bank hereunder. Upon the acceptance of any appointment as Issuing Bank hereunder by a successor Issuing Bank, such successor Issuing Bank thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent of each or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent of each or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent,

(a)          shall release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral (including as a result of being or becoming an Excluded Asset), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b)          shall subject to Section 9.23, release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder), as certified by a Responsible Officer of the Lead Borrower;

(c)          may subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g), 6.02(m), 6.02(n), 6.02(o) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(q), 6.02(r), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(ee), 6.02(ff) and 6.02(hh) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(o), 6.02(q), 6.02(r) and/or 6.02(bb) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with applicable law or the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d)          shall enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness (including any ABL Intercreditor Agreement) that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens (including on a pari passu basis), and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination or collateral trust agreement; provided that, for the avoidance of doubt, the Administrative Agent shall not be required to subordinate any Lien pursuant to this clause (d)(ii) other than to the extent contemplated by clause (c) of this paragraph.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender, and Issuing Bank, hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8; provided that upon the request of the Administrative Agent, the Lead Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

The Administrative Agent is authorized to enter into any ABL Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens (including on a pari passu basis) and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such other intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that each Applicable Intercreditor Agreement is binding upon them. Each Lender and Issuing Bank, (a) hereby consents to the subordination of the Liens on the Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreements, (b) hereby agrees that it will be bound by, and will not take any action contrary to the provisions of any Applicable Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into any Applicable Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Applicable Intercreditor Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

For greater certainty, and without limiting the powers of the Administrative Agent, each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as “hypothecary representative” of the Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec in order to hold hypothecs and security granted by any Loan Party on property pursuant to the laws of the Province of Quebec and to exercise such powers and duties which are conferred upon the Secured Parties thereunder. The execution by the Administrative Agent as “hypothecary representative” prior to this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed. The appointment of the Administrative Agent as “hypothecary representative” shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Parties’ rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Assumption or a joinder or other agreement pursuant to which it becomes such assignee or participant. In the event of the resignation or removal of the Administrative Agent and appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as hypothecary representative without further formality, except the filing of a notice of replacement of hypothecary representative pursuant to Article 2692 of the Civil Code of Quebec.

ARTICLE 9

MISCELLANEOUS

Section 9.01            Notices.

(a)       Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)           if to any Loan Party, to such Loan Party in the care of the Lead Borrower at:

(i)           if to any Loan Party, to such Loan Party in the care of the Lead Borrower at:

620 Division Street

Elizabeth, New Jersey 07207

Attention:    Co-Chairman of the Board

Facsimile:     (908) 351-4492

Email:            rdavis@hayward.com

with copy to (which shall not constitute notice to any Loan Party):

CCMP Capital Advisors, LLC
277 Park Avenue, 37th Floor
New York, NY 10172
Attention:    Richard Jansen, Esq.
Facsimile:     (212) 599-3481
Email:            richard.jansen@ccmpcapital.com

and

c/o MSD Partners, L.P.

645 Fifth Avenue, 21st Floor

New York, New York 10022

Attention: Marcello Liguori

Fax No.: (212) 303-1772

Email: mliguori@msdcapital.com

and

c/o Alberta Investment Management Corporation

First Canadian Place

100 King Street West

Suite 5120, P.O. Box 51

Toronto, Ontario M5X 1B1, Canada

Attention: Jason Peters

and

c/o Alberta Investment Management Corporation

1100 – 10830 Jasper Avenue

Edmonton, Alberta T5J 2B3, Canada

Attention: Christina Luison

and

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Jay Kim
Telephone: (212) 497-3626
Facsimile:   (646) 728-1667
Email:         Jay.Kim@ropesgray.com

and

Dechert LLP
2929 Arch Street
Philadelphia, Pennsylvania 19104
Attention:   Geraldine Sinatra and Eric Siegel
Facsimile:   (215) 994-2222
Email:         geraldine.sinatra@dechert.com
                    eric.siegel@dechert.com

and

Torys LLP
The Grace Building
1114 Avenue of the Americas
New York, New York 10036
Attention:    Jared Fontaine
Facsimile:   (212) 682-0200
Email:          jfontaine@torys.com

(ii)          if to the Administrative Agent, at:

Bank of America, N.A.

Four Penn Center

1600 JFK Blvd.

Philadelphia, PA 19103
Attn:            Christy Bowen

Facsimile:    267-675-0175
Email:          Christy.kuklinski@baml.com

with a copy to:

Davis Polk & Wardwell LLP
Attention:   John (JW) Perry
Telephone: (212) 450-4949
Facsimile:   (212) 701-5949
Email:         john.perry@davispolk.com

(iii)         if to any Lender, pursuant to its contact information set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that received notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)       Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email, FpML messaging and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Lead Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)       Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto.

(d)            (i) The Borrowers hereby acknowledge that (A) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) subject to the confidentiality provisions of this Agreement (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that, for purposes of the foregoing, all information and materials provided pursuant to Section 5.01(a) or (b) shall be deemed to be suitable for posting to Public Lenders.

(ii) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material nonpublic information with respect to the Lead Borrower or its securities for purposes of United States Federal or state securities laws.

(iii) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF ANY LOAN DOCUMENT.

(e)            The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic communications and Borrowing Requests) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, its Related Parties and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment by a court of competent jurisdiction. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02            Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same is permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Revolving Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any existing Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of the existence of such Default or Event of Default at the time.

(b)            Subject to clauses (A), (B), (C) and (D) of this Section 9.02(b) and Section 9.02(d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)              except with the consent of each Lender directly and adversely affected thereby (but without the consent of the Required Lenders or any other Lender, the Administrative Agent or agent (except to the extent that the rights and obligations of the Administrative Agent would be adversely affected thereby)), no such waiver, amendment or modification shall:

(1)                increase the Commitment or Additional Revolving Commitment of such Lender (other than with respect to any Incremental Revolving Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Revolving Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Revolving Commitments shall constitute an increase of any Commitment or Additional Revolving Commitment of such Lender;

(2)                reduce or forgive the principal amount of any Revolving Loan;

(3)                (x) extend the scheduled final maturity of any Revolving Loan or (y) postpone any Interest Payment Date or the date of any scheduled payment of any fee payable hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4)                reduce the rate of interest (other than to waive any existing Default or Event of Default or obligation of the Borrowers to pay interest at the default rate of interest under Section 2.13(e), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender; it being understood that no change in the definition of “Average Availability”, “Average Usage” or any other ratio used in the calculation of the Applicable Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5)                extend the expiry date of such Lender’s Commitment or Additional Revolving Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Revolving Commitments shall constitute an extension of any Commitment or Additional Revolving Commitment of any Lender;

(6)                waive, amend or modify the provisions of Sections 2.11(a), 2.18(b) or 2.18(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments or order of application required thereby (except as expressly permitted under Section 2.23 or as otherwise provided in this Section 9.02); and

(B)              no such waiver, amendment or modification shall:

(1)                change any of the provisions of Section 1.13, Section 9.02(a) or Section 9.02(b) or the definition of “Canadian Required Lenders”, “US Required Lenders”, “Required Lenders”, “US Super Majority Lenders” or “Canadian Super Majority Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender;

(2)                release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including contemplated or pursuant to Article 8 or Section 9.23), without the prior written consent of each Lender directly and adversely affected thereby, and it being understood that only the consent of the Lenders whose Loans are secured by the Collateral shall be required; or

(3)                release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.23 hereof), without the prior written consent of each Lender directly and adversely affected thereby;

(C)              no such agreement shall (i) change the definition of the term “US Borrowing Base” or any component definition of any thereof (including the definitions of “Eligible Accounts” or “Eligible Inventory”), in each case the effect of which change would increase amounts available to be borrowed, except with the consent of the US Super Majority Lenders (but without the consent of the Required Lenders) and (ii) change the definition of the term “Canadian Borrowing Base” or any component definition of any thereof (including the definitions of “Eligible Accounts” or “Eligible Inventory”), in each case the effect of which change would increase amounts available to be borrowed, except with the consent of the Canadian Super Majority Lenders (but without the consent of the Required Lenders);

(D)              solely with the consent of the relevant Issuing Bank and the Administrative Agent, any such agreement may waive, amend or modify the definitions of “Letter of Credit Sublimit”, “US Letter of Credit Sublimit” or “Canadian Letter of Credit Sublimit” or Section 2.05 (other than Section 2.05(d)); and

(E)               no such agreement shall amend or waive any condition precedent to the making of a Revolving Loan (i) to the US Borrower, except with the consent of the US Required Lenders (but without the consent of the Required Lenders) or (ii) to the Canadian Borrower, except with the consent of the Canadian Required Lenders consent (but without the consent of the Required Lenders).

provided, further, that no agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, incurrences of Additional Revolving Commitments or Additional Revolving Loans pursuant to Section 2.22, 2.23 and reductions or terminations of any such Additional Revolving Commitments or Additional Revolving Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (1) as permitted by Section 2.21(b) and (2) that the Commitment and any Additional Revolving Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment, Additional Revolving Commitment or Revolving Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)). Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Lead Borrower (i) to add one or more additional credit facilities permitted hereunder to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c)            [Reserved]:

(d)            Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Borrowers and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with Requirements of Law or the advice of counsel or (y) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents, (ii) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Revolving Lenders) providing Revolving Loans under such Sections), (1) effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Section 2.22, 2.23, 5.12 or 6.13, or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Revolving Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent, (iii) if the Administrative Agent and the Borrowers have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly, (iv) the Administrative Agent and the Borrowers may amend, restate, amend and restate or otherwise modify any applicable ABL Intercreditor Agreement or any other Applicable Intercreditor Agreement as provided therein and (v) the Administrative Agent may amend the Commitment Schedule to reflect Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Revolving Commitments or incurrences of Additional Revolving Loans pursuant to Sections 2.22 or 2.23 and reductions or terminations of any such Additional Revolving Commitments or Additional Revolving Loans.

Section 9.03            Expenses; Indemnity.

(a)            The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and their respective Affiliates (including applicable syndication expenses and travel expenses, but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one legal firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as SyndTrak) of the Revolving Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrowers and except as otherwise provided separately in writing between the Borrowers, the relevant Arranger and/or the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section 9.03, or in connection with the Revolving Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date (and invoiced three (3) Business Days prior thereto), all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt by the Borrowers of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)            The Borrowers shall indemnify each Arranger, each Issuing Bank, the Administrative Agent, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or potential conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel in each relevant jurisdiction to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby and/or the enforcement of the Loan Documents, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Revolving Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrowers, any of its Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrowers, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) results from the gross negligence, bad faith or willful misconduct or material breach of the Loan Documents by such Indemnitee, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding (x) that is brought by or against the Administrative Agent or any Arranger, acting in its capacity or fulfilling its role as the Administrative Agent or as an Arranger or similar role or (y) that involves act or omission of the Sponsors, Holdings, the Lead Borrower or any of its subsidiaries). Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrowers within 30 days (x) after receipt by the Lead Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Lead Borrower of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c)            No Borrower shall be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if any proceeding is settled with such Borrower’s written consent, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding against any Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04            Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Revolving Loan or Letter of Credit or the use of the proceeds thereof, except to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05            Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07, the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be subject to Sections 9.05(f) and (g), as applicable). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section 9.05) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Revolving Loan or Additional Revolving Commitment added pursuant to Section 2.22 or 2.23 at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A)              the Lead Borrower; provided that (1) no consent of the Lead Borrower shall be required during the continuation of an Event of Default under Section 7.01(a) or Section 7.01(f) or (g) (solely with respect to the Lead Borrower); (2) the Lead Borrower may withhold its consent to any assignment to any Person that is not a Disqualified Institution but is known by the Lead Borrower to be an Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name, and (3) the investment objective or history of any prospective Lender or its Affiliates shall be a reasonable basis to withhold the Lead Borrower’s consent; and

(B)              the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, an Affiliate of a Lender or an Approved Fund.

(ii)               Assignments shall be subject to the following additional conditions:

(A)              except in the case of any assignment to another Lender or any Affiliate or branch of any Lender or any assignment of the entire remaining amount of the relevant assigning Lender’s Revolving Loans or commitments of any Class, the principal amount of Revolving Loans or commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $5,000,000 unless the Lead Borrower and the Administrative Agent otherwise consent;

(B)              any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations in respect of any Facility under this Agreement and, for purposes of greater certainty, in the case of an assignment or transfer by an Initial Canadian Revolving Lender there is a corresponding assignment or transfer by the related Initial US Revolving Lender (which may, in certain circumstances, be the same institution) to an Eligible Assignee of an amount which bears the same proportion to the related Initial US Revolving Lender’s Initial US Commitment as the amount assigned or transferred by the Initial Canadian Revolving Lender bears to the Initial Canadian Revolving Lender’s Initial Canadian Commitment, and vice versa in the case of an assignment or transfer by an Initial US Revolving Lender;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)              the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS or other form required under Section 2.17.

(iii)             Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the applicable Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender.

(iv)              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the applicable Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Revolving Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s obligations in respect of such Revolving Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank, and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)              By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Revolving Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Restricted Subsidiary or the performance or observance by the Borrowers or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement and the ABL Intercreditor Agreement (and any other Applicable Intercreditor Agreement then in effect), together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)            (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, any Issuing Bank, or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution or any natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Revolving Loans or commitments in which such Participant has an interest and (y) clause (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section 9.05, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05 (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrowers and the Administrative Agent upon reasonable written request by the Lead Borrower). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)               No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register at one of its offices on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulation or is otherwise required hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower, the option to provide to the Borrowers all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof. The making of any Revolving Loan by an SPC hereunder shall utilize the Commitment or Additional Revolving Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Lead Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. If a Granting Lender grants an option to an SPC as described herein and such grant is not reflected in the Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPC and the principal amounts (and related interest) of each SPC’s interest with respect to the Revolving Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error and each Lender shall treat such SPC that is recorded in the register as the owner of such interests for all purposes of the Loan Documents notwithstanding any notice to the contrary; provided, further, that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent disclosure is necessary to establish that the Revolving Loans, Commitments or other interests hereunder are in registered form for U.S. federal income tax purposes (or as is otherwise required thereunder).

(f)             (i) Any assignment or participation by a Lender without the Lead Borrower’s consent, to the extent the Lead Borrower’s consent is required under this Section 9.05, to any other Person, shall at the Lead Borrower’s election, be treated in accordance with Section 9.05(g) below or and the Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief or any other remedies available to the Borrowers at law or in equity. Upon the request of any Lender, the Borrowers shall make available to such Lender the list of Disqualified Institutions at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.13 for the purpose of verifying whether such Person is a Disqualified Institution.

(ii)               Without limiting the foregoing, the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions (other than with respect to updating the list with names of Disqualified Institutions provided in writing to the Administrative Agent in accordance with the definition of “Disqualified Institution” or providing the list (with such updates) upon request in accordance with this Section 9.05). Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(iii)             If any assignment or participation under this Section 9.05 is made to any Disqualified Institution or to any Person that cannot be reasonably identified as a Disqualified Institution pursuant to clause (a)(ii) or (b)(ii) of the definition thereof as of the date of such assignment or participation and subsequently becomes reasonably identifiable as a Disqualified Institution, then (A) the Lead Borrower may, at the Borrowers’ sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with respect to any assignment pursuant to this paragraph); and (B) the Revolving Loans and Commitments held by such Disqualified Institution shall be deemed not to be outstanding for purposes of any amendment, waiver or consent hereunder, and such Disqualified Institution shall not be permitted to attend meetings of the Lenders or receive information prepared by the Administrative Agent or any Lender in connection with this Agreement.  Nothing in this Section 9.05(f)(iii) shall be deemed to prejudice any right or remedy that Holdings or any Borrower may otherwise have at law or equity.  Each Lender acknowledges and agrees that Holdings and its subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.05 insofar as such obligation relates to any assignment, participation or pledge to any Disqualified Institution without the Lead Borrower’s prior written consent and, therefore, each Lender agrees that Holdings and/or the Borrowers may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.05(f)(iii) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(g)            If any assignment or participation under this Section 9.05 is made to any Person that is a Disqualified Institution or to any Person that cannot be reasonably identified as a Disqualified Institution pursuant to clause (a)(ii) or (c)(ii) of the definition thereof as of the date of such assignment or participation and subsequently becomes reasonably identifiable as a Disqualified Institution, then, notwithstanding any other provision of this Agreement (1) the Lead Borrower may, at the Lead Borrower’s sole expense and effort, upon notice to such Person and the Administrative Agent, (A) terminate any Commitment of such Person and repay all obligations of the Lead Borrower owing to such Person, and/or (B) require such Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that in the case of clause (B) above, the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with respect to any assignment pursuant to this paragraph); (ii) the Revolving Loans and Commitments held by such Person shall be deemed not to be outstanding for purposes of any amendment, waiver or consent hereunder, and such Person shall not be permitted to attend meetings of the Lenders or receive information prepared by the Administrative Agent or any Lender in connection with this Agreement and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (iii) such Person shall be otherwise deemed to be a Defaulting Lender, and (iv) in no event shall such Person be entitled to receive amounts set forth in Section 2.13(e).  Nothing in this Section 9.05(g) shall be deemed to prejudice any right or remedy that Holdings or the Lead Borrower may otherwise have at law or equity.  Each Lender acknowledges and agrees that Holdings and its subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.05 insofar as such obligation relates to any assignment, participation or pledge to any Disqualified Institution without the Lead Borrower’s prior written consent and, therefore, each Lender agrees that Holdings and/or the Lead Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.05(g) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

Section 9.06            Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Loans and issuance of Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any existing Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03, 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination of the Letters of Credit, Commitments, any Additional Revolving Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07            Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the ABL Intercreditor Agreement (and any Applicable Intercreditor Agreement) and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the applicable Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)       The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.08            Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09            Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent, each Lender and each of their respective Affiliates and branches is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank, or such Lender or Affiliate (including by branches and agencies of the Administrative Agent, such Issuing Bank, or such Lender, wherever located) to or for the credit or the account of the Borrowers or any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank, or such Lender or Affiliate or branch, in each case, except to the extent such amounts, deposits, obligations, credit or account constitute Excluded Assets, irrespective of whether or not the Administrative Agent, such Issuing Bank, or such Lender or Affiliate shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Lead Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09, except to the extent such amounts, deposits, obligations, credit or account constitute Excluded Assets. The rights of each Lender, Issuing Bank, the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, the Administrative Agent or Affiliate or branch may have.

Section 9.10            Governing Law; Jurisdiction; Consent to Service of Process.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Notwithstanding the foregoing or anything to the contrary in this Agreement, interpretation of the provisions of the Merger Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Merger Agreement, any interpretation of Closing Date Material Adverse Effect, any determination of whether a Closing Date Material Adverse Effect has occurred or could reasonably be expected to occur, whether the representations and warranties made by the Company and its subsidiaries in the Merger Agreement (including any Specified Merger Agreement Representations) are accurate and whether as a result of any inaccuracy thereof any party has the right to terminate its obligations under the Merger Agreement or decline to consummate the Acquisition) and all issues, claims and disputes concerning the construction, validity, interpretation and enforceability of the Merger Agreement and the exhibits and schedules thereto shall, in each case, be governed by, and construed in accordance with, the laws of the State of NEW JERsey (without regard to any jurisdiction’s conflict-of-laws principles).

(b)            Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction (subject to the last sentence of this clause (b)) of any U.S. Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to any Loan Documents and agrees that all claims in respect of any such action or proceeding shall (except as permitted below) be heard and determined in such New York State or, to the extent permitted by law, federal court; provided that with respect to any suit, action or proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby which does not involve any claims against the Arrangers, the Lenders or any indemnified person, this sentence shall not override any jurisdiction provision in the Merger Agreement. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto agrees that the Administrative Agent and the Secured Parties retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction solely in connection with the exercise of any rights under any Collateral Document.

(c)            Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.10. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

(d)            To the extent permitted by law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (or any substantially similar form of mail) directed to it at its address for notices as provided for in Section 9.01. Each Party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any Loan Document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.11            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13            Confidentiality. Each of the Administrative Agent, each Issuing Bank, each Lender, and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that (x) such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; and (y) unless the Lead Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution, (b) upon the demand or request of any regulatory or Governmental Authority (including any self-regulatory body or any Federal Reserve Bank or other central bank acting as pledgee pursuant to Section 9.05) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent practicable and permitted by law, (i) inform the Lead Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent practicable and permitted by law, inform the Lead Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) to any Lender, Participant, counterparty or prospective Lender, Participant or counterparty, subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 and (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party, (f) with the prior written consent of the Lead Borrower and subject to the Lead Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed) to one or more ratings agencies in connection with obtaining ratings (including “shadow ratings”) of the Lead Borrower or the Revolving Loans, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section 9.13 by such Person, its Affiliates or their respective Representatives, (h) to insurers, any numbering administration or settlement services providers on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that any disclosure made in reliance on this clause (h) is limited to the general terms of this Agreement and does not include financial or other information relating to Holdings, the Lead Borrower and/or any of their respective subsidiaries and (i) to the extent required to be so disclosed in any public filings by a Lender with the SEC. For purposes of this Section 9.13, “Confidential Information” means all information relating to the Borrowers and/or any of its subsidiaries and their respective businesses, the Sponsors or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to the Lead Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, any Issuing Bank, or Lender on a non-confidential basis prior to disclosure by the Lead Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14            No Fiduciary Duty. Each of the Administrative Agent, the Issuing Banks, the Arrangers, each Lender, and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15            Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Revolving Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16            USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.17            Canadian Anti-Money Laundering.

(a)            Each Lender that is subject to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or other applicable Canadian anti-money laundering, anti-terrorist and “know your client” laws (collectively, the “Canadian AML Laws”) hereby notifies the Loan Parties that pursuant to the requirements of the Canadian AML Laws, it is required to obtain, verify and record information regarding each Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Loan Party, and the transactions contemplated hereby. If the Administrative Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of any Canadian AML Laws:

(i)                 shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable Canadian AML Laws; and

(ii)               shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(b)            Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of each Loan Party or any authorized signatories of each Canadian Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from each Canadian Loan Party or any such authorized signatory in doing so.

Section 9.18            Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates and each Issuing Bank.

Section 9.19            Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in Collateral which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession and such possession is required by the Perfection Requirements. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.20            Interest Rate Limitation.

(a)            Subject to Section 9.20(b) below, notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Revolving Loan or Letter of Credit under applicable law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Revolving Loan or Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section 9.20 shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Revolving Loans or Letter of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

(b)            If any provision of this Agreement would oblige a Loan Party to make any payment of interest or other amount payable to Administrative Agent in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by Administrative Agent of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by Administrative Agent of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)                first, by reducing the amount or rate of interest; and

(ii)               thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Any provision of this Agreement that would oblige a Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(c)            Notwithstanding Section 9.20(b), and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum amount permitted by the Criminal Code (Canada), then the applicable Loan Party shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by that Lender to such Loan Party.

Section 9.21            ABL Intercreditor Agreement.

REFERENCE IS MADE TO THE ABL INTERCREDITOR AGREEMENT AND EACH OTHER APPLICABLE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT OR SUCH OTHER APPLICABLE INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE ABL INTERCREDITOR AGREEMENT AND ANY OTHER APPLICABLE INTERCREDITOR AGREEMENT AS “ABL AGENT” AND ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS SECTION 9.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT AND ANY OTHER APPLICABLE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE ABL INTERCREDITOR AGREEMENT OR THE OTHER APPLICABLE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE ABL INTERCREDITOR AGREEMENT (AND ANY OTHER APPLICABLE INTERCREDITOR AGREEMENT) AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL INTERCREDITOR AGREEMENT OR ANY OTHER APPLICABLE INTERCREDITOR AGREEMENT. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE FIRST LIEN CREDIT AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT AND, IF APPLICABLE, ANY OTHER APPLICABLE INTERCREDITOR AGREEMENT.

Section 9.22               Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document (but excluding any Applicable Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding any Applicable Intercreditor Agreement), the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Applicable Intercreditor Agreement and any other Loan Document, the terms of such Applicable Intercreditor Agreement shall govern and control.

Section 9.23             Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (a) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder), as certified by the Responsible Officer of the Lead Borrower and/or (b) upon the occurrence of the Termination Date. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 9.23 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.24               Judgment Currency.

(a)             If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased by the Administrative Agent with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)             The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is (x) less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss or (y) greater than the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under the applicable Requirements of Law). The obligations under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.25              Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)             the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)             the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.26            Lender Representation. Each Lender as of the Closing Date represents and warrants as of the Closing Date to the Administrative Agent and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Lead Borrower or any other Loan Party, that such Lender is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAYWARD INTERMEDIATE, INC.,
as Holdings

By:	/s/ Andrew Diamond
Name: Andrew Diamond
Title: Senior Vice President, Finance and Chief Financial Officer

HAYWARD ACQUISITION CORP.,
as Initial US Borrower

By:	/s/ Mark McFadden
Name: Mark McFadden
Title: President

By:	/s/ Kevin Brown
Name: Kevin Brown
Title: Vice President, Assistant Secretary and Assistant Treasuer

HAYWARD INDUSTRIES, INC.,
as US Borrower

By:	/s/ Andrew Diamond
Name: Andrew Diamond
Title: Senior Vice President, Finance and Chief Financial Officer

HAYWARD POOL PRODUCTS CANADA, INC.
PRODUITS DE PISCINES HAYWARD CANADA, INC.,
as Canadian Borrower

By:	/s/ Andrew Diamond
Name: Andrew Diamond
Title: Vice President

Signature Page to ABL Credit Agreement

BANK OF AMERICA, N.A.
individually, as Administrative Agent

By:	/s/ Daniel K. Clancy
Name: Daniel K. Clancy
Title: Senior Vice President

Bank of America, N.A.
individually, as Issuing Bank, Swingline Lender and Lender

By:	/s/ Daniel K. Clancy
Name: Daniel K. Clancy
Title: Senior Vice President

Bank of America, N.A. (ACTING THROUGH ITS CANADA BRANCH
individually, as Lender

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

PNC Bank, National Association as Lender and Issuing Bank

By:	/s/ Sara V. Traberman
Name: Sara V. Traberman
Title: Senior Vice President

PNC Bank Canada Branch as Lender and Issuing Bank

By:	/s/ James Bruce
Name: James Bruce
Title: Senior Vice President

WELLS FARGO BANK N.A. as Lender

By:	/s/ Kevin M. Cox
Name: Kevin M. Cox
Title: Managing Director

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA as Lender

By:	/s/ David G. Phillips
Name: David G. Phillips
Title: Senior Vice President

JFIN BUSINESS CREDIT FUND I LLC

By: Jefferies Finance LLC, as Collateral Manager

By:	/s/ J. Paul McDonnell
Name: J. Paul McDonnell
Title: Managing Director

Morgan Stanley Senior Funding, Inc., as Lender

By:	/s/ Ryan Murphy
Name: Ryan Murphy
Title: Authorize Signatory

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Lender

By:	/s/ Lee Olive
Name: Lee Olive
Title: Managing Director

JPMORGAN CHASE BANK, N.A., as lender

By:	/s/ John Lee
Name: John Lee
Title: Authorized Officer

JP MORGAN CHASE BANK, N.A. TORONTO BRANH, as Lender

By:	/s/ Auggie Marchetti
Name: Auggie Marchetti
Title: Authorized Officer

Signature Page to ABL Credit Agreement

[●]

By:
Name:
Title:

Signature Page to ABL Credit Agreement

SCHEDULES:

Schedule 1.01(a)	-	Commitment Schedule
Schedule 1.01(d)	-	Existing Letters of Credit
Schedule 3.05	-	Fee Owned Real Estate Assets
Schedule 3.13	-	Subsidiaries
Schedule 3.19	-	Deposit Accounts and Securities Accounts
Schedule 5.10	-	Unrestricted Subsidiaries
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.06	-	Existing Investments
Schedule 6.07(s)	-	Dispositions
Schedule 9.01	-	Borrower’s Website Address for Electronic Delivery

Schedule 1.01(a)

Commitment Schedule

Initial Commitments

Initial Revolving Lender	Initial US Commitment	Initial Revolving Lender	Initial Canadian Commitment	Initial Commitment
Bank of America, N.A.	$74,800,000	Bank of America, N.A. (acting through its Canada branch)	$10,2000,000	$85,000,000
PNC Bank, National Association	$44,000,000	PNC Bank Canada Branch	$6,000,000	$50,000,000
Wells Fargo Bank N.A.	$44,000,000	Wells Fargo Bank Capital Finance Corporation Canada	$6,000,000	$50,000,000
JFIN Business Credit Fund I LLC	$18,920,000	JFIN Business Credit Fund I LLC	$2,580,000	$21,500,000
Morgan Stanley Senior Funding, Inc.	$18,920,000	Morgan Stanley Senior Funding, Inc.	$2,580,000	$21,500,000
Nomura Corporate Funding Americas, LLC	$10,560,000	Nomura Corporate Funding Americas, LLC	$1,440,000	$12,000,000
JPMorgan Chase Bank, N.A.	$8,800,000	JPMorgan Chase Bank, N.A. Toronto Branch	$1,200,000	$10,000,000
Total	$220,000,000	Total	$30,000,000	$250,000,000

Letters of Credit

Issuing Bank	Maximum US Letters of Credit	Issuing Bank	Maximum Canadian Letters of Credit	Maximum Letters of Credit
Bank of America, N.A.	$15,000,000	Bank of America, N.A. (acting through its Canada branch)	$5,000,000	$20,000,000
Total	$15,000,000	Total	$5,000,000	$20,000,000

Swingline Commitment

Swingline Lender	Swingline Commitment
Bank of America, N.A.	$25,000,000
Total	$25,000,000

Schedule 1.01(d)

Existing Letters of Credit

1.	Irrevocable Standby Letter of Credit No. 68011079, as amended, in the amount of $1,155,000 issued by BofA for the benefit of Federal Insurance Company.

2.	Irrevocable Standby Letter of Credit No. 68074737, as amended, in the amount of $1,875,000 issued by BofA for the benefit of Hartford Fire Insurance Company.

3.	Irrevocable Standby Letter of Credit No. 68018146, as amended, in the amount of CAD $46,276.30 issued by BofA for the benefit of The Corporation of the Town of Oakville, Ontario, Canada.

Schedule 3.05

Fee Owned Real Estate Assets

Loan Party	Address of Owned Real Property
Hayward Industries, Inc.	One Hayward Industrial Drive Clemmons, North Carolina
Goldline Properties LLC	61 Whitecap Drive North Kingstown, Rhode Island
Hayward Industries, Inc.	2935 and 2939 Sidco Drive Nashville, Tennessee
Hayward Industries, Inc.

2869 and 2875 Pomona Boulevard (Tract 35501, Lots 16 and 23, respectively)

2870, 2876, 2880 and 2884 Surveyor Street (Tract 35501, Lots 18, 19, 20 and 21, respectively)

159 Voyager Street (Tract 35501, Lot 17)

126 Explorer Street (Tract 35501, Lot 22)

Pomona, California

Schedule 3.13

Subsidiaries

Subsidiary	Type of Entity	Owner	% Ownership
Hayward Acquisition Corp.	Corporation	Hayward Intermediate, Inc.	100%
Hayward Industries, Inc.	Corporation	Hayward Intermediate, Inc.	100%
Hayward Industrial Products, Inc.	Corporation	Hayward Industries, Inc.	100%
Goldline Properties LLC	Limited Liability Company	Hayward Industries, Inc.	100%
Hayward/Wright-Austin, Inc.	Corporation	Hayward Industrial Products, Inc.	100%
Webster Pumps, Inc.	Corporation	Hayward Industrial Products, Inc.	100%
Hayward Pool Products Canada, Inc.	Corporation	Hayward Industries, Inc.	100%
Hayward Enterprises Europe S.A.	Société Anonyme	Hayward Industries, Inc.	100%
Hayward Pool Europe S.A.	Société Anonyme	Hayward Industries, Inc.	91%
Hayward Pool Europe S.A.	Société Anonyme	Hayward Enterprises Europe S.A.	9%
Hayward Consolidated Pty. Ltd.	Proprietary Limited Company	Hayward Industries, Inc.	100%
Hayward Pool Products (Australia) Pty. Ltd.	Proprietary Limited Company	Hayward Consolidated Pty. Ltd.	100%
Hayward Industries (Wuxi) Co. Ltd.	Chinese Limited Company	Hayward Industries, Inc.	100%
Hayward Pool Products Trading (Shanghai) Co. Ltd.	Chinese Limited Company	Hayward Industries, Inc.	100%
Hayward Pool Acquisition, S.L.U.	Sociedad de Responsabilidad Limitada	Hayward Industries, Inc.	100%
Kripsol Gestión, S.L.U.	Sociedad de Responsabilidad Limitada	Hayward Pool Acquisition, S.L.U.	100%
Kripsol Ibérica, S.L.U.	Sociedad de Responsabilidad Limitada	Hayward Pool Acquisition, S.L.U.	100%
Kripsol Industrial, S.L.U.	Sociedad de Responsabilidad Limitada	Kripsol Gestión, S.L.U.	100%
Fiberpool Internacional, S.L.	Sociedad de Responsabilidad Limitada	Kripsol Gestión, S.L.U.	84.73%
Fiberpool Internacional, S.L.	Sociedad de Responsabilidad Limitada	Hayward Pool Acquisition, S.L.U.	15.27%

Subsidiary	Type of Entity	Owner	% Ownership
Kripsol Export, S.L.U.	Sociedad de Responsabilidad Limitada	Kripsol Gestión, S.L.U.	100%
Ditecpol, S.L.U.	Sociedad de Responsabilidad Limitada	Kripsol Gestión, S.L.U.	100%
Kripsol Hidráulica, S.L.U.	Sociedad de Responsabilidad Limitada	Kripsol Gestión, S.L.U.	100%
Kripsol Aragón, S.L.U.	Sociedad de Responsabilidad Limitada	Kripsol Hidráulica, S.L.U.	100%
Kripsol Piscinas S.A.	Sociedad Anónima	Kripsol Ibérica, S.L.U.	70%
Kripsol Piscinas S.A.	Sociedad Anónima	Kripsol Gestión, S.L.U.	30%
Kripsol Intermark Málaga S.L.	Sociedad de Responsabilidad Limitada	Kripsol Ibérica, S.L.U.	77.78%
Kripsol Intermark Málaga S.L.	Sociedad de Responsabilidad Limitada	Hayward Pool Acquisition, S.L.U.	22.22%
Sugar Valley, S.L.U.	Sociedad de Responsabilidad Limitada	Hayward Pool Acquisition, S.L.U.	100%

Schedule 3.15

Labor Disputes

None.

Schedule 3.19

Deposit Accounts and Securities Accounts

Owner	Type of Account	Bank or Intermediary	Account Numbers	Excluded Account (Y/N)
Hayward Industries, Inc.	JPMORGAN CHASE CONCENTRATION	JPMorgan Chase	304-682616	Y
Hayward Industries, Inc.	BOA DEPOSITORY	Bank of America	0913700096	Y
Hayward Industries, Inc.	BOA MANUAL PAYROLL CHECKS	Bank of America	0038-1267-0094	Y
Hayward Industries, Inc.	BOA - POMONA WORKING FUNDS	Bank of America	0038-1514-0602	Y
Hayward Industries, Inc.	BOA - NASHVILLE WORKING FUNDS	Bank of America	0038-1514-0592	Y
Hayward Industries, Inc.	HAYWARD POOL PRODUCTS DEPOSITORY	JPMorgan Chase	304-909645	Y
Hayward Industries, Inc.	FLOW CONTROL DEPOSITORY	JPMorgan Chase	304-910058	Y
Hayward Industries, Inc.	HAYWARD IMG OPERATING	Bank of America	0038-1515-2742	Y
Hayward Industries, Inc.	FUNDING ACCOUNT	Wells Fargo, N.A.	2000-02966-8528	Y
Hayward Industries, Inc.	REBATE CDA	Wells Fargo, N.A.	2079-95106-7134	Y
Hayward Industries, Inc.	CDA	Wells Fargo, N.A.	2079-95106-7121	Y
Hayward Industries, Inc.	HAYWARD POOL PRODUCTS (CLEMMONS) WORKING FUND	Wells Fargo, N.A.	2000-02966-8531	Y
Hayward Industries, Inc.	HAYWARD IMG WORKING FUND	Bank of America	0038-1514-8963	Y
Hayward Pool Products Canada, Inc.	MAIN DISBURSEMENT ACCOUNT	Bank of Montreal	31442-1042-750	Y
Hayward Pool Products Canada, Inc.	US FUNDS A/C FOR FOREIGN SUBS	Bank of Montreal	0060-0623277 669-4	Y
Hayward Pool Products Canada, Inc.	BANK OF MONTREAL US FUNDS	Bank of Montreal	31442-4607-323	Y

Schedule 5.10

Unrestricted Subsidiaries

None.

Schedule 6.01

Existing Indebtedness

1.	Credit account facility (Póliza de cuenta de crédito interés variable euribor) dated as of November 17, 2015 between Kripsol Industrial and Caixabank, S.A. in an amount not exceeding €500,000.

2.	Credit account facility dated as of November 17, 2015 between Kripsol Industrial and Caixabank, S.A. in an amount not exceeding €500,000.

3.	Credit facility for commercial risks (Póliza de crédito para cobertura de riesgos comerciales) dated as of November 17, 2015 between Kripsol Industrial and Caixabank, S.A. in an amount not exceeding €500,000.

4.	Bank guarantee agreement dated as of November 17, 2015 between Kripsol Industrial and Caixabank, S.A. in an amount not exceeding €500,000.

5.	Bank guarantee dated as of March 15, 2016 issued by Banco Popular Español, S.A. in favor of Fire-Consult, S.L. in an amount not exceeding €5,000

6.	Credit policy in the form of advance commercial documents dated as of November 17, 2015 between Kripsol Industrial and Banco Santander, S.A. in an amount not exceeding €500,000.

7.	Finance agreement (contrato de financiación) dated as of May 11, 2015 between Kripsol Gestión, S.L. and De Lage Landen International, B.V. in an outstanding amount of €38,341.36.

Schedule 6.02

Existing Liens

1.       The following UCC liens:

Debtor	Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction
Hayward Industries, Inc. Hayward Manufacturing Co., Inc.	Regal Beloit America, Inc.	Specific equipment (motors).	24791076/Department of Treasury/Commercial Recording, New Jersey
Hayward Industries, Inc.	Konica Minolta Business Solutions Inc	Specific equipment.	26319681/Department of Treasury/Commercial Recording, New Jersey
Hayward Industries, Inc.	Toyota Motor Credit Corporation TOYOTALIFT, INC.	Specific equipment.	26421995/Department of Treasury/Commercial Recording, New Jersey
Hayward Industries, Inc.	KMBS Business Solutions U.S.A., INC	Specific equipment.	26700380/Department of Treasury/Commercial Recording, New Jersey
Hayward Industries, Inc.	TOYOTALIFT, INC. TOYOTA INDUSTRIES COMMERCIAL FINANCE, INC.	Specific equipment.	51407650/Department of Treasury/Commercial Recording, New Jersey
Hayward Industries, Inc.	KONICA MINOLTA PREMIER FINANCE	Specific equipment.	51571450/Department of Treasury/Commercial Recording, New Jersey

2.       The following PPSA liens:

Debtor	Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction
HAYWARD POOL PRODUCTS CANADA, INC.	ADDISON LEASING	Consumer Goods and Motor Vehicles Included Amount: 52,291 Year / make: 2015 ACURA Model: MDX NAVIGATION V.I.N.: 5FRYD4H44FB501424	698740038 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	ADDISON LEASING	Consumer Goods and Motor Vehicles Included Amount: 31,811 Year / make: 2015 TOYOTA Model : VENZA BASE [A6] V.I.N.: 4T3BA3BBXFU066081	701952516 / Ontario

Debtor	Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction
HAYWARD POOL PRODUCTS CANADA, INC.	ADDISON LEASING	Consumer Goods and Motor Vehicles Included Amount: 32,955 Year / make: 2016 TOYOTA Model: VENZA BASE [A6] V.I.N.:4T3BA3BB2GU076251	709953489 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	ADDISON LEASING OF CANADA LTD	Consumer Goods and Motor Vehicles Included Amount: 37,702 Year / make: 2016 NISSAN Model: PATHFINDER SL V.I.N.: 5N1AR2MM3GC650481	716828328 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	ADDISON LEASING OF CANADA LTD	Consumer Goods and Motor Vehicles Included Amount: 33,185 Year/make: 2017 Model: HYUNDAI SANTA FE SPORT V.I.N.:5XYZUDLA1HG392273	717510303 / Ontario
HAYWARD POOL PRODUCTS CAN INC	HONDA CANADA FINANCE INC.	Consumer Goods, Equipment and Motor Vehicles Included Amount: 47,781 Year / make: 2017 ACURA Model: RDX V.I.N.: 5J8TB4H59HL800922	719006841 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	ADDISON LEASING OF CANADA LTD	Consumer Goods and Motor Vehicles Included
Amount:  63,226
Year / make:  2016
Model:  TOYOTA VENZA BASE [A6]
V.I.N.:4T3BA3BB3GU077702 Year / make:  2016 DODGE
Model:  GRAND CARAVAN S
		V.I.N.: 2C4RDGBG7GR226583	719340012 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	QUEST AUTOMOTIVE LEASING SERVICES LTD.	Consumer Goods, Equipment, Other and Motor Vehicles Included Amount: 37,112 Year / Make: 2016 RAM Model: 1500 ST V.I.N.: 3C6RR7KTXGG249884	722192373 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	QUEST AUTOMOTIVE LEASING SERVICES LTD.	Equipment, Other and Motor Vehicles Included Amount: 39,556 Year / make: 2016 TOYOTA VENZA Model: XLE V6 V.I.N.: 4T3BK3BB7GU125649	723482901 / Ontario

Debtor	Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction
HAYWARD POOL PRODUCTS CANADA, INC.	QUEST AUTOMOTIVE LEASING SERVICES LTD.	Equipment, Other and Motor Vehicles Included Amount: 36,120 Year / make: 2017 DODGE Model: GRAND CARAVAN V.I.N.: 2C4RDGBG1HR687568	725080284 / Ontario
HAYWARD POOL PRODUCTS CANADA INC.	CBSC CAPITAL INC.	Equipment, Accounts and Other ALL PERSONAL PROPERTY OF THE DEBTOR FINANCED BY THE SECURED PARTY, WHEREVER SITUATED, CONSISTING OF TWO COPIERS, TOGETHER WITH ALL PARTS AND ACCESSORIES RELATING THERETO, ALL ATTACHMENTS, ACCESSORIES AND ACCESSIONS THERETO OR THEREON, ALL REPLACEMENTS, SUBSTITUTIONS, ADDITIONS AND IMPROVEMENTS OF ALL OR ANY PART OF THE FOREGOING AND ALL PROCEEDS IN ANY FORM DERIVED THEREFROM.	725451615 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	QUEST AUTOMOTIVE LEASING SERVICES LTD.	Equipment, Other and Motor Vehicles Included Amount: 37,704 Year / make: 2017 HYUNDAI Model: SANTA FE 2.0T SPORT V.I.N.: 5XYZUDLA2HG471676	725914395 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	QUEST AUTOMOTIVE LEASING SERVICES LTD.	Equipment, Other and Motor Vehicles Included Amount: 38,588 Year / make: 2016 TOYOTA Model: VENZA XLE V6 AWD V.I.N.: 4T3BK3BB8GU126440	726571332 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	QUEST AUTOMOTIVE LEASING SERVICES LTD.	Equipment, Other and Motor Vehicles Included Amount: 35,236 Year / make: 2017 NISSAN Make: ROGUE SV AWD V.I.N: 5N1AT2MV4HC751573	726777036 / Ontario

Debtor	Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction
HAYWARD POOL PRODUCTS CANADA, INC.	QUEST AUTOMOTIVE LEASING SERVICES LTD.	Equipment, Other and Motor Vehicles Included Amount: 38,840 Year / make: 2016 TOYOTA Model: VENZA XLE V6 V.I.N.: 4T3BK3BB8GU125482	727758315 / Ontario
HAYWARD POOL PRODUCTS CANADA, INC.	QUEST AUTOMOTIVE LEASING SERVICES LTD.	Equipment, Other and Motor Vehicles Included Amount: 45,584 Year / make: 2017 NISSAN Model: PATHFINDER SL TECH V.I.N.: 5N1DR2MM3HC657252	728146521 / Ontario

Schedule 6.06

Existing Investments

1.	Credit account facility (Póliza de cuenta de crédito interés variable euribor) dated as of November 17, 2015 between Kripsol Industrial and Caixabank, S.A. in an amount not exceeding €500,000.

2.	Credit account facility dated as of November 17, 2015 between Kripsol Industrial and Caixabank, S.A. in an amount not exceeding €500,000.

3.	Credit facility for commercial risks (Póliza de crédito para cobertura de riesgos comerciales) dated as of November 17, 2015 between Kripsol Industrial and Caixabank, S.A. in an amount not exceeding €500,000.

4.	Bank guarantee agreement dated as of November 17, 2015 between Kripsol Industrial and Caixabank, S.A. in an amount not exceeding €500,000.

5.	Bank guarantee dated as of March 15, 2016 issued by Banco Popular Español, S.A. in favor of Fire-Consult, S.L. in an amount not exceeding €5,000.

6.	Credit policy in the form of advance commercial documents dated as of November 17, 2015 between Kripsol Industrial and Banco Santander, S.A. in an amount not exceeding €500,000.

7.	Finance agreement (contrato de financiación) dated as of May 11, 2015 between Kripsol Gestión, S.L. and De Lage Landen International, B.V. in an outstanding amount of €38,341.36.

8.	Revolving Credit Facility, dated as of March 18, 2014 between Hayward Industries, Inc. and Hayward Pool Products (Australia) Pty. Ltd. in an amount not exceeding of €10,000,000.

9.	Revolving Credit Facility, dated as of March 18, 2014 between Hayward Industries, Inc. and Hayward Pool Products Canada, Inc. in an amount not exceeding €10,000,000.

10.	Revolving Credit Facility, dated as of March 18, 2014 between Hayward Industries, Inc. and Hayward Pool Europe S.A. in an amount not exceeding €10,000,000.

11.	Loan Agreement, dated as of July 21, 2016 between Hayward Industries, Inc. and Hayward Pool Acquisition, S.L.U. in an outstanding amount of €38,805,733.17.

12.	Loan Agreement, dated as of November 2, 2016 between Hayward Industries, Inc. and Hayward Pool Acquisition, S.L.U. in an outstanding amount of €17,321,502.66.

Schedule 6.07(s)

Dispositions

1.	A disposition of leasehold interests in a Spanish real estate asset valued at approximately $10 million.

Schedule 9.01

Borrower’s Website Address for Electronic Delivery

None.

EXHIBIT A-1

[FORM OF]
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]1 hereunder are several and not joint.]2 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable Requirements of Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 of the Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations hereunder and under Section 9.13 of the Credit Agreement.

Such sale and assignment is (i) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(iv) of the Credit Agreement, (ii) without recourse to the Assignor and (iii) except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.            Assignor: [●]

2.            Assignee: [●]

[and is an Affiliate/Approved Fund of [identify Lender]3]

 1 Select as applicable

2 Include bracketed language if there are either multiple Assignors or multiple Assignees.

3 Select as applicable.

A-1-1

3.            Borrower: HAYWARD INDUSTRIES, INC., a New Jersey corporation

4.            Administrative Agent: Bank of America, N.A., as administrative agent under the Credit Agreement

5.            Credit Agreement: That certain ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”).

6.           Assigned Interest:

Aggregate Amount of Commitment/Loans	Class of Loans Assigned	Amount of Commitment/Loans Assigned[4]	Percentage Assigned of Commitment/Loans under Relevant Class[5]	CUSIP Number
$		$	%
$		$	%
$		$	%

Effective Date: [●][●], 20[●] [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

7.            [The][Each] Assignee represents and warrants as of the Effective Date to the Administrative Agent, [the][each] Assignor and the respective Affiliates of each, and not, for the avoidance of doubt, for the benefit of the US Borrower or any other Loan Party, that [the][such] Assignee is not and will not be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

8.            THE PARTIES HERETO ACKNOWLEDGE THAT ANY ASSIGNMENT TO ANY DISQUALIFIED INSTITUTION OR, TO THE EXTENT THE US BORROWER’S CONSENT IS REQUIRED UNDER SECTION 9.05 OF THE CREDIT AGREEMENT AND HAS NOT BEEN OBTAINED (OR DEEMED OBTAINED PURSUANT TO THE FIRST PROVISO OF SECTION 9.05(b)(i)(A)), TO ANY OTHER PERSON, SHALL, AT THE BORROWER’S ELECTION, BE TREATED IN ACCORDANCE WITH SECTIONS 9.05(f) AND (g), AS APPLICABLE OR THE US BORROWER SHALL BE ENTITLED TO SEEK SPECIFIC PERFORMANCE TO UNWIND ANY SUCH ASSIGNMENT IN ADDITION TO INJUNCTIVE RELIEF OR ANY OTHER REMEDIES AVAILABLE TO THE US BORROWER AT LAW OR IN EQUITY, INCLUDING THE REMEDIES SPECIFIED IN SECTION 9.05 OF THE CREDIT AGREEMENT.

4 Not to be less than $5,000,000 in the case of any Revolving Loans unless otherwise agreed by the Lead Borrower and the Administrative Agent.

5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Signature Page Follows]

A-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

[ASSIGNEE HAS EXAMINED THE LIST OF DISQUALIFIED INSTITUTIONS AND (I) REPRESENTS AND WARRANTS THAT (A) IT IS NOT IDENTIFIED ON SUCH LIST AND (B) IT IS NOT AN AFFILIATE OF ANY INSTITUTION IDENTIFIED ON SUCH LIST AND (II) ACKNOWLEDGES THAT ANY ASSIGNMENT MADE TO AN AFFILIATE OF A DISQUALIFIED INSTITUTION SHALL BE SUBJECT TO SECTION 9.05(g) OF THE CREDIT AGREEMENT.]6

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][7] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent[8]

By:
Name:
Title:

[Consented to:

HAYWARD INDUSTRIES, INC.,

By:
Name:
Title:[9]

6 To be completed by Assignee except in connection with the primary syndication.

7 To be added only if the consent of the Administrative Agent is required

8 To be added only if the consent of the Administrative Agent is required.

9 To be added only if the consent of the Lead Borrower is required by Section 9.05(b)(i)(A) of the Credit Agreement.

[Signature Page to Assignment and Assumption]

Annex I

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the US Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the US Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2       Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the Credit Agreement, the ABL Intercreditor Agreement and the Term Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it has examined the list of Disqualified Institutions and it is not (A) a Disqualified Institution or (B) an Affiliate of a Disqualified Institution and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement, the ABL Intercreditor Agreement and the Term Intercreditor Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex I to Exhibit A-3-1

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or by email as a “.pdf’ or “.tiff’ attachment shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York. The Administrative Agent, acting as a non-fiduciary agent of the US Borrower, shall record this Assignment and Assumption in the Register as of the Effective Date.

Annex I to Exhibit A-1-2

EXHIBIT B-1

[FORM OF]
BORROWING REQUEST

Bank of America, N.A.

Four Penn Center 1600 JFK Blvd.

Philadelphia, PA 19103

Attn: Christy Bowen

Facsimile: 267-675-0175

Email: Christy.kuklinski@baml.com

[●] [●], 20[●]10

Ladies and Gentlemen:

Reference is hereby made to that certain ABL Credit Agreement, dated as of August 4, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”).

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests the Borrowings under the Credit Agreement to be made on [●] [●], 20[●], and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A)       Borrower [●]

10 For Borrowings after the Closing Date, must be in writing, which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) not later than (i) 2:00 p.m. three (3) Business Days prior to the requested day of any Borrowing of LIBO Rate Revolving Loans or CDOR Revolving Loans (or two Business Days in the case of any Borrowing of LIBO Rate Revolving Loans denominated in Dollars to be made on the Closing Date), (ii) four (4) Business days prior to the requested day of any Borrowing of LIBO Rate Revolving Loans denominated in a currency other than Dollars (or one Business Day in the case of any Borrowing of LIBO Rate Revolving Loans denominated in a currency other than Dollars to be made on the Closing Date) or (iii) by 12:00 p.m. (Noon) on the requested date of any Borrowing of ABR Revolving Loans, Canadian Base Rate Revolving Loans or Canadian Prime Rate Revolving Loans (other than Swingline Loans) (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if the applicable Borrower wishes to request LIBO Rate Revolving Loans or CDOR Revolving Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the applicable Borrower (or the Lead Borrower on its behalf) must be received by the Administrative Agent not later than 2:00 p.m. four (4) Business Days prior to the requested date of such Borrowing (or such later time as shall be reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 12:00 p.m. (Noon) three (3) Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the applicable Borrower whether or not the requested Interest Period has been consented to by all the appropriate Lenders.

B-1-1

(B)       Date of Borrowing (which shall be a Business Day) [●]

(C)       Aggregate Amount of Borrowing11 $[●]

(D)       Currency of Borrowing [●]

(E)       Type of Borrowing12 [●]

(F)       Class of Borrowing [●]

(G)       Interest Period13 (in the case [●]

of a LIBO Rate Borrowing or CDOR Borrowing)

(H)       Amount, Account Number and Location

Wire Transfer Instructions:
Amount	$[●]
Bank:	[●]
ABA No.:	[●]
Account No.:	[●]
Account Name:	[●]

[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Requested Borrowing:

(A)       The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that (A) to the extent that any representation and warranty specifically refers to a given date or period, it is true and correct in all material respects as of such date or for such period and (B) if any such representation is qualified by or subject to a Material Adverse Effect or other “materiality” qualification, such representation is true and correct (after giving effect to any qualification therein) in all respects on such date.

(B)       At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default exists.]14

11 Subject to Section 2.02(c) of the Credit Agreement.

12 State whether a LIBO Rate Borrowing, ABR Borrowing CDOR Borrowing or Canadian Prime Rate Borrowing. If, with respect to Revolving Loans denominated in Canadian Dollars, no Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. If, with respect to Revolving Loans denominated in Dollars, no Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

13 Must be a period contemplated by the definition of “Interest Period”. If no Interest Period is specified, then the Interest Period shall be of one-month’s duration.

14 Include bracketed language only for Borrowings after Closing Date other than (i) Incremental Revolving Loans made in connection with any acquisition to the extent not otherwise required by the applicable Additional Revolving Lenders and (ii) Borrowings under any Refinancing Amendment and/or Extension to the extent not otherwise required by the applicable lenders in respect thereof.

B-1-2

[This Borrowing Request (and the Borrowing) is conditioned on the consummation of [_____]15 prior to or substantially simultaneously with the Borrowing.]16

15 Identify applicable permitted acquisition, investment or irrevocable repayment or redemption of Indebtedness that such Borrowing is being used to fund.

16 To be included for a Borrowing Request made in connection with any permitted acquisition, investment or irrevocable repayment or redemption of Indebtedness.

B-1-3

Very truly yours,

[HAYWARD INDUSTRIES, INC.

By:
Name:
Title:]

[HAYWARD ACQUISITION CORP.

By:
Name:
Title:]

[HAYWARD POOL PRODUCTS CANADA, INC.

By:
Name:
Title:]

[Signature Page to Borrowing Request]

EXHIBIT B-2

[FORM OF]
LETTER OF CREDIT REQUEST

Bank of America, N.A.

Four Penn Center

1600 JFK Blvd.

Philadelphia, PA 19103

Attn: Christy Bowen

Facsimile: 267-675-0175

Email: Christy.kuklinski@baml.com

[●] [●], 20[●]17

Ladies and Gentlemen:

We hereby request that [●]18, as an Issuing Bank, in its individual capacity, [issue, amend, renew, extend][a/an] [existing] Letter of Credit on [●]19 (the “Date of Issuance”), which Letter of Credit shall be in the aggregate amount of [●]20 and shall be for the account of [●]21. The beneficiary of the requested Letter of Credit is [●]22, and such Letter of Credit will be in support of [●]23. For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”).

[We hereby certify that:

(A)	The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Date of Issuance with the same effect as though such representations and warranties had been made on and as of the Date of Issuance; provided that to the extent that a representation and warranty specifically refers to an earlier date, it is true and correct in all material respects as of such earlier date; provided, further, that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

17 Must be delivered to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance, amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank).

18 Insert name of the applicable Issuing Bank.

19 Insert date of issuance, which must be a Business Day.

20 Insert aggregate initial amount of Letter of Credit.

21 Insert name of account party.

22 Insert name and address of beneficiary.

23 Insert brief description of obligations(s) to be supported by the Letter of Credit.

B-2-1

(B)	As of the Date of Issuance and immediately after giving effect to the requested Letter of Credit, no Default or Event of Default exists.][24]

24 Include bracketed language only for issuances, amendments, modifications, extensions or renewals, of Letters of Credit after Closing Date (other than any such amendment, modification, extension or renewal that does not increase the Stated Amount of the relevant Letter of Credit).

B-2-2

Very truly yours,

[HAYWARD INDUSTRIES, INC.

By:
Name:
Title:]

[HAYWARD POOL PRODUCTS CANADA, INC.

By:
Name:
Title:]

B-2-3

EXHIBIT B-3

[FORM OF]
SWINGLINE LOAN REQUEST

To: Bank of America, N.A., as Swingline Lender

Bank of America, N.A., as Administrative Agent

Four Penn Center

1600 JFK Blvd.

Philadelphia, PA 19103

Attn: Christy Bowen

Facsimile: 267-675-0175

Email: Christy.kuklinski@baml.com

[●] [●], 20[●]

Ladies and Gentlemen:

Reference is made to that certain ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”).

The undersigned hereby requests a Swingline Loan:

1.         On                                       (a Business Day).

2.        In the amount of $               .

The Swingline Loan requested herein complies with the requirements of Section 2.04(b) of the Credit Agreement.

The undersigned hereby certifies that the following statements are true on the date hereof:

(A)       The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that (A) to the extent that any representation and warranty specifically refers to a given date or period, it is true and correct in all material respects as of such date or for such period and (B) if any such representation is qualified by or subject to a Material Adverse Effect or other “materiality” qualification, such representation is true and correct in all respects.

(B)       At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default exists.

[Signature Page Follows]

B-3-1

Very truly yours,

[HAYWARD INDUSTRIES, INC.

By:
Name:
Title:]

B-3-2

EXHIBIT C

FORM OF]
COMPLIANCE CERTIFICATE

[●] [●], 20[●]

To:	The Administrative Agent and each of the Lenders party to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, AS A RESPONSIBLE OFFICER OF THE LEAD BORROWER, IN SUCH CAPACITY AND NOT IN AN INDIVIDUAL CAPACITY, THAT:

1.       I am the duly elected [●] of the Lead Borrower and a Responsible Officer of the Lead Borrower;

2.       I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Lead Borrower and its Restricted Subsidiaries, on a consolidated basis, during the [Fiscal Quarter][Fiscal Year] covered by the attached financial statements;

3.       [The attached financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Lead Borrower as at the dates indicated and its income and cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.]25

4.       [Except as described in the disclosure set forth below, the][The] examinations described in paragraph 2 did not disclose, and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default that exists as of the date of this Compliance Certificate [and the disclosure set forth below specifies, in reasonable detail, the nature of any such condition or event and any action taken or proposed to be taken with respect thereto.]

5.       Schedule 1 attached hereto sets forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the date hereof.

6.       [Attached as Schedule 2 hereto is a list of the subsidiaries of the Lead Borrower that identifies each subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date hereof.] [There is no change in the list of Restricted Subsidiaries and Unrestricted Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.]

25 Include to the extent the relevant Compliance Certificate is delivered in connection with unaudited quarterly financials.

C-1

7.       [Attached as Schedule 3 hereto are [[(i)] a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the attached financial statements]26 [[and (ii)] if the attached financial statements relate to any Parent Company, consolidating financial information summarizing in reasonable detail the information related to such Parent Company, on the one hand, and the information relating to the Lead Borrower and its consolidated subsidiaries on a standalone basis, on the other hand]27.]

8.       [Attached hereto as Schedule 4 is the Narrative Report required to be delivered with the attached financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement, as applicable]28.

26 Only required if a subsidiary of the Lead Borrower is or has been designated as an Unrestricted Subsidiary at the time of delivery of the applicable Compliance Certificate.

27 Only include to the extent the applicable financial statements cover any Parent Company (i.e., Holdings or any Person above Holdings as to which the Lead Borrower is an indirect Wholly-Owned Subsidiary).

28 Only include to the extent the Lead Borrower has opted to include a Narrative Report instead of holding a conference call for the applicable Fiscal Quarter.

[Signature Page Follows]

C-2

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first written above.29

HAYWARD INDUSTRIES, INC.

By:
Name:
Title:

29 Please note the deadlines for satisfaction of the following requirements correspond with the delivery of each Compliance Certificate (unless otherwise indicated):

1.	The delivery of documents and deliverables required under Section 4.02(a) of the Security Agreement relating to any (i) certificated Pledged Stock and/or (ii) Material Debt Instruments, in each case to the extent the same constitutes Collateral and acquired during the Fiscal Quarter covered by the attached financial statements and/or (iii) Deposit Accounts and Securities Accounts (other than Excluded Accounts). NOTE: If any Loan Party acquires such (i) certificated Pledged Stock and/or (ii) Material Debt Instruments and/or (iii) Deposit Accounts and Securities Accounts (other than Excluded Accounts) during the fourth Fiscal Quarter of any Fiscal Year, the documents and deliverables required under Section 4.02(a) of the Security Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

2.	The delivery of documents and deliverables required under Section 4.03(c) of the Security Agreement relating to any registration (or any application for registration of) any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, filed or acquired during the Fiscal Quarter covered by the attached financial statements. NOTE: If any Loan Party acquires any registration (or files any application for registration) of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, during the fourth Fiscal Quarter of any Fiscal Year, to the extent the same constitutes Collateral, the documents and deliverables required under Section 4.03(c) of the Security Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

3.	To the extent the relevant Compliance Certificate is delivered in connection with audited annual or unaudited quarterly financial statements, delivery of the Perfection Certificate Supplement required by Section 5.01(c) of the Credit Agreement.

4.	The delivery of the documents required to be delivered under Section 5.12 of the Credit Agreement as a result of (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), (ii) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Canadian Subsidiary of an existing Canadian Loan Party, (iii), the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (with respect to any US Secured Obligations, to apply only to the designation of an Unrestricted Subsidiary that is a Domestic Subsidiary) (other than an Excluded Subsidiary), (iv) any Restricted Subsidiary ceasing to be an Immaterial Subsidiary (with respect to any US Secured Obligations, to apply only to a Restricted Subsidiary that is a Domestic Subsidiary) and/or (v) any Restricted Subsidiary that is an Excluded Subsidiary ceasing to be an Excluded Subsidiary, in each case during the Fiscal Quarter covered by the attached financial statements. NOTE: upon the taking of any action or the occurrence of any event described in clauses (i) through (iv) during the fourth Fiscal Quarter of any Fiscal Year, the documents required to be delivered under Section 5.12(a) of the Credit Agreement must be delivered within 60 days after the end of such Fiscal Quarter.

[Signature Page to Compliance Certificate]

SCHEDULE 1

[Fixed Charge Coverage Ratio]

Schedule 1 to Exhibit C

SCHEDULE 2

[List of Restricted Subsidiaries and Unrestricted Subsidiaries]

Schedule 2 to Exhibit C

SCHEDULE 3

[Summary of Pro Forma Adjustments/Consolidating Information]

Schedule 3 to Exhibit C

SCHEDULE 4

[Narrative Report]

Schedule 4 to Exhibit C

EXHIBIT D

[FORM OF]
INTEREST ELECTION REQUEST

Bank of America, N.A.

Four Penn Center

1600 JFK Blvd.

Philadelphia, PA 19103

Attn: Christy Bowen

Facsimile: 267-675-0175

Email: Christy.kuklinski@baml.com

[●] [●], 20[●]30

Ladies and Gentlemen:

Reference is hereby made to that certain ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.08 of the Credit Agreement of an interest rate election, and in that connection sets forth below the terms thereof:

(A)     [on [insert applicable date] (which is a Business Day), the undersigned will convert $[●]31 of the aggregate outstanding principal amount of the Revolving Loans, bearing interest at the [ABR][LIBO][CDOR][Canadian Prime] Rate, into a [LIBO][ABR][CDOR][Canadian Prime] Revolving Loan [and, in the case of a [LIBO Rate][CDOR Rate] Revolving Loan, having an Interest Period of [●] month(s)]32 [; and][.]]

30 The Administrative Agent must be notified in writing, which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) not later than (i) 2:00 p.m. three (3) Business Days prior to the requested day of any conversion or continuation of LIBO Rate Revolving Loans or CDOR Revolving Loans, (ii) four (4) Business days prior to the requested day of any conversion or continuation of LIBO Rate Revolving Loans denominated in a currency other than Dollars or (iii) by 12:00 p.m. (Noon) on the requested date of any conversion or continuation of ABR Revolving Loans, Canadian Base Rate Revolving Loans or Canadian Prime Rate Revolving Loans (other than Swingline Loans) (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if the applicable Borrower wishes to request LIBO Rate Revolving Loans or CDOR Revolving Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the applicable Borrower (or the Lead Borrower on its behalf) must be received by the Administrative Agent not later than 2:00 p.m. four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 12:00 p.m. (Noon) three (3) Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the applicable Borrower whether or not the requested Interest Period is available to the appropriate Lenders.

31 Subject to Section 2.02(c) of the Credit Agreement.

32 Must be a period contemplated by the definition of “Interest Period”.

D-4

(B)      [on [insert applicable date] (which is a Business Day), the undersigned will continue $[●] of the aggregate outstanding principal amount of the Revolving Loans bearing interest at the [LIBO][CDOR] Rate, as [LIBO][CDOR] Rate Revolving Loans having an Interest Period of [●] month(s)33.]

33 Must be a period contemplated by the definition of “Interest Period”.

[Signature Page Follows]

D-5

[HAYWARD INDUSTRIES, INC.

By:
Name:
Title:]

[HAYWARD POOL PRODUCTS CANADA, INC.

By:
Name:
Title:]

[Signature Page to Interest Election Request]

EXHIBIT E

[FORM OF]
PERFECTION CERTIFICATE

[ATTACHED]

PERFECTION CERTIFICATE

August 4, 2017

Reference is hereby made to (i) that certain ABL Credit Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “ABL Credit Agreement”), by and among Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), Hayward Acquisition Corp., a New Jersey corporation (the “Initial US Borrower”), Hayward Industries, Inc., a New Jersey corporation (upon merging with the Initial Borrower pursuant to the Merger (as defined in the First Lien Credit Agreement) and as survivor of the Merger, the “US Borrower”), Hayward Pool Products Canada, Inc./ Produits de Piscines Hayward Canada, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the Initial US Borrower and the US Borrower, each, a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time party thereto (the “ABL Lenders”) and Bank of America, N.A., as administrative agent and collateral agent for the ABL Lenders (together with its successors and permitted assigns in such capacities, the “ABL Agent”), (ii) that certain US ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “US ABL Security Agreement”), by and among Initial US Borrower, the US Borrower, Holdings, the other Grantors from time to time party thereto and the ABL Agent and (iii) that certain Canadian ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Canadian ABL Security Agreement” and, together with the US ABL Security Agreement, each, a “Security Agreement” and, collectively, the “Security Agreements”), by and between the Canadian Borrower and the ABL Agent. Capitalized terms used but not defined herein have the meanings assigned to such terms in the applicable Security Agreement. As used herein, the term “Company” means each of Holdings, the Borrowers and the other Loan Parties.

As of the date hereof, the undersigned hereby represents and warrants to the ABL Agent as follows:

1.      Names. (a) Set forth in Schedule 1(a) is a true and complete list of (i) the exact legal name of each Company, as such name appears in its respective Organizational Documents (as defined in the ABL Credit Agreement) (including any French form of its name) filed with the Secretary of State or other relevant office of such Company’s jurisdiction of organization or formation, (ii) the type of entity of each Company, (iii) the organizational identification number, if any, of each Company, (iv) the Federal Taxpayer Identification Number or Revenue Canada business number (as applicable), if any, of each Company and (v) the jurisdiction of organization or formation of each Company.

(b)    Except as otherwise disclosed in Schedule 1(c) or Schedule 1(d), set forth in Schedule 1(b) is a true and complete list of (i) any other legal name that any Company has had, together with the date of the relevant change and (ii) in the case of any Company that is a US Loan Party, all other names used by such Company on any filings with the Internal Revenue Service, in each case, in the past five years.

(c)    Set forth in Schedule 1(c) is a true and complete list of the information required by Section 1(a) above for any other Person (i) to which any Company became the successor by merger, consolidation or acquisition or (ii) that has been liquidated into, or transferred all or substantially all of its assets to, any Company, at any time within the past five years.

(d)    Except as set forth in Schedule 1(d), or as otherwise disclosed in Schedule 1(c), no Company has changed its jurisdiction of organization or form of entity at any time during the past four months.

1

2.      Locations. (a) Set forth in Schedule 2(a) is a true and complete list of the address of the chief executive office of each Company and, in the case of any Company that is a Canadian Loan Party, the registered office of each such Company.

(b)    Except as disclosed in Schedule 2(a), set forth in Schedule 2(b) is a true and complete list of all other locations where any Company currently maintains any Collateral consisting of Inventory (including property in possession of a third party (e.g., a warehouseman or other bailee or on consignment), other than Inventory in transit or out for repair in the ordinary course of business.

3.      Stock Ownership and Other Equity Interests. Set forth Schedule 3 is a true and complete list of all of the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interests owned by any Company constituting Pledged Stock, the beneficial owners of such stock, partnership interests, membership interests or other equity interests and the percentage of the total issued and outstanding stock, partnership interests, membership interests or other equity interests of the relevant issuer represented thereby.

4.      Instruments and Tangible Chattel Paper. Set forth in Schedule 4 is a true and complete list of all Instruments (other than checks to be deposited in the ordinary course of business) and Tangible Chattel Paper, in each case having a face amount exceeding $15,000,000, held by any Company as of the date hereof, including the names of the obligors, the amounts owing and the due dates.

5.      Intellectual Property. (a) Set forth in Schedule 5(a) is a true and complete list of all Patents. Designs (if applicable) and Trademarks of each Company registered with and published by (or applied for in) the United States Patent and Trademark Office (“USPTO”) (excluding, for the avoidance of doubt, any Patent or Trademark that has expired or been abandoned, but including Trademarks that would constitute Collateral upon the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto), as applicable, including the name of the registered owner and the registration or publication number (or, if applicable, the applicant and the application number) of each such Patent, Design (if applicable) and Trademark.

(b)    Set forth in Schedule 5(b) is a true and complete list of all Copyrights of each Company registered with (or applied for in) the United States Copyright Office (excluding, for the avoidance of doubt, any Copyright that has expired or been abandoned), including the name of the registered owner and the registration number (or, if applicable, the applicant and the application number) of each such Copyright.

6.      Commercial Tort Claims. Set forth in Schedule 6 is a true and complete list of all Commercial Tort Claims with an individual value of at least $10,000,000 (as reasonably determined by the Borrower), held by any Company, including a brief description thereof.

7.      Deposit Accounts, Securities Accounts and Commodity Accounts. Set forth in Schedule 7 is a true and complete list of all Deposit Accounts and Securities Accounts maintained by each Company, including the name of each institution where each such account is held, the name of each such account, each account number and the name of each entity that holds each account.

[Signature Page Follows]

2

IN WITNESS WHEREOF, each of the undersigned has hereunto signed this Perfection Certificate as of the date first written of above.

HAYWARD INTERMEDIATE, INC.

By:
Name:
Title:

HAYWARD INDUSTRIES, INC.

By:
Name:
Title:

HAYWARD ACQUISITION CORP.

By:
Name:
Title:

HAYWARD POOL PRODUCTS CANADA, INC. / PRODUITS DE PISCINES HAYWARD CANADA, INC.

By:
Name:
Title:

HAYWARD INDUSTRIAL PRODUCTS, INC.

By:
Name:
Title:

Signature Page to abl Perfection Certificate

GOLDLINE PROPERTIES LLC

By:
Name:
Title:

HAYWARD/WRIGHT-AUSTIN, INC.

By:
Name:
Title:

WEBSTER PUMPS, INC.

By:
Name:
Title:

Signature Page to abl Perfection Certificate

SCHEDULE 1(a)

LEGAL NAMES

Legal Name	Jurisdiction	Type	Organizational Identification Number	Federal Taxpayer Identification Number / Revenue Canada business number
Hayward Intermediate, Inc.	Delaware	Corporation	6429281	82-2078678
Hayward Acquisition Corp.	New Jersey	Corporation	0101044970	82-2163430
Hayward Industries, Inc.	New Jersey	Corporation	4465526000	22-1715653
Hayward Pool Products Canada, Inc. / Produits de Piscines Hayward Canada, Inc.	Canada	Corporation	384756-0	Revenue Canada business number: 102302809RC0002
Hayward Industrial Products, Inc.	New Jersey	Corporation	0100127855	22-2337329
Goldline Properties LLC	Rhode Island	Limited Liability Company	129649	81-0614191
Hayward/Wright-Austin, Inc.	New Jersey	Corporation	0100669270	22-3460083
Webster Pumps, Inc.	New Jersey	Corporation	0100845689	52-2361310

SCHEDULE 1(b)

A.     PRIOR ORGANIZATIONAL NAMES

None.

B.      OTHER NAMES USED ON IRS FILINGS:

None.

SCHEDULE 1(c)

PREDECESSOR ENTITIES

Company	Action	Legal Name of Predecessor Entity	Jurisdiction of Organization of Predecessor Entity	Date of Action
Hayward Industries, Inc.	Merger	Poolvergnuegen	California	03/31/2015

SCHEDULE 1(d)

CHANGES IN JURISDICTION OR FORM

None.

SCHEDULE 2(a)

CHIEF EXECUTIVE OFFICE AND REGISTERED OFFICE ADDRESSES1

Company	Address
Hayward Pool Products Canada, Inc. / Produits de Piscines Hayward Canada, Inc.	2880 Plymouth Dr., Oakville, ON L6H 5R4 Canada
Hayward Intermediate, Inc.	620 Division St., Elizabeth, NJ 07201
Hayward Acquisition Corp.	620 Division St., Elizabeth, NJ 07201
Hayward Industries, Inc.	620 Division St., Elizabeth, NJ 07201
Hayward Industrial Products, Inc.	620 Division St., Elizabeth, NJ 07201
Goldline Properties LLC	61 Whitecap Dr., North Kingston, RI 02852
Hayward/Wright-Austin, Inc.	620 Division St., Elizabeth, NJ 07201
Webster Pumps, Inc.	620 Division St., Elizabeth, NJ 07201

1 The chief executive office and the registered office of the Canadian Borrower are the same unless otherwise noted.

SCHEDULE 2(b)

LOCATIONS OF INVENTORY

Company	Address
Hayward Industries, Inc.	One Hayward Industrial Drive Clemmons, North Carolina
61 Whitecap Drive North Kingstown, Rhode Island
2935 and 2939 Sidco Drive Nashville, Tennessee
2869 and 2875 Pomona Boulevard 2870, 2876, 2880 and 2884 Surveyor Street 159 Voyager Street 126 Explorer Street Pomona, California
6220, 6240 and 6280 Clementine Drive (Warehouse Nos. 9, 8 and 7, respectively) Hampton Industrial Park Clemmons, North Carolina
2953 Sidco Drive Nashville, Tennessee (warehouse)
316 Babb Drive Lebanon, Tennessee (warehouse)
Hayward Industrial Products, Inc.	One Hayward Industrial Drive Clemmons, North Carolina
6220, 6240 and 6280 Clementine Drive (Warehouse Nos. 9, 8 and 7, respectively) Hampton Industrial Park Clemmons, North Carolina
460 Podlin Drive Franklin Park, Illinois (warehouse)
Hayward Pool Products Canada, Inc. / Produits de Piscines Hayward Canada, Inc.	2880 Plymouth Drive Oakville, Ontario L6H 5R4

SCHEDULE 3

PLEDGED STOCK

Issuer	Holder	Certificate No.	No. Shares/ Interest	% of Issued and Outstanding Shares
Hayward Industries, Inc.	Hayward Intermediate, Inc.	1	1,000 shares	100%
Hayward Industrial Products, Inc.	Hayward Industries, Inc.	1 (2,500 shares) 3 (10 shares)	2,510 shares	100%
Hayward/Wright-Austin, Inc.	Hayward Industrial Products, Inc.	4	1,000 shares	100%
Webster Pumps, Inc.	Hayward Industrial Products, Inc.	3	1,000 shares	100%
Hayward Pool Products Canada, Inc. / Produits de Piscines Hayward Canada, Inc.	Hayward Industries, Inc.	6	65 shares	65%
Hayward Enterprises Europe S.A.	Hayward Industries, Inc.	N/A	8,000 shares	100%
Hayward Pool Europe S.A.	Hayward Industries, Inc.	N/A	15,000,006 shares	91%
Hayward Consolidated Pty. Ltd.	Hayward Industries, Inc.	4	1.3 shares	65%
Hayward Industries (Wuxi) Co. Ltd.	Hayward Industries, Inc.	N/A	N/A	100%
Hayward Pool Products Trading (Shanghai) Co. Ltd.	Hayward Industries, Inc.	N/A	N/A	100%
Hayward Pool Acquisition, S.L.U.	Hayward Industries, Inc.	N/A	100 shares	100%
Goldline Properties LLC	Hayward Industries, Inc.	N/A	N/A	100%

SCHEDULE 4

INSTRUMENTS AND TANGIBLE CHATTEL PAPER

Promissory Notes/Instruments: None.

Tangible Chattel Paper: None.

SCHEDULE 5(a)

PATENTS AND TRADEMARKS

PATENTS

REGISTERED OWNER	JURISDICTION	PATENT NO.	ISSUE DATE	DESCRIPTION
Hayward Industries, Inc.	United States	8,343,339	1/1/2013	Apparatus for Facilitating Maintenance of a Pool Cleaning Device
Hayward Industries, Inc.	United States	8,307,485	11/13/2012	Apparatus for Facilitating Maintenance of a Pool Cleaning Device
Hayward Industries, Inc.	United States	8,678,026	3/25/2014	Automatic Increased-Suction Relief Apparatus
Hayward Industries, Inc.	United States	6,289,918	9/18/2001	Automatic Locking Bypass Valve For Liquid Suction Systems
Hayward Industries, Inc.	United States	6,460,564	10/8/2002	Automatic Locking bypass Valve For Liquid Suction Systems
Hayward Industries, Inc.	United States	8,297,920	10/30/2012	Booster Pump System for Pool Applications
Hayward Industries, Inc.	United States	8,734,098	5/27/2014	Booster Pump System for Pool Applications
Hayward Industries, Inc.	United States	8,328,240	12/11/2012	Bulkhead Fitting
Hayward Industries, Inc.	United States	D664,627	7/31/2012	Chlorinator
Hayward Industries, Inc.	United States	8,869,319	10/28/2014	Circular Suction Outlet Assembly and Cover
Hayward Industries, Inc.	United States	D613,829	4/13/2010	Circular Suction Outlet Assembly Cover Design
Hayward Industries, Inc.	United States	D663,701	7/17/2012	Controller for a Chlorinator
Hayward Industries, Inc.	United States	8,402,585	3/26/2013	Convertible Pressure/Suction Swimming Pool Cleaner
Hayward Industries, Inc.	United States	6,706,175	3/16/2004	Debris-Capturing Apparatus For Pressure Cleaners
Hayward Industries, Inc.	United States	7,931,447	4/26/2011	Drain Safety and Pump Control Device
Hayward Industries, Inc.	United States	9,300,101	3/29/2016	Electric Cable Swivel and Related Fabrication Methods
Hayward Industries, Inc.	United States	9,392,711	7/12/2016	Electrical Junction Box with Built-In Isolation Transformer
Hayward Industries, Inc.	United States	7,774,870	8/17/2010	Elongated Suction Outlet Assembly with Intrinsically Safe Sump
Hayward Industries, Inc.	United States	9,630,127	4/25/2017	Filter Vessel Assembly and Related Methods of Use
Hayward Industries, Inc.	United States	6,004,458	12/21/1999	Filter/Sanitizer

REGISTERED OWNER	JURISDICTION	PATENT NO.	ISSUE DATE	DESCRIPTION
Hayward Industries, Inc.	United States	7,677,268	3/16/2010	Fluid Distribution System for a Swimming Pool Cleaning Apparatus
Hayward Industries, Inc.	United States	6,171,073	1/9/2001	Fluid Vacuum Safety Device for Fluid Transfer and Circulation Systems
Hayward Industries, Inc.	United States	5,947,700	9/7/1999	Fluid Vacuum Safety Device For Fluid Transfer Systems in Swimming Pools
Hayward Industries, Inc.	United States	6,854,148	2/15/2005	Four-Wheel-Drive Automatic Pool Cleaner
Hayward Industries, Inc.	United States	9,695947	7/4/2017	Handle Insert For Valve
Hayward Industries, Inc.	United States	7,971,603	7/5/2011	Header for a Heat Exchanger
Hayward Industries, Inc.	United States	9,353,998	5/31/2016	Header for a Heat Exchanger
Hayward Industries, Inc.	United States	D574,938	8/12/2008	Heat Exchanger
Hayward Industries, Inc.	United States	D539,882	4/3/2007	Heat Pump
Hayward Industries, Inc.	United States	6,733,046	5/11/2004	Hose Swivel Connection Apparatus
Hayward Industries, Inc.	United States	9,046,247	6/2/2015	Low-Profile Niche for Underwater Pool/Spa Lights
Hayward Industries, Inc.	United States	9,031,702	5/12/2015	Modular Pool/Spa Control System
Hayward Industries, Inc.	United States	9,285,790	3/15/2016	Modular Pool/Spa Control System
Hayward Industries, Inc.	United States	9,506,569	11/29/2016	Needle Valve
Hayward Industries, Inc.	United States	D630,808	1/11/2011	Pool Cleaner
Hayward Industries, Inc.	United States	D630,809	1/11/2011	Pool Cleaner
Hayward Industries, Inc.	United States	D598,168	8/11/2009	Pool Cleaner
Hayward Industries, Inc.	United States	D728,873	5/5/2015	Pool Cleaner
Hayward Industries, Inc.	United States	D787,760	5/23/2017	Pool Cleaner
Hayward Industries, Inc.	United States	D787,761	5/23/2017	Pool Cleaner
Hayward Industries, Inc.	United States	D789,003	6/6/2017	Pool Cleaner
Hayward Industries, Inc.	United States	D789,624	6/13/2017	Pool Cleaner
Hayward Industries, Inc.	United States	D537,576	2/27/2007	Pool Cleaner Housing
Hayward Industries, Inc.	United States	D550,906	9/11/2007	Pool Cleaner Housing
Hayward Industries, Inc.	United States	6,298,513	10/9/2001	Pool Cleaner with Open-Ended Pin Supported Flapper Valve
Hayward Industries, Inc.	United States	8,869,337	10/28/2014	Pool Cleaning Device With Adjustable Buoyant Element
Hayward Industries, Inc.	United States	9,677,294	6/13/2017	Pool Cleaning Device with Wheel Drive Assemblies
Hayward Industries, Inc.	United States	7,118,632	10/10/2006	Pool Cleaning Method and Device

REGISTERED OWNER	JURISDICTION	PATENT NO.	ISSUE DATE	DESCRIPTION
Hayward Industries, Inc.	United States	D593,508	6/2/2009	Portable Controller for Swimming Pool or Spa Equipment
Hayward Industries, Inc.	United States	9,502,907	11/22/2016	Power Supplies for Pool and Spa Equipment
Hayward Industries, Inc.	United States	9,501,072	11/22/2016	Programmable Temperature Control System for Pools & Spas
Hayward Industries, Inc.	United States	9,084,314	7/14/2015	Programmable Underwater Lighting System
Hayward Industries, Inc.	United States	D590,842	4/21/2009	Pump
Hayward Industries, Inc.	United States	D536,705S	2/13/2007	Pump Housing
Hayward Industries, Inc.	United States	D551,256	9/18/2007	A Combined Pump Housing and Pump Cap
Hayward Industries, Inc.	United States	D588,159	3/10/2009	Pump Housing
Hayward Industries, Inc.	United States	8,182,212	5/22/2012	Pump Housing Coupling
Hayward Industries, Inc.	United States	6,321,833	11/27/2001	Sinusoidal Fin Heat Exchanger
Hayward Industries, Inc.	United States	D550,805	9/11/2007	Strainer Basket
Hayward Industries, Inc.	United States	D557,374	12/11/2007	Strainer Basket
Hayward Industries, Inc.	United States	9,079,128	7/14/2015	Strainer Basket and Related Methods of Use
Hayward Industries, Inc.	United States	8,186,517	5/29/2012	Strainer Housing Assembly and Stand For Pump
Hayward Industries, Inc.	United States	6,131,227	10/17/2000	Suction Regulating Skirt For Automated Swimming Pool Cleaner Heads
Hayward Industries, Inc.	United States	8,784,652	7/22/2014	Swimming Pool Cleaner with A Rigid Debris Canister
Hayward Industries, Inc.	United States	7,318,448	1/15/2008	Swimming Pool Cleaning Apparatus and Parts Therefor
Hayward Industries, Inc.	United States	6,782,578	8/31/2004	Swimming Pool Pressure Cleaner with Internal Steering Mechanism
Hayward Industries, Inc.	United States	D490,195	5/18/2004	Swimming Pool Vacuum Cleaner
Hayward Industries, Inc.	United States	6,292,970	9/25/2001	Turbine-Driven Automatic Swimming Pool Cleaners
Hayward Industries, Inc.	United States	7,125,146	10/24/2006	Underwater LED Light
Hayward Industries, Inc.	United States	RE43,492	6/26/2012	Underwater LED Light
Hayward Industries, Inc.	United States	9,033,557	5/19/2015	Underwater Light and Associated Systems and Methods
Hayward Industries, Inc.	United States	8,936,721	1/20/2015	Unitary Filter Tank and an Underdrain for Filtering a Body of Water
Hayward Industries, Inc.	United States	9,108,126	8/18/2015	Unitary Filter Tank and an Underdrain for Filtering a Body of Water

REGISTERED OWNER	JURISDICTION	PATENT NO.	ISSUE DATE	DESCRIPTION
Hayward Industries, Inc.	United States	6,468,052	10/22/2002	Vacuum Relief Device For Fluid Transfer and Circulation Systems
Hayward Industries, Inc.	United States	9,010,721	4/21/2015	Valve Switchbox
Hayward Industries, Inc.	United States	9,010,722	4/21/2015	Valve Switchbox
Hayward Industries, Inc.	United States	8,887,757	11/18/2014	Wafer Check Valve And Related Methods of Use
Hayward Industries, Inc.	United States	9,593,502	3/14/2017	Swimming Pool Cleaner
Hayward Industries, Inc.	United States	9,702,480	7/11/2017	Valve Switchbox
Hayward Industries, Inc.	United States	9,707,499	7/18/2017	Vertical Slide Backwash Valve
Hayward Industries, Inc.	United States	4,523,740	6/18/1985	Rotatable unitary ball valve
Hayward Industries, Inc.	United States	4,593,420	6/10/1986	Self-draining hydromassage fitting
Hayward Industries, Inc.	United States	4,629,557	12/16/1986	Pump test ring, cover and strainer and method of providing a pressure-testable pump
Hayward Industries, Inc.	United States	4,798,670	1/17/1989	Skimmer vacuum filter apparatus
Hayward Industries, Inc.	United States	4,818,389	4/4/1989	Skimmer with flow enhancer
Hayward Industries, Inc.	United States	4,941,217	7/17/1990	Flow enhancing jet fitting
Hayward Industries, Inc.	United States	4,982,460	1/8/1991	Flow enhancing jet fitting
Hayward Industries, Inc.	United States	4,985,943	1/22/1991	Two-stage adjustable hydrotherapeutic jet and method
Hayward Industries, Inc.	United States	5,068,033	11/26/1991	Underdrain assembly with pivotal ymounted and lockable laterals
Hayward Industries, Inc.	United States	5,115,974	5/26/1992	Apparatus for providing a waterfall or a fountain
Hayward Industries, Inc.	United States	5,271,561	12/21/1993	Rotary jet hydrotherapy device and method
Hayward Industries, Inc.	United States	7,531,092	5/12/2009	Pump
Hayward Industries, Inc.	United States	9,593,502	3/14/2017	Swimming pool cleaner
Hayward Industries, Inc.	United States	D299,143	12/2711988	Pump
Hayward Industries, Inc.	United States	D333,341	2/16/1993	Multi-port valve handle
Hayward Industries, Inc.	United States	RE43,492	6/26/2012	Underwater Led Light
Hayward Industries, Inc.	United States	3,640,310	2/8/1972	Multiport Valve
Hayward Industries, Inc.	United States	4,823,837	4/25/1989	Skimmer Cover Plate
Hayward Industries, Inc.	United States	4,988,437	1/29/1991	In-line Leaf Trap
Hayward Industries, Inc.	United States	5,105,496	4/21/1992	Suction Cleaning Device
Hayward Industries, Inc.	United States	5,432,688	7/11/1995	Plastic Niche and Grounding Assembly therefor
Hayward Industries, Inc.	United States	5,607,224	3/4/1997	Plastic Niche and Grounding Assembly Therefor
Hayward Industries, Inc.	United States	5,671,769	9/30/1997	Swing Check Valve and Method for Repairing Same
Hayward Industries, Inc.	United States	6,026,804	2/22/2000	Heater for Fluids

REGISTERED OWNER	JURISDICTION	PATENT NO.	ISSUE DATE	DESCRIPTION
Hayward Industries, Inc.	United States	5,809,587	9/22/1998	Safety Device for a Suction Outlet
Hayward Industries, Inc.	United States	5,947,700	9/7/1999	Fluid Vacuum Safety Device for Fluid Transfer Systems in Swimming Pools
Hayward Industries, Inc.	United States	6,076,554	6/20/2000	Multiport Plug Valve with Selectable Port Exclusion
Hayward Industries, Inc.	United States	6,082,993	7/4/2000	Induced Draft Heater with Premixing Burners
Hayward Industries, Inc.	United States	7,168,120	1/30/2007	Pressure-fed Vacuum Swimming Pool Cleaning Robot
Hayward Industries, Inc.	United States	8,281,425	10/9/2012	Load Sensor Safety Vacuum Release System
Hayward Industries, Inc.	United States	D373,176	8/24/1996	A Combined Valve Indicator and Handle
Hayward Industries, Inc.	United States	D384,782	10/7/1997	Swimming Pool Cleaner Housing
Hayward Industries, Inc.	United States	D400,319	10/27/1998	Swimming Pool Cleaner Housing
Hayward Industries, Inc.	United States	D417,322	11/30/1999	Swimming Pool Cleaner Housing
Hayward Industries, Inc.	United States	D425,911	5/30/2000	Pump
Hayward Industries, Inc.	United States	D429,393	8/8/2000	Pool Cleaner Wheel
Hayward Industries, Inc.	United States	D433,545	11/7/2000	Swimming Pool Cleaner Housing
Hayward Industries, Inc.	United States	D443,737	6/12/2001	Four Wheel Pool Cleaner
Hayward Industries, Inc.	United States	D444,280	6/26/2001	Two Wheel Pool Cleaner
Hayward Industries, Inc.	United States	D443,959	6/19/2001	Pool Cleaner
Hayward Industries, Inc.	United States	D445,225	7/17/2001	Pool Cleaner

PATENT APPLICATIONS

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	62/369,526	8/1/2016	Accent Lights with Junction Box Controller
Hayward Industries, Inc.	United States	14/212,516	3/14/2014	Automatic Electric Top Bottom Swimming Pool Cleaner with Internal Pumps
Hayward Industries, Inc.	United States	15/587,672	05/05/2017	Automatic Pool Cleaner Traction Correction
Hayward Industries, Inc.	United States	15/349,183	11/11/2016	Ball Valve
Hayward Industries, Inc.	United States	13/954,130	7/30/2013	Butterfly Valve
Hayward Industries, Inc.	United States	15/372,705	12/8/2016	Butterfly Valve
Hayward Industries, Inc.	United States	15/372,747	12/8/2016	Butterfly Valve
Hayward Industries, Inc.	United States	15/372,822	12/8/2016	Butterfly Valve
Hayward Industries, Inc.	United States	13/561,836	7/30/2012	Chlorinators and Replaceable Cell Cartridges Therefor
Hayward Industries, Inc.	United States	14/839,166	8/28/2015	Combined Ultraviolet and Ozone Fluid Sterilization System
Hayward Industries, Inc.	United States	15/208,011	7/12/2016	Electrical Junction Box with Built-In Isolation Transformer
Hayward Industries, Inc.	United States	14/210,804	3/14/2014	Filtration Media and Filtration Therefor
Hayward Industries, Inc.	United States	14/210,835	3/14/2014	Filtration Media and Filtration Therefor
Hayward Industries, Inc.	United States	14/212,044	3/14/2014	Fluid Sanitization Assembly and Related Methods of Use
Hayward Industries, Inc.	United States	62/370,857	8/4/2016	Gas Switching Device And Associated Methods
Hayward Industries, Inc.	United States	14/805,913	7/22/2015	Gas-Evacuating Filter
Hayward Industries, Inc.	United States	15/592,364	05/11/2017	Hydrocyclonic Pool Cleaner
Hayward Industries, Inc.	United States	14/500,307	9/29/2014	Light With Expanding Compression Member
Hayward Industries, Inc.	United States	15/050,207	2/22/2016	Lighting System For An Environment And A Control Module For Use Therein
Hayward Industries, Inc.	United States	14/204,352	3/11/2014	Local Feature Controller for Pool and Spa Equipment

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	14/727,030	6/1/2015	Low-Profile Niche for Underwater Pool/Spa Lights
Hayward Industries, Inc.	United States	14/211,461	3/14/2014	Modular Pool/Spa Control System
Hayward Industries, Inc.	United States	15/634,462	6/27/2017	Multi-Position Valve
Hayward Industries, Inc.	United States	15/592,371	05/11/2017	Pool Cleaner Caddy with Removable Wheel Assemblies
Hayward Industries, Inc.	United States	15/592,285	05/11/2017	Pool Cleaner Caddy with Retention Mechanism
Hayward Industries, Inc.	United States	15/592,244	05/11/2017	Pool Cleaner Canister Handle
Hayward Industries, Inc.	United States	15/592,254	05/11/2017	Pool Cleaner Check Valve
Hayward Industries, Inc.	United States	15/592,266	05/11/2017	Pool Cleaner Filter Medium
Hayward Industries, Inc.	United States	15/592,377	05/11/2017	Pool Cleaner Impeller Subassembly
Hayward Industries, Inc.	United States	15/592,307	05/11/2017	Pool Cleaner Power Coupling
Hayward Industries, Inc.	United States	15/592,398	05/11/2017	Pool Cleaner Power Coupling
Hayward Industries, Inc.	United States	15/592,352	05/11/2017	Pool Cleaner Power Supply
Hayward Industries, Inc.	United States	15/592,277	05/11/2017	Pool Cleaner Power Supply with Kickstand
Hayward Industries, Inc.	United States	15/592,392	05/11/2017	Pool Cleaner Roller Assembly
Hayward Industries, Inc.	United States	15/592,335	05/11/2017	Pool Cleaner Roller Latch
Hayward Industries, Inc.	United States	14/209,461	3/13/2014	Pool Cleaner with Articulated Cleaning Members
Hayward Industries, Inc.	United States	14/994,653	1/13/2016	Pool Cleaner With Capacitive Water Sensor
Hayward Industries, Inc.	United States	15/592,384	05/11/2017	Pool Cleaner Modular Drivetrain
Hayward Industries, Inc.	United States	15/049,888	2/22/2016	Pool Cleaner With Optical Out-Of-Water And Debris Detection
Hayward Industries, Inc.	United States	15/359,016	11/22/2016	Power Supplies for Pool and Spa Equipment
Hayward Industries, Inc.	United States	15/359,046	11/22/2016	Power Supplies for Pool and Spa Equipment
Hayward Industries, Inc.	United States	15/359,112	11/22/2016	Programmable Temperature Control System for Pools & Spas

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	13/159,161	6/13/2011	Sealing Device for an Immersible Pump
Hayward Industries, Inc.	United States	62/398,228	9/22/2016	Self-Priming Dedicated Water Feature Pump
Hayward Industries, Inc.	United States	15/646,678	7/11/2017	Self-Priming Dedicated Water Feature Pump
Hayward Industries, Inc.	United States	15/200,040	7/1/2016	Spade Connector And Associated Systems And Methods
Hayward Industries, Inc.	United States	14/464,947	8/21/2014	Swimming Pool Cleaner
Hayward Industries, Inc.	United States	14/489,240	9/17/2014	Swimming Pool Cleaner
Hayward Industries, Inc.	United States	14/489,259	9/17/2014	Swimming Pool Cleaner
Hayward Industries, Inc.	United States	15/006,869	1/26/2016	Swimming Pool Cleaner With Hydrocyclonic Particle Separator And/Or Six-Roller Drive System
Hayward Industries, Inc.	United States	15/345,617	11/8/2016	Swimming Pool Deck Jet System And Associated Methods
Hayward Industries, Inc.	United States	62/348,186	6/10/2016	Swimming Pool Heat Exchangers And Associated Systems And Methods
Hayward Industries, Inc.	United States	15/617,760	6/8/2017	Swimming Pool Heat Exchangers And Associated Systems And Methods
Hayward Industries, Inc.	United States	14/207,110	3/12/2014	Swimming Pool Pressure Cleaner Including Automatic Timing Mechanism
Hayward Industries, Inc.	United States	14/487,846	9/16/2014	Swimming Pool Pressure Cleaner Including Automatic Timing Mechanism
Hayward Industries, Inc.	United States	14/213,172	3/14/2014	System and Method for Dynamic Device Discovery and Address Assignment
Hayward Industries, Inc.	United States	14/228,689	3/28/2014	System and Method for Presenting a Sales Demonstration Using a Pool/Spa Controller User Interface
Hayward Industries, Inc.	United States	13/562,128	7/30/2012	Systems and Methods for Controlling Chlorinators
Hayward Industries, Inc.	United States	15/115,125	7/28/2016	Systems and Methods for Interrelated Control of Chlorinators and Pumps

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	62/381,903	8/31/2016	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment
Hayward Industries, Inc.	United States	62/412,504	10/25/2016	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment
Hayward Industries, Inc.	United States	62/414,545	10/28/2016	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment
Hayward Industries, Inc.	United States	15/413,095	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment
Hayward Industries, Inc.	United States	15/413,117	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment
Hayward Industries, Inc.	United States	15/413,128	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment
Hayward Industries, Inc.	United States	15/413,141	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment
Hayward Industries, Inc.	United States	15/413,111	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment (Chem-Auto)
Hayward Industries, Inc.	United States	15/413,217	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment (Cleaners)

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	15/413,020	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment (Heaters)
Hayward Industries, Inc.	United States	15/413,224	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment (Lighting)
Hayward Industries, Inc.	United States	15/413,074	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment (Pumps)
Hayward Industries, Inc.	United States	15/413,145	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment (Valve Actuator)
Hayward Industries, Inc.	United States	15/413,174	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment (Water Features)
Hayward Industries, Inc.	United States	15/413,199	1/23/2017	Systems and Methods for Providing Network Connectivity and Remote Monitoring, Optimization, and Control of Pool/Spa Equipment (Wiring Hub)
Hayward Industries, Inc.	United States	62/474,333	3/21/2017	Systems and Methods for Sanitizing Pool and Spa Water
Hayward Industries, Inc.	United States	13/562,043	7/30/2012	Systems and Methods for User-Installable Chlorinators
Hayward Industries, Inc.	United States	14/600,515	1/20/2015	Thermally-Dissipative Flow Sensor System
Hayward Industries, Inc.	United States	15/183,961	6/16/2016	Top-Bottom Pool Cleaner Including A Nose
Hayward Industries, Inc.	United States	14/208,855	3/13/2014	Underwater LED Light with Replacement Indicator

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	12/769,038	4/28/2010	Underwater Light Having a Sealed Polymer Housing and Method of Manufacture Therefor
Hayward Industries, Inc.	United States	13/786,739	3/6/2013	Underwater Light Having a Sealed Polymer Housing and Method of Manufacture Therefor
Hayward Industries, Inc.	United States	13/840,751	3/15/2013	Underwater Lighting System With Bather Detection Circuitry
Hayward Industries, Inc.	United States	14/205,936	3/12/2014	Underwater Lighting System With Bather Detection Circuitry
Hayward Industries, Inc.	United States	13/034,389	2/24/2011	Universal Mount for a Variable Speed Pump Drive User Interface
Hayward Industries, Inc.	United States	14/526,299	10/28/2014	Velocity Reducing Port for a Pool Filter
Hayward Industries, Inc.	United States	14/337,873	7/22/2014	Venturi By-Pass System And Associated Methods
Hayward Industries, Inc.	United States	14/734,577	6/9/2015	Water-Cooled Electronic Inverter
Hayward Industries, Inc.	United States	11/946,267	11/28/2007	Buoyant Remote Control Unit for Swimming Pools and Spas
Hayward Industries, Inc.	United States	12/017,659	1/22/2008	Heat Exchangers and Headers Therefor
Hayward Industries, Inc.	United States	12/343,729	12/24/2008	Method and Apparatus for Forming a Thermal Interface for an Electronic Assembly
Hayward Industries, Inc.	United States	12/769,038	4/28/2010	Underwater Light Having A Sealed Hayward Industries, Inc. Polymer Housing and Method of Manufacture Therefor
Hayward Industries, Inc.	United States	13/601,436	8/31/2012	Pool Cleaning Device With Adjustable Buoyant Element
Hayward Industries, Inc.	United States	13/786,739	3/6/2013	Underwater Light Having a Sealed Polymer Housing and Method of Manufacture Therefor
Hayward Industries, Inc.	United States	13/897,623	5/20/2013	Dynamic Ultraviolet Lamp Ballast System
Hayward Industries, Inc.	United States	14/207,110	3/12/2014	Swimming Pool Pressure Cleaner Including Automatic Timing Mechanism

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	14/209,461	3/13/2014	Pool Cleaner with Articulated Cleaning Members
Hayward Industries, Inc.	United States	14/213,676	3/14/2014	Pool Cleaner Drive Mechanism And Associated Systems and Methods
Hayward Industries, Inc.	United States	14/212,516	3/14/2014	Automatic Electric Top Bottom Swimming Pool Cleaner with Internal Pumps
Hayward Industries, Inc.	United States	14/206,374	3/12/2014	Vertical Slide Backwash Valve
Hayward Industries, Inc.	United States	14/210,804	3/14/2014	Filtration Media and Filter Therefor
Hayward Industries, Inc.	United States	14/210,835	3/14/2014	Filtration Media and Filter Therefor
Hayward Industries, Inc.	United States	14/207,893	3/13/2014	Swimming Pool Cleaner With Docking System And/Or Other Related Systems And Methods
Hayward Industries, Inc.	United States	14/212,044	3/14/2014	Fluid Sanitization Assembly And Related Methods of Use
Hayward Industries, Inc.	United States	14/205,936	3/12/2014	Underwater Lighting System With Bather Detection Circuitry
Hayward Industries, Inc.	United States	13/840,751	3/15/2013	Underwater Lighting System With Bather Detection Circuitry
Hayward Industries, Inc.	United States	14/208,247	3/13/2014	Electric Hose Swivel For Skimmer Attachment
Hayward Industries, Inc.	United States	14/204,352	3/11/2014	Local Feature Controller For Pool and Spa Equipment
Hayward Industries, Inc.	United States	14/211,461	3/14/2014	Modular Pool / Spa Control System
Hayward Industries, Inc.	United States	14/213,172	3/14/2014	System And Method For Dynamic Device Discovery and Address Assignment
Hayward Industries, Inc.	United States	13/954,130	7/30/2013	Butterfly Valve
Hayward Industries, Inc.	United States	14/020,632	9/06/2013	Treaded Insert
Hayward Industries, Inc.	United States	14/526,299	10/28/2014	Velocity Reducing Pool Filter Port
Hayward Industries, Inc.	United States	14/727,030	6/1/2015	Low-Profile Niche for Underwater Pool/Spa Lights

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	14/228,689	3/28/2014	System and Method for Presenting a Sales Demonstration Using a Pool/Spa Controller User Interface
Hayward Industries, Inc.	United States	14/691,148	4/20/2015	Valve Switchbox
Hayward Industries, Inc.	United States	14/706,502	5/7/2017	Pool Cleaning Device Having Relief Formed in a Base Portion Thereof
Hayward Industries, Inc.	United States	14/734,577	6/9/2015	Water-Cooled Electronic Inverter
Hayward Industries, Inc.	United States	14/600,515	1/20/2015	Thermally-Dissipative Flow Sensor System
Hayward Industries, Inc.	United States	14/801,439	7/16/2015	Unitary Filter Tank And An Underdrain For Filtering A Body Of Water
Hayward Industries, Inc.	United States	14/805,913	7/22/2015	Gas-Evacuating Filter
Hayward Industries, Inc.	United States	14/337,873	7/22/2014	Venturi By-Pass System And Associated Methods
Hayward Industries, Inc.	United States	14/932,363	11/4/2015	Pool Filter with Integrated Pump
Hayward Industries, Inc.	United States	14/994,653	1/13/2016	Pool Cleaner With Capacitive Water Sensor
Hayward Industries, Inc.	United States	15/006,869	1/26/2016	Swimming Pool Cleaner With Hydrocyclonic Particle Separator And/Or Six-Roller Dnve System
Hayward Industries, Inc.	United States	15/04,988	2/22/2016	Pool Cleaner With Optical Out-Of-Water and Debris Detection
Hayward Industries, Inc.	United States	15/208,011	7/12/2016	Electrical Junction Box With Built-in Isolation Transformer
Hayward Industries, Inc.	United States	15/115,125	1/28/2014	Systems and Methods for Interrelated Control of Chlorinators and Pumps
Hayward Industries, Inc.	United States	15/200,040	7/1/2016	Spade Connector And Associated Systems And Methods
Hayward Industries, Inc.	United States	15/359,016	11/22/2016	Power Supplies for Pool and Spa Equipment
Hayward Industries, Inc.	United States	15/359,046	11/22/2016	Power Supplies for Pool and Spa Equipment
Hayward Industries, Inc.	United States	15/372,705	12/8/2016	Butterfly Valve

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	15/372,747	12/8/2016	Butterfly Valve
Hayward Industries, Inc.	United States	15/372,822	12/8/2016	Butterfly Valve
Hayward Industries, Inc.	United States	15/345,617	11/8/2016	Swimming Pool Deck Jet System and Associated Methods
Hayward Industries, Inc.	United States	15/349,183	11/11/2016	Ball Valve
Hayward Industries, Inc.	United States	13/722,112	12/20/2012	Apparatus for Facilitating Maintenance of a Pool Cleaning Device
Hayward Industries, Inc.	United States	14/208,855	3/13/2014	Underwater Led Light with Replacement Indicator
Hayward Industries, Inc.	United States	14/500,307	9/29/2014	Light with Expanding Compression Member
Hayward Industries, Inc.	United States	14/487,846	9/16/2014	Swimming Pool Pressure Cleaner Including Automatic Timing Mechanism
Hayward Industries, Inc.	United States	14/839,166	8/28/2015	Combined Ultraviolet and Ozone Fluid Sterilization System
Hayward Industries, Inc.	United States	15/050,207	2/22/2016	Lighting System for an Environment and a Control Module for Use Therein
Hayward Industries, Inc.	United States	11/127,749	5/12/2005	Debris Bag for a Swimming Pool Cleaning Apparatus
Hayward Industries, Inc.	United States	11/528,493	9/27/2006	Heat Pump System Having a Defrost mechanism for Low Ambient Air Temperature Operation
Hayward Industries, Inc.	United States	11/585,650	10/24/2006	Filter Housing and Parts Therefor
Hayward Industries, Inc.	United States	11/704,717	2/9/2007	Programmable Aerator Cooling System
Hayward Industries, Inc.	United States	11/770,831	6/29/2007	Pool Cleaner Storage Device
Hayward Industries, Inc.	United States	11/789,870	4/26/2007	Heat Exchanger
Hayward Industries, Inc.	United States	11/975,254	10/18/2007	Pump
Hayward Industries, Inc.	United States	11/975,287	10/18/2007	Debris Bag for a Swimming Pool Cleaning Apparatus
Hayward Industries, Inc.	United States	12/163,126	6/27/2008	Drain Safety and Pump Control Device with Verification

REGISTERED OWNER	JURISDICTION	APPLICATION NO.	FILING DATE	DESCRIPTION
Hayward Industries, Inc.	United States	12/394,157	2/27/2009	Sealing System for Pressure Vessels
Hayward Industries, Inc.	United States	12/435,659	5/5/2009	Combination Venturi Check Valve
Hayward Industries, Inc.	United States	12/693,832	1/26/2010	True Union Quick-disconnect Cam-lock End Connector
Hayward Industries, Inc.	United States	13/034,542	2/24/2011	Pump Controller with External Device Control Capability
Hayward Industries, Inc.	United States	13/568,838	8/7/2012	Debris-capturing Apparatus for Cleaner
Hayward Industries, Inc.	United States	14/222,892	3/24/2014	Automatic Increased-suction Relief Apparatus
Hayward Industries, Inc.	United States	14/337,396	7/22/2014	Swimming Pool Cleaner with a Rigid Debris Canister

TRADEMARKS

REGISTERED OWNER	JURISDICTION	REG. NO.	REG. DATE	TRADEMARK
Hayward Industries, Inc.	United States	3,693,133	10/06/2009	AQUA CONNECT
Hayward Industries, Inc.	United States	3,963,248	05/17/2011	AQUA CONNECT
Hayward Industries, Inc.	United States	3,464,568	07/08/2008	AQUA PLUS
Hayward Industries, Inc.	United States	3,871,629	11/02/2010	AQUA POD
Hayward Industries, Inc.	United States	3,704,835	11/03/2009	AQUA RITE
Hayward Industries, Inc.	United States	2,199,560	10/27/1998	AQUA RITE (Stylized)
Hayward Industries, Inc.	United States	2,770,932	10/07/2003	AQUA SOLAR
Hayward Industries, Inc.	United States	2,454,049	05/22/2001	AQUA TROL
Hayward Industries, Inc.	United States	2,184,852	08/25/1998	AQUABUG
Hayward Industries, Inc.	United States	2,234,984	03/23/1999	AQUACRITTER
Hayward Industries, Inc.	United States	2,920,213	01/18/2005	AQUADRIVE
Hayward Industries, Inc.	United States	1,383,031	02/18/1986	AQUADROID
Hayward Industries, Inc.	United States	4,993,931	07/05/2016	AQUANAUT
Hayward Industries, Inc.	United States	1,620,986	11/06/1990	AQUAPILOT (Stylized)
Hayward Industries, Inc.	United States	4,125,679	04/10/2012	AQUARAY
Hayward Industries, Inc.	United States	1,107,778	12/05/1978	AQUA-VAC
Hayward Industries, Inc.	United States	3,612,167	04/28/2009	CAT 1000
Hayward Industries, Inc.	United States	3,612,168	04/28/2009	CAT 2000
Hayward Industries, Inc.	United States	5,022,967	08/16/2016	CAT 3500
Hayward Industries, Inc.	United States	3,612,169	04/28/2009	CAT 4000
Hayward Industries, Inc.	United States	3,612,170	04/28/2009	CAT 5000

REGISTERED OWNER	JURISDICTION	REG. NO.	REG. DATE	TRADEMARK
Hayward Industries, Inc.	United States	4,893,384	01/26/2016	CAT 5500
Hayward Industries, Inc.	United States	3,626,278	05/26/2009	CAT CONTROLLERS
Hayward Industries, Inc.	United States	2,865,720	07/20/2004	COLORLOGIC
Hayward Industries, Inc.	United States	4,255,001	12/04/2012	CRYSTALOGIC
Hayward Industries, Inc.	United States	3,077,736	04/04/2006	DIVER DAVE
Hayward Industries, Inc.	United States	3,788,135	05/11/2010	EASY TEMP
Hayward Industries, Inc.	United States	3,623,810	05/19/2009	ECOMMAND
Hayward Industries, Inc.	United States	3,935,362	03/22/2011	ECOSTAR
Hayward Industries, Inc.	United States	3,829,566	08/03/2010	ES HAYWARD ENERGY SOLUTIONS and Design
Hayward Industries, Inc.	United States	1,502,090	08/30/1988	FIRETILE (Stylized)
Hayward Industries, Inc.	United States	1,600,619	06/12/1990	GOLDLINE
Hayward Industries, Inc.	United States	3,455,440	06/24/2008	GOLDLINE CONTROLS
Hayward Industries, Inc.	United States	1,132,980	04/15/1980	H & Design
Hayward Industries, Inc.	United States	4,016,737	08/23/2011	H & Design
Hayward Industries, Inc.	United States	4,118,702	03/27/2012	H HAYWARD & Design
Hayward Industries, Inc.	United States	3,969,301	05/31/2011	HAYWARD
Hayward Industries, Inc.	United States	1,058,211	02/08/1977	HAYWARD
Hayward Industries, Inc.	United States	2,921,665	01/25/2005	HAYWARD ELITE
Hayward Industries, Inc.	United States	3,667,638	08/11/2009	HAYWARD ENERGY SOLUTIONS
Hayward Industries, Inc.	United States	3,489,930	08/19/2008	HAYWARD VIIO TURBO
Hayward Industries, Inc.	United States	3,588,085	03/10/2009	HAYWARD VIIO TURBO (Stylized)
Hayward Industries, Inc.	United States	2,961,464	06/07/2005	HEATPRO

REGISTERED OWNER	JURISDICTION	REG. NO.	REG. DATE	TRADEMARK
Hayward Industries, Inc.	United States	4,257,942	12/11/2012	JIFFY NICHE
Hayward Industries, Inc.	United States	4,585,468	08/12/2014	LIFESTAR
Hayward Industries, Inc.	United States	2,124,181	12/23/1997	NAVIGATOR
Hayward Industries, Inc.	United States	4,672,840	01/13/2015	OMNILOGIC
Hayward Industries, Inc.	United States	3,839,066	08/24/2010	ONCOMMAND
Hayward Industries, Inc.	United States	2,055,038	04/22/1997	PERFLEX
Hayward Industries, Inc.	United States	3,489,931	08/19/2008	PHANTOM TURBO
Hayward Industries, Inc.	United States	3,499,911	09/09/2008	PHANTOM TURBO (Stylized)
Hayward Industries, Inc.	United States	5,055,736	10/04/2016	PHOENIX
Hayward Industries, Inc.	United States	2,422,021	01/16/2001	POOL VAC ULTRA
Hayward Industries, Inc.	United States	3,612,163	04/28/2009	POOLCOMM
Hayward Industries, Inc.	United States	2,075,752	07/01/1997	POWER-FLO
Hayward Industries, Inc.	United States	3,101,841	06/06/2006	POWERFLO MATRIX
Hayward Industries, Inc.	United States	3,538,131	11/25/2008	PRO LOGIC
Hayward Industries, Inc.	United States	4,667,908	01/06/2015	PURE-BLU
Hayward Industries, Inc.	United States	4,573,094	07/22/2014	SALINE C
Hayward Industries, Inc.	United States	4,255,050	12/04/2012	SALT & SWIM
Hayward Industries, Inc.	United States	3,640,451	06/16/2009	SENSE AND DISPENSE
Hayward Industries, Inc.	United States	4,023,757	09/06/2011	SHARKVAC BY HAYWARD
Hayward Industries, Inc.	United States	2,114,157	11/18/1997	SKIM-MASTER
Hayward Industries, Inc.	United States	2,191,368	09/22/1998	SMARTDRIVE
Hayward Industries, Inc.	United States	3,652,589	07/07/2009	STRATUM

REGISTERED OWNER	JURISDICTION	REG. NO.	REG. DATE	TRADEMARK
Hayward Industries, Inc.	United States	1,518,655	01/03/1989	SUPER PUMP
Hayward Industries, Inc.	United States	4,335,834	05/14/2013	SURE-TUFF
Hayward Industries, Inc.	United States	2,063,080	05/20/1997	SWIM PRO
Hayward Industries, Inc.	United States	3,280,886	08/14/2007	SWIM PURE PLUS
Hayward Industries, Inc.	United States	3,280,894	08/14/2007	SWIM PURE PLUS & Design
Hayward Industries, Inc.	United States	4,117,446	03/27/2012	TANK-TITE
Hayward Industries, Inc.	United States	2,346,109	04/25/2000	TIGERSHARK & Design
Hayward Industries, Inc.	United States	3,687,673	09/22/2009	TOTAL POOL MANAGEMENT
Hayward Industries, Inc.	United States	3,190,201	12/26/2006	TRISTAR
Hayward Industries, Inc.	United States	4,993,932	07/05/2016	TRIVAC
Hayward Industries, Inc.	United States	3,156,434	10/17/2006	TURBO CELL
Hayward Industries, Inc.	United States	3,976,710	06/14/2011	VARI-FLO
Hayward Industries, Inc.	United States	4,974,303	06/07/2016	V-FLEX
Hayward Industries, Inc.	United States	3,489,929	08/19/2008	VIIO TURBO
Hayward Industries, Inc.	United States	3,099,241	05/30/2006	WANDA THE WHALE
Hayward Industries, Inc.	United States	3,047,028	01/17/2006	XSTREAM
Hayward Industries, Inc.	United States	3,198,500	01/16/2007	XSTREAM & Design

TRADEMARK APPLICATIONS

APPLICANT	JURISDICTION	SERIAL NO.	FILING DATE	TRADEMARK
Hayward Industrial Properties, Inc.	United States	87/369,104	03/13/2017	HAYWARD FILTRATION
Hayward Industries, Inc.	United States	87/290,262	01/05/2017	HEXADRIVE
Hayward Industries, Inc.	United States	87/290,350	01/05/2017	HYDRORITE UVO3
Hayward Industries, Inc.	United States	87/290,252	01/05/2017	OPTISENSE
Hayward Industries, Inc.	United States	87/368,985	03/13/2017	PROFILE2
Hayward Industries, Inc.	United States	87/290,239	01/05/2017	SPINTECH
Hayward Industries, Inc.	United States	87/449,312	05/15/2017	SWIMPURE
Hayward Industries, Inc.	United States	87/325,729	02/06/2017	SYSTEM2
Hayward Industries, Inc.	United States	87/325,767	02/06/2017	SYSTEM2 SEALING TECHNOLOGY
Hayward Industries, Inc.	United States	87/290,228	01/05/2017	TOUCHFREE

SCHEDULE 5(b)

COPYRIGHTS

COPYRIGHTS

REGISTERED OWNER	TITLE	COUNTRY	REG. NO.	REG. DATE
Hayward Industries, Inc.	AQUA RITE OPERATION & INSTALLATION MANUAL	United States	TX0007840642	5/27/2014
Hayward Industries, Inc.	AQUA RITE OPERATION & INSTALLATION MANUAL	United States	TX0007840644	5/27/2014
Hayward Industries, Inc.	AQUA RITE OPERATION & INSTALLATION MANUAL	United States	TX0007841245	5/28/2014

COPYRIGHT APPLICATIONS

None.

scheudule 6

COMMERCIAL TORT CLAIMS

None.

Schedule 7

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

Owner	Type of Account	Bank or Intermediary	Account Numbers
Hayward Industries, Inc.	JPMORGAN CHASE CONCENTRATION	JPMorgan Chase	304-682616
Hayward Industries, Inc.	BOA DEPOSITORY	Bank of America	0913700096
Hayward Industries, Inc.	BOA MANUAL PAYROLL CHECKS	Bank of America	0038-1267-0094
Hayward Industries, Inc.	BOA - POMONA WORKING FUNDS	Bank of America	0038-1514-0602
Hayward Industries, Inc.	BOA - NASHVILLE WORKING FUNDS	Bank of America	0038-1514-0592
Hayward Industries, Inc.	HAYWARD POOL PRODUCTS DEPOSITORY	JPMorgan Chase	304-909645
Hayward Industries, Inc.	FLOW CONTROL DEPOSITORY	JPMorgan Chase	304-910058
Hayward Industries, Inc.	HAYWARD IMG OPERATING	Bank of America	0038-1515-2742
Hayward Industries, Inc.	HAYWARD IMG WORKING FUND	Bank of America	0038-1514-8963
Hayward Pool Products Canada, Inc. / Produits de Piscines Hayward Canada, Inc.	MAIN DISBURSEMENT ACCOUNT	Bank of Montreal	31442-1042-750
Hayward Pool Products Canada, Inc. / Produits de Piscines Hayward Canada, Inc.	US FUNDS A/C FOR FOREIGN SUBS	Bank of Montreal	0060-0623277-669-4
Hayward Pool Products Canada, Inc. / Produits de Piscines Hayward Canada, Inc.	BANK OF MONTREAL US FUNDS	Bank of Montreal	31442-4607-323

EXHIBIT F

[FORM OF]
PERFECTION CERTIFICATE SUPPLEMENT

[Insert date]

Reference is hereby made to (i) that certain ABL Credit Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “ABL Credit Agreement”), by and among Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), Hayward Industries, Inc., a New Jersey corporation (the “US Borrower”), Hayward Pool Products Canada, Inc., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, each, a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time party thereto (the “ABL Lenders”) and Bank of America, N.A., as administrative agent and collateral agent for the ABL Lenders (in such capacities, the “ABL Agent”), (ii) that certain US ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “US ABL Security Agreement”), by and among the US Loan Parties (as defined in the ABL Credit Agreement) from time to time party thereto and the ABL Agent and (iii) that certain Canadian ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Canadian ABL Security Agreement” and, together with the US ABL Security Agreement, each, a “Security Agreement” and, collectively, the “Security Agreements”), by and among the Canadian Loan Parties (as defined in the ABL Credit Agreement) from time to time party thereto and the ABL Agent and (iii) the Perfection Certificate, dated as of August 4, 2017 (as supplemented by any perfection certificate and/or perfection certificate supplement delivered prior to the date hereof, the “Prior Perfection Certificate”), executed by the Loan Parties (as defined in the Credit Agreement) signatory thereto. Capitalized terms used but not defined herein have the meanings assigned to such terms in the applicable Security Agreement.

As used herein, the term “Company” means each of Holdings, the Borrowers and the other Loan Parties (as defined in the Credit Agreement).

As of [[●], 20[●]] (the “Supplement Date”)35, the undersigned hereby represents and warrants to each Administrative Agent as follows:

1.       Names. (a) Except as set forth in Schedule 1(a) hereto, the true and complete list of (i) the exact legal name of each Company, as such name appears in its respective Organizational Documents (as defined in the ABL Credit Agreement) (including any French form of its name) filed with the Secretary of State or other relevant office of such Company’s jurisdiction of organization or formation, (ii) the type of entity of each Company, (iii) the organizational identification number, if any, of each Company, (iv) the Federal Taxpayer Identification Number, if any, of each Company and (v) the jurisdiction of organization or formation of each Company is set forth in Schedule 1(a) to the Prior Perfection Certificate.

(b)       Except as otherwise disclosed in Schedule 1(b), 1(c) or 1(d), the true and complete list of all other names used by such Company on any filings with the Internal Revenue Service, in each case, in the past five years is set forth on Schedule 1(b), Schedule 1(c) and Schedule 1(d) of the Prior Perfection Certificate.

35 To refer to end of fiscal year or fiscal quarter as to which the Perfection Certificate Supplement relates.

(c)       Except as set forth in Schedule 1(c) hereto, the true and complete list of the information required by Section 1(a) above for any other Person (i) to which any Company became the successor by merger, consolidation or acquisition or (ii) that has been liquidated into, or transferred all or substantially all of its assets to, any Company, at any time within the past five years, is set forth in Schedule 1(c) to the Prior Perfection Certificate.

(d)       Except as set forth in Schedule 1(d) hereto, or as otherwise disclosed in Schedule 1(c) or in such Schedules to the Prior Perfection Certificate, no Company has changed its jurisdiction of organization or form of entity since the earlier of (i) the Supplement Date or (ii) at any time during the past four months.

2.       Locations. Except as set forth in Schedule 2(a) hereto, the true and complete list of the address of the chief executive offices and (in the case of any Company that is a Canadian Loan Party) principal place of business of each Company is set forth in Schedule 2(a) to the Prior Perfection Certificate.

(b)       Except as set forth in Schedule 2(a) or Schedule 2(b) hereto, the true and complete list of all other locations where any Company currently maintains any Collateral consisting of Inventory (including property in possession of a third party (e.g., a warehouseman or other bailee or on consignment), other than Inventory in transit or out for repair in the ordinary course of business is set forth in Schedule 2(a) or Schedule 2(b) to the Prior Perfection Certificate.

3.       Stock Ownership and Other Equity Interests. Except as set forth in Schedule 3 hereto, the true and complete list of all of the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interests owned by any Company constituting Pledged Stock, the beneficial owners of such stock, partnership interests, membership interests or other equity interests and the percentage of the total issued and outstanding stock, partnership interests, membership interests or other equity interests of the relevant issuer represented thereby is set forth in Schedule 3 to the Prior Perfection Certificate.

4.       Instruments and Tangible Chattel Paper. Except as set forth on Schedule 4 hereto, the true and complete list of all Instruments (other than checks to be deposited in the ordinary course of business) having a face amount exceeding $15,000,000 and Tangible Chattel Paper having a face amount exceeding $15,000,000, in each case, held by any Company as of the Supplement Date, including the names of the obligors, the amounts owing and the due dates, is set forth in Schedule 4 to the Prior Perfection Certificate.

5.       Intellectual Property.

(a)       Except as set forth on Schedule 5(a) hereto, the true and complete list of all Patents, Designs (if applicable) and Trademarks of each Company registered with and published by (or applied for in) the United States Patent and Trademark Office (“USPTO”) (excluding, for the avoidance of doubt, any Patent or Trademark that has expired or been abandoned, but including Trademarks that would constitute Collateral upon the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto), as applicable, including the name of the registered owner and the registration or publication number (or, if applicable, the applicant and the application number) of each such Patent, Design (if applicable) and Trademark, is set forth in Schedule 5(a) to the Prior Perfection Certificate.

(b)       Except as set forth on Schedule 5(b) hereto, the true and complete list of all Copyrights of each Company registered with (or applied for in) the United States Copyright Office (excluding, for the avoidance of doubt, any Copyright that has expired or been abandoned), including the name of the registered owner and the registration number (or, if applicable, the applicant and the application number) of each such Copyright, is set forth in Schedule 5(b) to the Prior Perfection Certificate.

6.       Commercial Tort Claims. Except as set forth on Schedule 6 hereto, the true and complete list of all Commercial Tort Claims with an individual value of at least $10,000,000 (as reasonably determined by the Borrowers), held by any Company, including a brief description thereof, is set forth in Schedule 6 to the Prior Perfection Certificate.

7.       Deposit Accounts and Securities Accounts. Except as set forth on Schedule 7 hereto, the true and complete list of all Deposit Accounts and Securities Accounts maintained by each Company, including the name of each institution where each such account is held, the name of each such account, each account number and the name of each entity that holds each account is set forth in Schedule 7 to the Prior Perfection Certificate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Perfection Certificate Supplement as of the date first written of above.

[●]

By:
Name:
Title:

[Signature Page to Perfection Certificate Supplement]

SCHEDULE 1(a)

LEGAL NAMES

Legal Name	Jurisdiction	Type of Entity	Organizational Identification Number	Federal Taxpayer Identification Number

SCHEDULE 1(b)

OTHER NAMES USED ON IRS FILINGS

Company	Other Name

SCHEDULE 1(c)

PREDECESSOR ENTITIES

Company	Action	Legal Name of Predecessor Entity	Jurisdiction of Organization of Predecessor Entity	Date of Action

SCHEDULE 1(d)

CHANGES IN JURISDICTION OR FORM

Company	Current Jurisdiction of Organization/Form	Prior Jurisdiction of Organization/Form	Date of Change

SCHEDULE 2(a)

CHIEF EXECUTIVE OFFICE ADDRESSES

Company	Chief Executive Office Address

SCHEDULE 2(b)

LOCATIONS OF INVENTORY

Company	Address

schedule 3

PLEDGED STOCK

Issuer	Holder	Certificate No.	% of Issued and Outstanding

SCHEDULE 4

INSTRUMENTS AND TANGIBLE CHATTEL PAPER

1.       Promissory Notes/Instruments:

Obligee	Obligor	Principal Amount	Maturity

2.       Tangible Chattel Paper:

SCHEDULE 5(a)

PATENTS AND TRADEMARKS

PATENTS

REGISTERED OWNER	SERIAL NUMBER	DESCRIPTION

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	DESCRIPTION

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	TRADEMARK

SCHEDULE 5(b)

COPYRIGHTS

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICATION	NUMBER TITLE

SCHEDULE 6

COMMERCIAL TORT CLAIMS

SCHEDULE 7

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Owner	Type of Account	Bank or Intermediary	Account Numbers

EXHIBIT G

[FORM OF]
PROMISSORY NOTE

$[●]	New York, New York
[●] [●], 20[●]

FOR VALUE RECEIVED, the undersigned [Hayward Industries, Inc., a New Jersey corporation (the “US Borrower”)][Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”)], hereby promises to pay on demand to [●] (the “Lender”) or its registered permitted assign, at the office of Bank of America, N.A. (“Bank of America”) at One Bryant Park, New York, New York 10036, Revolving Loans in the principal amount first written above or such lesser amount as is outstanding from time to time, on the dates and in the amounts set forth in the ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “ABL Credit Agreement”), by and among the [US Borrower][Hayward Industries, Inc., a New Jersey corporation] (as survivor of the Merger (as defined in the ABL Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation), [the Canadian Borrower][Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”)], Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”). The [US][Canadian] Borrower also promises to pay interest from the date of such Revolving Loans on the principal amount thereof from time to time outstanding, in like Dollars, at such office, in each case, in the manner and at the rate or rates per annum and payable on the dates provided in the ABL Credit Agreement. Terms used but not defined herein shall have the meanings assigned to such terms in the ABL Credit Agreement.

The [US][Canadian] Borrower promises to pay interest on any overdue principal and, to the extent permitted by Requirements of Law, overdue interest from the relevant due dates, in each case, in the manner, at the rate or rates and under the circumstances provided in the ABL Credit Agreement.

The [US][Canadian] Borrower hereby waives diligence, presentment, demand, protest and notice of any kind to the extent possible under any applicable Requirements of Law. The non exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this Promissory Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the [US][Canadian] Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in the ABL Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the ABL Credit Agreement, all upon the terms and conditions therein specified. This Promissory Note is entitled to the benefit of the ABL Credit Agreement, and the obligations hereunder are guaranteed and secured as provided therein and in the other Loan Documents referred to in the ABL Credit Agreement.

If any assignment by the Lender holding this Promissory Note occurs after the date of the issuance hereof, the Lender agrees that it shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender this Promissory Note to the Administrative Agent for cancellation.

G-1

THE ASSIGNMENT OF THIS PROMISSORY NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE ABL CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[HAYWARD INDUSTRIES, INC.

By:
Name:
Title: ]

[HAYWARD POOL PRODUCTS CANADA, INC. / PRODUITS DE PISCINES HAYWARD CANADA, INC.

By:
Name:
Title: ]

[Signature Page to Promissory Note]

SCHEDULE A

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to LIBO Rate Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule A to Promissory Note

SCHEDULE B

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBO rate LOANS

Date	Amount of LIBO Rate Loans	Amount Converted to LIBO Rate Loans	Amount of Principal of LIBO Rate Loans Repaid	Amount of LIBO Rate Loans Converted to ABR Loans	Unpaid Principal Balance of LIBO Rate Loans	Notation Made By

Schedule B to Promissory Note

SCHEDULE C

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF CDOR rate LOANS

Date	Amount of CDOR Rate Loans	Amount Converted to CDOR Rate Loans	Amount of Principal of CDOR Rate Loans Repaid	Amount of CDOR Rate Loans Converted to ABR Loans	Unpaid Principal Balance of CDOR Rate Loans	Notation Made By

Schedule C to Promissory Note

EXHIBIT H

[FORM OF]
US LOAN GUARANTY AGREEMENT

[ATTACHED]

Execution Version

ABL GUARANTY

THIS ABL GUARANTY dated as of August 4, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “ABL Guaranty”), is entered into by and among Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), Hayward Acquisition Corp., a New Jersey corporation (the “Initial US Borrower”), Hayward Industries, Inc., a New Jersey corporation (upon merging with the Initial US Borrower pursuant to the Merger (as defined in the ABL Credit Agreement) and as survivor of the Merger, the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), the other Loan Guarantors (as defined herein) and Bank of America, N.A. in its capacities as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”).

PRELIMINARY STATEMENT

Reference is hereby made to that certain ABL Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among, inter alios, Holdings, the Initial US Borrower, the US Borrower, the Canadian Borrower, the Lenders from time to time party thereto and the Administrative Agent.

The US Loan Guarantors are entering into this ABL Guaranty in order to induce the Lenders to enter into and extend credit to the US Borrower under the ABL Credit Agreement and to guarantee the Secured Obligations. The Canadian Loan Guarantors are entering into this ABL Guaranty in order to induce the Lenders to enter into and extend credit to the Canadian Borrower under the ABL Credit Agreement and to guarantee the Canadian Secured Obligations.

Each US Loan Guarantor will obtain benefits from the incurrence of Loans by the US Borrower for the account of the US Borrower and its Restricted Subsidiaries and the incurrence by the Loan Parties of Secured Hedging Obligations and Banking Services Obligations. Each Canadian Loan Guarantor will obtain benefits from the incurrence of Loans by the Canadian Borrower for the account of the Canadian Borrower and the Canadian Restricted Subsidiaries and the incurrence by the Canadian Loan Parties of Canadian Secured Hedging Obligations and Canadian Secured Banking Services Obligations.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.           Definitions of Certain Terms Used Herein. As used in this ABL Guaranty, in addition to the terms defined in the preamble and Preliminary Statement above, the following terms shall have the following meanings:

“ABL Credit Agreement” has the meaning assigned to such term in the Preliminary Statement.

“ABL Guaranty” has the meaning assigned to such term in the preamble.

“Accommodation Payments” has the meaning assigned to such term in Section 2.09.

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Borrowers” means, collectively, the Canadian Borrower, the Initial US Borrower (prior to the Merger) and the US Borrower (upon and following the Merger).

“Canadian Borrower” has the meaning assigned to such term in the Preliminary Statement.

“Canadian Guaranteed Obligations” has the meaning assigned to such term in Section 2.01(a).

“Canadian Loan Guarantors” means (i) Holdings, (ii) the Subsidiary Guarantors, (iii) the US Borrower and (iv) solely with respect to Canadian Secured Hedging Obligations and Canadian Secured Banking Services Obligations, the Canadian Borrower.

“Canadian Person” means any Person that is incorporated or organized under the laws of Canada or any province or territory thereof.

“Company” has the meaning assigned to such term in the Preliminary Statement.

“Exhibit” refers to a specific exhibit to this ABL Guaranty, unless another document is specifically referenced.

“Guaranteed Obligations” has the meaning assigned to such term in Section 2.01(b).

“Guarantor Percentage” has the meaning assigned to such term in Section 2.09(a).

“Guaranty Supplement” has the meaning assigned to such term in Section 3.04.

“Holdings” has the meaning assigned to such term in the preamble.

“Initial Borrower” has the meaning assigned to such term in the Preliminary Statement.

“Loan Guarantors” means, collectively, the Canadian Loan Guarantors and the US Loan Guarantors.

“Maximum Liability” has the meaning assigned to such term in Section 2.09(a).

“Non ECP Guarantor” means each Loan Guarantor other than a Qualified ECP Guarantor.

“Non Paying Guarantor” has the meaning assigned to such term in Section 2.09(a).

“Obligated Party” has the meaning assigned to such term in Section 2.02.

“Paying Guarantor” has the meaning assigned to such term in Section 2.09(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“UFCA” has the meaning assigned to such term in Section 2.09(a).

“UFTA” has the meaning assigned to such term in Section 2.09(a).

2

“US Borrower” means (i) prior to the Merger, the Initial Borrower and (ii) after the Merger, the Company.

“US Guaranteed Obligations” has the meaning assigned to such term in Section 2.01(b).

“US Loan Guarantors” means (i) Holdings, (ii) the Subsidiary Guarantors that are not Canadian Persons and (iii) solely with respect to Secured Hedging Obligations and Banking Services Obligations, the US Borrower.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Capitalized terms used in this ABL Guaranty and not otherwise defined herein shall have the meanings set forth in the ABL Credit Agreement.

The rules of construction specified in Sections 1.03 and 1.04 of the ABL Credit Agreement also apply to this ABL Guaranty, mutatis mutandis.

ARTICLE 2
LOAN GUARANTY

Section 2.01.            Guaranty. (a) Except as otherwise provided for herein (including under Section 3.14), each Canadian Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Administrative Agent (acting as agent for the Secured Parties, pursuant to Article 8 of the ABL Credit Agreement) for the ratable benefit of the Secured Parties, (i) the full and prompt payment, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise (including whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Canadian Secured Obligations or operated as a discharge thereof), and at all times thereafter, and (ii) performance of the Canadian Secured Obligations (excluding, for the avoidance of doubt, (A) with respect to any Canadian Loan Guarantor (other than the Borrowers) any Excluded Swap Obligations and (B) in the case of the Canadian Borrower, in respect of its own obligations), together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in respect of the Canadian Loan Parties in collecting any of the Canadian Secured Obligations that are reimbursable in accordance with Section 9.03 of the ABL Credit Agreement (collectively the “Canadian Guaranteed Obligations”). Each Canadian Loan Guarantor further agrees that the Canadian Guaranteed Obligations may be increased, extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. If any or all of the Canadian Guaranteed Obligations become due and payable hereunder, each Canadian Loan Guarantor, unconditionally and irrevocably, promises to pay such Canadian Guaranteed Obligations to the Administrative Agent for the benefit of the Secured Parties, on demand.

(b)       Except as otherwise provided for herein (including under Section 3.14), each US Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Administrative Agent (acting as agent for the Secured Parties, pursuant to Article 8 of the ABL Credit Agreement) for the ratable benefit of the Secured Parties, (i) the full and prompt payment, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise (including whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof), and at all times thereafter, and (ii) performance of the Secured Obligations (excluding, for the avoidance of doubt, (A) with respect to any US Loan Guarantor (other than the US Borrower) any Excluded Swap Obligations and (B) in the case of the US Borrower, in respect of its own obligations), together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in respect of the US Loan Parties in collecting any of the Secured Obligations that are reimbursable in accordance with Section 9.03 of the ABL Credit Agreement (collectively the “US Guaranteed Obligations” and, together with the Canadian Guaranteed Obligations, the “Guaranteed Obligations”). Each US Loan Guarantor further agrees that the US Guaranteed Obligations may be increased, extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. If any or all of the US Guaranteed Obligations become due and payable hereunder, each US Loan Guarantor, unconditionally and irrevocably, promises to pay such US Guaranteed Obligations to the Administrative Agent for the benefit of the Secured Parties, on demand.

3

(c)       This ABL Guaranty is continuing and shall remain in full force and effect until the Termination Date, and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

Section 2.02.           Guaranty of Payment. This ABL Guaranty is a guaranty of payment and not of collection. Each Canadian Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrowers, any Canadian Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Canadian Guaranteed Obligations. Each US Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the US Borrower, any US Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the US Guaranteed Obligations (the Borrowers, each other Loan Guarantor, each other guarantor or such other Person, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations. The Administrative Agent may enforce this ABL Guaranty at any time when an Event of Default has occurred and is continuing.

Section 2.03.            No Discharge or Diminishment of ABL Guaranty.

(a)       Except as otherwise provided for herein (including under Section 3.14), the obligations of each Loan Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason, including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Obligated Party; (iii) any insolvency, bankruptcy, reorganization, arrangement, receivership, proposal or other similar proceeding affecting any other Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by any Borrower or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by any Borrower; or (ix) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to any Borrower or other Loan Party pursuant to court order in any bankruptcy, proposal, reorganization, arrangement, receivership, liquidation, winding up, moratorium or other debtor relief proceeding, and each Loan Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(b)       Except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 3.14, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any Requirements of Law purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

4

(c)       Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations;

(ii)       any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non perfection, or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than as set forth in Section 3.14).

Section 2.04.          Defenses Waived. To the fullest extent permitted by applicable Requirements of Law, and except for termination of a Loan Guarantor’s obligations hereunder or as otherwise provided for herein (including under Section 3.14), each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or arising out of the disability of any Borrower or any other Loan Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Guarantor. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by applicable Requirements of Law, any notice not provided for herein or in any other Loan Document, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this ABL Guaranty and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right under any statute, at common law, in equity or otherwise (except as may be required by applicable Requirements of Law but solely to the extent the relevant requirement cannot be waived under such Requirement of Law) to require the Administrative Agent to (i) proceed against any Borrower, any other Loan Guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other Loan Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s power whatsoever. The Administrative Agent may, at its election and in accordance with the terms of the applicable Loan Documents (including the ABL Intercreditor Agreement), foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable Requirements of Law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party or with respect to any security, without affecting or impairing in any way the liability of such Loan Guarantor under this ABL Guaranty, except as otherwise provided in Section 3.14. To the fullest extent permitted by applicable Requirements of Law, each Loan Guarantor waives any defense arising out of any such election even though such election may operate, pursuant to applicable Requirements of Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

5

Section 2.05.           Authorization. Each Loan Guarantor authorizes the Administrative Agent without notice or demand (except as may be required by applicable Requirements of Law and to the extent the relevant requirement cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 3.14), from time to time, subject to the terms of the referenced Loan Documents (including the ABL Intercreditor Agreements), to:

(a)       change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this ABL Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)       take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)       exercise or refrain from exercising any rights against any Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(d)       release or substitute any endorser, any guarantor, any Borrower, any other Loan Party and/or any other obligor;

(e)       settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Secured Parties;

(f)       apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Secured Parties regardless of what liability or liabilities of any Borrower remain unpaid;

(g)       consent to or waive any breach of, or any act, omission or default under, this ABL Guaranty, the ABL Credit Agreement, any other Loan Document, any Hedge Agreement with respect to any Secured Hedging Obligation, any agreement with respect to Banking Services Obligations or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this ABL Guaranty, the ABL Credit Agreement, any other Loan Document, any Hedge Agreement with respect to any Secured Hedging Obligation, any agreement with respect to Banking Services Obligations or any of such other instruments or agreements; and/or

(h)       take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Loan Guarantors from their respective liabilities under this ABL Guaranty.

Section 2.06.           Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Loan Party in respect of this ABL Guaranty until the occurrence of the Termination Date; provided that if any amount shall be paid to such Loan Guarantor on account of such subrogation rights at any time prior to the Termination Date, then unless such Loan Guarantor has already discharged its liabilities under this ABL Guaranty in an amount equal to (i) in the case of any Canadian Loan Guarantor, such Canadian Loan Guarantor’s maximum liability under applicable law as of such date and (ii) in the case of any US Loan Guarantor, such US Loan Guarantor’s Maximum Liability as of such date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent (for the benefit of the Secured Parties) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with Section 2.18(b) of the ABL Credit Agreement.

6

Section 2.07.            Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, arrangement, proposal, receivership or reorganization of any Borrower, any Loan Party or otherwise, each Loan Guarantor’s obligations under this ABL Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy, arrangement, proposal, receivership or reorganization of any Borrower or other Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other applicable Loan Guarantors forthwith on demand by the Administrative Agent.

Section 2.08.           Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ and other Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this ABL Guaranty, and agrees that none of the Administrative Agent, any Lender or any other Secured Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 2.09.            Contribution; Subordination; Maximum Liability.

(a)       In the event any US Loan Guarantor (a “Paying Guarantor”) makes any payment or payments under this ABL Guaranty or suffers any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this ABL Guaranty (each such payment or loss, an “Accommodation Payment”), each other US Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Guarantor Percentage of such Accommodation Payments by such Paying Guarantor. For purposes of this Section 2.09, each Non Paying Guarantor’s “Guarantor Percentage” with respect to any such Accommodation Payments by a Paying Guarantor shall be determined as of the date on which such Accommodation Payment was made by reference to the ratio of (i) such Non Paying Guarantor’s Maximum Liability as of such date to (ii) the aggregate Maximum Liability of all US Loan Guarantors hereunder (including such Paying Guarantor) as of such date. As of any date of determination, the “Maximum Liability” of each US Loan Guarantor shall be equal to the maximum amount of liability which could be asserted against such US Loan Guarantor hereunder and under the ABL Credit Agreement without (x) rendering such US Loan Guarantor “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraud Conveyance Act (“UFCA”), (y) leaving such US Loan Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (z) leaving such US Loan Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA. Nothing in this provision shall affect any US Loan Guarantor’s several liability for the entire amount of the US Guaranteed Obligations (up to such US Loan Guarantor’s Maximum Liability). Each of the US Loan Guarantors covenants and agrees that its right to receive any contribution under this ABL Guaranty from a Non Paying Guarantor shall be subordinate and junior in right of payment to the Secured Obligations until the Termination Date. If, prior to the Termination Date, any such contribution payment is received by a Paying Guarantor at any time when an Event of Default has occurred and is continuing, such contribution payment shall be collected, enforced and received by such US Loan Guarantor as trustee for the Secured Parties and be paid over to the Administrative Agent on account of the Secured Obligations, but without affecting or impairing in any manner the liability of such US Loan Guarantor under the other provisions of this ABL Guaranty. No failure on the part of any US Loan Guarantor to make the payments required by this Section 2.09 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any US Loan Guarantor with respect to its obligations hereunder, and each US Loan Guarantor shall remain liable for the full amount of the obligations of such US Loan Guarantor hereunder. This provision is for the benefit of the Administrative Agent, the Lenders and the other Secured Parties.1

1 Note to DPW: Discuss if an equivalent provision should be included for Canadian Guarantors.

7

(b)       It is the desire and intent of the US Loan Guarantors and the Secured Parties that this ABL Guaranty shall be enforced against the US Loan Guarantors to the fullest extent permissible under the Requirements of Law and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this ABL Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other Requirements of Law affecting the rights of creditors generally, if the obligations of any US Loan Guarantor under this ABL Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such US Loan Guarantor’s liability under this ABL Guaranty, then, notwithstanding any other provision of this ABL Guaranty to the contrary, the amount of such liability shall, without any further action by the US Loan Guarantors or the Secured Parties, be automatically limited and reduced to such US Loan Guarantor’s Maximum Liability. Each US Loan Guarantor agrees that the US Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of such US Loan Guarantor without impairing this ABL Guaranty or affecting the rights and remedies of the Administrative Agent hereunder; provided that nothing in this sentence shall be construed to increase any US Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

(c)       It is the desire and intent of the Canadian Loan Guarantors and the Secured Parties that this ABL Guaranty shall be enforced against the Canadian Loan Guarantors to the fullest extent permissible under the Requirements of Law and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this ABL Guaranty are severable, and in any action or proceeding involving any corporate law, or any state, provincial, federal or foreign bankruptcy, insolvency, reorganization, receivership, arrangement or other Requirements of Law affecting the rights of creditors generally, if the obligations of any Canadian Loan Guarantor under this ABL Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Canadian Loan Guarantor’s liability under this ABL Guaranty, then, notwithstanding any other provision of this ABL Guaranty to the contrary, the amount of such liability shall, without any further action by the Canadian Loan Guarantors or the Secured Parties, be automatically limited and reduced to such Canadian Loan Guarantor’s maximum liability under applicable law. Each Canadian Loan Guarantor agrees that the Canadian Guaranteed Obligations may at any time and from time to time exceed the maximum liability under applicable law of such Canadian Loan Guarantor without impairing this ABL Guaranty or affecting the rights and remedies of the Administrative Agent hereunder; provided that nothing in this sentence shall be construed to increase any Canadian Loan Guarantor’s obligations hereunder beyond its maximum liability under applicable law.

(d)       Each Loan Guarantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent to Holdings (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(f) or 7.01(g) of the Credit Agreement), all Indebtedness and other monetary obligations owed by it to, or to it by, any other Loan Guarantor or any other Subsidiary shall be fully subordinated to the payment in full in cash of all the Secured Obligations.

8

Section 2.10.            Representations and Warranties. As and when required in accordance with the terms of the ABL Credit Agreement, each Loan Guarantor hereby makes each representation and warranty made in the Loan Documents by Holdings and the Borrowers with respect to such Loan Guarantor, as applicable, and each Loan Guarantor hereby further acknowledges and agrees with respect to itself that such Loan Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this ABL Guaranty and each other Loan Document to which it is or is to be a party, and such Loan Guarantor has established adequate means of obtaining from each other Loan Guarantor on a continuing basis information pertaining to the business, condition (financial or otherwise), operations, performance, properties and prospects of each other Loan Guarantor.

Section 2.11.           Covenants. Each Loan Guarantor covenants and agrees that until the Termination Date, such Loan Guarantor will perform and observe, and cause each of its Restricted Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents that the Borrowers have agreed to cause such Loan Guarantor or such Restricted Subsidiary to perform or observe. Until the Termination Date, no Loan Guarantor shall, without the prior written consent of the Administrative Agent, commence or join with any other Person in commencing any bankruptcy, reorganization, arrangement, insolvency or case or proceeding against the Borrowers or any Loan Guarantor (it being understood and agreed, for the avoidance of doubt, that nothing in this Section 2.11 shall prohibit any Loan Guarantor from commencing or joining with any Borrower or Loan Guarantor as a co debtor in any bankruptcy, reorganization, arrangement, insolvency or case or proceeding).

ARTICLE 3
GENERAL PROVISIONS

Section 3.01.            Liability Cumulative. The liability of each Loan Guarantor under this ABL Guaranty is in addition to and shall be cumulative with all liabilities of such Loan Guarantor to the Administrative Agent and the Lenders under the ABL Credit Agreement and the other Loan Documents to which such Loan Guarantor is a party or in respect of any obligations or liabilities of the other Loan Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 3.02.           No Waiver; Amendments. No delay or omission of the Administrative Agent in exercising any right or remedy granted under this ABL Guaranty shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this ABL Guaranty whatsoever shall be valid unless in writing signed by the Loan Guarantors and the Administrative Agent with the concurrence or at the direction of the Lenders to the extent required under or otherwise in accordance with Section 9.02 of the ABL Credit Agreement and then only to the extent specifically set forth in such writing.

Section 3.03.            Severability of Provisions. To the extent permitted by applicable Requirements of Law, any provision of this ABL Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this ABL Guaranty; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9

Section 3.04.           Additional Subsidiaries. Certain Restricted Subsidiaries of the US Borrower (including Canadian Persons) may be required to enter into this ABL Guaranty pursuant to and in accordance with Section 5.12 of the ABL Credit Agreement. Upon execution and delivery by the Administrative Agent and such Restricted Subsidiary of an instrument in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), such Restricted Subsidiary shall become a Canadian Loan Guarantor or a US Loan Guarantor hereunder, as applicable, with the same force and effect as if originally named as a Canadian Loan Guarantor or US Loan Guarantor, as applicable, herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Guarantor hereunder or any other Person. The rights and obligations of each Loan Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Guarantor as a party to this ABL Guaranty.

Section 3.05.           Headings. The titles of and section headings in this ABL Guaranty are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this ABL Guaranty.

Section 3.06.           Entire Agreement. This ABL Guaranty and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 3.07.            CHOICE OF LAW. THIS ABL GUARANTY AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS ABL GUARANTY, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.08.            CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ABL GUARANTY AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENTS BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW.

(b)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ABL GUARANTY AND BROUGHT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

10

(c)       TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01 OF THE ABL CREDIT AGREEMENT. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS ABL GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY TO THIS ABL GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 3.09.           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ABL GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS ABL GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 3.10.           Indemnity. Each Loan Guarantor hereby agrees to indemnify the Administrative Agent and the other Indemnitees, as set forth in Section 9.03 of the ABL Credit Agreement.

Section 3.11.           Counterparts. This ABL Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this ABL Guaranty by facsimile or by email as a “.pdf’ or “tif’ attachment shall be effective as delivery of a manually executed counterpart of this ABL Guaranty.

Section 3.12.            Successors and Assigns. Whenever in this ABL Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Loan Guarantor or the Administrative Agent that are contained in this ABL Guaranty shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction permitted (or not prohibited) under the ABL Credit Agreement, no Loan Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 3.13.           Survival of Agreement. Without limitation of any provision of the ABL Credit Agreement or Section 3.10 hereof, all covenants, agreements, indemnities, representations and warranties made by the Loan Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this ABL Guaranty or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the ABL Credit Agreement, and shall continue in full force and effect until the Termination Date, or with respect to any individual Loan Guarantor until such Loan Guarantor is otherwise released from its obligations under this ABL Guaranty in accordance with Section 3.14.

11

Section 3.14.           Release of Loan Guarantors. A Subsidiary Guarantor shall automatically be released from its obligations hereunder and its ABL Guaranty shall be automatically released in the circumstances described in Article 8 and Section 9.23 of the ABL Credit Agreement. In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Loan Guarantor, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 3.14 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 3.15.            Payments. All payments made by any Loan Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrowers under Sections 2.18 and 2.19 of the ABL Credit Agreement.

Section 3.16.           Notice, etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(a)       if to any Loan Guarantor, addressed to it in care of the US Borrower at its address specified in Section 9.01 of the ABL Credit Agreement;

(b)       if to the Administrative Agent or any Lender, at its address specified in Section 9.1 of the ABL Credit Agreement;

(c)       if to any Secured Party in respect of any Secured Hedging Obligations, at its address specified in the Hedge Agreement to which it is a party; or

(d)       if to any Secured Party in respect of any Banking Services Obligations, at its address specified in the relevant documentation to which it is a party.

Section 3.17.            Set Off. In addition to any rights now or hereafter granted under applicable Requirements of Law and not by way of limitation of any such rights. while an Event of Default has occurred and is continuing, the Administrative Agent, each Lender, each Issuing Bank, each letter of credit issuer under any Additional Revolving Facility and each of their respective Affiliates shall be entitled to rights of setoff to the extent provided in Section 9.09 of the ABL Credit Agreement.

Section 3.18.           Waiver of Consequential Damages, Etc. To the extent permitted by applicable Requirements of Law, none of the Loan Guarantors nor the Secured Parties shall assert, and each hereby waives, any claim against each other or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this ABL Guaranty or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnitee against any of the Loan Guarantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 3.10.

Section 3.19.           Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Non ECP Guarantor to honor all of its obligations under this ABL Guaranty in respect of Swap Obligations that would otherwise be Excluded Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.19 for the maximum amount of such liability that can be hereby incurred, and otherwise subject to the limitations on the obligations of Loan Guarantors contained in this ABL Guaranty, without rendering its obligations under this Section 3.19, or otherwise under this ABL Guaranty, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). This Section 3.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Non ECP Guarantor for all purposes of Section 1a (18)(A)(v)(II) of the Commodity Exchange Act.

[SIGNATURE PAGES FOLLOW]

12

IN WITNESS WHEREOF, each Loan Guarantor and the Administrative Agent have executed this ABL Guaranty as of the date first above written.

HOLDINGS

HAYWARD INTERMEDIATE, INC.

By:
Name:
Title:

US BORROWER

HAYWARD ACQUISITION CORP., as the US Borrower immediately prior to the Merger

By:
Name:
Title:

HAYWARD INDUSTRIES INC., as the US Borrower upon and following the Merger

By:
Name:
Title:

CANADIAN BORROWER

HAYWARD POOL PRODUCTS CANADA, INC. PRODUITS DE PISCINES HAYWARD CANADA, INC.

By:
Name:
Title:

Signature Page to abl Loan Guaranty

SUBSIDIARY GUARANTORS

GOLDLINE PROPERTIES LLC

By:
Name:
Title:

HAYWARD INDUSTRIAL PRODUCTS, INC.

By:
Name:
Title:

HAYWARD / WRIGHT AUSTIN INC.

By:
Name:
Title:

WEBSTER PUMPS, INC.

By:
Name:
Title:

Signature Page to abl Loan Guaranty

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to abl Loan Guaranty

EXHIBIT A

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) NO. [●], dated as of [●] [●], 20[^], is entered into among [●], a [●] ([each, a] [the] “New Subsidiary”), and acknowledged and accepted by Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”), pursuant to that certain ABL Guaranty, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Guaranty”), by and among Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the other Loan Guarantors from time to time party thereto and the Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the ABL Guaranty.

[Each] [The] New Subsidiary and the Administrative Agent, for the benefit of the Secured Parties, hereby agree as follows:

1.       [Each] [The] New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, [each] [the] New Subsidiary will be deemed to be a [Canadian] [US] Loan Guarantor under the ABL Guaranty and a Loan Guarantor for all purposes of the ABL Credit Agreement and shall have all of the rights, benefits, duties and obligations of a Loan Guarantor thereunder as if it had executed the ABL Guaranty. [Each] [The] New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the ABL Guaranty applicable to a [Canadian] [US] Loan Guarantor. Without limiting the generality of the foregoing terms of this paragraph 1, [each] [the] New Subsidiary hereby absolutely and unconditionally guarantees, jointly and severally with the other [Canadian] [US] Loan Guarantors, to the Administrative Agent and the Secured Parties, the prompt payment and performance of the [Canadian] [US] Guaranteed Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with the ABL Guaranty.

2.       [Each] [The] New Subsidiary hereby waives acceptance by the Administrative Agent and the Secured Parties of the guaranty by [each] [the] New Subsidiary upon the execution of this Agreement by the New Subsidiary.

3.       [Each] [The] New Subsidiary hereby (x) makes, as of the date hereof, each representation and warranty set forth in Section 2.10 of the ABL Guaranty and (y) agrees to perform and observe, and to cause each of its Restricted Subsidiaries to perform and observe, the covenants set forth in Section 2.11 of the ABL Guaranty.

4.       From and after the execution and delivery hereof by the parties hereto, this Agreement shall constitute a “Loan Document” for all purposes of the ABL Credit Agreement and the other Loan Documents.

5.       This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf’ or “.tif’ attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

6.       THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, [each] [the] New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT I

[FORM OF]
US SECURITY AGREEMENT

[ATTACHED]

Execution Version

US ABL PLEDGE AND SECURITY AGREEMENT

US ABL PLEDGE AND SECURITY AGREEMENT dated as of August 4, 2017 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”), by and among Hayward Acquisition Corp., a New Jersey corporation (the “Initial US Borrower”), Hayward Industries, Inc., a New Jersey corporation (upon merging with the Initial US Borrower pursuant to the Merger (as defined in the ABL Credit Agreement) and as survivor of the Merger, the “US Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the other Grantors (as defined below) and Bank of America, N.A., in its capacities as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties under that certain ABL Credit Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Holdings, the Initial US Borrower, the US Borrower, Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower” and, together with the US Borrower and the Initial US Borrower, the “Borrowers”), the Administrative Agent and the Lenders from time to time parties thereto.

PRELIMINARY STATEMENT

WHEREAS, the Grantors (as defined below) are entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrowers under the ABL Credit Agreement and to secure the Secured Obligations, including, their obligations under the Loan Guaranty, each Hedge Agreement, the obligations under which constitute Secured Hedging Obligations, and each agreement relating to Banking Services, the obligations under which constitute Banking Services Obligations; and

WHEREAS, the ABL Intercreditor Agreement governs the relative rights and priorities of the Term Secured Parties and the ABL Secured Parties in respect of the Term Priority Collateral and the ABL Priority Collateral (as each term is defined therein);

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.        Terms Defined in ABL Credit Agreement. Except as set forth in Section 1.02 below, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the ABL Credit Agreement. The rules of construction set forth in Section 1.03, Section 1.08 and Section 1.11 of the ABL Credit Agreement shall apply to this Security Agreement as if specifically incorporated herein, mutatis mutandis.

Section 1.02.         Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the ABL Credit Agreement are used herein as defined in Articles 8 or 9 of the UCC, as the context may require (including without limitation, as if such terms were capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instruments,” “Inventory,” “Letter of Credit Right,” “Supporting Obligation” and “Tangible Chattel Paper”).

Section 1.03.        Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and the Preliminary Statement above, the following terms shall have the following meanings:

“ABL Credit Agreement” has the meaning set forth in the Preliminary Statement.

“Administrative Agent” has the meaning set forth in the preamble.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Borrowers” has the meaning set forth in the preamble.

“Canadian Borrower” has the meaning set forth in the preamble.

“Collateral” has the meaning set forth in Article 2.

“Contract Rights” means all rights of any Grantor under any Contract, including, without limitation, (i) any and all rights to receive and demand payments under such Contract, (ii) any and all rights to receive and compel performance under such Contract and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with such Contract.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any Hedge Agreement, licensing agreement and any partnership agreement, joint venture agreement and/or limited liability company agreement).

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9 104, 9 105, 9 106 or 9 107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Copyrights (as such term is defined in the ABL Credit Agreement).

“Discharge of Term Obligations” has the meaning given to such term in the ABL Intercreditor Agreement.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

“Grantors” means (i) Holdings, the Initial US Borrower, the US Borrower and the Subsidiary Guarantors party to this Security Agreement on the Closing Date and (ii) each Subsidiary Guarantor that becomes a party to this Security Agreement as a Grantor after the Closing Date in accordance with Section 7.10 of this Security Agreement and Section 5.12 of the ABL Credit Agreement. Notwithstanding anything else provided herein, any reference to Grantors in connection with a representation or covenant under this Security Agreement that is limited by its terms to the Closing Date shall, for such purposes, mean the Grantors on the Closing Date.

“Holdings” has the meaning set forth in the preamble.

“Intellectual Property Collateral” means collectively, all (a) Copyrights, Patents, Trademarks, Trade Secrets, Domain Names, Licenses and Software and any and all other IP Rights; (b) all income, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future infringements, misappropriation, dilution or other violations of any of the foregoing; (c) all rights to sue for past, present and future infringements, misappropriation, dilution or other violations of any of the foregoing; and (d) all rights corresponding to any of the foregoing.

“Intellectual Property Security Agreement Supplements” means (a) a Trademark Security Agreement Supplement, (b) a Patent Security Agreement Supplement or (c) a Copyright Security Agreement Supplement, in each case, substantially in the form of Annex A to the relevant Intellectual Property Security Agreement, as applicable.

“Licenses” means, with respect to any Grantor, whether as licensor or licensee, all of such Grantor’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements with respect to (1) Patents, (2) Copyrights, (3) Trademarks, (4) Trade Secrets, (5) Software, or (6) any and all other IP Rights, (b) all income, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future breaches thereof, (c) all rights to sue for past, present and future breaches thereof, and (d) all rights corresponding to any of the foregoing.

“Money” has the meaning set forth in Article 1 of the UCC.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Patents (as such term is defined in the ABL Credit Agreement).

“Perfection Certificate” means the Perfection Certificate delivered pursuant to Section 4.01(i) of the ABL Credit Agreement, as modified and supplemented from time to time as a result of the delivery of any Perfection Certificate Supplement pursuant to Section 5.01(c) of the ABL Credit Agreement.

“Permits” shall mean all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority.

“Pledged Collateral” means all Pledged Stock and Stock Rights, including all stock certificates, options or rights of any nature whatsoever in respect of the Pledged Stock or other Stock Rights that may be issued or granted to, or held by, any Grantor while this Security Agreement is in effect, all Instruments, Securities and other Investment Property owned by any Grantor, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement, whether now owned or hereafter acquired by such Grantor and any and all Proceeds thereof, but in any case, excluding any items constituting Excluded Assets as expressly limited or excluded by the definition of “Collateral and Guarantee Requirement” in the ABL Credit Agreement.

“Pledged Stock” means, with respect to any Grantor, the shares of Capital Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor, together with any other shares of Capital Stock as are hereafter acquired by such Grantor, excluding any items constituting Excluded Assets.

“Proceeds” has the meaning assigned in Article 9 of the UCC and, in any event, shall also include but not be limited to (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Administrative Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (iii) any and all Stock Rights and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means any Account, Chattel Paper, Document, Instrument and/or any General Intangible, in each case, that is a right or claim to receive money or that is otherwise included as Collateral, but in any case, excluding any item constituting Excluded Assets.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security Agreement” has the meaning set forth in the preamble.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

“Stock Rights” means all dividends, warrants, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive any Capital Stock constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Capital Stock.

“Term Priority Collateral” has the meaning given to such term in the ABL Intercreditor Agreement.

“Trade Secrets” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to the following: (a) confidential and proprietary information, including unpatented inventions, invention disclosures, engineering or other data, information, production procedures, know how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code and data collections; (b) all income, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future misappropriation or infringements of any of the foregoing; (c) all rights to sue for past, present and future misappropriation or infringements of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (d) all rights corresponding to any of the foregoing.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all Trademarks (as such term is defined in the ABL Credit Agreement).

“US Borrower” has the meaning set forth in the preamble.

ARTICLE 2
Grant of Security Interest

Section 2.01.         Grant of Security Interest.

(a)       As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges, collaterally assigns, mortgages, transfers and grants to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor, and regardless of where located (all of which are collectively referred to as the “Collateral”):

(i)         all Accounts;

(ii)        all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii)       all Intellectual Property Collateral;

(iv)       all Documents;

(v)        all Equipment;

(vi)       all Fixtures;

(vii)      all General Intangibles;

(viii)     all Goods;

(ix)        all Instruments;

(x)         all Inventory;

(xi)        all Investment Property, Pledged Stock and other Pledged Collateral;

(xii)       all letters of credit and Letter of Credit Rights;

(xiii)      all Commercial Tort Claims described on Schedule 6 to the Perfection Certificate (including any supplements to such schedule);

(xiv)     all Permits;

(xv)      all Software and all recorded data of any kind or nature, regardless of the medium of recording;

(xvi)     all Contracts, together with all Contract Rights arising thereunder;

(xvii)    all other personal property not otherwise described in clauses (i) through (xvi) above;

(xviii)   all Supporting Obligations;

(xix)      all Deposit Accounts, Securities Accounts, all cash, Money, Securities and other investments therein, and all Security Entitlements in respect thereof; and

(xx)       all accessions to, substitutions and replacements for and Proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and Guarantees given by any Person with respect to any of the foregoing.

(b)       Notwithstanding the foregoing, no Lien or security interest is granted hereunder on any Excluded Asset and the term “Collateral” (and any component definition thereof) shall not include any Excluded Asset or any other asset to the extent expressly limited or excluded by the definition of “Collateral and Guarantee Requirement” in the ABL Credit Agreement. Notwithstanding anything to the contrary contained herein, immediately upon the ineffectiveness, lapse or termination of any restriction or condition set forth in the definition of “Excluded Assets” in the ABL Credit Agreement that prevented the grant of a security interest in any right, interest or other asset that would have, but for such restriction or condition, constituted Collateral, the Collateral shall include, and the relevant Grantor shall be deemed to have automatically granted a security interest in, all relevant previously restricted or conditioned rights, interests or other assets, as the case may be, as if such restriction or condition had never been in effect.

(c)       Notwithstanding anything to the contrary in this Security Agreement or any other Loan Document, no Grantor shall be required to take any action with respect to the Collateral pledged hereunder (and no Lien on such Collateral shall be required to be perfected and/or First Priority, as applicable) to the extent such action is inconsistent with Section 5.12 of the ABL Credit Agreement or the Perfection Requirements (and is in accordance with applicable Requirements of Law). With respect to any Term Priority Collateral, to the extent the First Lien Agent determines that any property or assets shall not become part of, or shall be excluded from such Term Priority Collateral because it constitutes “Excluded Assets” (as defined in the First Lien Credit Agreement), or that any delivery or notice requirement in respect of any such Term Priority Collateral shall be extended or waived, the Administrative Agent shall automatically be deemed to accept such determination and shall execute any documentation, if applicable, requested by the US Borrower in connection therewith (at the Grantor’s expense).

ARTICLE 3
Representations and Warranties

The Grantors, jointly and severally, represent and warrant to the Administrative Agent as and when required under the ABL Credit Agreement, for the benefit of the Secured Parties, that:

Section 3.01.      Title, Perfection and Priority; Filing Collateral. Subject to the Legal Reservations, this Security Agreement is effective to create a legal, valid and enforceable Lien on and security interest in the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties and, subject to the terms of the last paragraph of Section 4.01 of the ABL Credit Agreement and Section 2.01(c) of this Security Agreement, the Administrative Agent will have a fully perfected First Priority security interest in the Collateral securing the Secured Obligations to the extent perfection in such Collateral is required by the Perfection Requirements upon taking all actions to perfect such Liens as in accordance with this Security Agreement and the Collateral and Guarantee Requirement.

Section 3.02.       Names, Type and Jurisdiction of Organization, Organizational and Identification Numbers.

(a)       (i) As of the Closing Date, the exact legal name of each Grantor, as such name appears in its respective Organizational Documents filed with the Secretary of State of such Grantor’s jurisdiction of organization, is set forth in Schedule 1(a) to the Perfection Certificate and (ii) as of the Closing Date, each Grantor is the type of entity disclosed next to its name in Schedule 1(a) to the Perfection Certificate. Also, as of the Closing Date, set forth in Schedule 1(a) to the Perfection Certificate is the jurisdiction of organization of each Grantor.

(b)       Except as otherwise disclosed in Schedule 1(d) to the Perfection Certificate, as of the Closing Date, set forth in Schedule 1(b) to the Perfection Certificate is any other legal name that any Grantor has had in the past five years, together with the date of the relevant change.

(c)       As of the Closing Date, set forth in Schedule 1(c) to the Perfection Certificate is a list of the information required by Section 1(a) of the Perfection Certificate for any other Person (i) to which any Grantor became the successor by merger, consolidation or acquisition or (ii) that has been liquidated into, or transferred all or substantially all of its assets to, any Grantor, at any time within the past five years preceding the Closing Date.

(d)       As of the Closing Date, except as set forth in Schedule 1(d) to the Perfection Certificate or as otherwise disclosed in Schedule 1(c) to the Perfection Certificate, no Grantor has changed its jurisdiction of organization or form of entity at any time during the past four months.

Section 3.03.      Locations. The address of each Grantor’s chief executive office as of the Closing Date is accurately disclosed on Schedule 2 to the Perfection Certificate.

Section 3.04.       Intellectual Property.

(a)       Upon filing of appropriate financing statements with the Secretary of State (or equivalent office) of the state of organization of such Grantor and the filing of the applicable Intellectual Property Security Agreement with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the Administrative Agent shall have a fully perfected First Priority Lien on the Collateral constituting United States issued or registered Patents, Trademarks and Copyrights (and applications therefor).

(b)       No Grantor is aware of (i) any third party claim (A) that any of its owned Patent, Trademark, Domain Name or Copyright registrations or applications is invalid or unenforceable or (B) challenging such Grantor’s rights to such registrations and applications or (ii) any basis for such claims with respect to such Grantor, other than, in each case, to the extent any such third party claims would not reasonably be expected to have a Material Adverse Effect.

Section 3.05.      Pledged Collateral; Instruments and Chattel Paper. (i) All Pledged Stock has been duly authorized and validly issued (to the extent such concepts are relevant with respect to such Pledged Stock) by the issuer thereof and is fully paid and non assessable, (ii) each Grantor is the direct owner, beneficially and of record, of the Pledged Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor, (iii) each Grantor holds the Pledged Stock described in Schedule 3 to the Perfection Certificate as held by such Grantor free and clear of all Liens (other than Permitted Liens), (iv) as of the Closing Date, subject to the terms of the last paragraph of Section 4.01 of the ABL Credit Agreement, all certificates or instruments representing or evidencing the Pledged Collateral which are required to be delivered pursuant to Section 4.02 hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and the Administrative Agent has a perfected First Priority security interest therein to the extent perfection in such Collateral is required by the Perfection Requirements.

Section 3.06.      Recourse. This Security Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Loan Documents and otherwise in writing in connection herewith and therewith.

ARTICLE 4
Covenants

From the date hereof, and thereafter until the Termination Date (in each case, subject to Section 2.01(c) of this Security Agreement):

Section 4.01.       General.

(a)       Authorization to File Financing Statements; Ratification. Each Grantor hereby (x) authorizes the Administrative Agent to (A) file all financing statements (including amendments and continuations thereto) with respect to the Collateral naming such Grantor as debtor and the Administrative Agent as secured party, in form appropriate for filing under the UCC of the relevant jurisdiction, (B) make all filings with the United States Patent and Trademark Office and the United States Copyright Office (including filing any Intellectual Property Security Agreement) for the purpose of perfecting, recording, enforcing, maintaining or protecting the Lien of the Administrative Agent in each Grantor’s United States issued, registered or applied for Patents, Trademarks and Copyrights (in each case, to the extent constituting Collateral) and naming such Grantor as debtor and the Administrative Agent as secured party and (y) agrees to take such other actions as required by Section 5.14 of the ABL Credit Agreement, in each case as may from time to time be necessary and reasonably requested by the Administrative Agent in order to establish and maintain (subject to Permitted Liens (to the extent such Permitted Liens are not prohibited from being senior to the Lien granted to the Administrative Agent hereunder)) a valid, enforceable (subject to the Legal Reservations) and perfected First Priority security interest in and subject, in the case of Pledged Collateral, Deposit Accounts and Securities Accounts, to Section 4.02 hereof, Control of, the Collateral. Each Grantor shall pay any applicable filing fees, recordation fees and related expenses relating to its Collateral in accordance with Section 9.03(a) of the ABL Credit Agreement. The Administrative Agent may file financing statements in any applicable UCC jurisdiction and may (i) indicate the Collateral (A) as “all assets” of the applicable Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Security Agreement and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) in each case to the extent applicable, whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the relevant real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Administrative Agent promptly upon request.

(b)       Further Assurances. Each Grantor agrees, at its own expense, to take any and all actions reasonably necessary to defend title to the Collateral against all Persons (other than Persons holding Permitted Liens on such Collateral that have priority over the Administrative Agent’s Lien) and to defend the security interest of the Administrative Agent in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c)       Change of Name, Etc. Following the occurrence of a change for which delivery of any notice is required by Section 5.01(i) of the ABL Credit Agreement, the relevant Grantor shall promptly make all filings required under the UCC or other applicable Requirements of Law and take all other actions reasonably requested by the Administrative Agent and deemed by the Administrative Agent to be necessary or reasonable and appropriate to ensure that the Administrative Agent shall continue at all times following such change to have a valid, legal, enforceable (subject to the Legal Reservations) and perfected First Priority Lien in such Collateral for its benefit and the benefit of the other Secured Parties.

Section 4.02.      Pledged Collateral.

(a)       Delivery of Certificated Securities, Tangible Chattel Paper, Instruments, Documents, Deposit Accounts and Securities Accounts. Each Grantor will, subject to the last paragraph of Section 4.1 of the ABL Credit Agreement and the Perfection Requirements, (i) on the Closing Date, deliver to the Administrative Agent for the benefit of the Secured Parties, the originals of all (x) certificated Pledged Stock and (y) Material Debt Instruments, in each case under clauses (x) and (y), to the extent constituting Collateral owned by such Grantor as of the Closing Date, accompanied by undated instruments of transfer or assignment duly executed in blank, (ii) after the Closing Date, hold in trust for the Administrative Agent upon receipt and, (x) if the event giving rise to the obligation under this Section 4.02(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the ABL Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (y) if the event giving rise to the obligation under this Section 4.02(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in each of the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), deliver to the Administrative Agent for the benefit of the Secured Parties any (1) certificated Capital Stock and (2) Material Debt Instruments, in each case, to the extent constituting Collateral received after the date hereof, accompanied by undated instruments of transfer or assignment duly executed in blank and (iii) in the case of Deposit Accounts and Securities Accounts (other than Excluded Accounts), take any actions necessary to enable the Administrative Agent to obtain Control with respect thereto to the extent required hereunder, including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a control agreement in form and substance reasonably satisfactory to the Administrative Agent to the extent required pursuant to Section 5.15 of the ABL Credit Agreement.

(b)       Uncertificated Securities and Pledged Collateral. Except to the extent in connection with any Investment or Disposition permitted by the ABL Credit Agreement, with respect to any Capital Stock owned by any Grantor to the extent required to be pledged to the Administrative Agent pursuant to the terms hereof (other than Capital Stock held by a Clearing Corporation, Securities Intermediary or other financial intermediary of any kind) which is not a certificated Security for purposes of the UCC, to the extent constituting Pledged Collateral, such Grantor shall not permit any issuer of such Capital Stock to (i) enter into any agreement with any Person, other than the Administrative Agent, whereby such issuer effectively delivers “control” of such partnership interests or limited liability company interests (as applicable) under the UCC to such Person, or (ii) if such Capital Stock is not a Security for purposes of the UCC, allow such Capital Stock to become Securities unless such Grantor certificates such securities and complies with the procedures set forth in Section 4.02(a) within the time period prescribed therein. Each Grantor which is an issuer of any uncertificated Pledged Collateral described in this Section 4.02(b) hereby agrees to comply with all instructions from the Administrative Agent without such Grantor’s further consent, in each case subject to the notice requirements set forth in Section 5.01(a)(iv) hereof.

(c)       Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall hold certificated Pledged Collateral required to be delivered to the Administrative Agent under clause (a) above in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent, but at any time when an Event of Default shall have occurred and be continuing, and upon prior written notice to the US Borrower, the Administrative Agent shall have the right (in its sole and absolute discretion, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement) to hold the Pledged Collateral in its own name as pledgee, or in the name of its nominee (as pledgee or as sub agent). At any time when an Event of Default has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, the Administrative Agent shall have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(d)       Exercise of Rights in Pledged Collateral. It is agreed that:

(i)     without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right, unless an Event of Default has occurred and is continuing after prior written notice to the US Borrower by the Administrative Agent, to exercise all voting rights or other rights relating to the Pledged Collateral for any purpose that does not violate this Security Agreement, the ABL Credit Agreement or any other Loan Document;

(ii)     the Administrative Agent or its nominee at any time when an Event of Default has occurred and is continuing shall have the right to exercise the rights and remedies provided under Section 5.01(a)(iv) (subject to the notice requirements set forth therein) and upon the occurrence and during the continuance of an Event of Default after prior written notice to the US Borrower, all rights of the Grantors to exercise or refrain from exercising voting or other consensual rights as a holder with respect to any Pledged collateral shall cease; and

(iii)    subject to Section 5.01(a)(iv), each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral (unless, and solely to the extent, otherwise provided under the ABL Credit Agreement or the other Loan Documents); provided that any non cash dividends or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall, to the extent constituting Collateral, hold in trust for the Administrative Agent and be and become part of the Pledged Collateral, and, if received by any Grantor, shall be delivered to the Administrative Agent as and to the extent required by clause (a) above. The Administrative Agent shall promptly deliver to the applicable Grantor (without recourse and without any representation or warranty) any Pledged Collateral in its possession if requested to be delivered to the issuer or the holder thereof in connection with any redemption or exchange of such Pledged Collateral not prohibited by the ABL Credit Agreement (unless the ABL Credit Agreement prohibits such redemption or exchange at such time).

Section 4.03.      Intellectual Property.

(a)       At any time when an Event of Default has occurred and is continuing, and upon the written request of the Administrative Agent, each Grantor will (i) use its commercially reasonable efforts to obtain all consents and approvals necessary and appropriate for the assignment to or for the benefit of the Administrative Agent of any License held by such Grantor in the U.S. to enable the Administrative Agent to enforce the security interests granted hereunder and (ii) to the extent required pursuant to any material License in the U.S. under which such Grantor is the licensee, deliver to the licensor thereunder any notice of the grant of security interest hereunder or such other notices required to be delivered thereunder in order to permit the security interest created or permitted to be created hereunder pursuant to the terms of such License.

(b)       Each Grantor shall notify the Administrative Agent promptly if it knows that any application for or registration of any Patent, Trademark, Domain Name, or Copyright (now or hereafter existing) has become abandoned or dedicated to the public, or of any determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) abandoning such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same, except, in each case, for Dispositions not prohibited by the ABL Credit Agreement or where such occurrences individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)       In the event that any Grantor (x) files an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, (y) acquires any such Patent, Trademark or Copyright by purchase or assignment, or (z) files a Statement of Use or an Amendment to Allege Use with respect to any “intent to use” Trademark application, in each case, after the Closing Date and to the extent the same constitutes Collateral (and other than as a result of an application that is then subject to an Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement becoming registered), it shall, (i) if the event giving rise to the obligation under this Section 4.03(c) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) of the ABL Credit Agreement for the Fiscal Quarter in which the relevant event occurred or (ii) if the event giving rise to the obligation under this Section 4.03(c) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the case of each of clauses (i) and (ii), such longer period as the Administrative Agent may reasonably agree), notify the Administrative Agent and, execute and deliver to the Administrative Agent, at such Grantor’s sole cost and expense, any Intellectual Property Security Agreement or Intellectual Property Security Agreement Supplement, as applicable, or any other instrument as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such registered Patent, Trademark or Copyright (or application therefor), and the General Intangibles of such Grantor relating thereto or represented thereby.

(d)       Each Grantor shall take all actions necessary or reasonably requested by the Administrative Agent to (i) maintain and pursue each application and to obtain and maintain the registration of each Patent, Trademark, Domain Name and, to the extent consistent with past practices, Copyright that constitutes Collateral (now or hereafter existing), including by filing applications for renewal, affidavits of use, affidavits of non contestability and, if consistent with good business judgment (as determined by such Grantor), by initiating opposition and interference and cancellation proceedings against third parties, (ii) maintain and protect the secrecy or confidentiality of its Trade Secrets and (iii) otherwise protect and preserve such Grantor’s rights in, and the validity or enforceability of, its Intellectual Property Collateral, in each case except where failure to do so (A) could not reasonably be expected to result in a Material Adverse Effect, or (B) is otherwise permitted under the ABL Credit Agreement.

(e)       Each Grantor shall promptly notify the Administrative Agent of any material infringement or misappropriation of such Grantor’s Patents, Trademarks, Copyrights or Trade Secrets of which it becomes aware, and shall take such actions as are reasonable and appropriate under the circumstances to protect such Patent, Trademark, Copyright or Trade Secret, except where such infringement, misappropriation or dilution could not reasonably be expected to cause a Material Adverse Effect.

Section 4.04.     Commercial Tort Claims. After the Closing Date, on or before the date that is 60 days after the end of any Fiscal Quarter or Fiscal Year (or such longer period as the Administrative Agent may reasonably agree), each relevant Grantor shall notify the Administrative Agent of any Commercial Tort Claim with an individual value (as reasonably estimated by the US Borrower) in excess of $10,000,000 acquired by it, together with an update to Schedule 6 to the Perfection Certificate containing a summary description thereof sufficient to create a security interest therein, and such Commercial Tort Claim (and the Proceeds thereof) shall automatically constitute Collateral, all upon the terms of this Security Agreement.

Section 4.05.      Insurance. Except to the extent otherwise permitted to be retained by any Grantor or applied by any Grantor pursuant to the terms of the Loan Documents, the Administrative Agent shall, at the time any proceeds of any insurance in respect of the Collateral are distributed to the Administrative Agent, apply such proceeds at any time the Administrative Agent is exercising remedies in accordance with Section 5.01, in accordance with Section 5.04 hereof. Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it, and the liability of such Grantor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

Section 4.06.      Grantors Remain Liable Under Contracts. Each Grantor (rather than the Administrative Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under any Contract relating to the Collateral, all in accordance with the terms and conditions thereof. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Security Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or sufficiency of any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times

Section 4.07.       Grantors Remain Liable Under Accounts. Notwithstanding anything herein to the contrary, the Grantors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

ARTICLE 5
Remedies

Section 5.01.      Remedies.

(a)       Each Grantor agrees that, at any time when an Event of Default has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, the Administrative Agent may exercise any or all of the following rights and remedies (in addition to the rights and remedies existing under applicable Requirements of Law):

(i)       the rights and remedies provided in this Security Agreement, the ABL Credit Agreement, or any other Loan Document; provided that this Section 5.01(a) shall not limit any rights available to the Administrative Agent prior to the occurrence and continuance of an Event of Default;

(ii)      the rights and remedies available to a secured party under the UCC of each relevant jurisdiction (whether or not the UCC applies to the affected Collateral) or under any other applicable Requirements of Law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) or in equity when a debtor is in default under a security agreement;

(iii)     without notice (except as specifically provided in Section 7.01 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, but subject to the terms of any applicable lease agreement, personally, or by agents or attorneys, enter the premises of any Grantor where any Collateral is located (through self help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at one or more public or private sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable;

(iv)    upon one Business Day’s written notice to the US Borrower, (A) transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral and (B) exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof; and

(v)    to take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Administrative Agent at any reasonable place or places designated by the Administrative Agent, in which event such Grantor shall at its own expense forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent.

(b)       Each Grantor acknowledges and agrees that compliance by the Administrative Agent, on behalf of the Secured Parties, with any applicable state or federal Requirements of Law in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)       The Administrative Agent shall have the right in any public sale and, to the extent permitted by applicable Requirements of Law, in any private sale, to purchase for the benefit of the Administrative Agent and the Secured Parties, all or any part of the Collateral so sold, free of any right of equity redemption that Grantor is permitted to release and waive pursuant to applicable Requirements of Law, and, each Grantor hereby expressly releases such right to equity redemption to the extent permitted by applicable Requirements of Law.

(d)       Until the Administrative Agent is able to effect a sale, lease, transfer or other disposition of any particular Collateral under this Section 5.01, the Administrative Agent shall have the right to hold or use such Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving such Collateral or the value of such Collateral, or for any other purpose deemed reasonably appropriate by the Administrative Agent. At any time when an Event of Default has occurred and is continuing, the Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e)       Notwithstanding the foregoing, neither the Administrative Agent nor any Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect Guarantee thereof, (ii) marshal the Collateral or any Guarantee of the Secured Obligations or to resort to the Collateral or any such Guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)       Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that no such private sale shall be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of any Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so.

(g)       The Administrative Agent and each Secured Party (by its acceptance of the benefits of this Security Agreement) acknowledges and agrees that notwithstanding any other provisions in this Security Agreement or any other Loan Document, the exercise of rights or remedies with respect to certain Collateral and the enforcement of any security interests therein may be limited or restricted by, or require any consents, authorizations approvals or licenses under, any Requirement of Law.

(h)       Notwithstanding the foregoing, any rights and remedies provided in this Section 5.01 shall be subject to the ABL Intercreditor Agreement (and any other Applicable Intercreditor Agreement).

Section 5.02.     Grantors’ Obligations Upon Default. Upon the request of the Administrative Agent at any time when an Event of Default has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, each Grantor will:

(a)       at its own cost and expense (i) assemble and make available to the Administrative Agent, the Collateral and all books and records relating thereto at any place or places reasonably specified by the Administrative Agent, whether at such Grantor’s premises or elsewhere, (ii) deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor) and (iii) if the Administrative Agent so directs and in a form and in a manner reasonably satisfactory to the Administrative Agent, legend the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Administrative Agent and that the Administrative Agent has a security interest therein; and

(b)       subject to the terms of any applicable lease agreement, permit the Administrative Agent and/or its representatives and/or agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.03.      Intellectual Property Remedies.

(a)       For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article 5 at any time when an Event of Default has occurred and is continuing, but subject to the last paragraph of Section 7.01 of ABL Credit Agreement, and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent a power of attorney to sign any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office or similar registrar or domain name registrar in order to effect an absolute assignment of all right, title and interest in each registered Patent, Trademark, Domain Name and Copyright and each application for any such registration, and record the same. At any time when an Event of Default has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, the Administrative Agent may (i) declare the entire right, title and interest of such Grantor in and to each item of Intellectual Property Collateral to be vested in the Administrative Agent for the benefit of the Secured Parties, in which event such right, title and interest shall immediately vest in the Administrative Agent for the benefit of the Secured Parties, and the Administrative Agent shall be entitled to exercise the power of attorney referred to in this Section 5.03 to execute, cause to be acknowledged and notarized and record such absolute assignment with the applicable agency or registrar; (ii) sell any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement and subject to any restrictions contained in applicable third party licenses entered into by such Grantor, sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Intellectual Property Collateral owned by or licensed to any Grantor, and the Administrative Agent may finish any work in process and affix any relevant Trademark owned by or licensed to such Grantor, and sell such Inventory as provided herein; (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using any Intellectual Property Collateral in any manner whatsoever, directly or indirectly; and (iv) assign or sell any Intellectual Property, in each case to the extent constituting Collateral, as well as the goodwill of such Grantor’s business connected with the use of and symbolized by any such Trademark and the right to carry on the business and use the assets of such Grantor in connection with which any such Trademark or Domain Name has been used.

(b)       Each Grantor hereby grants to the Administrative Agent an irrevocable (until the Termination Date), nonexclusive, royalty free, world wide license to its right to use, license or sublicense any IP Rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and (to the extent not prohibited by any applicable license) to all computer software and programs used for compilation or printout thereof. The use of the license granted to the Administrative Agent pursuant to the preceding sentence may be exercised, at the option of the Administrative Agent, only when an Event of Default has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement; provided that such licenses to be granted hereunder with respect to Trademarks shall be subject to, with respect to the goods and/or services on which such Trademarks are used, the maintenance of quality standards that are sufficient to preserve the validity of such Trademarks and are consistent with past practices.

Section 5.04.      Application of Proceeds.

(a)       Subject to the ABL Intercreditor Agreement (and any other Applicable Intercreditor Agreement), the Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral received by it pursuant to the exercise of remedies in accordance with this Security Agreement and as set forth in Section 2.18(b) of the ABL Credit Agreement.

(b)       Except as otherwise provided herein or in any other Loan Document, the Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, money or balance received by it pursuant to the exercise of remedies in accordance with this Security Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), a receipt by the Administrative Agent or of the officer making the sale of such proceeds, moneys or balances shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

ARTICLE 6
Account Verification; Attorney in Fact; Proxy

Section 6.01.      Account Verification. The Administrative Agent may at any time and from time to time when an Event of Default has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, and upon prior written notice to the relevant Grantor, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantor, parties to Contracts with such Grantor and obligors in respect of Instruments of such Grantor to verify with such Persons, to the Administrative Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Contracts, Instruments, Chattel Paper, payment intangibles and/or other Receivables that constitute Collateral.

Section 6.02.      Authorization for the Administrative Agent to Take Certain Action.

(a)       Each Grantor hereby irrevocably authorizes the Administrative Agent and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as its true and lawful attorney in fact (i) at any time and from time to time in its sole discretion (A) to execute (to the extent necessary under the law of the applicable jurisdiction) on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (B) to file a carbon, photographic or other reproduction of this Security Agreement as a financing statement and to file any amendment of a financing statement with respect to the Collateral (which would not add new collateral or add a debtor, except as otherwise provided for herein or in any other Loan Document) in such offices as the Administrative Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral and (C) during the continuation of an Event of Default after prior written notice to the US Borrower, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, in the sole discretion of the Administrative Agent (in the name of such Grantor or otherwise) to contact and enter into one or more agreements with the issuers of uncertificated securities that constitute Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral in accordance with the terms hereof (including, without limitation, Section 2.01(c) of this Security Agreement) and (ii) during the continuation of an Event of Default, in the sole discretion of the Administrative Agent (in the name of such Grantor or otherwise) after prior written notice to the US Borrower, (A) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided herein or in the ABL Credit Agreement or any other Loan Document, subject to the terms of the ABL Intercreditor Agreement (and any other Applicable Intercreditor Agreement), (B) to demand payment or enforce payment of any Receivable in the name of the Administrative Agent or such Grantor and to endorse any check, draft and/or any other instrument for the payment of money relating to any such Receivable, (C) to sign such Grantor’s name on any invoice or bill of lading relating to any Receivable, any draft against any Account Debtor of such Grantor, and/or any assignment and/or verification of any Receivable, (D) to exercise all of any Grantor’s rights and remedies with respect to the collection of any Receivable and any other Collateral, (E) to settle, adjust, compromise, extend or renew any Receivable, (F) to settle, adjust or compromise any legal proceedings brought to collect any Receivable, (G) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (H) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any Receivable, (I) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor (provided copies of such mail are provided to such Grantor), (J) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens), (K) to make, settle and adjust claims in respect of Collateral under policies of insurance and endorse the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, and make all determinations and decisions with respect thereto (L) to obtain or maintain the policies of insurance of the types referred to in Section 5.05 of the ABL Credit Agreement or to pay any premium in whole or in part relating thereto and (M) to do all other acts and things or institute any proceedings which the Administrative Agent may reasonably deem to be necessary (pursuant to this Security Agreement and the other Loan Documents and in accordance with applicable law) to carry out the terms of this Security Agreement and to protect the interests of the Secured Parties; and, when and to the extent required pursuant to Section 9.03(a) of the ABL Credit Agreement, such Grantor agrees to reimburse the Administrative Agent for any payment made in connection with this paragraph or any expense (including reasonable and documented attorneys’ fees, court costs and out of pocket expenses) and other charges related thereto incurred by the Administrative Agent in connection with any of the foregoing (it being understood that any such sums shall constitute additional Secured Obligations); provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the ABL Credit Agreement.

(b)       All such acts of such attorney or designee are hereby ratified and approved by each Grantor. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and Secured Parties, under this Section 6.02 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers.

Section 6.03.          PROXY. EACH GRANTOR HEREBY IRREVOCABLY (UNTIL THE TERMINATION DATE) CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY IN FACT (AS SET FORTH IN SECTION 6.02 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING, DURING THE CONTINUATION OF AN EVENT OF DEFAULT, BUT SUBJECT TO THE LAST PARAGRAPH OF SECTION 7.01 OF THE ABL CREDIT AGREEMENT, AND SUBJECT TO ANY NOTICE REQUIREMENTS AS SET FORTH HEREIN, THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY IN FACT SHALL, DURING THE CONTINUATION OF AN EVENT OF DEFAULT AND SUBJECT TO ANY NOTICE REQUIREMENTS AS SET FORTH HEREIN, INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR ADMINISTRATIVE AGENT THEREOF), IN EACH CASE ONLY WHEN AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING AND UPON ONE BUSINESS DAYS’ PRIOR WRITTEN NOTICE TO THE US BORROWER.

Section 6.04.          NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY IN FACT IN THIS ARTICLE 6 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.12. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON APPEALABLE DECISION SUBJECT TO SECTION 7.20 HEREOF; PROVIDED, THAT THE FOREGOING EXCEPTION SHALL NOT BE CONSTRUED TO OBLIGATE THE ADMINISTRATIVE AGENT TO TAKE OR REFRAIN FROM TAKING ANY ACTION WITH RESPECT TO THE COLLATERAL.

ARTICLE 7
General Provisions

Section 7.01.          Waivers. To the maximum extent permitted by applicable Requirements of Law, each Grantor hereby waives notice of the time and place of any judicial hearing in connection with the Administrative Agent’s taking possession of the Collateral or of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made, including without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies. To the extent such notice may not be waived under applicable Requirements of Law, any notice made shall be deemed reasonable if sent to any Grantor, addressed as set forth in Article 8, at least 10 days prior to (a) the date of any such public sale or (b) the time after which any such private Disposition may be made. To the maximum extent permitted by applicable Requirements of Law, each Grantor waives all claims, damages and demands against the Administrative Agent arising out of the repossession, retention or sale of the Collateral, except those arising out of the bad faith, the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction in a final and non appealable judgment. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent, any valuation, stay (other than an automatic stay under any applicable Debtor Relief Law), appraisal, extension, moratorium, redemption or similar law and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest, any notice (to the maximum extent permitted by applicable Requirements of Law) of any kind or all other requirements as to the time, place and terms of sale in connection with this Security Agreement or any Collateral.

Section 7.02.           Limitation on the Administrative Agent’s and Secured Party’s Duty with Respect to the Collateral. The Administrative Agent shall not have any obligation to clean or otherwise prepare the Collateral for sale. The Administrative Agent shall use reasonable care with respect to the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to which it accords its own property. Neither the Administrative Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or of such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable Requirements of Law impose duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Administrative Agent, subject to Section 7.06, (a) to fail to incur expenses to prepare Collateral for Disposition or otherwise to transform raw material or work in process into finished goods or other finished products for Disposition,

(b)       to fail to obtain third party consents for access to Collateral to be Disposed of (unless expressly required under any applicable agreement), or to obtain or, if not required by any other Requirement of Law, to fail to obtain governmental or third party consents for the collection or Disposition of Collateral to be collected or Disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise Dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the Disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to Dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to Dispose of assets in wholesale rather than retail markets, (j) to disclaim Disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements (which, subject to Section 9.03 of the ABL Credit Agreement, shall be at the cost of the Grantors) to insure the Administrative Agent against risks of loss in connection with any collection or Disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or Disposition of Collateral or (l) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or Disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.02 is to provide non exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies with respect to the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.02. Without limitation upon the foregoing, nothing contained in this Section 7.02 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.02.

Section 7.03.          Compromises and Collection of Collateral. Each Grantor and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to any Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing and upon prior written notice to the relevant Grantor, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.04.           Administrative Agent Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may, at any time when an Event of Default has occurred and is continuing, but subject to the last paragraph of Section 7.01 of the ABL Credit Agreement, and upon prior written notice to the US Borrower, perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and which obligation is due and unpaid and not being contested by such Grantor in good faith, and such Grantor shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 7.04 as a Secured Obligation payable in accordance with Section 9.03(a) of the ABL Credit Agreement.

Section 7.05.           No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent (subject to the provisions of Article 8 of the ABL Credit Agreement) to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Grantors and the Administrative Agent with the concurrence or at the direction of the Lenders to the extent required under Section 9.02 of the ABL Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or afforded by law shall be cumulative and all shall be available to the Administrative Agent until the Termination Date.

Section 7.06.          Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable Requirements of Law, and all of the provisions of this Security Agreement are intended to be subject to all applicable Requirements of Law that may be controlling and to be limited to the extent necessary so that such provisions do not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. To the extent permitted by law, any provision of this Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Security Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. If the exercise of rights or remedies with respect to certain Collateral and the enforcement of any security interests therein require any consents, authorizations approvals or licenses under any Requirement of Law, no such actions shall be taken unless and until all requisite consents, authorizations approvals or licenses have been obtained.

Section 7.07.          Security Interest Absolute. All rights of the Administrative Agent hereunder, the security interests granted hereunder and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the ABL Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the ABL Credit Agreement, any other Loan Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent under or departure from any guaranty, securing or guaranteeing all or any of the Secured Obligations, (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor, (e) any exercise or non exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Security Agreement or any other Loan Document or (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Security Agreement (other than a termination of any Lien contemplated by Section 7.12 or the occurrence of the Termination Date).

Section 7.08.           Benefit of Security Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Administrative Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement). No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent hereunder for the benefit of the Administrative Agent and the Secured Parties.

Section 7.09.           [RESERVED]

Section 7.10.           Additional Subsidiaries. Each Person required to become a Loan Party pursuant to and in accordance with Section 5.12(a) of the ABL Credit Agreement shall, within the time periods specified in Section 5.12(a) of the ABL Credit Agreement, execute an instrument in the form of Exhibit D. Upon the execution and delivery by the Administrative Agent and any Restricted Subsidiary of an instrument in the form of Exhibit D in accordance with Section 5.12(a) of the ABL Credit Agreement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if such Restricted Subsidiary was originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.11.           Headings. The titles of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 7.12.           Termination or Release.

(a)       This Security Agreement shall continue in effect until the Termination Date, and the Liens granted hereunder shall automatically be released, in whole or in part, in the circumstances described in the ABL Credit Agreement, including Article 8 thereof.

(b)       In connection with any termination or release pursuant to paragraph (a) above, the Administrative Agent shall promptly execute (if applicable) and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence and/or effectuate such termination or release and deliver all applicable Pledged Collateral. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or representation or warranty by the Administrative Agent or any Secured Party. The US Borrower shall reimburse the Administrative Agent for all reasonable and documented costs and out of pocket expenses, including the fees and expenses of one outside counsel (and, if necessary, of one local counsel in any relevant jurisdiction), incurred by it in connection with any action contemplated by this Section 7.12 pursuant to and to the extent required by Section 9.03(a) of the ABL Credit Agreement.

(c)       The Administrative Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Administrative Agent in good faith believes to be in accordance with) the terms of this Section 7.12.

Section 7.13.           Entire Agreement. This Security Agreement, together with the other Loan Documents and the ABL Intercreditor Agreement (and any other Applicable Intercreditor Agreement), embodies the entire agreement and understanding between each Grantor and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between any Grantor and the Administrative Agent relating to the Collateral.

Section 7.14.          CHOICE OF LAW. THIS SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECURITY AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.15.           CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION (SUBJECT TO THE LAST SENTENCE OF THIS CLAUSE (A)) OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENTS BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY SUCH COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND SECURED PARTIES RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS IN RESPECT OF THE COLLATERAL UNDER THIS SECURITY AGREEMENT.

(b)       TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY TO THIS SECURITY AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01 OF THE ABL CREDIT AGREEMENT. EACH PARTY TO THIS SECURITY AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS SECURITY AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 7.16.           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.17.          Indemnity. Each Grantor hereby agrees to indemnify the Indemnitees, as, and to the extent, set forth in Section 9.03 of the ABL Credit Agreement.

Section 7.18.          Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or by email as a “.pdf’ or “.tif’ attachment or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.19.           Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Grantors or Secured Parties shall assert, and each hereby waives, any claim against each other or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Security Agreement or any agreement or instrument contemplated hereby, except, in the case of any claim by any Indemnitee against any of the Grantors, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 7.17.

Section 7.20.          Successors and Assigns. Whenever in this Security Agreement any party hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent in this Security Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. Except in a transaction expressly permitted under the ABL Credit Agreement, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 7.21.         Survival of Agreement. Without limiting any provision of the ABL Credit Agreement or Section 7.17 hereof, all covenants, agreements, indemnities, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Security Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the ABL Credit Agreement, and shall continue in full force and effect until the Termination Date, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Security Agreement in accordance with the terms hereof and the ABL Credit Agreement.

ARTICLE 8
Notices

Section 8.01.           Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be delivered in accordance with Section 9.01 of the ABL Credit Agreement (it being understood and agreed that references in such Section to “herein,” “hereunder” and other similar terms shall be deemed to be references to this Security Agreement).

Section 8.02.           Change in Address for Notices. The Administrative Agent, any Grantor and any Lender may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 9
The Administrative Agent

Bank of America, N.A. has been appointed Administrative Agent for the Lenders hereunder pursuant to Article 8 of the ABL Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Administrative Agent pursuant to the ABL Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article 8. Any successor Administrative Agent appointed pursuant to Article 8 of the ABL Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

By accepting the benefits of this Security Agreement and each other Loan Document, each Secured Party expressly acknowledges and agrees that this Security Agreement and each other Loan Document may be enforced only by the action of the Administrative Agent, and that such Secured Party shall not have any right individually to seek to enforce or to enforce this Security Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Secured Parties upon the terms of this Security Agreement and the other Loan Documents.

The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in Section 5.01(i) of the ABL Credit Agreement. If any Grantor fails to provide information to the Administrative

Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any Secured Party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Grantor does not inform the Administrative Agent of such changes, the Secured Parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Grantor.

ARTICLE 10
Intercreditor Agreements

Section 10.01.         ABL Intercreditor Agreement.

(a)       Notwithstanding anything herein to the contrary, the Liens granted to the Administrative Agent under this Security Agreement and the exercise of the rights and remedies of the Administrative Agent hereunder and under any other Collateral Document are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and this Security Agreement or any other Collateral Document, the terms of the ABL Intercreditor Agreement shall govern and control.

(b)       In accordance with the terms of the ABL Intercreditor Agreement, all Term Priority Collateral delivered to the First Lien Agent shall be held by the First Lien Agent as gratuitous bailee for the Administrative Agent and the Secured Parties solely for the purpose of perfecting the security interest granted under this Security Agreement. Notwithstanding anything herein to the contrary, prior to the Discharge of Term Obligations, to the extent any Grantor is required hereunder to deliver Term Priority Collateral to the Administrative Agent and is unable to do so as a result of having previously delivered such Term Priority Collateral to the First Lien Agent in accordance with the terms of the First Lien Loan Documents, such Grantor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the First Lien Agent, acting as gratuitous bailee of the Administrative Agent and the Secured Parties.

(c)       Furthermore, at all times prior to the Discharge of Term Obligations, the Administrative Agent is authorized by the parties hereto to effect transfers of Term Priority Collateral at any time in its possession (and any “control” or similar agreements with respect to Term Priority Collateral) to the First Lien Agent.

(d)       Notwithstanding anything to the contrary herein but subject to the ABL Intercreditor Agreement, in the event the First Lien Loan Documents provide for the grant of a security interest or pledge over the assets of any Grantor and such assets do not otherwise constitute Collateral under this Security Agreement or any other Loan Document, such Grantor shall (i) promptly grant a security interest in or pledge such assets to secure the Secured Obligations, (ii) promptly take any actions necessary to perfect such security interest or pledge to the extent set forth in the First Lien Loan Documents and (iii) take all other steps reasonably requested by the Administrative Agent in connection with the foregoing.

(e)       Nothing contained in the ABL Intercreditor Agreement shall be deemed to modify any of the provisions of this Security Agreement, which, as among the Grantors and the Administrative Agent shall remain in full force and effect in accordance with its terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Grantor and the Administrative Agent have executed this Security Agreement as of the date first above written.

GRANTORS

HAYWARD ACQUISITION CORP.

By:
Name:
Title:

HAYWARD INTERMEDIATE, INC.

By:
Name:
Title:

HAYWARD INDUSTRIES, INC.

By:
Name:
Title:

HAYWARD INDUSTRIAL PRODUCTS, INC.

By:
Name:
Title:

GOLDLINE PROPERTIES LLC

By:
Name:
Title:

Signature Page to US ABL Pledge and Security Agreement

HAYWARD/WRIGHT AUSTIN, INC.

By:
Name:
Title:

WEBSTER PUMPS, INC.

By:
Name:
Title:

Signature Page to US ABL Pledge and Security Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to US ABL Pledge and Security Agreement

EXHIBIT A

FORM OF ABL COPYRIGHT SECURITY AGREEMENT

ABL COPYRIGHT SECURITY AGREEMENT dated as of [●], 20[●] (this “Copyright Security Agreement”), by and [between][among] [●], a [●] ([each, a][the] “Grantor”) and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the ABL Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and the Administrative Agent.

Reference is also made [ to that certain Joinder No. [●] dated as of [●], 20[●], by [and among ][●][and [●] ]and acknowledged and agreed by the Administrative Agent,]1 to that certain US ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the US Borrower, Holdings, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties.

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the ABL Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1.            Terms. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.           Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Copyright Collateral”):

(a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, registrations and copyright applications (including but not limited to the registrations and applications set forth on Schedule I hereto); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

1 To be used after a Joinder by a new Restricted Subsidiary Grantor.

A-1

SECTION 3.           Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Copyright Security Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.           Governing Law. This Copyright Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.           Counterparts. This Copyright Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

A-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Copyright Security Agreement as of the day and year first above written.

[●]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

COPYRIGHTS

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	REGISTRATION DATE	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICANT NUMBER	FILING DATE	TITLE

EXCLUSIVE COPYRIGHT LICENSES

ANNEX A TO ABL COPYRIGHT SECURITY AGREEMENT

FORM OF ABL COPYRIGHT SECURITY AGREEMENT SUPPLEMENT

ABL COPYRIGHT SECURITY AGREEMENT SUPPLEMENT dated as of [●], 20[●] (this “Copyright Security Agreement Supplement”), by and [between][among] [●], a [●] ([each, a][the] “Grantor”) and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the ABL Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and the Administrative Agent.

Reference is also made to that certain US ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the US Borrower, Holdings, the other Grantors (as defined therein) from time to time party thereto and the Administrative Agent for the Secured Parties under and as defined in the ABL Credit Agreement.

Reference is also made to that certain ABL Copyright Security Agreement, dated as of [●], 20[●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Copyright Security Agreement”) by and [between][among] the Grantor[s] thereto and the Administrative Agent for the Secured Parties (as defined in the ABL Credit Agreement).

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Under the terms of the Security Agreement, [each] [the] Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the Additional Copyright Collateral (as defined below) and has agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Copyright Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 1.           Terms. Capitalized terms used in this Copyright Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.            Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Additional Copyright Collateral”):

(a)       all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, registrations and copyright applications (including but not limited to the registrations and applications set forth on Schedule I hereto); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

SECTION 3.           Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Additional Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Copyright Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.            Governing Law. This Copyright Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.           Counterparts. This Copyright Security Agreement Supplement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Copyright Security Agreement Supplement as of the day and year first above written.

[●]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

COPYRIGHTS

REGISTERED OWNER	REGISTRATION NUMBER	REGISTRATION DATE	TITLE

COPYRIGHT APPLICATIONS

APPLICANT	APPLICANT NUMBER	FILING DATE	TITLE

EXCLUSIVE COPYRIGHT LICENSES

EXHIBIT B

FORM OF ABL PATENT SECURITY AGREEMENT

ABL PATENT SECURITY AGREEMENT dated as of [●], 20[●] (this “Patent Security Agreement”), by and [between][among] [●], a [●] ([each, a][the] “Grantor”) and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the ABL Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and Bank of America, N.A., in its capacities as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”).

Reference is also made [ to that certain Joinder No. [●] dated as of [●], 20[●], by [and among ][●][and [●] ]and acknowledged and agreed by the Administrative Agent,]1 to that certain US ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the US Borrower, Holdings, the other Grantors (as defined therein) from time to time party thereto and the Administrative Agent for the Secured Parties under and as defined in the ABL Credit Agreement.

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the ABL Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1.      Terms. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.      Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Patent Collateral”):

(a)       any and all patents and patent applications (including but not limited to the patents and patent applications listed on Schedule I hereto); (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing, in each case, excluding any Excluded Assets.

SECTION 3.      Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Patent Security Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.      Governing Law. This Patent Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.      Counterparts. This Patent Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

1 To be used after a Joinder by a new Restricted Subsidiary Grantor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Patent Security Agreement as of the day and year first above written.

[●]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

PATENTS

REGISTERED OWNER	PATENT NO.	ISSUE DATE	TITLE

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	FILING DATE	TITLE

ANNEX A TO ABL PATENT SECURITY AGREEMENT

FORM OF ABL PATENT SECURITY AGREEMENT SUPPLEMENT

ABL PATENT SECURITY AGREEMENT SUPPLEMENT dated as of [●], 20[●] (this “Patent Security Agreement Supplement”), by and [between][among] [●], a [●] ([each, a][the] “Grantor”) and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the ABL Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and the Administrative Agent.

Reference is also made to that certain US ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the US Borrower, Holdings, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties.

Reference is also made to that certain ABL Patent Security Agreement, dated as of [●], 20[●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Patent Security Agreement”) by and [between][among] the Grantor[s] thereto and the Administrative Agent for the Secured Parties.

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Under the terms of the Security Agreement, [each] [the] Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the Additional Patent Collateral (as defined below) and has agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Patent Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 1.      Terms. Capitalized terms used in this Patent Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.      Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Additional Patent Collateral”):

(a)       any and all patents and patent applications (including but not limited to the patents and patent applications listed on Schedule I hereto); (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing, in each case, excluding any Excluded Assets.

SECTION 3.      Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Additional Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Patent Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.      Governing Law. This Patent Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.      Counterparts. This Patent Security Agreement Supplement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Patent Security Agreement Supplement as of the day and year first above written.

[●]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

PATENTS

REGISTERED OWNER	PATENT NO.	ISSUE DATE	TITLE

PATENT APPLICATIONS

APPLICANT	APPLICATION NO.	FILING DATE	TITLE

EXHIBIT C

FORM OF ABL TRADEMARK SECURITY AGREEMENT

ABL TRADEMARK SECURITY AGREEMENT dated as of [●], 20[●] (this “Trademark Security Agreement”), by and [between][among] [●], a [●] ([each, a][the] “Grantor”) and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the ABL Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto and the Administrative Agent.

Reference is also made [ to that certain Joinder No. [●] dated as of [●], 20[●], by [and among ][●][and [●] ]and acknowledged and agreed by the Administrative Agent,]1 to that certain US ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the US Borrower, Holdings, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties.

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Consistent with the requirements set forth in Sections 4.01 and 5.12 of the ABL Credit Agreement and Section 4.03(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1.      Terms. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.      Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in, to and under all of the following assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of [such][the] Grantor, and regardless of where located (collectively, the “Trademark Collateral”):

(a)       all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof (including but not limited to the registrations and applications listed on Schedule I hereto); and the goodwill of the business connected with the use of and symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past, present and future infringements or dilutions thereof; (d) all rights to sue for past, present, and future infringements or dilutions of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include (i) any foreign IP Rights and any intent to use Trademark application prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use Trademark application or any registration issuing therefrom under applicable law, or (ii) any other Excluded Assets.

1 To be used after a Joinder by a new Restricted Subsidiary Grantor.

SECTION 3.      Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Trademark Security Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.      Governing Law. This Trademark Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.      Counterparts. This Trademark Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Trademark Security Agreement as of the day and year first above written.

[●]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	REGISTRATION DATE	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	FILING DATE	TRADEMARK

ANNEX A TO ABL TRADEMARK SECURITY AGREEMENT

FORM OF ABL TRADEMARK SECURITY AGREEMENT SUPPLEMENT

ABL TRADEMARK SECURITY AGREEMENT SUPPLEMENT dated as of [●], 20[●] (this “Trademark Security Agreement Supplement”), by and [between][among] [●], a [●] ([each, a][the] “Grantor”) and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties (as defined in the ABL Credit Agreement).

Reference is made to that certain ABL Credit Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the ABL Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto the Administrative Agent.

Reference is also made to that certain US ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the US Borrower, Holdings, the other Grantors (as defined therein) and the Administrative Agent for the Secured Parties.

Reference is also made to that certain ABL Trademark Security Agreement, dated as of [●], 20[●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Trademark Security Agreement”) by and [between] [among] the Grantor[s] thereto and the Administrative Agent for the Secured Parties.

The Lenders (as defined in the ABL Credit Agreement) have extended credit to the Borrowers subject to the terms and conditions set forth in the ABL Credit Agreement. Under the terms of the Security Agreement, [each] [the] Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the Additional Trademark Collateral (as defined below) and has agreed, consistent with the requirements of Section 4.03(c) of the Security Agreement, to execute this Trademark Security Agreement Supplement. Now, therefore, the parties hereto agree as follows:

SECTION 1.        Terms. Capitalized terms used in this Trademark Security Agreement Supplement and not otherwise defined herein have the meanings specified in the Security Agreement.

SECTION 2.        Grant of Security Interest. As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, [each][the] Grantor, pursuant to the Security Agreement, did and hereby does pledge, collaterally assign, mortgage, transfer and grant to the Administrative Agent, its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of the [such][the] Grantor and regardless of where located (collectively, the “Additional Trademark Collateral”):

(a)       all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof (including but not limited to the registrations and applications listed on Schedule I hereto); and the goodwill of the business connected with the use of and symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past, present and future infringements or dilutions thereof; (d) all rights to sue for past, present, and future infringements or dilutions of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing. Notwithstanding anything herein to the contrary, in no event shall the Additional Trademark Collateral include (i) any foreign IP Rights and any intent to use Trademark application prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use Trademark application or any registration issuing therefrom under applicable law, or (ii) any other Excluded Assets.

SECTION 3.        Security Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. [Each][The] Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Additional Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Trademark Security Agreement Supplement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.        Governing Law. This Trademark Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.        Counterparts. This Trademark Security Agreement Supplement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Trademark Security Agreement Supplement as of the day and year first above written.

[●]

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

TRADEMARKS

REGISTERED OWNER	REGISTRATION NUMBER	REGISTRATION DATE	TRADEMARK

TRADEMARK APPLICATIONS

APPLICANT	APPLICATION NO.	FILING DATE	TRADEMARK

EXHIBIT D

FORM OF US ABL PLEDGE AND SECURITY AGREEMENT JOINDER

JOINDER NO. [●] dated as of [●] (this “Joinder”), to the US ABL Pledge and Security Agreement, dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the ABL Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the other Grantors (as defined in the Security Agreement) and Bank of America, N.A., in its capacities as administrative agent and collateral agent (together with its successors and permitted assigns in such capacities, the “Administrative Agent”) for the Secured Parties.

A.       Reference is made to that certain ABL Credit Agreement dated as of August 4, 2017, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among, inter alios, the US Borrower, the Canadian Borrower, Holdings, the Lenders from time to time party thereto and the Administrative Agent.

B.       Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the ABL Credit Agreement or the Security Agreement, as applicable.

C.       [The][Each] undersigned Restricted Subsidiary ([each a][the] “New Subsidiary”) is executing this Joinder in accordance with Section 7.10 of the Security Agreement and Section 5.12 of the ABL Credit Agreement, each of which require that each additional Domestic Subsidiary of the US Borrower becomes a Grantor under the Security Agreement by executing and delivering an instrument in the form of this Joinder in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and [each][the] New Subsidiary agree as follows:

SECTION 1.        In accordance with Section 7.10 of the Security Agreement, [the][each] New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor, and [the][each] New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants as of the date hereof that the applicable representations and warranties made by it as a Grantor thereunder on the date hereof that are qualified as to materiality are true and correct in all respects on and as of the date hereof and those that are not so qualified are true and correct in all material respects on and as of the date hereof; it being understood and agreed that any representation or warranty that expressly relates to an earlier date shall be deemed to refer to the date hereof. In furtherance of the foregoing, [the][each] New Subsidiary, as security for the payment and performance in full of the Secured Obligations, hereby pledges, collaterally assigns, mortgages, transfers and grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and Lien on all of [the][each] New Subsidiary’s right, title and interest in and to the Collateral of [the][each] New Subsidiary to the extent provided in Section 2.01 of the Security Agreement. Upon the effectiveness of this Joinder, each reference to a “Grantor” and “Subsidiary Guarantor” in the Security Agreement shall be deemed to include [the][each] New Subsidiary. The Security Agreement is hereby incorporated herein by reference.

SECTION 2.        [The][Each] New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Legal Reservations.

SECTION 3.        This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Administrative Agent shall have received a counterpart of this Joinder that bears the signature of [the][each] New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Joinder by facsimile transmission or by email as a “.pdf’ or “.tiff’ attachment shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.        Attached hereto is a duly prepared, completed and executed Perfection Certificate with respect to [the][each] New Subsidiary, and [the][each] New Subsidiary hereby represents and warrants that the information set forth therein is correct and complete in all material respects as of the date hereof.

SECTION 5.        Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.        THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.        In case any one or more of the provisions contained in this Joinder is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.        All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Security Agreement.

SECTION 9.        [The][Each] New Subsidiary agrees to reimburse the Administrative Agent for its expenses in connection with this Joinder, including the fees, other charges and disbursements of counsel in accordance with Section 9.03(a) of the ABL Credit Agreement.

SECTION 10.        This Joinder shall constitute a Loan Document, under and as defined in, the ABL Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, [the][each] New Subsidiary has duly executed this Joinder to the Security Agreement, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted, as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT J-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loan(s) (as well as any Promissory Notes evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the US Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the US Borrower and the Administrative Agent with a duly executed certificate of its non U.S. person status on IRS Form W 8BEN or IRS Form W 8BEN E, as applicable.

By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each of the US Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each of the US Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: [●] [●], 20[●]

EXHIBIT J-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the US Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly executed certificate of its non U.S. person status on IRS Form W 8BEN or IRS Form W 8BEN E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [●] [●], 20[●]

EXHIBIT J-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the US Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly executed IRS Form W 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W 8BEN or IRS Form W 8BEN E, as applicable, or (ii) an IRS Form W 8IMY accompanied by an IRS Form W 8BEN or IRS Form W 8BEN E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.

By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [●] [●], 20[●]

EXHIBIT J-4

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loan(s) (as well as any Promissory Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loan(s) (as well as any Promissory Note(s) evidencing such Revolving Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the US Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the US Borrower and the Administrative Agent with a duly executed IRS Form W 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W 8BEN or IRS Form W 8BEN E, as applicable, or (ii) an IRS Form W 8IMY accompanied by an IRS Form W 8BEN or IRS Form W 8BENE, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the US Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the US Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: [●] [●], 20[●]

EXHIBIT K

[FORM OF]
SOLVENCY CERTIFICATE

[●] [●], 20[●]

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(h) of that certain ABL Credit Agreement, dated as of the date hereof (the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among HAYWARD INDUSTRIES, INC., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with HAYWARD ACQUISITION CORP., a New Jersey corporation) (the “US Borrower”), HAYWARD POOL PRODUCTS CANADA, INC. / PRODUITS DE PISCINES HAYWARD CANADA, INC., a Canadian federal corporation (the “Canadian Borrower”), HAYWARD INTERMEDIATE, INC., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, BANK OF AMERICA, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”).

I, [●], the [Chief Financial Officer/equivalent officer] of the US Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the US Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the US Borrower pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the US Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the US Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the US Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the US Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the US Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the US Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the US Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

[Signature Page Follows]

K-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first above written.

HAYWARD INDUSTRIES, INC.

By:
Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT L

[FORM OF]
US AND CANADIAN BORROWING BASE CERTIFICATE

[ATTACHED]

FORM OF BORROWING BASE CERTIFICATE1

HAYWARD INDUSTRIES, INC.
Borrowing Base Certificate
As of

Bank of America, N.A.,

as Administrative Agent and Collateral Agent
under the Credit Agreement referred to below

Four Penn Center 1600 JFK Blvd.

Philadelphia, PA 19103

Reference is made to the ABL CREDIT AGREEMENT, dated as of August 4, 2017 (the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein as therein defined.

Borrowing Base Certificate as of                   prepared pursuant to and in accordance with the Credit Agreement and further certifies that (i) the calculation of the Borrowing Base as of                is true and correct, (ii) all Accounts included in the calculation of Eligible Accounts satisfy the applicable requirements included in the definition of “Eligible Accounts” and (iii) all Inventory included in the calculation of Eligible Inventory satisfy the applicable requirements included in the definition of “Eligible Inventory,” in each case, in all material respects.

[HAYWARD INDUSTRIES, INC., as US Borrower

By:
Name:
Title:

[HAYWARD POOL PRODUCTS CANADA, INC., as Canadian Borrower

By:
Name:
Title:

1 It is understood and agreed that this form of Borrowing Base Certificate presents the US Borrowing Base and Canadian Borrowing Base on a combined basis for convenience only and that the US Borrower and the Canadian Borrower shall be permitted to modify this form of Borrowing Base Certificate as necessary to present each Borrowing Base on a standalone basis and, with the reasonable consent of the Administrative Agent, to make any other changes to the form of Borrowing Base Certificate.

Borrowing Base Number: 001
Borrowing Base Date: xx/xx/xxxx
Borrowing Base Certificate
	Loan Number	AAA00	AAA01	AAA02	AAA03
Client Name		US Pools	Flow Control	Hayward Canada	Other AR
Beginning AR Balance (AR balance from Prior BBC)	-	-	-	-	-
Sales (+)	-
Credit Memos ( )	-
Adjustments (+)	-
Adjustments ( )	-
Net Collections Includes Non A/R Cash ( )	-
Discounts ( )	-
Non A/R Cash (+)	-
Unapplied Cash ( )	-
Gross Accounts Receivable	-	-	-	-	-
Ineligible A/R
Past due	-	-	-	-	-
Aged Credits	-	-	-	-	-
Cross Aged	-	-	-	-	-
Contra	-	-	-	-	-
Debit Memo & Chargeback	-	-	-	-	-
Finance Charge	-	-	-	-	-
Concentration	-	-	-	-	-
Bankruptcy/Credit Hold	-	-	-	-	-
COD/Cash	-	-	-	-	-
Foreign	-	-	-	-	-
Government	-	-	-	-	-
Intercompany	-	-	-	-	-
Warranty	-	-	-	-	-
Direct Rebates	-	-	-	-	-
Other Distributors Rebate	-	-	-	-	-
Canada Incentive Rebate	-	-	-	-	-
Unapplied Cash	-	-	-	-	-
Ecostar Rework	-	-	-	-	-
Total Ineligible A/R	-	-	-	-	-
Net Eligible A/R	-	-	-	-	-
Advance Rate	0%	85%	85%	85%
Eligible A/R @ Adv %	-	-	-	-	-
Less: Dilution Reserve	-	-	-	-	-
Less: Other Reserve	-	-	-	-	-
Eligible A/R @ Adv %, net of Reserves	-	-	-	-	-
Sub Limit	-	-	-	-	-
A/R Availability	-	-	-	-	-

Borrowing Base Number: 001
Borrowing Base Date: xx/xx/xxxx

Borrowing Base Certificate	0.0% Effective Advance Rate
	Loan Number	AAA05	AAA06	AAA07	AAA08	AAA09	AAA10	AAA11	AAA12	AAA13
Client Name	05/03/17	US Pool RM	US Pool WIP	US Pool FG	Flow Control RM	Flow Control WIP	Flow Control FG	Canada RM	Canada WIP	Canada FG
Gross Inventory Balance	-	-	-	-	-	-	-	-	-	-
In Transit Inventory	-	-	-	-	-	-	-	-	-	-
Total Gross Inventory	-	-	-	-	-	-	-	-	-	-
Ineligible Inventory				-	-	-	-	-	-	-
Unexplained Variance in Reconciliation	-	-	-	-	-	-	-	-	-	-
In transit Inventory	-	-	-	-	-	-	-	-	-	-
Outside Processors	-	-	-	-	-	-	-	-	-	-
Overissues	-	-	-	-	-	-	-	-	-	-
Supplies/Packaging	-	-	-	-	-	-	-	-	-	-
Intransit Patckaging	-	-	-	-	-	-	-	-	-	-
Labels	-	-	-	-	-	-	-	-	-	-
Intransit Labels	-	-	-	-	-	-	-	-	-	-
Intercompany Profits	-	-	-	-	-	-	-	-	-	-
Lower of Cost or Market Reserve	-	-	-	-	-	-	-	-	-	-
Slow Moving/Obsolete Inventory/Unmerchantable	-	-	-	-	-	-	-	-	-	-
Capitalized Variances	-	-	-	-	-	-	-	-	-	-
Vendor Purchase Rebates	-	-	-	-	-	-	-	-	-	-
Total Ineligible Inventory	-	-	-	-	-	-	-	-	-	-
Net Eligible Inventory	-	-	-	-	-	-	-	-	-	-
Advance Rates	0%	70%	70%	70%	70%	70%	70%	70%	70%	70%
Eligible Inventory @ Adv %	-	-	-	-	-	-	-	-	-	-
Less: Rents and Fees on Leased Inv. Locations	-
Less: AP to Outside Processors	-
Less: Other Reserves	-
Eligible Inventory @ Adv Rates <A>	-	-	-	-	-	-	-	-	-	-
Gross Inventory	-	-	-	-	-	-	-	-	-	-
Less: Inventory Not Appraised	-	-	-	-	-	-	-	-	-	-
Appraised Inventory	-	-	-	-	-	-	-	-	-	-
Net Orderly Liquidation Value (NOLV) %	87.60%	18.40%	0.00%	96.20%	18.40%	0.00%	96.20%	18.40%	0.00%	96.20%
NOLV % at lower rate ——————> 85%	74.50%	15.64%	0.00%	81.77%	15.64%	0.00%	81.77%	15.64%	0.00%	81.77%
Availability based on Appraisal <B>
Lower of <A> or <B> Individually by Inv Category	-	-	-	-	-	-	-	-	-	-
Individual Sublimit	-	-	-	-	-	-	-	-	-	-
Inventory Availability before the Subline	-	-	-	-	-	-	-	-	-	-
Inventory Subline	-
Net Inventory Availability	-

0.0% Effective Advance Rate

Rent Reserve	-
Royalty Reserve	-
WEPPA Reserve	-
HST/QST/GST Reserve	-
Total Reserves	-
-
Gross Availability	-
Line Amount	250,000
ADJUSTED GROSS AVAILABILITY	-
Suppressed Availability	-

Revolving Loan Balance
Letters of Credit	-
AP Amount to Vendors with Lien/Security Interests
Availability Block
Loan Exposures	-
NET AVAILABILITY / (SHORTFALL)	-

The undersigned represents and warrants that:

(A) The information provided above and in the accompanying supporting documentation is true, complete and correct, and complies fully with the conditions, terms and covenants of the credit agreement dated ______________ as amended to the date (the “Agreement”) between the undersigned and Bank of America (the “Bank”).

(B) Since the date of the last financial statement or certification furnished to the Bank:

(a) There has been no material adverse change in the financial condition or operations of the undersigned; and

(b) There is no event which is, or with notice or lapse of time or both would be, a default under the Agreement

Client Name

By: ________________________________________         Date _______________________

(Signature & Title)

If this document is being transmitted electronically, the Borrower acknowledges that by entering the name of its duly authorized officer on the Certificate, that officer has reviewed the Certificate and affirmed the representations, warranties and certifications referenced above.

EXHIBIT M

[FORM OF]
HEDGE AGREEMENT DESIGNATION NOTICE

[attached]

[FORM OF]
HEDGE AGREEMENT DESIGNATION NOTICE

Bank of America, N.A.

Four Penn Center 1600 JFK Blvd.

Philadelphia, PA 19103

Attn: Christy Bowen

Facsimile: 267 675 0175

Email: Christy.kuklinski@baml.com

[●] [●], 20[●]

Ladies and Gentlemen:

Reference is hereby made to that certain ABL Credit Agreement dated as of August 4, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), by and among Hayward Industries, Inc., a New Jersey corporation (as survivor of the Merger (as defined in the Credit Agreement) with Hayward Acquisition Corp., a New Jersey corporation) (the “US Borrower”), Hayward Pool Products Canada, Inc. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), Hayward Intermediate, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto including, Bank of America, N.A. in its capacities as administrative agent and collateral agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to the Credit Agreement of the existence of a [Canadian Secured Hedging Obligation][US Secured Hedging Obligation] pursuant to [               ]1 and the maximum amount of obligations of the undersigned that may arise thereunder is $[            ].

[Signature Page Follows]

1 Describe Hedging Agreement

[●][1]

By:
Name:
Title:

1 Name of applicable Loan Party.

EXHIBIT N

[FORM OF]
ABL INTERCREDITOR AGREEMENT

[attached]

Execution Version

ABL INTERCREDITOR AGREEMENT

THIS ABL INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of August 4, 2017 between (x) BANK OF AMERICA, N.A. (“Bank of America”), in its capacities as administrative agent and collateral agent (Bank of America, together with its successors and assigns in such capacities, the “ABL Agent”) for (i) the financial institutions, lenders and investors party from time to time to any ABL Credit Agreement (as defined below) (including any swingline lenders or letter of credit issuers under the ABL Credit Agreement) (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “ABL Lenders”), (ii) any ABL Cash Management Affiliates (as defined below) and (iii) any ABL Hedging Banks (as defined below) (such ABL Cash Management Affiliates and ABL Hedging Banks, together with the ABL Agent, the ABL Lenders and any other Secured Parties under, and as defined in, any ABL Credit Agreement, the “ABL Secured Parties”), (y) Bank of America, in its capacities as administrative agent and collateral agent (Bank of America, together with its successors and assigns in such capacities, the “First Lien Term Agent”) for (i) the financial institutions, lenders and investors party from time to time to any First Lien Term Credit Agreement (as defined below) (including, if applicable, any letter of credit issuers under the First Lien Term Credit Agreement) (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “First Lien Term Lenders”), (ii) any Term Cash Management Affiliates (as defined below) and (iii) any Term Hedging Affiliates (as defined below) (such Term Cash Management Affiliates and Term Hedging Affiliates, together with the First Lien Term Agent and the First Lien Term Lenders and any other Secured Parties under, and as defined in, any First Lien Term Credit Agreement, the “First Lien Term Secured Parties”) and (z) Bank of America, in its capacities as administrative agent and collateral agent (Bank of America, together with its successors and assigns in such capacities, the “Second Lien Term Agent” and, together with the First Lien Term Agent, collectively, the “Term Agents”) for the financial institutions, lenders and investors party from time to time to the Second Lien Term Credit Agreement (as defined below) (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “Second Lien Term Lenders” and, together with the First Lien Term Lenders, collectively, the “Term Lenders”) (the Second Lien Term Agent, the Second Lien Term Lenders and any other Secured Parties under, and as defined in, any Second Lien Term Credit Agreement, the “Second Lien Term Secured Parties” and, together with the First Lien Term Secured Parties, collectively, the “Term Secured Parties”), and acknowledged and agreed to by the Initial Borrower, the Borrower, Holdings and the other ABL Guarantors (as such terms are defined below).

RECITALS

A.       Pursuant to that certain ABL Credit Agreement dated as of the date hereof by and among, inter alia, HAYWARD INTERMEDIATE, INC., a Delaware corporation (“Holdings”), HAYWARD ACQUISITION CORP., a New Jersey corporation (the “Initial Borrower”, to be merged on the Closing Date with and into HAYWARD INDUSTRIES, INC., a New Jersey corporation (the “Borrower”), with the Borrower as survivor of such merger), HAYWARD POOL PRODUCTS CANADA, INC. / Produits De Piscines Hayward Canada, Inc., a Canadian federal corporation (the “Canadian Borrower”), the ABL Lenders and the ABL Agent (the “ABL Credit Agreement”), the ABL Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Borrower and the Canadian Borrower.

B.       Pursuant to that certain US Loan Guaranty dated as of the date hereof (as the same may be amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time, the “ABL Guaranty”) by each of the ABL Guarantors (as hereinafter defined) in favor of the ABL Agent, for the benefit of the ABL Secured Parties, the ABL Guarantors have agreed to guarantee, inter alia, the payment and performance of the obligations under the ABL Documents (as hereinafter defined).

C.       As a condition to the effectiveness of the ABL Credit Agreement and to secure the obligations of the Borrower and the ABL Guarantors (the Borrower and the ABL Guarantors, collectively, the “ABL Credit Parties”) under and in connection with the ABL Documents, the ABL Credit Parties on the Closing Date have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.       Pursuant to that certain First Lien Credit Agreement dated as of the date hereof by and among Holdings, the Borrower, the First Lien Term Lenders and the First Lien Term Agent (the “First Lien Term Credit Agreement”), the First Lien Term Lenders have agreed to make certain loans to the Borrower.

E.       Pursuant to that certain Second Lien Credit Agreement dated as of the date hereof by and among Holdings, the Borrower, the Second Lien Term Lenders and the Second Lien Term Agent (the “Second Lien Term Credit Agreement”), the Second Lien Term Lenders have agreed to make certain loans to the Borrower.

F.       Pursuant to that certain first lien Guaranty Agreement and that certain second lien Guaranty Agreement, each dated as of the date hereof (as the same may be amended, restated, amended and restated, extended, supplemented and/or otherwise modified from time to time, each a “Term Guaranty”) by each of the Term Guarantors (as hereinafter defined) in favor of the relevant Term Agent, for the benefit of the relevant Term Secured Parties represented by such Term Agent, the Term Guarantors have agreed to guarantee, inter alia, the payment and performance of the obligations under each applicable Term Document (as hereinafter defined).

G.       As a condition to the effectiveness of the Term Credit Agreements and to secure the obligations of the Borrower and the Term Guarantors (the Borrower and the Term Guarantors, collectively, the “Term Credit Parties”) under and in connection with the Term Documents, the Term Credit Parties on the Closing Date have granted to the relevant Term Agent (in each case, for the benefit of the relevant Term Secured Parties represented by such Term Agent) Liens on the Collateral.

H.       Each of the ABL Agent (on behalf of the ABL Secured Parties) and each of the Term Agents (in each case, on behalf of the relevant Term Secured Parties represented by such Term Agent) and, by their acknowledgment hereof, the ABL Credit Parties and the Term Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1        UCC Definitions. Unless otherwise defined herein (or defined in reference to a Credit Document), all terms which are defined in the Uniform Commercial Code are used herein as so defined, including the following: Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Financial Asset, Fixtures, General Intangible, Instrument, Inventory, Investment Property, Letter of Credit Right, Money, Payment Intangible, Promissory Note, Records, Securities Account, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.

Section 1.2        Other Definitions. Subject to Section 1.1 hereof, as used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee” or “Collateral Trustee” or similar term under any ABL Credit Agreement.

“ABL Bankruptcy Sale” shall have the meaning set forth in Section 6.4 hereof.

“ABL Cash Management Affiliate” shall mean any ABL Cash Management Bank (together with its respective successors, assigns and transferees) that is owed ABL Cash Management Obligations by any ABL Credit Party or any Restricted Subsidiary, as applicable, which ABL Cash Management Obligations are secured by Liens granted under one or more ABL Collateral Documents.

“ABL Cash Management Agreement” shall mean any agreement to provide Cash Management Services between any ABL Cash Management Bank and any ABL Credit Party (or any Restricted Subsidiary of any ABL Credit Party).

“ABL Cash Management Bank” shall have the meaning assigned to the term “Secured Banking Services Provider” in any ABL Credit Agreement.

“ABL Cash Management Obligations” shall mean obligations owed by any ABL Credit Party or any Restricted Subsidiary, as applicable, to any ABL Cash Management Bank in respect of or in connection with any Cash Management Services and pursuant to an ABL Cash Management Agreement.

“ABL Collateral Documents” shall mean all “Collateral Documents” (as defined in any ABL Credit Agreement) or similar term, executed and delivered by one or more of the ABL Credit Parties, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by any ABL Credit Party in connection with any ABL Credit Agreement (in each case, other than any such “Collateral Document” or similar term, other security agreement, mortgage, deed of trust or other collateral document to the extent relating to any ABL Exclusive Credit Party or any ABL Exclusive Collateral), in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“ABL Credit Agreement” shall mean the ABL Credit Agreement dated as of the date hereof (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), in each case as and to the extent permitted by this Agreement, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Credit Agreement).

“ABL Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“ABL Deposit and Securities Accounts” shall mean all Deposit Accounts, Securities Accounts, collection accounts and lockbox accounts (and all related lockboxes) of the ABL Credit Parties (other than the Term Loan Priority Accounts).

“ABL DIP Financing” shall have the meaning set forth in Section 6.1(a) hereof.

“ABL Documents” shall mean any ABL Credit Agreement, any ABL Guaranty, any ABL Collateral Document, any ABL Cash Management Agreement between any ABL Credit Party and any ABL Cash Management Affiliate, any ABL Hedging Agreement between any ABL Credit Party and any ABL Hedging Bank, any other ancillary agreement executed and delivered by an ABL Credit Party as to which any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party, and delivered to the ABL Agent or any other ABL Secured Party in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“ABL Exclusive Collateral” shall have the meaning assigned to that term in the definition of “ABL Priority Collateral”.

“ABL Exclusive Credit Parties” shall mean the collective reference to (x) each “Guarantor” (as defined in the ABL Credit Agreement) and (y) each borrower under any ABL Credit Agreement that, in the case of each of the foregoing clauses (x) and (y), does not also guarantee any Term Obligations or become a borrower under any Term Credit Agreement. For the avoidance of doubt, any Canadian Loan Party is an ABL Exclusive Credit Party.

“ABL Guarantors” shall mean the collective reference to Holdings and all “Subsidiary Guarantors” under and as defined in any ABL Credit Agreement other than any ABL Exclusive Credit Party.

“ABL Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any other guaranty made by any ABL Guarantor guaranteeing, inter alia, the payment and performance of any ABL Obligations.

“ABL Hedging Agreement” means any “Hedge Agreement” as defined in the ABL Credit Agreement.

“ABL Hedging Bank” shall mean any counterparty (together with its respective successors, assigns and transferees) that has entered into an ABL Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by Liens granted under one or more ABL Collateral Documents.

“ABL Joint Collateral” shall have the meaning set forth in Section 3.6(a) hereof.

“ABL Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, and shall include any Person designated as a “Lender” or similar term under any ABL Credit Agreement.

“ABL Obligations” shall mean any and all obligations of every nature of each ABL Credit Party from time to time owed to the ABL Secured Parties, or any of them, under, in connection with, or evidenced or secured by any ABL Document, including, without limitation, all “Obligations” (as defined in any ABL Credit Agreement) or similar term, and whether for principal, interest, fees, expenses (including interest, fees, or expenses which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest, fees, or expenses in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of ABL Secured Hedging Obligations, indemnification or otherwise, and all other amounts owing or due from any ABL Credit Party under the terms of any ABL Document.

“ABL Priority Collateral” shall mean all Collateral (including, for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code or similar provision in any foreign Debtor Relief Laws, would constitute Collateral) consisting of the following:

(1)       all Accounts and other Receivables, other than Accounts and other Receivables which constitute identifiable proceeds of Term Priority Collateral;

(2)       cash, Money, cash equivalents and tax refunds (other than, in each case, to the extent constituting proceeds of Term Priority Collateral);

(3)       all (x) Deposit Accounts (other than Term Loan Priority Accounts) and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments properly held therein, including intercompany indebtedness between or among the ABL Credit Parties or their Affiliates, to the extent owing in respect of ABL Priority Collateral, (y) Securities Accounts (other than Term Loan Priority Accounts), Security Entitlements and Securities credited to such a Securities Account (in each case, other than Equity Interests or Instruments evidencing indebtedness to the extent such indebtedness is not relating to, evidencing or owing in respect of, ABL Priority Collateral (provided that to the extent such Instruments also relate to Term Priority Collateral then only the portion thereof relating to ABL Priority Collateral shall be included in ABL Priority Collateral)) and (z) Commodity Accounts (other than Term Loan Priority Accounts) and Commodity Contracts credited thereto, and, in each case, all cash, Money, cash equivalents, checks and other property properly held therein or credited thereto (other than Equity Interests or Instruments evidencing indebtedness to the extent such indebtedness is not relating to, evidencing or owing in respect of, ABL Priority Collateral (provided that to the extent such Instruments also relate to Term Priority Collateral then only the portion thereof relating to ABL Priority Collateral shall be included in ABL Priority Collateral)); provided, however, that, subject to the last sentence of Section 4.1(a), to the extent that identifiable proceeds of Term Priority Collateral are deposited in any such Deposit Accounts, Securities Accounts or Commodities Accounts, such identifiable proceeds shall be treated as Term Priority Collateral;

(4)       all Inventory;

(5)       to the extent relating to, evidencing or governing (x) any of the items referred to in the preceding clauses (1) through (4) constituting ABL Priority Collateral, all Documents, Instruments (including Promissory Notes), Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), Investment Property and Commercial Tort Claims or (y) any other ABL Priority Collateral, General Intangibles (including all rights under contracts but excluding any Intellectual Property and Equity Interests); provided that, to the extent any of the foregoing also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)       to the extent relating to any of the items referred to in the preceding clauses (1) through (5) constituting ABL Priority Collateral, all Supporting Obligations, letters of credit and Letter-of-Credit Rights; provided that, to the extent any of the foregoing also relates to Term Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(7)       all books and Records relating to any of the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral but, in each case, excluding any Intellectual Property); and

(8)       all collateral security and guarantees with respect to any of the items referred to in the preceding clauses (1) through (7) constituting ABL Priority Collateral and all cash, Money, cash equivalents, insurance proceeds, Instruments, Securities and Financial Assets (other than Equity Interests) received as Proceeds of, and any other Proceeds of, any of the items referred to in the preceding clauses (1) through (7) and this clause (8) constituting ABL Priority Collateral (“ABL Priority Proceeds”); provided, that in no case shall ABL Priority Collateral include Equipment, Intellectual Property or Real Property owned or leased by any Term Credit Party.

For the avoidance of doubt, it is understood and agreed that “ABL Priority Collateral” shall include any Collateral consisting of assets or property of any ABL Exclusive Credit Party and any Proceeds thereof which would not otherwise constitute ABL Priority Collateral or Term Priority Collateral (such assets and property, the “ABL Exclusive Collateral”).

“ABL Priority Proceeds” shall have the meaning assigned to that term in the definition of “ABL Priority Collateral”.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a) hereof.

“ABL Secured Hedging Obligations” shall mean obligations owed by any ABL Credit Party to any ABL Hedging Bank in respect of or in connection with any ABL Hedging Agreement.

“ABL Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agent” shall mean the ABL Agent or a Term Agent (and collectively, the “Agents”).

“Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.

“Asset Sale Proceeds Pledged Account” shall mean any account held at, and subject to the sole dominion and control of any Term Agent in which the proceeds from any disposition of Term Priority Collateral is held pending reinvestment pursuant to any Term Credit Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Borrower” shall have the meaning assigned to that term in the Recitals of this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed (or are in fact closed).

“Canadian Loan Party” shall have the meaning provided in the ABL Credit Agreement.

“Cash Management Services” means any one or more of the following types of services or facilities: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash (as defined in the First Lien Term Credit Agreement) management and Deposit Accounts (as defined in the First Lien Term Credit Agreement).

“Closing Date” shall mean August 4, 2017.

“Collateral” shall mean all Property now owned or hereafter acquired by the Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any ABL Agent or any Term Agent under any of the ABL Collateral Documents or the Term Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Collateral” shall mean any Collateral consisting of any Certificated Security (as defined in Section 8 102 of the Uniform Commercial Code), Investment Property, Deposit Account, Securities Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Term Agent” shall mean (i) at any time prior to the Discharge of First Lien Term Obligations, the “Designated First Priority Representative” (as such term is defined in the Term Loan Intercreditor Agreement) and (ii) after the Discharge of First Lien Term Obligations has occurred and the ABL Agent has received written notice thereof from the Borrower and the “Designated Second Priority Representative” (as such term is defined in the Term Loan Intercreditor Agreement), such Designated Second Priority Representative.

“Copyright Licenses” shall mean any written agreement, now or hereafter in effect, naming any Credit Party as licensor and granting any right to any third party under any Copyright now or hereafter owned by such Credit Party or that such Credit Party otherwise has the right to license, or naming any Credit Party as a licensee and granting any right to such Credit Party under any Copyright now or hereafter owned by any third party, and all rights of such Credit Party under any such agreement.

“Copyrights” shall mean the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Credit Documents” shall mean the ABL Documents and the Term Documents.

“Credit Parties” shall mean the ABL Credit Parties and the Term Credit Parties.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, the Companies’ Creditor Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Discharge of ABL Obligations” shall mean the time at which all the ABL Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto) have been paid in full in cash, all Letters of Credit (as defined in any ABL Credit Agreement) have expired or been terminated (other than Letters of Credit for which other arrangements reasonably satisfactory to the ABL Agent and each applicable Issuing Bank (or similar term) (as defined in any ABL Credit Agreement) have been made), all Commitments (as defined in the ABL Credit Agreement) have been terminated and, with respect to any Hedging Obligations (as defined in the ABL Credit Agreement) and Banking Services Obligations (as defined in any ABL Credit Agreement), such Hedging Obligations and Banking Services Obligations have either been paid in full, cash collateralized on terms reasonably satisfactory to each applicable counterparty (or other arrangements reasonably satisfactory to the applicable counterparty shall have been made) or are no longer secured by the Collateral pursuant to the terms of any ABL Credit Agreement.

“Discharge of First Lien Term Obligations” shall mean the time at which all the First Lien Term Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto) have been paid in full in cash and all Commitments (as defined in any First Lien Term Credit Agreement) have been terminated, and, with respect to any First Lien Term Obligations in respect of Hedge Agreements (as defined in any First Lien Term Credit Agreement) and in respect of Banking Services (as defined in any First Lien Term Credit Agreement), such First Lien Term Obligations have either been paid in full, cash collateralized on terms reasonably satisfactory to each applicable counterparty (or other arrangements reasonably satisfactory to the applicable counterparty shall have been made) or are no longer secured by the Collateral pursuant to the terms of any First Lien Term Credit Agreement.

“Discharge of Second Lien Term Obligations” shall mean the time at which all the Second Lien Term Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto) have been paid in full in cash and all Commitments (as defined in each Second Lien Term Credit Agreement) have been terminated.

“Discharge of Term Obligations” shall mean the time at which both the Discharge of First Lien Term Obligations and Discharge of Second Lien Term Obligations shall have occurred.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Credit Party now or hereafter has any right, title or interest.

“Enforcement Notice” shall mean a written notice delivered by either the ABL Agent to the Controlling Term Agent, or by the Controlling Term Agent to the ABL Agent, announcing that it intends to commence an Exercise of Any Secured Creditor Remedies.

“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the Uniform Commercial Code, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Credit Party in each case, regardless of whether characterized as equipment under the Uniform Commercial Code (but excluding any such items which constitute Inventory), and (y) any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interest” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Event of Default” shall mean an “Event of Default” or similar term under and as defined in any ABL Credit Agreement or any Term Credit Agreement, as applicable.

“Exercise of Any Secured Creditor Remedies” or “Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” or similar phrase shall mean, except as otherwise provided in the final sentence of this definition:

(a)       the taking by any Secured Party of any action to enforce or realize upon any Lien (including any judgment lien), including the institution of any foreclosure proceedings, action, exercise of a power of sale or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other applicable law;

(b)       the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)       the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure or power of sale on the Collateral or the Proceeds thereof;

(d)       the appointment on the application of a Secured Party, of a liquidator, trustee in bankruptcy, receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)       the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale conducted by any Secured Party or any other means at the direction of any Secured Party permissible under applicable law;

(f)       the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other applicable law; and

(g) the exercise by any Secured Party of any voting rights relating to any Equity Interest included in the Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Any Secured Creditor Remedies or an Exercise of Secured Creditor Remedies: (i) the filing of a proof of claim or voting with respect to such claim in any Insolvency Proceeding or the seeking of adequate protection (subject to Section 6.3), in each instance in a manner otherwise consistent with the terms and conditions of this Agreement, (ii) the exercise of rights with respect to the ABL Priority Collateral by the ABL Agent upon the occurrence of a Cash Dominion Period (as defined in any ABL Credit Agreement) of the type provided in the ABL Credit Agreement as in effect on the Closing Date, including, without limitation, the notification of account debtors, depository institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent, (iii) the consent by the ABL Agent to a going out of business sale or other disposition by any Credit Party of any of the ABL Priority Collateral (other than after the occurrence of an Event of Default), (iv) the consent of the Controlling Term Agent to disposition by any Credit Party of any of the Term Priority Collateral (other than after the occurrence of an Event of Default), (v) the reduction of advance rates or sub limits by the ABL Agent and the ABL Lenders, (vi) the change in eligibility criteria for components of the borrowing base under the ABL Credit Agreement by the ABL Agent and the ABL Lenders or (vii) the imposition of Availability Reserves (as defined in the ABL Credit Agreement) by the ABL Agent.

“First Lien Term Agent” shall have the meaning assigned to that term in the introduction to this Agreement.

“First Lien Term Credit Agreement” (i) shall mean the First Lien Term Credit Agreement referred to in the recitals to this Agreement (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), in each case as and to the extent permitted by this Agreement, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a First Lien Term Credit Agreement) and (ii) shall include any one or more other agreements, indentures or facilities relating to additional First Lien Term Obligations joined to this Agreement pursuant to Section 7.20 hereof.

“First Lien Term Credit Agreement Obligations” shall have the meaning assigned to that term in the definition of “First Lien Term Obligations”.

“First Lien Term Documents” shall mean any First Lien Term Credit Agreement, any Term Guaranty relating to the First Lien Term Obligations, any Term Collateral Document relating to the First Lien Term Obligations, any Cash Management Services between any Term Credit Party and any Term Cash Management Affiliate, any Term Hedging Agreement between any Term Credit Party and any Term Hedging Affiliate, any other ancillary agreement executed and delivered by a Term Credit Party as to which any First Lien Term Secured Party is a party or a beneficiary relating to the First Lien Term Obligations and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Credit Party, and delivered to the First Lien Term Agent or any other First Lien Term Secured Party, in connection with any of the foregoing or any First Lien Term Credit Agreement, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“First Lien Term Lender” shall have the meaning assigned to that term in the introduction to this Agreement, and shall include any Person that is a “Lender” or similar term under any First Lien Term Credit Agreement.

“First Lien Term Obligations” shall mean (i) any and all obligations of every nature of each Term Credit Party from time to time owed to the First Lien Term Secured Parties, or any of them, under, in connection with, or evidenced or secured by any First Lien Term Document, including, without limitation, all “Obligations” (as defined in the First Lien Term Credit Agreement) or similar term, and whether for principal, interest, fees, expenses (including interest, fees, or expenses which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any First Lien Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest, fees, or expenses in the related bankruptcy proceeding), payments for early termination of Term Secured Hedging Obligations, indemnification or otherwise, and all other amounts owing or due from any Term Credit Party under the terms of any First Lien Term Document, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (the “First Lien Term Credit Agreement Obligations”) and (ii) all Other First Lien Term Obligations.

“First Lien Term Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement and shall include all other Persons holdings First Lien Term Obligations.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government or any other political subdivision thereof, including central banks and supra national bodies.

“Guarantor” shall mean any of the ABL Guarantors or Term Guarantors.

“Holdings” shall have the meaning assigned to that term in the recitals to this Agreement.

“Indebtedness” shall have the meaning provided in the ABL Credit Agreement and the Term Credit Agreements as in effect on the date hereof.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, arrangement (pursuant to any corporate statutes) winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; in each case covered by clauses (a) and (b) undertaken under any Debtor Relief Laws.

“Intellectual Property” shall mean all intellectual and similar property of every kind and nature now owned, licensed or hereafter acquired by any Credit Party that is subject to a security interest under any ABL Documents and any Term Documents, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Domain Names, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information and all embodiments or fixations thereof and related documentation and registrations and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Lenders” means, collectively, all of the ABL Lenders and the Term Lenders.

“License” shall mean any Patent License, Trademark License, Copyright License, or other license or sublicense agreement granting rights under Intellectual Property to which any Credit Party is a party.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien on any asset.

“Lien Priority” shall mean with respect to any Lien of the ABL Secured Parties or the Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1 hereof.

“Other First Lien Term Obligations” means (a) if the Pari Passu Intercreditor Agreement (as defined in the First Lien Term Credit Agreement) has been entered into, all “Additional Pari Obligations” (as defined in such Pari Passu Intercreditor Agreement), (b) if the Term Loan Intercreditor Agreement has been entered into, all other obligations in connection with, or evidenced or secured by, “Additional First Priority Debt” (as defined in the Term Loan Intercreditor Agreement) and (c) in any event, any indebtedness or obligations (other than First Lien Term Credit Agreement Obligations) of the Loan Parties (as defined in the Term Loan Intercreditor Agreement) that are to be secured with a Lien pari passu with the Liens on the Collateral securing the First Lien Term Credit Agreement Obligations and are designated by the Borrower as First Lien Term Obligations hereunder; provided, however, that with respect to this clause (c), the requirements set forth in Section 7.20 shall have been satisfied.

“Other Liabilities” means ABL Cash Management Obligations and ABL Secured Hedging Obligations.

“Other Second Lien Term Obligations” means (a) if the Pari Passu Intercreditor Agreement (as defined in the Second Lien Term Credit Agreement) has been entered into, all “Additional Pari Obligations” as defined in such Pari Passu Intercreditor Agreement, (b) if the Term Loan Intercreditor Agreement has been entered into, all other obligations in connection with, or evidenced or secured by, “Additional Second Priority Debt” as defined in the Term Loan Intercreditor Agreement and (c) in any event, any indebtedness or obligations (other than Second Lien Term Credit Agreement Obligations) of the Loan Parties (as defined in the Term Loan Intercreditor Agreement) that are to be secured with a Lien pari passu with the Liens on the Collateral securing the Second Lien Term Credit Agreement Obligations and are designated by the Borrower as Second Lien Term Obligations hereunder; provided, however, that with respect to this clause (c), the requirements set forth in Section 7.20 shall have been satisfied.

“Party” shall mean the ABL Agent, the First Lien Term Agent or the Second Lien Term Agent (and collectively, the “Parties”).

“Patent License” shall mean any written agreement, now or hereafter in effect, naming any Credit Party as licensor and granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by such Credit Party or that such Credit Party otherwise has the right to license, is in existence, or naming any Credit Party as licensee and granting to such Credit Party any such right with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of such Credit Party under any such agreement.

“Patents” shall mean the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Priority Collateral, as applicable.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired assets of any ABL Credit Party: (a) all amounts at any time payable to any ABL Credit Party in respect of the sale or other Disposition of any Account; (b) all interest, fees, late charges, penalties, collection fees, and other amounts due or to become due or otherwise payable in connection with any Account; (c) all credit card receivables and other payment intangibles; and (d) all other contract rights, chattel paper, instruments, or other forms of rights to payment, in each case arising from the sale, lease, or other Disposition of Inventory, the licensing of Inventory, the rendition of services, or otherwise related to any Accounts or Inventory of an ABL Credit Party (including, choses in action, causes of action, or other rights and claims against carriers or shippers, rights to indemnification, and identifiable proceeds thereof, casualty or similar types of insurance, in each case relating to ABL Priority Collateral and identifiable proceeds thereof).

“Restricted Subsidiary” means (a) with respect to ABL Credit Parties, any “Restricted Subsidiary” under and as defined in any ABL Credit Agreement and (b) with respect to the Term Credit Parties, any “Restricted Subsidiary” under and as defined in any Term Credit Agreement.

“Second Lien Term Agent” shall have the meaning assigned to that term in the introduction to this Agreement.

“Second Lien Term Credit Agreement” (i) shall mean the Second Lien Term Credit Agreement referred to in the recitals to this Agreement (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), in each case as and to the extent permitted by this Agreement, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Second Lien Term Credit Agreement) and (ii) shall include any one or more other agreements, indentures or facilities relating to additional Second Lien Term Obligations joined to this Agreement pursuant to Section 7.20 hereof.

“Second Lien Term Credit Agreement Obligations” shall have the meaning assigned to that term in the definition of “Second Lien Term Obligations”.

“Second Lien Term Documents” shall mean any Second Lien Term Credit Agreement, any Term Guaranty relating to the Second Lien Term Obligations, any Term Collateral Document relating to the Second Lien Term Obligations, any other ancillary agreement executed and delivered by a Term Credit Party as to which any Second Lien Term Secured Party is a party or a beneficiary relating to the Second Lien Term Obligations and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Credit Party, and delivered to the Second Lien Term Agent or any other Second Lien Term Secured Party, in connection with any of the foregoing or any Second Lien Term Credit Agreement, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Second Lien Term Lender” shall have the meaning assigned to that term in the introduction to this Agreement, and shall include any Person that is a “Lender” or similar term under any Second Lien Term Credit Agreement.

“Second Lien Term Obligations” (i) shall mean any and all obligations of every nature of each Term Credit Party from time to time owed to the Second Lien Term Secured Parties, or any of them, under, in connection with, or evidenced or secured by any Second Lien Term Document, including, without limitation, all “Obligations” (as defined in the Second Lien Term Credit Agreement) or similar term, and whether for principal, interest, fees, expenses (including interest, fees, or expenses which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any Second Lien Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest, fees, or expenses in the related bankruptcy proceeding) indemnification or otherwise, and all other amounts owing or due from any Term Credit Party under the terms of any Second Lien Term Document, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (the “Second Lien Term Credit Agreement Obligations”) and (ii) all Other Second Lien Term Obligations.

“Second Lien Term Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement and all other Persons holdings Second Lien Term Obligations.

“Secured Parties” shall mean the ABL Secured Parties and the Term Secured Parties.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower.

“Term Agents” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Term Credit Agreement that become party to this Agreement.

“Term Arranger” means any Person that has acted as an arranger, bookrunner or in a similar role under any Term Document.

“Term Bankruptcy Sale” shall have the meaning set forth in Section 6.4 hereof.

“Term Cash Management Affiliate” shall mean any Term Cash Management Bank (together with its respective successors, assigns and transferees) that is owed Term Cash Management Obligations by any Term Credit Party and which Term Cash Management Obligations are secured by Liens granted under one or more Term Collateral Documents under the First Lien Term Credit Agreement.

“Term Cash Management Agreement” shall mean any agreement entered into between a Term Credit Party and a Term Cash Management Bank in connection with Cash Management Services.

“Term Cash Management Bank” shall mean any Term Agent, Term Arranger or Term Lender or any of their respective Affiliates that has entered into a Term Cash Management Agreement.

“Term Cash Management Obligations” means, in connection with any First Lien Term Credit Agreement, obligations owed by any Term Credit Party to any Term Cash Management Bank in respect of or in connection with any Cash Management Services pursuant to any Term Cash Management Agreement.

“Term Cash Proceeds Notice” shall mean a written notice delivered by the relevant Term Agent to the ABL Agent (a) stating that an Event of Default has occurred and is continuing under any Term Document and specifying the relevant Event of Default and (b) stating that certain cash proceeds which may be deposited in an ABL Deposit and Securities Account constitute Term Priority Collateral, and reasonably identifying the amount of such proceeds and specifying the origin thereof.

“Term Collateral Documents” shall mean all “Collateral Documents” (as defined in any Term Credit Agreement) or similar term, executed and delivered by one or more Term Credit Parties, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered by any Term Credit Party in connection with any Term Credit Agreement (in each case, other than any “Collateral Document” (as defined in any Term Credit Agreement) or similar term, security agreement, mortgage, deed of trust or other collateral document to the extent relating to any Term Exclusive Credit Party or any Term Exclusive Collateral), in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Term Credit Agreements” shall mean any First Lien Term Credit Agreement and any Second Lien Term Credit Agreement and shall include any one or more other agreements, indentures or facilities (i) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Obligations, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder and (ii) relating to additional Term Obligations joined to this Agreement pursuant to Section 7.20 hereof.

“Term Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“Term DIP Financing” shall have the meaning set forth in Section 6.1(b) hereof.

“Term Documents” shall mean any Term Credit Agreement, any Term Guaranty, any Term Collateral Document, the Term Loan Intercreditor Agreement, any Cash Management Services between any Term Credit Party and any Term Cash Management Affiliate, any Term Hedging Agreements between any Term Credit Party and any Term Hedging Affiliate, any other ancillary agreement executed and delivered by a Term Credit Party as to which any Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Credit Party, and delivered to the relevant Term Agent or any other Term Secured Party in connection with any of the foregoing or any Term Credit Agreement, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Term Exclusive Collateral” shall have the meaning assigned to that term in the definition of “Term Priority Collateral”.

“Term Exclusive Credit Parties” shall mean the collective reference to (x) each “Guarantor” (as defined in any Term Credit Agreement) and (y) each borrower under any Term Credit Agreement that, in the case of each of the foregoing clauses (x) and (y), does not also guarantee any ABL Obligations or become a borrower under any ABL Credit Agreement.

“Term Guarantors” shall mean the collective reference to Holdings and all “Subsidiary Guarantors” under and as defined in the Term Credit Agreements, in each case, other than any Term Exclusive Credit Party.

“Term Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any other guaranty made by a Term Guarantor guaranteeing, inter alia, the payment and performance of any Term Obligations.

“Term Hedging Bank” shall mean any Term Agent, Term Arranger or Term Lender or any of their respective Affiliates that has entered into a Term Hedging Agreement.

“Term Hedging Affiliate” shall mean any Term Hedging Bank (together with its respective successors, assigns and transferees) that has entered into a Term Hedging Agreement with any Term Credit Party with the obligations of such Term Credit Party thereunder being secured by Liens granted under one or more Term Collateral Documents under the First Lien Term Credit Agreement.

“Term Hedging Agreement” shall mean any agreement entered into between a Term Credit Party and a Term Hedging Bank in connection with Secured Hedging Obligations under, and as defined in, the First Lien Term Credit Agreement.

“Term Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, and shall include any Person designated as a “Lender” or similar term under any Term Credit Agreement.

“Term Loan Intercreditor Agreement” shall mean the Term Intercreditor Agreement, dated as of the date hereof, by and among the First Lien Term Agent for the First Lien Term Secured Parties, the Second Lien Term Agent for the Second Lien Term Secured Parties, Holdings, the Borrower and the other Term Credit Parties party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified.

“Term Loan Priority Accounts” means the Asset Sale Proceeds Pledged Account and any Deposit Accounts, Securities Accounts or Commodity Accounts, in each case that contain solely Term Priority Collateral or identifiable proceeds of the Term Priority Collateral (it being understood that any property in such Deposit Accounts, Securities Accounts or Commodities Accounts which is not Term Priority Collateral or identifiable proceeds of Term Priority Collateral shall not be Term Priority Collateral solely by virtue of being on deposit in any such Deposit Account, Securities Account or Commodity Account).

“Term Obligations” shall mean collectively the First Lien Term Obligations and the Second Lien Term Obligations.

“Term Priority Collateral” shall mean all Collateral (including, for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code or any similar provision in any foreign Debtor Relief Laws, would constitute Collateral) consisting of the following:

(1)       all Equipment, Fixtures, Real Property, Intellectual Property, intercompany indebtedness between or among the Credit Parties or their Affiliates, except to the extent constituting ABL Priority Collateral, and Investment Property (other than any Investment Property that constitutes ABL Priority Collateral);

(2)       except to the extent constituting ABL Priority Collateral, all Instruments, Documents and General Intangibles (including contract rights);

(3)       Term Loan Priority Accounts;

(4)       all other Collateral, other than the ABL Priority Collateral; and

(5)       all collateral security and guarantees with respect to any of the foregoing, items referred to in the preceding clauses (1) through (4) constituting Term Priority Collateral and all cash, Money, cash equivalents, insurance proceeds, Instruments, Securities and Financial Assets received as Proceeds of, and any other Proceeds of, any of the foregoing items referred to in the preceding clauses (1) through (4) and this clause (5) constituting Term Priority Collateral, other than the ABL Priority Collateral (“Term Priority Proceeds”).

For the avoidance of doubt, it is understood and agreed that “Term Priority Collateral” shall include any Collateral consisting of assets or property of any Term Exclusive Credit Party and any Proceeds thereof which would not otherwise constitute Term Priority Collateral or ABL Priority Collateral (such assets and property, the “Term Exclusive Collateral”).

“Term Priority Proceeds” shall have the meaning assigned to that term in the definition of “Term Priority Collateral”.

“Term Recovery” shall have the meaning set forth in Section 5.3(b) hereof.

“Term Secured Hedging Obligations” shall mean, in connection with the First Lien Term Credit Agreement, obligations owed by any Term Credit Party to any Term Hedging Bank in respect of or in connection with any Term Hedging Agreement.

“Term Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Credit Party or that any Credit Party otherwise has the right to license to a third party, or granting to any Credit Party any right to use any Trademark now or hereafter owned by any third party, and all rights of any Credit Party under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services).

“Trademarks” shall mean the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business connected to the use of and symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past, present and future infringements or dilutions thereof; (d) all rights to sue for past, present, and future infringements or dilutions of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non perfection or priority or availability of such remedy, as the case may be.

“Use Period” means the period commencing on the date that the ABL Agent or an agent acting on its behalf (or an ABL Credit Party acting with the consent of the ABL Agent) commences the liquidation and sale of the ABL Priority Collateral in a manner as provided in Section 3.6 hereof (having theretofore furnished the Controlling Term Agent with an Enforcement Notice) and ending 180 days thereafter. If any stay or other order that prohibits any of the ABL Agent, the other ABL Secured Parties or any ABL Credit Party (with the consent of the ABL Agent) from commencing and continuing to Exercise Any Secured Creditor Remedies or from liquidating and selling the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180 day period shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended.

Section 1.3      Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2
LIEN PRIORITY

Section 2.1       Priority of Liens.

(a)       Subject to the order of application of proceeds set forth in sub clauses (b) and (c) of Section 4.1 hereof, notwithstanding (i) the date, time, method, manner, or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the Term Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or any Term Agent (or ABL Secured Parties or Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, Debtor Relief Laws or any other applicable law, or of the ABL Documents or the Term Documents, (iv) whether the ABL Agent or any Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the date on which the ABL Obligations or the Term Obligations are advanced or made available to the Credit Parties, (vi) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties or any Term Agent or the Term Secured Parties securing any of the ABL Obligations or Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Term Obligations or the ABL Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vii) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, and each of the Term Agents, on behalf of itself and the relevant Term Secured Parties, hereby agree that:

(1)       any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in such ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)       any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to any Term Agent or any Term Secured Party in such ABL Priority Collateral to secure all or any portion of the Term Obligations;

(3)       any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to any Term Agent and the Term Secured Parties in such Term Priority Collateral to secure all or any portion of the Term Obligations; and

(4)       any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of any Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in such Term Priority Collateral to secure all or any portion of the ABL Obligations.

(b)       Notwithstanding any failure by any ABL Secured Party or Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties or the Term Secured Parties (but, for the avoidance of doubt, subject to the order of application of proceeds set forth in sub clauses (b) and (c) of Section 4.1 hereof), the priority and rights as between the ABL Secured Parties and the Term Secured Parties with respect to the Collateral shall be as set forth herein.

(c)       Each Term Agent, for and on behalf of itself and the Term Secured Parties represented by such Term Agent, acknowledges and agrees that, concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been, or may be, granted Liens upon all of the Collateral (other than any Term Exclusive Collateral) in which the Term Agents have been granted Liens and the Term Agents hereby consent thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that, concurrently herewith, each Term Agent, for the benefit of itself and the Term Secured Parties represented by such Term Agent, has been, or may be, granted Liens upon all of the Collateral (other than any ABL Exclusive Collateral) in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto. The subordination of Liens by the Term Agents and the ABL Agent in favor of one another as set forth herein shall not be deemed to subordinate any Term Agent’s or the ABL Agent’s Liens to the Liens of any other Person, nor shall such subordination be affected by the subordination of such Liens to any Lien of any other Person.

Section 2.2       Waiver of Right to Contest Liens.

(a)       Each Term Agent, for and on behalf of itself and the Term Secured Parties represented by such Term Agent, agrees that it and the Term Secured Parties represented by it shall not (and hereby waive any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral, the allowability of the claims asserted by the ABL Secured Parties with respect to the ABL Obligations in any Insolvency Proceeding, or the provisions of this Agreement. Each Term Agent, for itself and on behalf of the Term Secured Parties represented by such Term Agent, agrees that neither it nor the Term Secured Parties represented by it will take any action that would hinder or interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Each Term Agent, for itself and on behalf of the Term Secured Parties represented by such Term Agent, hereby waives any and all rights it or the Term Secured Parties represented by it may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral. The foregoing shall not be construed to prohibit any Term Agent from enforcing the provisions of this Agreement.

(b)       The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Term Agents or the Term Secured Parties in respect of the Collateral, the allowability of the claims asserted by the Term Secured Parties with respect to the Term Obligations in any Insolvency Proceeding, or the provisions of this Agreement. Except to the extent expressly set forth in Section 3.6 of this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would hinder or interfere with any Exercise of Secured Creditor Remedies undertaken by any Term Agent or any Term Secured Party under the Term Documents with respect to the Term Priority Collateral. The ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which either Term Agent or any Term Secured Party seeks to enforce its Liens in any Term Priority Collateral. The foregoing shall not be construed to prohibit the ABL Agent from enforcing the provisions of this Agreement.

(c)       For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement shall not be considered a challenge to, or contesting of, the Lien priority of any Party prohibited by this Section 2.2.

Section 2.3       Remedies Standstill.

(a)       Each Term Agent, on behalf of itself and the Term Secured Parties represented by such Term Agent, agrees that, from the date hereof until the date upon which the Discharge of ABL Obligations shall have occurred, no Term Agent nor any Term Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent, and, subject to Section 3.7, will not take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by any Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are treated in accordance with the provisions of Section 3.7 and Section 4.1(a). From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent) and prior to the date upon which the Discharge of Term Obligations shall have occurred, the Controlling Term Agent on behalf of the Term Secured Parties may Exercise Any Secured Creditor Remedies under the Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Controlling Term Agent or the Term Secured Parties is at all times subject to the provisions of this Agreement.

(b)       The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of Term Obligations shall have occurred, neither the ABL Agent nor any ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to the Term Priority Collateral without the written consent of the Controlling Term Agent, and, subject to Section 3.7, will not take, receive or accept any Proceeds of the Term Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are treated in accordance with the provisions of Section 3.7 and Section 4.1(a). From and after the date upon which the Discharge of Term Obligations (or prior thereto upon obtaining the written consent of the Controlling Term Agent) and prior to the date upon which the Discharge of ABL Obligations shall have occurred, the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or the ABL Secured Parties is at all times subject to the provisions of this Agreement.

(c)       Notwithstanding the provisions of Sections 2.3(a), 2.3(b) or any other provision of this Agreement, nothing contained herein shall be construed to prevent any Agent or any Secured Party from (i) filing a claim or statement of interest with respect to the ABL Obligations or Term Obligations owed to it in any Insolvency Proceeding commenced by or against any Credit Party, (ii) taking any action (not adverse to the priority status of the Liens of the other Agents or other Secured Parties on the Collateral in which such other Agent or other Secured Party has a priority Lien or the rights of the other Agents or any of the other Secured Parties to Exercise Any Secured Creditor Remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any Collateral, (iii) filing any necessary or appropriate responsive or defensive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Agent or Secured Party or (iv) voting on any plan of reorganization, proposal or plan of compromise or arrangement or filing any proof of claim in any Insolvency Proceeding of any Credit Party, in each case under clauses (i) through (iv) above to the extent not inconsistent with the express terms of this Agreement.

Section 2.4       Exercise of Rights.

(a)       No Other Restrictions. Except as otherwise set forth in this Agreement (including any provisions prohibiting or restricting any party from taking various actions or making various objections), each Term Secured Party and each ABL Secured Party shall have any and all rights and remedies it may have as an unsecured creditor or a secured creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies, in each case to the extent not inconsistent with or contrary to the provisions of this Agreement; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement. The ABL Agent may enforce the provisions of the ABL Documents, the Term Agents may enforce the provisions of the Term Documents and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement, and mandatory provisions of applicable law and, in the case of the Term Agents, any intercreditor agreement between the Term Agents; provided, however, that each of the ABL Agent and the Controlling Term Agent agrees to provide to each other (x) an Enforcement Notice prior to the commencement of an Exercise of Any Secured Creditor Remedies and (y) copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that the ABL Agent’s failure to provide the Enforcement Notice (other than in connection with Section 3.6 hereof) or any such copies to any of the Term Agents shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents and the Controlling Term Agent’s failure to provide the Enforcement Notice or any such copies to the ABL Agent shall not impair any Term Agent’s rights hereunder or under any of the Term Documents. Each of the Term Agents, each Term Secured Party, the ABL Agent and each ABL Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, in the case of each Term Agent and each Term Secured Party, against either the ABL Agent or any other ABL Secured Party, and in the case of the ABL Agent and each other ABL Secured Party, against any Term Agent or any other Term Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such Parties shall be liable for any such action taken or omitted to be taken.

In the event any ABL Secured Party becomes a judgment lien creditor in respect of Term Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens thereon securing Term Obligations, in each case, on the same basis as the other Liens on the Term Priority Collateral securing the ABL Obligations are so subordinated to the Term Obligations under this Agreement. In the event any Term Secured Party becomes a judgment lien creditor in respect of ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens thereon securing ABL Obligations, in each case, on the same basis as the other Liens on the ABL Priority Collateral securing the Term Obligations are so subordinated to such ABL Obligations under this Agreement.

(b)       Release of Liens.

(i)       In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent, or (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c) hereof), so long as such sale, transfer or other disposition is then permitted by the ABL Documents or consented to by the requisite ABL Lenders, each Term Agent agrees, on behalf of itself and the Term Secured Parties represented by such Term Agent, that, so long as such Term Agent, for the benefit of the relevant Term Secured Parties, shall retain a Lien on the proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the ABL Obligations as provided in Section 4.1(b) hereof), such sale, transfer or other disposition will be free and clear of the Liens on such ABL Priority Collateral (but not the proceeds thereof) securing the Term Obligations, and each of the Term Agents’ and the Term Secured Parties’ Liens with respect to the ABL Priority Collateral (but not the proceeds thereof) so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the ABL Secured Parties’ Liens on such ABL Priority Collateral. In furtherance of, and subject to, the foregoing, each of the Term Agents agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith. The Term Agents each hereby appoint the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power of attorney in the place and stead of such Term Agent and in the name of such Term Agent or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(ii)       In the event of (A) any private or public sale of all or any portion of the Term Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Controlling Term Agent, or (B) any sale, transfer or other disposition of all or any portion of the Term Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c) hereof), so long as such sale, transfer or other disposition is then permitted by the Term Documents or consented to by the requisite Term Lenders, the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that, so long as the ABL Agent, for the benefit of the ABL Secured Parties, shall retain a Lien on the proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the Term Obligations as provided in Section 4.1(c) hereof), such sale, transfer or disposition will be free and clear of the Liens on such Term Priority Collateral (but not the proceeds thereof) securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Priority Collateral (but not the proceeds thereof) so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Term Secured Parties’ Liens on such Term Priority Collateral. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the Controlling Term Agent in connection therewith. The ABL Agent hereby appoints the Controlling Term Agent and any officer or duly authorized person of the Controlling Term Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the Controlling Term Agent’s own name, from time to time, in the Controlling Term Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5       No New Liens.

(a)       It is the anticipation of the parties, that until the date upon which the Discharge of ABL Obligations shall have occurred, no Term Secured Party shall acquire or hold any consensual Lien on any assets of any Credit Party securing any Term Obligation (other than any Term Exclusive Collateral) which assets are not also subject to the Lien of the ABL Agent under the ABL Documents. If any Term Secured Party shall (nonetheless and in breach hereof) acquire or hold any such Lien on any assets of any Credit Party securing any Term Obligation (other than any Term Exclusive Collateral or any Liens on Real Property) which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, then the Controlling Term Agent shall, without the need for any further consent of any other Term Secured Party, the Borrower or any Term Credit Party and notwithstanding anything to the contrary in any other Term Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien upon becoming aware thereof.

(b)       It is the anticipation of the parties, that until the date upon which the Discharge of Term Obligations shall have occurred, no ABL Secured Party shall acquire or hold any consensual Lien on any assets of any Credit Party securing any ABL Obligation (other than any ABL Exclusive Collateral) which assets are not also subject to the Lien of the Term Agents under the Term Documents. If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any such Lien on any assets of any Credit Party securing any ABL Obligation (other than any ABL Exclusive Collateral) which assets are not also subject to the Lien of the Term Agents under the Term Documents, then the ABL Agent shall, without the need for any further consent of any other ABL Secured Party, the Borrower or any ABL Credit Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien as agent or bailee for the benefit of the relevant Term Agents as security for the Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the relevant Term Agent in writing of the existence of such Lien upon becoming aware thereof.

(c)       The Term Secured Parties and ABL Secured Parties agree that any amounts received or distributed to any of them as a result of Liens granted in contravention of this Section 2.5 shall be subject to Section 3.9.

Section 2.6       Waiver of Marshalling.

(a)       Until the Discharge of ABL Obligations, each Term Agent, on behalf of itself and the Term Secured Parties represented by such Term Agent, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(b)       Until the Discharge of Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3
ACTIONS OF THE PARTIES

Section 3.1      Certain Actions Permitted. The Term Agents and the ABL Agent may make such demands or file such claims in respect of the Term Obligations or the ABL Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time. Nothing in this Agreement shall prohibit the receipt by any Term Agent or any Term Secured Party of the required payments of interest, principal and other amounts owed in respect of the Term Obligations so long as such receipt is not the direct or indirect result of the exercise by such Term Agent or any Term Secured Party of rights or remedies as a secured creditor (including set off) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Secured Party of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Secured Party of rights or remedies as a secured creditor (including set off) with respect to Term Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.

Section 3.2     Agent for Perfection. The ABL Agent, for and on behalf of itself and each ABL Secured Party, and each Term Agent, for and on behalf of itself and each Term Secured Party each agree to hold all Collateral (other than any ABL Exclusive Collateral or any Term Exclusive Collateral, as applicable) in its possession, custody, or control (including as defined in Sections 9 104, 9 105, 9 106, 9 107 and 8 106 of the UCC and similar provisions of other applicable law) (or in the possession, custody, or control of agents or bailees for either) as gratuitous bailee for the other (provided that no Term Agent or other Term Secured Party shall hold any Real Property as gratuitous bailee for any ABL Agent or any other ABL Secured Party) solely for the purpose of perfecting or maintaining the perfection of the security interest granted to each in such Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Secured Parties, the Term Agents, or the Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Collateral is genuine or owned by the Borrower, any other Credit Party, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent and the Term Agents under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as gratuitous bailee and/or agent for the other Party for purposes of perfecting the Lien held by the Term Agents or the ABL Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Secured Parties or any other Person. Without limiting the generality of the foregoing, the ABL Secured Parties shall not be obligated to see to the application of any Proceeds of the Term Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof. The Term Agents are not and shall not be deemed to be fiduciaries of any kind for the ABL Secured Parties, or any other Person. Without limiting the generality of the foregoing, the Term Secured Parties shall not be obligated to see to the application of any Proceeds of the ABL Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof. In addition, the Term Agents, on behalf of the relevant Term Secured Parties, hereby agree and acknowledge that other than with respect to ABL Priority Collateral that may be perfected through the filing of a UCC financing statement or similar financing statement under other applicable law, the ABL Agent’s Liens may be perfected on certain items of ABL Priority Collateral with respect to which such Term Agent’s Liens would not be perfected but for the provisions of this Section 3.2, and such Term Agent, on behalf of the relevant Term Secured Parties, hereby further agrees that the foregoing described in this sentence shall not be deemed a breach of this Agreement or any Term Document.

Section 3.3     Sharing of Information and Access. In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Credit Party which contain information identifying or pertaining to the Term Priority Collateral, the ABL Agent shall, upon request from the Controlling Term Agent and as promptly as practicable thereafter, either make available to the Controlling Term Agent such books and records for inspection and duplication or provide to the Controlling Term Agent copies thereof. In the event that any Term Agent shall, in the exercise of its rights under the Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party which contain information identifying or pertaining to any of the ABL Priority Collateral, such Term Agent shall, upon request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and records for inspection and duplication or provide the ABL Agent copies thereof.

Section 3.4     Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent and the Term Agents shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral as set forth in the Term Credit Agreements or the ABL Credit Agreement, as applicable. The ABL Agent shall have the sole and exclusive right, as against the Term Agents, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Controlling Term Agent shall have the sole and exclusive right, as against the ABL Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Priority Collateral. If any insurance claim includes both ABL Priority Collateral and Term Priority Collateral, the insurer will not settle such claim separately with respect to ABL Priority Collateral and Term Priority Collateral, and if the Parties are unable after negotiating in good faith to agree on the settlement for such claim, either Party may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the Parties. All proceeds of such insurance shall be remitted to the ABL Agent or the Controlling Term Agent, as the case may be, and each of the Term Agents and ABL Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof. Any proceeds of such insurance received by the ABL Agent or the Controlling Agent, as the case may be, in contravention of this Section 3.4 shall be paid over to the ABL Agent or the Controlling Term Agent, as the case may be, in accordance with Section 3.9 hereof.

Section 3.5     No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6 hereof, if any ABL Secured Party or Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Term Secured Party.

Section 3.6     Inspection and Access Rights. (a) Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, in the event of any liquidation of the ABL Priority Collateral (or any other Exercise of Any Secured Creditor Remedies by the ABL Agent) and whether or not the Term Agents or any other Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies, the ABL Agent or any other Person (including any ABL Credit Party) acting with the consent, or on behalf, of the ABL Agent, shall have the right (i) during the Use Period during normal business hours on any Business Day, to access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9 335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9 336 of the Uniform Commercial Code) Term Priority Collateral (collectively, the “ABL Joint Collateral”), and (ii) during the Use Period, shall have the irrevocable right to use the Term Priority Collateral (including, without limitation, Equipment, Fixtures, Intellectual Property, General Intangibles and Real Property) on a rent free, royalty free basis, each of the foregoing solely for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of Inventory involving, taking possession of, moving, preparing and advertising for sale, selling (by public auction, private sale or a “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any ABL Credit Party’s business), storing or otherwise dealing with the ABL Priority Collateral, in each case without the involvement of or interference by any Term Secured Party or liability to any Term Secured Party, but with reasonable advance notice to each Term Agent and at the sole cost and expense of the ABL Agent or such other Person acting with the consent, or on behalf, of the ABL Agent; provided, however, that the expiration of the Use Period shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with this Agreement and applicable law. In the event that any ABL Secured Party has commenced and is continuing the Exercise of Any Secured Creditor Remedies with respect to any ABL Joint Collateral or any other sale or liquidation of the ABL Joint Collateral has been commenced by an ABL Credit Party (with the consent of the ABL Agent), the Term Agents may not sell, assign or otherwise transfer the related Term Priority Collateral prior to the expiration of the Use Period, unless the purchaser, assignee or transferee thereof agrees in writing to be bound by the provisions of this Section 3.6. If the ABL Agent or any other Person acting with the consent, or on behalf, of the ABL Agent conducts a public auction or private sale of the ABL Priority Collateral at any of the Real Property included within the Term Priority Collateral, the ABL Agent or such other Person shall use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt any Term Agent’s use of such Real Property for the benefit of the Term Secured Parties.

(b)       During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Priority Collateral, the ABL Secured Parties and the ABL Agent shall be obligated to repair at their expense any physical damage (but not any diminution in value resulting from ordinary wear and tear) to such Term Priority Collateral resulting from such occupancy, use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Agent have any liability to the Term Secured Parties and/or to the Term Agents pursuant to this Section 3.6 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Agent, as the case may be) of their rights under this Section 3.6 and the ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 3.6. Without limiting the rights granted in this Section 3.6, the ABL Secured Parties and the ABL Agent shall reasonably cooperate with the Controlling Term Agent in connection with any efforts made by the Controlling Term Agent, on behalf of the Term Secured Parties, to sell the Term Priority Collateral, at the expense of the Credit Parties.

(c)       Other than as set forth in clauses (ii) and (iii) of Section 3.6(d) below, the ABL Agent and the ABL Secured Parties shall not be obligated to pay any amounts to the Term Agents or the Term Secured Parties (or any person claiming by, through or under the Term Secured Parties, including any purchaser of the Term Priority Collateral) or to the ABL Credit Parties, for or in respect of the use by the ABL Agent and the ABL Secured Parties of the Term Priority Collateral.

(d)       The ABL Secured Parties shall (i) use the Term Priority Collateral in accordance with applicable law; (ii) insure for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Secured Parties; and (iii) reimburse the Term Secured Parties for any injury or damage to Persons or property (ordinary wear and tear excepted) caused by the acts or omissions of Persons under their control (except for those arising from the gross negligence or willful misconduct of any Term Secured Party); provided, however, that the ABL Secured Parties will not be liable for any diminution in the value of the Term Priority Collateral caused by the absence of the ABL Priority Collateral therefrom.

(e)       The Term Agents and the other Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the rights described in Section 3.6(a) hereof.

(f)       Subject to the terms hereof, the Controlling Term Agent may advertise and conduct public auctions or private sales of the Term Priority Collateral without notice (except as required by applicable law) to any ABL Secured Party, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party as long as, in the case of an actual sale, the respective purchaser assumes and agrees to the obligations of the Term Agents and the Term Secured Parties under this Section 3.6.

(g)       In furtherance of the foregoing in this Section 3.6, the Term Agents, in their capacities as secured parties (or as a purchaser, assignee or transferee, as applicable), and to the extent of its interest therein, hereby grants to the ABL Agent a nonexclusive, irrevocable, royalty free, worldwide license to use, license or sublicense any and all Intellectual Property now owned or hereafter acquired by the Credit Parties (except to the extent such grant is prohibited by any rule of law, statute or regulation), included as part of the Term Priority Collateral (and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof) as is or may be necessary or advisable in the ABL Agent’s reasonable judgment for the ABL Agent to process, ship, produce, store, supply, lease, complete, sell, liquidate or otherwise deal with the ABL Priority Collateral, or to collect or otherwise realize upon any Accounts (as defined in the ABL Credit Agreement) comprising ABL Priority Collateral, in each case solely in connection with any Exercise of Secured Creditor Remedies; provided that (i) any such license shall terminate upon the sale of the applicable ABL Priority Collateral and shall not extend or transfer to the purchaser of such ABL Priority Collateral, (ii) the ABL Agent’s use of such Intellectual Property shall be reasonable and lawful, and (iii) any such license is granted on an “AS IS” basis, without any representation or warranty whatsoever; provided, further, however, any license granted by the ABL Agent to a third party shall include reasonable and customary terms and restrictions necessary to preserve the existence, validity and value of the affected Intellectual Property. The Term Agents (i) acknowledge and consent to the grant to the ABL Agent by the Credit Parties of the license referred to in Section 5.03 of the US Security Agreement (as defined in the ABL Credit Agreement) and (ii) agree that its Liens in the Term Priority Collateral shall be subject in all respects to such license. Furthermore, the Term Agents agree that, in connection with any Exercise of Secured Creditor Remedies conducted by any Term Agent in respect of Term Priority Collateral, (x) any notice required to be given by such Term Agent in connection with such Exercise of Secured Creditor Remedies shall contain an acknowledgement of the existence of such license and (y) such Term Agent shall provide written notice to any purchaser, assignee or transferee pursuant to an Exercise of Secured Creditor Remedies that the applicable assets are subject to such license.

Section 3.7      Tracing of and Priorities in Proceeds. The ABL Agent, for itself and on behalf of the ABL Secured Parties, and each Term Agent, for itself and on behalf of the Term Secured Parties represented by it, further agrees that prior to an issuance of any notice of Exercise of Any Secured Creditor Remedies by such Secured Party (unless a bankruptcy or insolvency Event of Default then exists), any proceeds of Collateral, whether or not deposited under control agreements, which are used by any Credit Party to acquire other property which is Collateral shall not (solely as between the Agents and the Lenders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired.

Section 3.8      Mixed Collateral Proceeds. Notwithstanding anything to the contrary contained in this Agreement (including in the definitions of ABL Priority Collateral and Term Priority Collateral), in the event that proceeds of Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition of Collateral that involves a combination of ABL Priority Collateral and Term Priority Collateral, the portion of such proceeds that shall be allocated as proceeds of ABL Priority Collateral for purposes of this Agreement shall be an amount equal to the net book value of such ABL Priority Collateral (except in the case of Accounts and cash, which amount shall be equal to the face amount of such Accounts and cash). In addition, notwithstanding anything to the contrary contained in this Agreement (including in the definitions of ABL Priority Collateral and Term Priority Collateral), to the extent proceeds of Collateral are proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the Equity Interests of any of the Subsidiaries of Holdings which is a Credit Party, or all or substantially all of the assets of any such Subsidiary, such proceeds shall constitute (1) first, in an amount equal to the face amount of the Accounts and cash (other than to the extent constituting identifiable proceeds of Term Priority Collateral) and the net book value of the Inventory owned by such Subsidiary at the time of such sale or disposition, ABL Priority Collateral and (2) second, to the extent in excess of the amounts described in preceding clause (1), Term Priority Collateral. In the event that amounts are received in respect of Equity Interests of or intercompany loans issued to any Credit Party in an Insolvency Proceeding, such amounts shall be deemed to be proceeds received from a sale or disposition of ABL Priority Collateral and Term Priority Collateral and shall be, subject to the last sentence of Section 6.4, allocated as proceeds of ABL Priority Collateral and Term Priority Collateral in proportion to the ABL Priority Collateral and Term Priority Collateral owned at such time by the issuer of such Equity Interests.

Section 3.9      Payments Over.

(a)       So long as the Discharge of Term Obligations has not occurred, subject to the provisions of Section 3.7 and Section 4.1(a) hereof, any Term Priority Collateral or Proceeds thereof not constituting ABL Priority Collateral received by the ABL Agent or any other ABL Secured Party in connection with the exercise of any right or remedy (including set off) relating to the Term Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Controlling Term Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Controlling Term Agent is hereby authorized to make any such endorsements as agent for the ABL Agent or any such other ABL Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(b)       So long as the Discharge of ABL Obligations has not occurred, subject to the provisions of Section 3.7, any ABL Priority Collateral or Proceeds thereof not constituting Term Priority Collateral received by any Term Agent or any Term Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the ABL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Agent is hereby authorized to make any such endorsements as agent for the Term Agents or any such Term Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

ARTICLE 4
APPLICATION OF PROCEEDS

Section 4.1      Application of Proceeds.

(a)       Revolving Nature of ABL Obligations and Certain Term Obligations. Each Term Agent, for and on behalf of itself and the Term Secured Parties represented by it, expressly acknowledges and agrees that (i) the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any ABL Priority Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition by the ABL Credit Parties under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that, subject to Section 5.2, the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Secured Parties and without affecting the provisions hereof; and (iii) ABL Priority Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) or any Term Agent (or any Term Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Lender shall be applied as specified in this Section 4.1. The ABL Agent, for and on behalf of the ABL Secured Parties, expressly acknowledges and agrees that (i) any First Lien Term Credit Agreement may include a revolving commitment, that in the ordinary course of business the applicable First Lien Term Agent and applicable First Lien Term Lenders will apply payments and make advances thereunder, and that no application of any Term Priority Collateral or the release of any Lien by the applicable First Lien Term Agent upon any portion of the Collateral in connection with a permitted disposition by the Term Credit Parties under any such First Lien Term Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the First Lien Term Obligations under any facility with respect to any Incremental Revolving Commitments (as defined in any applicable First Lien Term Credit Agreement), or any other revolving credit facility under any First Lien Term Credit Agreement, that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that, subject to Section 5.2, the terms of the First Lien Term Obligations under any facility with respect to any Incremental Revolving Commitments (as defined in any applicable First Lien Term Credit Agreement), or any other revolving credit facility under any First Lien Term Credit Agreement, may be modified, extended or amended from time to time, and that the aggregate amount of the First Lien Term Obligations under any facility with respect to any Incremental Revolving Commitments (as defined in any applicable First Lien Term Credit Agreement), or any other revolving credit facility under any First Lien Term Credit Agreement, may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; and (iii) all Term Priority Collateral received by the applicable First Lien Term Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the First Lien Term Obligations under any facility with respect to any Incremental Revolving Commitments (as defined in any applicable First Lien Term Credit Agreement), or any other revolving credit facility under any First Lien Term Credit Agreement, at any time; provided, however, that from and after the date on which any First Lien Term Agent (or any First Lien Term Secured Party) or the ABL Agent (or any ABL Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by the First Lien Term Agent or any First Lien Term Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Term Obligations, or any portion thereof. Notwithstanding anything to the contrary contained in this Agreement, any Term Document or any ABL Document, each Credit Party and each Term Agent, for itself and on behalf of the Term Secured Parties represented by it, agrees that, until the Discharge of ABL Obligations occurs, (i) only Term Priority Collateral or proceeds of the Term Priority Collateral shall be deposited in the Term Loan Priority Accounts and (ii) prior to the receipt of a Term Cash Proceeds Notice, the ABL Secured Parties are hereby permitted to treat all cash, cash equivalents, Money, collections and payments deposited in any ABL Deposit and Securities Account or otherwise received by any ABL Secured Parties as ABL Priority Collateral, and no such amounts credited to any such ABL Deposit and Securities Account or received by any ABL Secured Parties or applied to the ABL Obligations shall be subject to disgorgement or deemed to be held in trust for the benefit of the Term Secured Parties (and all claims of the Term Agents or any other Term Secured Party to such amounts are hereby waived).

(b)       Application of Proceeds of ABL Priority Collateral. The ABL Agent and each of the Term Agents hereby agree that all ABL Priority Collateral, ABL Priority Proceeds and all other Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the ABL Priority Collateral shall be applied, first, to the payment of costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment, discharge or cash collateralization of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

third, to the payment of the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred (provided that no Proceeds of ABL Exclusive Collateral shall be applied under this clause third), and fourth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct.

(c)       Application of Proceeds of Term Priority Collateral. The ABL Agent and each of the Term Agents hereby agree that all Term Priority Collateral, Term Priority Proceeds and all other Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the Term Priority Collateral shall be applied, first, to the payment of costs and expenses of each Term Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment, discharge or cash collateralization of the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred,

third, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred (provided that no Proceeds of Term Exclusive Collateral shall be applied under this clause third), and fourth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct.

(d)       Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to the Term Agents or to any Term Secured Party, and the Term Agents shall have no obligation or liability to the ABL Agent or any ABL Secured Party, regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement.

(e)       Turnover of Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Controlling Term Agent or shall execute such documents as the Controlling Term Agent may reasonably request to enable such Term Agent to have control over any Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Term Obligations, the Term Agents shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request to enable the ABL Agent to have control over any Control Collateral still in any Term Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2     Specific Performance. Each of the ABL Agent and each of the Term Agents is hereby authorized to demand specific performance of this Agreement, whether or not the Borrower or any other Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and each of the Term Agents, for and on behalf of itself and the Term Secured Parties represented by such Term Agent, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE 5
INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1      Notice of Acceptance and Other Waivers.

(a)       All ABL Obligations at any time made or incurred by the Borrower or any other Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Term Agent, on behalf of itself and the Term Secured Parties represented by it, hereby waives notice of acceptance, or proof of reliance by the ABL Agent or any ABL Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non payment of all or any part of the ABL Obligations. All Term Obligations at any time made or incurred by the Borrower or any other Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives notice of acceptance, or proof of reliance, by any Term Agent or any Term Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non payment of all or any part of the Term Obligations.

(b)       None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Term Credit Agreement or any other Term Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Term Agent or any Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Term Agent or any of the Term Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Term Agent, on behalf of itself and the Term Secured Parties represented by it, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c)       None of the Term Agents, any Term Secured Party or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Term Agent or any Term Secured Party honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any Term Credit Agreement or any of the other Term Documents, whether any Term Agent or any Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Term Agent or any Term Secured Party otherwise should exercise any of its contractual rights or remedies under the Term Documents (subject to the express terms and conditions hereof), neither any Term Agent nor any Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Term Agents and the Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Agents or the Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2      Modifications to ABL Documents and Term Documents.

(a)       Each Term Agent, on behalf of itself and the Term Secured Parties represented by it, hereby agrees that, without affecting the obligations of the Term Agents and the Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to any Term Agent or any Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any Term Agent or any Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

(i)       change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)     subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)     amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)    release its Lien on any Collateral or other Property;

(v)     exercise or refrain from exercising any rights against the Borrower, any other Credit Party, or any other Person;

(vi)    subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)   otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)       The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Term Agents and the Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

(i)       change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Obligations or any of the Term Documents;

(ii)      subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Term Obligations, and in connection therewith to enter into any additional Term Documents;

(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Term Obligations;

(iv)    release its Lien on any Collateral or other Property;

(v)     exercise or refrain from exercising any rights against the Borrower, any other Credit Party, or any other Person;

(vi)    subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Obligations; and

(vii)   otherwise manage and supervise the Term Obligations as each Term Agent shall deem appropriate.

(c)       The ABL Obligations and the Term Obligations may be refunded, replaced or refinanced (including (without limitation), by means of any Refinancing Indebtedness (as defined in the ABL Credit Agreement and each Term Credit Agreement, as applicable)), in whole or in part, from time to time, in each case, without notice to, or the consent (except to the extent a consent is required to permit such refinancing transaction under any ABL Document or any Term Document) of the ABL Agent, the ABL Secured Parties, the Term Agents or the Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof, provided, however, that the holders of any class or series of such Refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the ABL Agent or any Term Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Borrower, the ABL Agent or such Term Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the ABL Documents and the Term Documents (to the extent such documents survive the refinancing).

Section 5.3      Reinstatement and Continuation of Agreement.

(a)       If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower, any other Credit Party, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agents, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against the Borrower or any other Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of the Borrower or any other Credit Party in respect of the ABL Obligations or the Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of the Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)       If any Term Agent or any Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower, any other Credit Party, or any other Person any payment made in satisfaction of all or any portion of the Term Obligations (a “Term Recovery”), then the Term Obligations shall be reinstated to the extent of such Term Recovery. If this Agreement shall have been terminated prior to such Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agents, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against the Borrower or any other Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of the Borrower or any other Credit Party in respect of the ABL Obligations or the Term Obligations. No priority or right of any Term Agent or any Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of the Borrower or any other Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Documents, regardless of any knowledge thereof which any Term Agent or any Term Secured Party may have.

ARTICLE 6
INSOLVENCY PROCEEDINGS

Section 6.1      DIP Financing.

(a)       If the Borrower or any other Credit Party shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Secured Parties shall seek to provide the Borrower or any other Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code (or any similar provision in or order made under any foreign Debtor Relief Laws) or consent to any order for the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each, an “ABL DIP Financing”), with such ABL DIP Financing to be secured at least in part by all or any portion of the ABL Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be ABL Priority Collateral), then each Term Agent, on behalf of itself and the Term Secured Parties represented by such Term Agent, agrees that it will raise no objection and will not support any objection to such ABL DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Term Agents securing the Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such ABL DIP Financing or use of cash collateral that is ABL Priority Collateral except as permitted by Section 6.3(c)(i) hereof), so long as (i) the relevant Term Agent retains its Lien on the Collateral to secure the Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Laws) and, as to the Term Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the subject Debtor Relief Laws and any Lien on the Term Priority Collateral securing such ABL DIP Financing is junior and subordinate to the Lien of the Term Agents on the Term Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations on ABL Priority Collateral, (iii) any proceeds of the Term Priority Collateral are applied to the Term Obligations or as otherwise agreed by the Controlling Term Agent and (iv) the foregoing provisions of this Section 6.1(a) shall not prevent the Term Agents and the Term Secured Parties from objecting to any provision in any ABL DIP Financing relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws. The Term Agents agree that they shall not, and nor shall any of the Term Secured Parties, directly or indirectly, provide, offer to provide, or support any debtor in possession financing or use of cash collateral secured by a Lien on the ABL Priority Collateral senior to or pari passu with the Liens securing the ABL Obligations. If, in connection with any ABL DIP Financing, any Liens on the ABL Priority Collateral held by the ABL Secured Parties to secure the ABL Obligations are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, then the Liens on the ABL Priority Collateral of the Term Secured Parties securing the Term Obligations shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the ABL Priority Collateral of the ABL Secured Parties consistent with this Agreement.

(b)       If the Borrower or any other Credit Party shall be subject to any Insolvency Proceeding at any time prior to the Discharge of Term Obligations, and any Term Agents or any Term Secured Parties shall seek to provide the Borrower or any other Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting Term Priority Collateral under Section 363 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each, a “Term DIP Financing”), with such Term DIP Financing to be secured at least in part by all or any portion of the Term Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Term Priority Collateral), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it will raise no objection and will not support any objection to such Term DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the ABL Agent securing the ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such Term DIP Financing), so long as (i) the ABL Agent retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Law) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the subject Debtor Relief Laws and any Lien on ABL Priority Collateral securing such Term DIP Financing furnished by the Term Agents or Term Secured Parties is junior and subordinate to the Lien of the ABL Agent on the ABL Priority Collateral, (ii) all Liens on Term Priority Collateral securing any such Term DIP Financing furnished by the Term Agents or Term Secured Parties shall be senior to or on a parity with the Liens of the Term Agents and the Term Secured Parties securing the Term Obligations on Term Priority Collateral, (iii) any proceeds of the ABL Priority Collateral are applied to the ABL Obligations or as otherwise agreed by the ABL Agent and (iv) the foregoing provisions of this Section 6.1(b) hereof shall not prevent the ABL Agent and the ABL Secured Parties from objecting to any provision in any Term DIP Financing relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws. The ABL Agent agrees that it shall not, and nor shall any of the ABL Secured Parties, directly or indirectly, provide, offer to provide, or support any debtor in possession financing or use of cash collateral secured by a Lien on the Term Priority Collateral senior to or pari passu with the Liens securing the Term Obligations. If, in connection with any Term DIP Financing, any Liens on the Term Priority Collateral held by the Term Secured Parties to secure the Term Obligations are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee “carve out,” or fees owed to the United States Trustee, then the Liens on the Term Priority Collateral of the ABL Secured Parties securing the ABL Obligations shall also be subordinated to such interest or claim and shall remain subordinated to the Liens on the Term Priority Collateral of the Term Secured Parties consistent with this Agreement.

(c)           All Liens granted to the ABL Agent or any Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2     Relief From Stay. Until the Discharge of ABL Obligations has occurred, each Term Agent, on behalf of itself and the Term Secured Parties represented by it, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of Term Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Priority Collateral without the Controlling Term Agent’s express written consent. In addition, none of the Term Agents or the ABL Agent shall seek any relief from the automatic stay with respect to any Collateral without providing three (3) days’ prior written notice to the others, unless such period is agreed by the ABL Agent and the Term Agents to be modified or unless the ABL Agent or Term Agents, as applicable, make a good faith determination that either (A) the ABL Priority Collateral or the Term Priority Collateral, as applicable, will decline speedily in value or (B) the failure to take any action will have a reasonable likelihood of endangering the ABL Agent’s or the Term Agents’ ability to realize upon its Collateral.

Section 6.3      No Contest; Adequate Protection.

(a)           The Term Agents, on behalf of themselves and the relevant Term Secured Parties, agree that, prior to the Discharge of ABL Obligations, none of them shall seek or accept any form of adequate protection under any or all of §361, §362, §363 or §364 of the Bankruptcy Code with respect to the ABL Priority Collateral, except as set forth in Section 6.1 hereof and this Section 6.3 or as may otherwise be consented to in writing by the ABL Agent in its sole and absolute discretion. The Term Agents, on behalf of themselves and the relevant Term Secured Parties, agree that, prior to the Discharge of ABL Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(b) above or the other provisions of this Section 6.3), (ii) any proposed provision of ABL DIP Financing by the ABL Agent and the ABL Secured Parties (or any other Person proposing to provide an ABL DIP Financing with the consent of the ABL Agent) (unless in contravention of Section 6.1(a) above) or (iii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(b) above or the other provisions of this Section 6.3)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement.

(b)           The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, none of them shall seek or accept any form of adequate protection under any or all of §361, §362, §363 or §364 of the Bankruptcy Code with respect to the Term Priority Collateral, except as set forth in Section 6.1 hereof and this Section 6.3 or as may otherwise be consented to in writing by any Term Agent in its sole and absolute discretion. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, none of them shall contest (or support any other Person contesting) (i) any request by any Term Agent or any Term Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) above or the other provisions of this Section 6.3), (ii) any proposed provision of Term DIP Financing by any Term Agent or any Term Secured Parties (or any other Person proposing to provide a Term DIP Financing with the consent of any Term Agent) (unless in contravention of Section 6.1(b) above) or (iii) any objection by any Term Agent or any Term Secured Party to any motion, relief, action or proceeding based on a claim by any Term Agent or any Term Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(a) above or the other provisions of this Section 6.3) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Term Agent as adequate protection of its interests are subject to this Agreement.

(c)           Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding:

(i)       if the ABL Secured Parties (or any subset thereof) are granted adequate protection with respect to the ABL Priority Collateral in the form of a Lien on additional or replacement collateral (even if such collateral is not of a type which would otherwise have constituted ABL Priority Collateral), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that any Term Agent, on behalf of itself or any of the Term Secured Parties represented by it, may seek or request (and the ABL Secured Parties will not oppose such request) adequate protection with respect to their interests in such Collateral in the form of a Lien on the same additional or replacement collateral, which Lien will be subordinated to the Liens securing and providing adequate protection with respect to the ABL Obligations on the same basis as the other Liens of the Term Agents’ on ABL Priority Collateral; and

(ii)      in the event any Term Agent, on behalf of itself or any of the Term Secured Parties represented by it, are granted adequate protection in respect of Term Priority Collateral in the form of a Lien on additional or replacement collateral (even if such collateral is not of a type which would otherwise have constituted Term Priority Collateral), then the Term Agents, on behalf of themselves and any of the Term Secured Parties, agree that the ABL Agent on behalf of itself or any of the ABL Secured Parties, may seek or request (and the Term Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional or replacement collateral, which Lien will be subordinated to the Liens securing and providing adequate protection with respect to the Term Obligations on the same basis as the other Liens of the ABL Agent on Term Priority Collateral.

(iii)    Except as otherwise expressly set forth in Section 6.1 hereof or in connection with the exercise of remedies with respect to the ABL Priority Collateral, nothing herein shall limit the rights of any Term Agent or the Term Secured Parties from seeking adequate protection with respect to their rights in the Term Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, provided that such cash payments do not come from the Proceeds of ABL Priority Collateral). Except as otherwise expressly set forth in Section 6.1 hereof or in connection with the exercise of remedies with respect to the Term Priority Collateral, nothing herein shall limit the rights of the ABL Agent or the ABL Secured Parties from seeking adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, provided that such cash payments do not come from the Proceeds of Term Priority Collateral).

Section 6.4     Asset Sales. The Term Agents agree, on behalf of themselves and the Term Secured Parties, that they will not oppose (and will not support any other Person in opposing), and hereby consent to, any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Sections 363(f) or 1129 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each an “ABL Bankruptcy Sale”) or any motion seeking approval for proposed bidding procedures in respect of any such ABL Bankruptcy Sale, so long as (i) the Term Agents, for the benefit of the Term Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the ABL Obligations in accordance with Section 4.1(b) hereof) subject to the priorities set forth in this Agreement, and (ii) the applicable motion to approve such sale does not impair, subject to the priorities set forth in this Agreement, the rights of the Term Secured Parties to credit bid their Liens on the ABL Priority Collateral under Section 363(k) of the Bankruptcy Code (so long as the Discharge of ABL Obligations would occur in connection therewith). The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that it will not oppose (and will not support any other Person in opposing), and hereby consents to, any sale consented to by any Term Agent of any Term Priority Collateral pursuant to Sections 363(f) or 1129 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each a “Term Bankruptcy Sale”) or any motion seeking approval for proposed bidding procedures in respect of any such Term Bankruptcy Sale, so long as (i) any such sale is made in accordance with Section 3.6 hereof, (ii) the ABL Agent, for the benefit of the ABL Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the Term Obligations in accordance with Section 4.1(c) hereof) subject to the priorities set forth in this Agreement, and (iii) the applicable motion to approve such sale does not impair, subject to the priorities set forth in this Agreement, the rights of the ABL Secured Parties to credit bid their Liens on the Term Priority Collateral under Section 363(k) of the Bankruptcy Code (so long as the Discharge of Term Obligations would occur in connection therewith). If such sale of Collateral includes both ABL Priority Collateral and Term Priority Collateral and the Parties are unable after negotiating in good faith to agree on the allocation of the purchase price between the ABL Priority Collateral and Term Priority Collateral, either Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties.

Section 6.5     Separate Grants of Security and Separate Classification. Each Term Secured Party and each ABL Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents and the Term Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization (or other plan of similar effect under any Debtor Relief Laws) proposed, confirmed, or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims subject to the priorities set forth herein), then the ABL Secured Parties and the Term Secured Parties hereby acknowledge and agree that all distributions from the Collateral shall be made as if there were separate classes of ABL Obligation claims and Term Obligation claims against the Credit Parties, with the effect being that (a) to the extent that the aggregate value of the ABL Priority Collateral is sufficient (for this purpose ignoring all claims held by the Term Secured Parties), the ABL Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre petition interest and other claims, all amounts owing in respect of post petition interest, fees and expenses (regardless of whether any claim therefor is allowed or allowable in any such Insolvency Proceeding) that is available from the ABL Priority Collateral for the ABL Secured Parties, before any distribution is made in respect of the claims held by the Term Secured Parties from the ABL Priority Collateral, with the Term Secured Parties hereby acknowledging and agreeing to turn over to the ABL Secured Parties amounts otherwise received or receivable by them from the ABL Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recovery, and (b) to the extent that the aggregate value of the Term Priority Collateral is sufficient (for this purpose ignoring all claims held by the ABL Secured Parties), the Term Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre petition interest and other claims, all amounts owing in respect of postpetition interest, fees and expenses (regardless of whether any claim therefor is allowed or allowable in any such Insolvency Proceeding) that is available from the Term Priority Collateral for the Term Secured Parties, before any distribution is made in respect of the claims held by the ABL Secured Parties from the Term Priority Collateral, with the ABL Secured Parties hereby acknowledging and agreeing to turn over to the Term Secured Parties amounts otherwise received or receivable by them from the Term Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recovery.

Section 6.6     Enforceability. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. Notwithstanding the provisions of Section 1129(b)(1) (or any other applicable provision) of the Bankruptcy Code, the relative rights of Secured Parties in or to any distributions from or in respect of any Collateral or Proceeds of Collateral shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement (including, without limitation, Section 2.1 hereof) are intended to be and shall be enforceable as a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code or any applicable personal property security law.

Section 6.7      ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)     any lack of validity or enforceability of any ABL Document;

(b)     any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(c)     any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or

(d)     any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the Term Agents or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8     Term Obligations Unconditional. All rights of the Term Agents hereunder, and all agreements and obligations of the ABL Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)     any lack of validity or enforceability of any Term Document;

(b)     any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Document;

(c)     any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Obligations or any guarantee or guaranty thereof; or

(d)     any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Term Obligations, or of any of the ABL Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9      Plan of Reorganization.

(a)           If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed (in whole or in part) pursuant to a plan of reorganization, proposal or plan of compromise or arrangement or similar dispositive restructuring plan, both on account of ABL Obligations and on account of Term Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Term Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)           Each Term Agent, for itself and on behalf of the applicable Term Secured Parties, and the ABL Agent, for itself and on behalf of the ABL Secured Parties, acknowledges and agrees that no ABL Secured Party nor any Term Secured Party shall propose, vote for, or otherwise support directly or indirectly any plan of reorganization, proposal or plan of compromise or arrangement or other dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement.

Section 6.10   Certain Waivers as to Sections 506(c) and 1111(b)(2) of the Bankruptcy Code.

(a)           No Term Agent nor Term Secured Party will object to, or oppose the right of, the ABL Secured Parties to make an election under Section 1111(b)(2) of the Bankruptcy Code (or any similar provision in or order made under any Debtor Relief Law) with respect to the ABL Priority Collateral. The ABL Agent and the ABL Secured Parties will not object to, or oppose the right of, the Term Secured Parties to make an election under Section 1111(b)(2) of the Bankruptcy Code (or any similar provision in or order made under any Debtor Relief Law) with respect to the Term Priority Collateral.

(b)           Until the Discharge of ABL Obligations has occurred, no Term Agent, on behalf of itself and the other Term Secured Parties represented by it, will assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any similar provision in or order made under any Debtor Relief Law) senior to or on a parity with the Liens on ABL Priority Collateral securing the ABL Obligations for costs or expenses of preserving or disposing of any ABL Priority Collateral. Until the Discharge of Term Obligations has occurred, the ABL Agent, on behalf of itself and the other ABL Secured Parties, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any similar provision in or order made under any Debtor Relief Law) senior to or on a parity with the Liens on Term Priority Collateral securing the Term Obligations for costs or expenses of preserving or disposing of any Term Priority Collateral.

Section 6.11    Post Petition Interest.

(a)           No Term Agent nor any Term Secured Party shall oppose or seek to challenge any claim by the ABL Agent or any ABL Secured Party for allowance in any Insolvency Proceeding of ABL Obligations consisting of post petition interest, fees or expenses to the extent of the value of the Lien on the Collateral securing any ABL Secured Party’s claim, without regard to the existence of the Lien of the Term Agents on behalf of the Term Secured Parties on the ABL Priority Collateral (but after taking into account the Lien of the Term Agents on the Term Priority Collateral).

(b)           Neither the ABL Agent nor any other ABL Secured Party shall oppose or seek to challenge any claim by any Term Agent or any Term Secured Party for allowance in any Insolvency Proceeding of Term Obligations consisting of post petition interest, fees or expenses to the extent of the value of the Lien on the Collateral securing any Term Secured Party’s claim, without regard to the existence of the Lien of any ABL Agent on behalf of the ABL Secured Parties on the Term Priority Collateral (but after taking into account the Lien of the ABL Agent on the ABL Priority Collateral).

ARTICLE 7
MISCELLANEOUS

Section 7.1     Rights of Subrogation. Each Term Agent, for and on behalf of itself and the Term Secured Parties represented by it, agrees that no payment to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle any Term Agent or any Term Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Controlling Term Agent may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to the Term Agents or any Term Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Obligations shall have occurred. Following the Discharge of Term Obligations, the Term Agents agree to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Obligations resulting from payments to the relevant Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the relevant Term Agent are paid by such Person upon request for payment thereof.

Section 7.2     Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Agent or the Term Agents to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3     Representations. Each Term Agent represents and warrants to the ABL Agent that it has the requisite power and authority under the Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the relevant Term Secured Parties and that this Agreement shall be binding obligations of such Term Agent and such Term Secured Parties enforceable against such Term Agent and the respective Term Secured Parties in accordance with its terms. The ABL Agent represents and warrants to the Term Agents that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties and that this Agreement shall be binding obligations of the ABL Agent and the ABL Secured Parties, enforceable against the ABL Agent and the ABL Secured Parties in accordance with its terms.

Section 7.4     Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by each Term Agent, the ABL Agent and the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the consent of the Borrower to any such amendment or waiver of, or consent to departure from, any provision of this Agreement shall only be required if the provisions of such amendment, waiver or consent materially and adversely impact the rights or obligations of any Credit Party under the ABL Documents or the Term Documents; provided, further, that the Borrower shall be given notice of any amendment or waiver of, or consent to departure from, any provision of this Agreement promptly after effectiveness thereof. Notwithstanding the foregoing, without the consent of any ABL Secured Party, any Person may become a party hereto by execution and delivery of a joinder agreement in accordance with Section 7.20 of this Agreement and upon such execution and delivery, such Person and the “Secured Parties” and Term Obligations for which such Person is acting shall be subject to the terms hereof.

Section 7.5      Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, emailed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy, upon delivery of an email or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent: Bank of America, N.A.

Four Penn Center

1600 JFK Blvd.

Philadelphia, PA 19103

Attention:        Christy Bowen

Email:Christy.kuklinski@baml.com

Facsimile:        267 675 0175

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
Attention:        John (JW) Perry
Telephone:     (212) 450 4949
Facsimile:       (212) 701 5949
Email:john.perry@davispolk.com

First Lien Term Agent: Bank of America, N.A.
135 S. LaSalle Street
Mail Code: IL4 135 09 61
Attention:        Denise Jones
Email:denise.j.jones@baml.com
Telephone:      312.828.1846
Facsimile:         877.206.8413

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
Attention:        John (JW) Perry
Telephone:     (212) 450 4949
Facsimile:       (212) 701 5949
Email:john.perry@davispolk.com

Second Lien Term Agent: Bank of America, N.A.
135 S. LaSalle Street
Mail Code: IL4 135 09 61
Attention:        Denise Jones
Email:denise.j.jones@baml.com
Telephone:      312.828.1846
Facsimile:         877.206.8413

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
Attention:        John (JW) Perry
Telephone:    (212) 450 4949
Facsimile:       (212) 701 5949
Email:john.perry@davispolk.com

The Borrower or any other Credit Party: to such Credit Party in the care of the Borrower at:

620 Division Street
Elizabeth, New Jersey 07207
Attention:        Co Chairman of the Board
Facsimile:       (908) 351 4492
Email:rdavis@hayward.com

with a copy (which will not constitute notice) to:

c/o CCMP Capital Advisors, LLC
277 Park Avenue, 37th Floor
New York, New York 10172
Attention:        Richard Jansen, Esq.
Fax No.:          (212) 599 3481
Email:richard.jansen@ccmpcapital.com

and

c/o MSD Partners, L.P.
645 Fifth Avenue, 21st Floor
New York, New York 10022
Attention:        Marcello Liguori
Fax No.:          (212) 303 1772
Email:mliguori@msdcapital.com

and

c/o Alberta Investment Management Corporation
First Canadian Place
100 King Street West
Suite 5120, P.O. Box 51
Toronto, Ontario M5X 1B1, Canada
Attention:        Jason Peters

and

c/o Alberta Investment Management Corporation
1100 – 10830 Jasper Avenue
Edmonton, Alberta T5J 2B3, Canada
Attention:        Christina Luison

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:        Jay Kim
Fax No.:           (212) 497 3626
Email:jay.kim@ropesgray.com

and

Dechert LLP
2929 Arch Street
Philadelphia, Pennsylvania 19104
Attention:        Geraldine Sinatra and Eric Siegel
Fax No.:          (215) 994 2222
Email:geraldine.sinatra@dechert.com
eric.siegel@dechert.com

and

Torys LLP
The Grace Building
1114 Avenue of the Americas
New York, New York 10036
Attention:        Jared Fontaine
Fax No.:          (212) 682 0200
Email:jfontaine@torys.com

Section 7.6       No Waiver; Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7       Continuing Agreement; Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the earlier of the Discharge of ABL Obligations or the Discharge of Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Except as set forth in Section 7.4 hereof, nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit Party shall include any Credit Party as debtor in possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, any Term Agent, or any Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the Term Obligations in accordance with the ABL Credit Agreement or the Term Credit Agreement, in each case, as applicable, to any other Person (in each case, except as otherwise provided in such ABL Credit Agreement or such Term Credit Agreement, as applicable), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, any Term Agent, any ABL Secured Party, or any Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the Term Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8       GOVERNING LAW; ENTIRE AGREEMENT. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9       Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (in .pdf or similar format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.10    No Third Party Beneficiaries. This Agreement is solely for the benefit of the ABL Agent, ABL Secured Parties, Term Agents and Term Secured Parties, the Borrower and the other Credit Parties. Except as set forth in Section 7.4 hereof, no other Person shall be deemed to be a third party beneficiary of this Agreement.

Section 7.11    Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.12    Severability. To the extent permitted by law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 7.13    Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.14     VENUE; JURY TRIAL WAIVER.

(a)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION (SUBJECT TO THE LAST SENTENCE OF THIS PARAGRAPH (a)) OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(b)       EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION 7.14. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c)       TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 7.5.

(d)       EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)       EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE

EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14.

Section 7.15     Intercreditor Agreement. This Agreement is the “ABL Intercreditor Agreement” referred to in the ABL Credit Agreement and this Agreement is the “ABL Intercreditor Agreement” referred to in the Term Credit Agreements. Nothing in this Agreement shall be deemed to subordinate the obligations due to (i) any ABL Secured Party to the obligations due to any Term Secured Party or (ii) any Term Secured Party to the obligations due to any ABL Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness. Nothing in this Agreement shall be deemed to modify the rights, remedies and obligations as between the First Lien Term Agent and the First Lien Secured Parties, on the one hand, and the Second Lien Term Agent and the Second Lien Term Secured Parties, on the other hand, as set forth in the Term Loan Intercreditor Agreement. Nothing in this Agreement shall be deemed to modify the rights, remedies and obligations as among the First Lien Secured Parties set forth in any Pari Passu Intercreditor Agreement (as defined in the First Lien Term Credit Agreement). Nothing in this Agreement shall be deemed to modify the rights, remedies and obligations as among the Second Lien Secured Parties set forth in any Pari Passu Intercreditor Agreement (as defined in the Second Lien Term Credit Agreement).

Section 7.16     No Warranties or Liability. Each Term Agent and the ABL Agent acknowledge and agree that none have made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Term Document. Except as otherwise provided in this Agreement, the Term Agents and the ABL Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.17     Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Term Document, the provisions of this Agreement shall govern.

Section 7.18     Costs and Expenses. All costs and expenses incurred by the Term Agent and the ABL Agent, including, without limitation pursuant to Section 4.1(e), hereunder shall be reimbursed by the Borrower and the other Credit Parties as provided in Section 9.03 of the Term Credit Agreements (or any similar provision) and Section 9.03 (or any similar provision) of the ABL Credit Agreement.

Section 7.19     Information Concerning Financial Condition of the Credit Parties. Each of the Term Agents and the ABL Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Obligations. Each Term Agent and the ABL Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event any Term Agent or the ABL Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to such other party or any other party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, (b) it makes no representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein, and (c) the Party receiving such information hereby agrees to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities, and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.

Section 7.20     Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of each of the then extant ABL Documents and Term Documents, the Credit Parties may incur or issue and sell one or more series or classes of Term Obligations. Any such additional class or series of Term Obligations (the “Term Class Debt”) may be secured by (i) a junior priority, subordinated Lien on ABL Priority Collateral, (ii) a Lien on Term Priority Collateral that is pari passu with, or junior in priority to, the Lien securing the then outstanding First Lien Term Obligations and (iii) a Lien on Term Priority Collateral that is senior to, pari passu with, or junior in priority to, the Lien securing the then outstanding Second Lien Term Obligations, in each case under and pursuant to the relevant Term Collateral Documents for such Term Class Debt, if and subject to the condition that the representative or agent of any such Term Class Debt (each, a “Term Class Debt Representative”), acting on behalf of the holders of such Term Class Debt (such representative or agent and holders in respect of any Term Class Debt being referred to as the “Term Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (a) through (c), as applicable of this Section 7.20. In order for a Term Class Debt Representative to become a party to this Agreement:

(a)       such Term Class Debt Representative shall have executed and delivered a joinder agreement pursuant to which it becomes a “Term Agent” hereunder, and the Term Class Debt in respect of which such Term Class Debt Representative is the Term Agent and the related Term Class Debt Parties become subject hereto and bound hereby, and specifying whether the Term Class Debt in respect of which such Term Class Debt Representative is the Term Agent constitutes First Lien Term Obligations or Second Lien Term Obligations;

(b)       the Borrower shall have delivered to the ABL Agent and the Controlling Term Agent an officer’s certificate stating that the conditions set forth in this Section 7.20 are satisfied (or waived in accordance with the terms of the ABL Documents and Term Documents) with respect to such Term Class Debt and, if requested, true and complete copies of each of the material Term Documents, relating to such Term Class Debt, certified as being true and correct in all material respects by an Responsible Officer (as defined in the ABL Credit Agreement) of the Borrower; and

(c)       the Term Debt Documents relating to such Term Class Debt shall provide that each Term Class Debt Party with respect to such Term Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Term Class Debt.

Section 7.21     Additional Credit Parties. The Borrower and each other Credit Party agrees that if, after the date hereof, any Subsidiary of the Borrower becomes a party to (a) any ABL Credit Agreement or any ABL Guaranty (in each case, other than any ABL Exclusive Credit Party) or (b) any Term Credit Agreement or any Term Guaranty (in each case, other than any Term Exclusive Credit Party), it will promptly cause such Subsidiary to become party hereto by such Subsidiary executing and delivering an instrument in a form reasonably acceptable to each of the ABL Agent and the Term Agents and the Borrower. Upon such execution and delivery, such Subsidiary will become a Credit Party hereunder with the same force and effect as if originally named as a Credit Party herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder. The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any new Credit Party as a party to this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Term Agents, in each case, for and on behalf of itself and the Term Secured Parties represented by such Term Agent, have caused this Agreement to be duly executed and delivered as of the date first above written.

BANK OF AMERICA, N.A.,
in its capacity as the ABL Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
in its capacity as the First Lien Term Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
in its capacity as the Second Lien Term Agent
By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

ACKNOWLEDGEMENT

The Borrower and each Credit Party hereby acknowledges that it has received a copy of this Agreement as in effect on the date hereof and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Agents, and the Term Secured Parties (including pursuant to Section 7.18 hereof) and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof. The Borrower and each Credit Party further acknowledge and agree that (i) as between the ABL Secured Parties, the Borrower and the other Credit Parties, the ABL Documents remain in full force and effect as written and are in no way modified hereby, and (ii) as between the Term Secured Parties, the Borrower and the other Credit Parties, the Term Documents remain in full force and effect as written and are in no way modified hereby.

Without limiting the foregoing or any rights or remedies the Borrower and the other Credit Parties may have, Holdings, the Borrower and the other Credit Parties consent to the performance by each Term Agent of the obligations set forth in Section 3.6 of this Agreement, waive the provisions of Section 9 615(a) of the UCC (or similar provisions under any other applicable law) in connection with the application of proceeds of Collateral in accordance with the provisions of this Agreement, and acknowledge and agree that neither any Term Agent nor any other Term Secured Party shall ever be accountable or liable for any action taken or omitted by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other Intellectual Property by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Credit Parties as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns pursuant to, and in accordance with, Section 3.6 of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CREDIT PARTIES:

HAYWARD INTERMEDIATE, INC., as Holdings

By:
Name:
Title:

HAYWARD ACQUISITION CORP.,
as the Initial Borrower

By:
Name:
Title:

HAYWARD INDUSTRIES, INC.,
as the Borrower

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

HAYWARD INDUSTRIAL PRODUCTS, INC.

By:
Name:
Title:

GOLDLINE PROPERTIES LLC,

By:
Name:
Title:

HAYWARD/WRIGHT AUSTIN, INC.,

By:
Name:
Title:

WEBSTER PUMPS, INC.,

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]